Exhibit 10.1
EXECUTION VERSION
CREDIT AGREEMENT
DATED AS OF MAY 17, 2010
AMONG
VENETIAN ORIENT LIMITED,
as the Borrower,
THE LENDERS LISTED HEREIN,
as Lenders,
GOLDMAN SACHS LENDING PARTNERS LLC,
BNP PARIBAS, HONG KONG BRANCH,
CITIBANK, N.A., CITIGROUP GLOBAL MARKETS ASIA LIMITED, CITICORP
FINANCIAL SERVICES LIMITED, CITIBANK, N.A., HONG KONG BRANCH,
UBS AG HONG KONG BRANCH, and
BARCLAYS CAPITAL (THE INVESTMENT BANKING DIVISION OF BARCLAYS
BANK PLC),
as Global Coordinators, Co-Syndication Agents and Bookrunners,
BANK OF CHINA LIMITED, MACAU BRANCH and
INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED,
as Global Coordinators and Bookrunners,
BANCO NACIONAL ULTRAMARINO, S.A.,
DBS BANK LTD. and
OVERSEA-CHINESE BANKING CORPORATION LIMITED,
as Mandated Lead Arrangers and Bookrunners,
and
THE BANK OF NOVA SCOTIA,
as Administrative Agent

i

(Continued)

(Continued)

(Continued)

(Continued)

v

(Continued)

SCHEDULES

1A	Closing FX Rates
2.1	Lenders’ Commitments, Pro Rata Shares, Notice Information
4.1B(xii)(g)	Permits
5.1A	Jurisdiction of Organizations
5.1C	Form and Ownership of the Borrower
5.1D	Subsidiaries of the Borrower
5.2	Governmental Consents
5.5	Property and Material Leases
5.6	Litigation
5.7	Taxes
5.8	Material Contracts
5.11	Employee Benefit Plans
5.12	Fees & Commissions
5.13	Environmental Matters
5.16B	Required Recordations
5.23	Excluded Subsidiary Assets
7.1	Existing Indebtedness
7.2	Liens Existing on the Closing Date
7.3	Investments Existing on the Closing Date
7.7	Leases Existing on the Closing Date
7.10	Affiliate Transactions
7.10(i)	Exchange Rate Determination
9.7	Administrative Agent’s Disbursement Discretion
10.9	Addresses for Notices

EXHIBITS

A-1	[RESERVED]
A-2	Form of TLF I Note
A-3	Form of TLF II Note
A-4	Form of Revolving Note
A-5	Form of Swing Line Note

B-1	Form of Borrowing Notice
B-2	Form of Issuance Notice
B-3	Form of Conversion/Continuation Notice

C-1	Form of Borrower Initial Borrowing Date Certificate
C-2	Form of Compliance Certificate
C-3	Form of Financial Condition Certificate (Borrower)
C-4	Form of Financial Condition Certificate (Sponsor)
C-5	Form of Borrower Closing Date Certificate

D-1	Form of Assignment Agreement
D-2	Form of Joinder Agreement

E-1	Form of Floating Charge
E-2	Form of Security Agreement
E-3-I	Form of Macau Disbursement Collateral Account Agreement (Borrower)
E-3-II	Form of Macau Operating Collateral Account Agreement (Each Loan Party)
E-4	Form of US Collateral Account Agreement
E-5	Form of Pledge Over Intellectual Property
E-6	Form of Mortgage
E-7	Form of Pledge Over Gaming Equipment and Utensils
E-8	Form of Assignment of Insurances
E-9	Form of Assignment of Reinsurances
E-10	Form of Assignment of Rights
E-11	[RESERVED]
E-12	Form of Livrança
E-13	Form of Livrança Side Letter
E-14	Form of Power of Attorney
E-15-I	Form of Hong Kong Disbursement Collateral Account Agreement (Borrower)
E-15-II	Form of Hong Kong Operating Collateral Account Agreement (Each Loan Party)
E-16	Form of VML/VOL Intercreditor Agreement
E-17	Form of Gaming Facilities Agreement
E-18	Form of Gaming Account Agreement

F	Form of Guaranty

G	Form of Subordination Agreement

H-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
H-2	Form of Opinion of Sa Carneiro & Pinheiro Torres
H-3	Form of Opinion of Allen & Overy LLP
H-4	Form of Opinion of Walkers

I	Form of Depository Agreement
J	Form of IP License

K-1	Form of Project Budget
K-2	Form of Project Schedule
K-3	Form of Project Sources and Uses Schedule

L-1	Form of Construction Consultant’s Closing Date Certificate
L-2	Form of Construction Consultant’s Initial Borrowing Date Certificate
L-3	Form of Insurance Advisor’s Initial Borrowing Date Certificate
L-4	Form of Contract Amendment Certificate
L-5	Form of Realized Savings Certificate
L-6	Form of Project Budget/Schedule Amendment Certificate
L-7	Form of Additional Construction Contract Certificate

M	Form of Sponsor Agreement
N	Form of Collateral Agency Agreement
O	Insurance Requirements
P	Cotai Plan
Q	Schedule of Security Filings
R	Form of Subordination and Non-Disturbance Agreement
S	Outline of Auction Mechanics
T	Form of Auction Certificate

U-1	Form of Unconditional Release
U-2	Form of Conditional Release

V-1	Anticipated Cost Reports
V-2	Summary Anticipated Cost Reports

W-1	Form of Borrower’s Completion Certificate
W-2	Form of Construction Consultant’s Completion Certificate
W-3	Form of Certifying Architect’s Completion Certificate
W-4	Form of Contractor’s Completion Certificate
W-5	Form of Borrower’s Final Completion Certificate
W-6	Form of Construction Consultant’s Final Completion Certificate
W-7	Form of Certifying Architect’s Final Completion Certificate
W-8	Form of Contractor’s Final Completion Certificate
W-9	Form of Borrower’s Opening Day Certificate (including Insurance Adviser and insurance broker certificates)
W-10	Form of Construction Consultant’s Opening Day Certificate

X-1	Description of FF&E Component for the Project
X-2	List of Eligible FF&E Equipment

Y	List of Plans and Specifications for the Project
Z	Safe Harbor Scope Change

x

CREDIT AGREEMENT
This CREDIT AGREEMENT is dated as of May 17, 2010 and entered into by and among VENETIAN ORIENT LIMITED, a Macau corporation (the “Borrower”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as the “Lenders”), THE BANK OF NOVA SCOTIA (“SCOTIA CAPITAL”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), BNP PARIBAS, HONG KONG BRANCH (“BNP”), CITIBANK, N.A. (“CNA”), CITIGROUP GLOBAL MARKETS ASIA LIMITED (“CGM”), CITICORP FINANCIAL SERVICES LIMITED (“CFSL”) and CITIBANK, N.A., HONG KONG BRANCH (together with CNA, CGM and CFSL, “Citi”), UBS AG HONG KONG BRANCH (“UBS”), BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS PLC (“Barclays”), BANK OF CHINA LIMITED, MACAU BRANCH (“BOC”) and INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED (“ICBC”) as Global Coordinators and Bookrunners (in such capacity, the “Global Coordinators”) and, with the exception of BOC and ICBC, as co-syndication agents for the Lenders (in such capacity, the “Co-Syndication Agents”), and BANCO NACIONAL ULTRAMARINO, S.A. (“BNU”), DBS BANK LTD. (“DBS”) and OVERSEA-CHINESE BANKING CORPORATION LIMITED (“OCBC”), as Mandated Lead Arrangers and Bookrunners (in such capacity, the “Mandated Lead Arrangers”, and together with the Global Coordinators, the “Arrangers”).
R E C I T A L S
WHEREAS, the Borrower intends to design, develop, construct and own the Project on land leased from Macau SAR pursuant to the Land Concession Contract;
WHEREAS, the Borrower intends to operate, maintain and manage the Projects, other than (a) the Casino Facilities, which will be operated, maintained and managed by the Company pursuant to the Gaming Facilities Agreement, (b) the Shangri-La Hotel and the Traders Hotel, which the Borrower intends that Shangri-La International Hotel Management Limited (or an Affiliate thereof) will operate, maintain and manage pursuant to the Shangri-La Management Agreement and the Traders Management Agreement, respectively, and (c) the Sheraton Hotel, which the Borrower intends that Sheraton Overseas Management Co. (or an Affiliate thereof) will operate, maintain and manage pursuant to the Sheraton Management Agreement;
WHEREAS, the Borrower desires to enter into this Agreement in order to provide the Borrower with the Facilities such that the proceeds thereof can be utilized in accordance with and subject to the conditions set forth herein to (a) pay fees and expenses incurred in connection with the establishment of this Agreement and the other transactions related hereto, (b) pay certain intercompany indebtedness with proceeds from the first Advance, (c) finance Non-Casino Project Costs, (d) finance all or a portion of the land concession payments under the Land Concession Contract and certain other land concession payments, and (e) provide funds for working capital and general corporate purposes of the Loan Parties;

WHEREAS, the Borrower desires that the Lenders and the Issuing Lenders extend the senior secured credit facilities described herein on the terms and conditions set forth herein for the purposes set forth herein; and
WHEREAS, the Lenders and the Issuing Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrower and issue (or participate in) Letters of Credit.
NOW, THEREFORE, the parties hereto agree as follows:
Section 1. Definitions.
1.1 Certain Defined Terms.
The following terms used in this Agreement shall have the following meanings:
“Abandon” means to cease all or substantially all site construction activities with respect to the Project for a period of ninety (90) consecutive days after such construction has started and before the Final Completion Date for both Phases; provided that such cessation is not due to the occurrence of an Event of Force Majeure.
“Accounts” is defined in the Depository Agreement.
“Active Phases” means Phase 1 and Phase 2; provided, however, that “Active Phase” shall not include any particular Phase from and after the Final Completion Date of such Phase.
“Additional Construction Contract Certificate” means an Additional Construction Contract Certificate substantially in the form of Exhibit L-7.
“Adjusted Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (and rounding upwards, if necessary, to the nearest 1/100 of 1%) (a) (i) the rate per annum as published by Reuters as the British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period, (ii) if for any reason such rate does not appear on such service or such service shall not be available, the term “Adjusted Eurodollar Rate” shall mean the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays the British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two London Business Days prior to the first day of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the arithmetic mean of the rates per annum (rounded to the nearest 1/100 of 1%) (as supplied to the Administrative Agent at its request) quoted by the Reference Banks to leading banks in the London interbank market for deposits in Dollars (for delivery on the first day of the relevant period) with maturities comparable to such period as of approximately 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period (provided that if any Reference Bank does not notify such a rate to the Administrative Agent for any relevant period, the Adjusted Eurodollar Rate for such period shall be determined on the basis of the rates notified by the other Reference Banks so long as there is at least one Reference Bank providing such a rate), by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. At the Borrower’s request, the Administrative Agent will provide the Borrower with identifying information with respect to the page, service or quotations so employed.

“Administrative Agent” is defined in the preamble and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.
“Administrative Agent’s Fee Letter” means the fee letter, dated as of May 14, 2010, between the Administrative Agent and the Borrower.
“Advance” is defined in the Depository Agreement.
“Advance Request” is defined in the Depository Agreement.
“Affected Lender” is defined in subsection 2.6C.
“Affected Loans” is defined in subsection 2.6C.
“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering, any Pension Plan). With respect to any Lender, Approved Fund, or Issuing Lender, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that so long as no other Person or group of Persons beneficially owns a majority of voting securities of such Person, the beneficial owner of 20% or more of the voting Securities of a Person shall be deemed to have control.
“Agent” means, individually, each of the Administrative Agent, each Co-Syndication Agent, the Collateral Agent, the Depository Agent and each Arranger, and “Agents” means the Administrative Agent, the Co-Syndication Agents, the Collateral Agent, the Depository Agent and the Arrangers, collectively.
“Aggregate Amounts Due” is defined in subsection 10.5.
“Agreement” means, on any date, this Credit Agreement dated as of the date referred to in the preamble and as it may thereafter be amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“AH Transfer” is defined in subsection 7.10(xx).
“Alternate HK Dollar Rate” means, with respect to any period, the displayed HK Dollar Interest Settlement Rates appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen RDF HKABHIBOR Page with respect to overnight HK Dollar transactions, as published by Reuters as the Hong Kong Association of Banks Interest Settlement Rate for overnight deposits in HK Dollars, for each day (or, if such day is not a Business Day, for the next preceding Business Day) during such period.
“Anticipated Completion Date” means, with respect to Phase 1, September 1, 2012, and with respect to Phase 2, April 1, 2013; in each case, as the same may from time to time be adjusted pursuant to subsection 7.19.
“Anticipated Cost Reports” means each of the anticipated costs reports in the forms of Exhibit V-1 annexed hereto, which provides, for each Line Item Category relating to each Phase, the detailed supporting information broken down by Line Item.
“Anticipated Earnings” means, at any time, with respect to each Account (other than the General Disbursement Account), the amount of investment income which the Borrower reasonably determines will accrue on the funds in each such Account through the anticipated Project Final Completion Date, taking into account the current and future anticipated rates of return on Permitted Investments in each such Account and the anticipated times and amounts of Advances from each such Account for the payment of Project Costs.
“Anticipated Monthly Project Costs” means the aggregate amount of Project Costs anticipated to be incurred by the Loan Parties in each calendar month from the Closing Date through and including the Project Final Completion Date.
“Anticipated Opening Date” means, with respect to Phase 1, September 30, 2011, with respect to Phase 2, February 29, 2012; in each case, as the same may from time to time be adjusted pursuant to subsection 7.19.
“Anticipated Substantial Operations Date” means June 1, 2012, as the same may from time to time be adjusted pursuant to subsection 7.19.
“Applicable Accounting Standards” means, with respect to the Borrower or any other Loan Party, GAAP.
“Applicable Margin” means, subject to increases pursuant to subsection 2.9, 4.50% per annum.
“Applicable Threshold Price” means with respect to any Purchase Offer, the lowest calculated purchase price (as calculated by the Auction Manager in consultation with the Eligible Affiliate Purchaser) for the Term Loans, for such Purchase Offer that will allow an Eligible Affiliate Purchaser to purchase the relevant Maximum Offer Amount at prices not greater than the applicable Maximum Purchase Price nor less than the applicable Minimum Purchase Price (as such terms are defined in the applicable Offer Documents in respect of such Purchase Offer) per $1,000 stated principal amount for such Term Loans.

“Applied Amount” is defined in subsection 2.4B(iv)(b).
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party or the Sponsor provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Arrangers, Agents, Lenders or Issuing Lenders by means of electronic communications pursuant to Section 10.9B.
“Approved Fund” means (i) a fund, trust or other entity that invests in bank loans or (ii) relative to any Lender, any other fund, trust or other entity that invests in bank loans in the ordinary course of business and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Architectural Services Agreements” means (a) the Lead Consultant’s Agreement to be entered into prior to the Initial Borrowing Date between the Borrower and Aedas (Macau) Limited and (b) with respect to any Active Phase, any agreement relating to the provision of architectural or design services for such Phase entered into by any Loan Party, which in the reasonable opinion of the Administrative Agent (acting in consultation with the Construction Consultant) is material.
“Arrangers” is defined in the preamble.
“Asset Sale” means the sale by any Loan Party to any Person of (a) any of the stock of any of such Person’s direct Subsidiaries, (b) substantially all of the assets of any division or line of business of any Loan Party, or (c) any other assets (whether tangible or intangible) of any Loan Party (other than (i) inventory or goods sold in the ordinary course of business; (ii) sales, transfers or other dispositions permitted by subsections 7.7 (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xiv), or (xvii); or (iii) any other assets to the extent that the aggregate fair market value of such assets sold by all Loan Parties during any Fiscal Year is less than or equal to $5,000,000).
“Asset Sales Proceeds Sub-Account” is defined in the Depository Agreement.
“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit D-1 annexed hereto, and solely for the purposes of assignments to any Eligible Affiliate Purchaser pursuant to and in accordance with subsection 10.1I, an Auction Assignment Agreement.
“Assignment Effective Date” is defined in subsection 10.1B(ii).
“Assignment of Insurances” means each Assignment of Insurances, substantially in the form of Exhibit E-8, executed by any Loan Party in favor of the Collateral Agent.
“Assignment of Reinsurances” means each Assignment of Reinsurances, substantially in the form of Exhibit E-9, executed by any Loan Party in favor of the Collateral Agent.
“Assignment of Rights” means each Assignment of Rights, substantially in the form of Exhibit E-10, executed by any Loan Party in favor of the Collateral Agent.

“Authorized Officer” means, relative to any Loan Party or the Sponsor, those of its officers, directors, attorneys, general partners or managing members (as applicable) or those of the officers of the general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuing Lenders pursuant to subsection 4.1A(i).
“Auction Assignment Agreement” means, with respect to any assignment by a Lender to an Eligible Affiliate Purchaser pursuant to subsection 10.1I, an Auction Assignment Agreement in the form reasonably acceptable to Borrower supplied by the Auction Manager to the Lenders at the time the applicable Offer Document is posted to the Lenders on IntraLinks/IntraAgency or another substantially equivalent website.
“Auction Certificate” is defined in subsection 10.1I(i).
“Auction Loan Purchase” means any purchase of any Term Loans by an Eligible Affiliate Purchaser, together with the simultaneous cancellation of such Term Loans, in each case pursuant to and in accordance with the terms of subsection 10.1I.
“Auction Manager” means, with respect to any Auction Loan Purchase pursuant to and in accordance with the terms and conditions of Section 10.1I, GSLP in its capacity as sub-agent and auction manager for Administrative Agent pursuant to subsection 9.2F.
“Auction Purchase Effective Date” is defined in subsection 10.1I(vi).
“Available Funds” means, from time to time, as of any determination date, the sum of (i) Projected Free Cash Flow Credit Amount (determined, if applicable, in accordance with the last sentence of subsection 6.21B); plus (ii) the aggregate of the amounts on deposit in the Borrower Equity Account, the Supplemental Equity Contribution Account, the Cash Management Account, the General Disbursement Account, the Asset Sales Proceeds Sub-Account, the Sales Deposit Account (but only to the extent such funds are not subject to refund for any reason (other than due to a Loan Party’s breach or failure to perform or satisfy a condition) and are otherwise available to the Loan Parties to be used for construction of the Project under the agreement governing such deposit and applicable Legal Requirements), the Local Currency Loans Accounts and all Anticipated Earnings thereon, plus (iii) to the extent that a Commitment Termination Event has not occurred or the Commitments have not otherwise been terminated in accordance with the terms of this Agreement, the aggregate of the unutilized available Commitments under the Facilities (to the extent permitted to be used to pay Non-Casino Project Costs), plus (iv) the aggregate of the amounts available to be drawn under all FF&E Facilities, including any binding commitment therefor (but not more than the aggregate amount of Remaining Costs set forth in column 11 of the Anticipated Cost Report for the FF&E Component for each Active Phase (as in effect from time to time)) and all other debt facilities then available to the Borrower pursuant to agreements then in existence in respect of Indebtedness permitted under subsections 7.1(ix), (xiv), (xv) and (xvi).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Barclays” is defined in the preamble.

“Base Capital Expenditures Amount” means, for each Fiscal Year or portion thereof (pro rated for the number of calendar days in such partial Fiscal Year) the amount set forth in the following chart:

	Each Fiscal Year	Base Capital Expenditures Amount
I	Prior to the Trigger Date	$50,000,000
II	Fiscal Year in which the Trigger Date occurs	$75,000,000
III	Each Fiscal Year after the year set forth in (II) above	$125,000,000
provided that (a) in respect of the Fiscal Year in which the Trigger Date occurs, the “Base Capital Expenditures Amount” for such Fiscal Year shall be the sum of (i) $50,000,000 multiplied by a fraction, the numerator of which is the number of calendar months elapsed in such Fiscal Year up to but excluding the month in which the Trigger Date occurs, and the denominator of which is 12, plus (ii) $75,000,000 multiplied by a fraction, the numerator of which is the number of months in such Fiscal Year (including the month in which the Trigger Date occurs) until the end of such Fiscal Year, and the denominator of which is 12, and (b) for every $100,000,000, in the aggregate, of New Term Loans and/or New Revolving Commitments entered into pursuant to Section 2.9, each of the dollar amounts set forth on the chart above shall automatically increase by $10,000,000.
“Base Case Model” is defined in subsection 4.1A(viii).
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (c) the rate which is 1% in excess of the Adjusted Eurodollar Rate for a one-month Interest Period.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.
“BNP” is defined in the preamble.
“BNU” is defined in the preamble.
“BOC” is defined in the preamble.
“Borrower” is defined in the preamble.
“Borrower Equity Account” is defined in the Depository Agreement.
“Borrowing Notice” means a notice substantially in the form of Exhibit B-1 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.
“Building Department” means the Land Public Works and Transportation Bureau of Macau SAR.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day (it being understood that where the context is unclear, such day shall be determined based on Eastern time) excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, Singapore, Macau SAR or Hong Kong SAR, or is a day on which banking institutions located in any such state or such special administrative region are authorized or required by law or other governmental action to close, (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (c) with respect to all notices, determinations, fundings and payments in connection with the HIBOR Rate or any HIBOR Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in HK Dollar deposits in the Hong Kong interbank market.
“Cage Cash” means, from and after the Opening Date of Phase 1, amounts held in cash at the Site for the Casino Facilities in connection with and necessary for the ordinary course operations of the Casino Facilities as reasonably certified by the Borrower, which amount shall not exceed $40,000,000; provided that the foregoing limit may be increased (x) as and to the extent required by Legal Requirement or (y) with the consent of the Administrative Agent (such consent not to be unreasonably withheld) either (1) concurrently with any increase in the size of gaming areas or number of tables within Phase 1 and, if the Opening Date of Phase 2 has occurred, Phase 2 or (2) whenever the Borrower believes in good faith that such increase is necessary for its prudent commercial operations.
“Capital Lease” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with Applicable Accounting Standards, is accounted for as a capital lease on the balance sheet of that Person. For purposes of this Agreement and each other Loan Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with Applicable Accounting Standards, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
“Cash” means money, currency or a credit balance (in each case denominated in Dollars) in a Deposit Account.

“Cash Equivalents” means (a) Dollars, HK Dollars and Patacas, (b) (i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent with a “stable” outlook by S&P or Moody’s (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency, (vii) obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with, as of the January 31 or June 30 next preceding any date of determination, a “stable” outlook by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency (provided that if a guarantor is a party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor), (B) providing that monies invested shall be payable to the Administrative Agent without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days’ notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Administrative Agent (which demand shall only be made at the direction of the Borrower) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2,” “A-1” or “P-1” or the equivalent with a “stable” outlook by any Rating Agency, provided that in each case of clauses (i) through (x), such investments are denominated in Dollars, HK Dollars or Macau Patacas, as applicable, and maturing not more than 13 months from the date of acquisition thereof; (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency; (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent with a “stable” outlook by any Rating Agency; or (e) short-term investments denominated in HK Dollars or Macau Patacas approved by the Administrative Agent in its reasonable discretion.

“Cash Management Account” is defined in the Depository Agreement.
“Casino Facilities” means all casino and gaming space located within the Site and associated gaming machines, utensils and equipment (including the Gaming Assets).
“Certifying Architects” means (a) the Regulatory Consultant and Aedas (Macau) Limited, or (b) any other architect or designer which, in the reasonable opinion of the Administrative Agent (acting in consultation with the Construction Consultant), shall be designing a significant portion of any Active Phase pursuant to an Architectural Services Agreement.
“Certifying Consultants” means, collectively, the Construction Consultant, the Certifying Architects, Certifying Contractors and the Cost Consultant.
“Certifying Contractor” means, with respect to any Active Phase, each Contractor which, in the reasonable opinion of the Administrative Agent (acting in consultation with the Construction Consultant), shall be constructing a significant portion of such Phase.
“Change of Control” means (i) any sale, pledge or other transfer of Securities whereby (a) Parent and/or its Affiliates cease to own, directly or indirectly, in the aggregate at least 35% of the voting Securities of the Sponsor, (b) the Sponsor ceases to own (either directly or indirectly) at least 50.1% of the common equity interests of the Borrower; or (c) the Borrower ceases to own directly or indirectly 100% of the equity Securities of each Restricted Subsidiary (subject to applicable usufruct agreements and mandatory minority shareholder requirements in accordance with Legal Requirements of Macau SAR); or (ii) a “Change of Control” (or similar term), as defined in any other instrument evidencing Indebtedness of any Loan Party or any of their respective Restricted Subsidiaries or the Sponsor in excess of $75,000,000, shall occur.
“Citi” is defined in the preamble.
“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having TLF I Exposure, (b) Lenders having TLF II Exposure, (c) Lenders having Revolving Exposure (including the Swing Line Lender), and (d) Lenders having New Term Loan Exposure of each applicable Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) TLF I Loans, (b) TLF II Loans, (c) Revolving Loans (including Swing Line Loans), and (d) each Series of New Term Loans.
“Closing Borrower Equity Contribution” means all cash available to the Borrower on the Initial Borrowing Date prior to the funding of any Loans or issuance of any Letters of Credit hereunder.

“Closing Date” means the date on which all conditions set forth in Section 4.1A have been satisfied or waived.
“Closing Date Certificate” means a certificate delivered by an authorized officer of the Borrower on the Closing Date, substantially in the form of Exhibit C-5.
“Closing FX Rates” means the Exchange Rates for Dollars, HK Dollars and Patacas set forth on Schedule 1A utilized to determine the initial Revolving Loan Commitment, TLF I Commitment and TLF II Commitment of the Revolving Loan HK Dollar Lenders, the Revolving Loan Pataca Lenders, the TLF I HK Dollar Lenders, the TLF I Pataca Lenders, the TLF II HK Dollar Lenders and the TLF II Pataca Lenders.
“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
“Collateral” means all real and personal property which is subject or is intended to become subject to the security interests or Liens granted by any of the Collateral Documents as security for the Obligations.
“Collateral Account Agreements” means the US Collateral Account Agreement, the Macau Collateral Account Agreements, the Hong Kong Collateral Account Agreements, and any other collateral account agreement or charge over accounts entered into after the Closing Date granting any one or more of the Secured Parties a security interest in any account.
“Collateral Agency Agreement” means the Collateral Agency Agreement among the Administrative Agent, the Collateral Agent and the Concession Guarantor, substantially in the form of Exhibit N.
“Collateral Agent” means BOC, in its capacity as Collateral Agent under the Collateral Agency Agreement, and any successor Collateral Agent appointed pursuant to the terms of the Collateral Agency Agreement.
“Collateral Agent’s Fee Letter” means the fee letter, dated as of May 17, 2010, between the Collateral Agent and the Borrower.
“Collateral Documents” means the Security Agreement, the US Collateral Account Agreement, the Foreign Security Agreements, any account control agreements entered into with the relevant Financial Institution pursuant to Section 5.14 of the Security Agreement or otherwise, and all other instruments or documents delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
“Commercial Letter of Credit” means any letter of credit, bank guaranty or similar instrument issued for the purpose of providing the financing payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any other Loan Party in the ordinary course of business of the Borrower or any other Loan Party.

“Commitment” means the commitment of a Lender to make Loans as set forth in subsection 2.1A or Section 2.9, and “Commitments” means such commitments of all Lenders in the aggregate.
“Commitment Termination Event” means (a) the occurrence of any Event of Default with regard to the Sponsor or any Loan Party described in subsection 8.6 or 8.7 or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Requisite Lenders, to the Borrower that the Commitments have been terminated.
“Company” means Venetian Macau Limited, a Macau corporation.
“Company Material Adverse Effect” means an event described in clause (c) (with respect to the Company’s obligations and liabilities under any Gaming Contract) or clause (d) of the definition of “Material Adverse Effect”.
“Completion” means, with respect to any Active Phase, that each of the following has occurred:
(a) the Opening Date for such Phase shall have occurred;
(b) the construction of such Phase and all infrastructure and other improvements required to be constructed shall have been completed (except for Project Punchlist Items for such Phase) substantially in accordance with the Final Plans and Specifications;
(c) all furnishings, fixtures and equipment necessary to use and occupy the various portions of such Phase (including the casino and all common areas) for their intended purposes shall have been installed and shall be operational;
(d) such Phase shall be served by, and shall be equipped to accept, water, gas, electric, sewer, sanitary sewer, storm drain and other facilities and utilities necessary for use of such Phase and each portion thereof for its intended purposes, which utility services are provided by public or private utilities over utility lines, pipes, wires and other facilities that run solely over public streets or private property (in the case of private property, pursuant to recorded easements);
(e) (1) an Occupancy Certificate for the entirety of such Phase shall have been issued (other than tower 6B in the case of Phase 1), (2) each other material Permit required to be obtained prior to opening and occupancy of such Phase shall have been obtained, and (3) all infrastructure and other improvements comprising part of such Phase required to be constructed under applicable Legal Requirements shall have been completed (except for Project Punchlist Items for such Phase);
(f) such Phase and the Plans and Specifications for such Phase are in material compliance with all applicable Legal Requirements (including, without limitation, all applicable building and zoning laws and ordinances) and applicable insurance requirements hereunder;

(g) the entirety of such Phase (other than the premises to be occupied by individual retail and restaurant tenants in such Phase) shall be open for business to the general public for its intended purposes; provided that in all events, a sufficient number of restaurant seats shall be open for business to support the general public’s use of such Phase for its intended purposes;
(h) (i) all Contractors and Subcontractors performing work or providing services or materials relating to such Phase have been paid in full for such work, services and materials and (ii) the Lien Release Parties (other than those performing engineering, design, advisory or consulting services or those providing and/or installing Eligible FF&E), have delivered unconditional releases in the form of Exhibit U-1 or, in the case of Phase 1 only, conditional releases in the form of Exhibit U-2, (or, in each case, another form reasonably satisfactory to the Administrative Agent) with respect to all such payments (other than, in the case of each of the forgoing clauses (i) and (ii), (A) Retainage Amounts and other amounts that, as of the Completion Date of such Phase, are being withheld from the Contractors and Subcontractors in accordance with the provisions of the Construction Contracts, (B) amounts being contested in good faith by appropriate proceedings in the maximum aggregate amount not to exceed $100,000,000 for all Active Phases so long as adequate reserves have been established through an allocation in the Anticipated Cost Report for all applicable Active Phases and in accordance with any requirements of this Agreement (including, without limitation, clause (iv) to the definition of “Permitted Liens”); and (C) amounts payable in respect of Project Punchlist Items relating to such Phase to the extent not covered by the foregoing clause (A)); provided, however, that (x) for purposes of determining whether such $100,000,000 limit referred to in clause (B) above has been exceeded, contested amounts relating to any Construction Contract that has been terminated (i) prior to the date hereof, to the extent that the reasonably expected aggregate settlement amount of such contested amounts under all such terminated contracts does not exceed the Pre-Closing Settlement Amount or (ii) without resulting in an Event of Default under subsection 8.12 hereof, shall not be counted; and (y) the Borrower shall not be required to provide such acknowledgements of payment and unconditional (or conditional, as applicable) releases from any Lien Release Parties with a value or contract price of less than $500,000 (subject to an aggregate limit of $100,000,000 for all Active Phases, after which acknowledgement and releases shall be provided from each Lien Release Party regardless of the value or contract price of the work, services or materials being performed or provided by such Person);
(i) for Project Punchlist Items relating to such Phase (except for Phase 1 with respect to clause (iv) below):
(i) a list of any remaining Project Punchlist Items shall have been delivered to the Construction Consultant and the Administrative Agent by the Borrower and approved by the Construction Consultant as a reasonable final punchlist (such approval not to be unreasonably withheld);
(ii) Completing any remaining Project Punchlist Items is not reasonably expected to take more than 120 days and will not materially interfere with or disrupt the operation of any Active Phase (including any Active Phase which has previously achieved Final Completion) for its intended purposes;

(iii) the failure to complete any remaining Project Punchlist Items will not materially interfere with or disrupt the operation of any Active Phase (including any Active Phase which has previously achieved Final Completion) for its intended purposes; and
(iv) the Project Punchlist Completion Amount for such Phase does not exceed three percent (3%) of the Hard Costs set forth in the Project Budget for such Phase;
(j) the Borrower and the Certifying Consultants other than the Cost Consultant shall have certified to the Administrative Agent and the Lenders, as and to the extent set forth in their respective Completion Certificates, that Completion of such Phase has been achieved; and
(k) the issuance of the “certificate of practical completion” for the last part of the “Works” (as defined in the applicable Construction Contracts relating to such Phase) for the last “Section” (as defined in each of the Construction Contracts relating to such Phase) of such Phase, in accordance with the applicable Construction Contracts for such Phase;
provided, however, the requirements set forth above shall not apply to the “build out” or “fit out” of any showroom, retail space or restaurant (provided that in all events, a sufficient number of restaurant seats shall be open for business to support the general public’s use of such Phase for its intended purposes).
“Completion Certificates” means, collectively, the Completion Certificates for an Active Phase in the form of Exhibit W-1 through W-4 annexed hereto to be delivered by the Borrower and the Certifying Consultants (other than the Cost Consultant for such Phase), respectively.
“Completion Date” means the date on which Completion of an Active Phase occurs.
“Completion Proceeds” is defined in subsection 2.4B(iii)(f).
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-2 annexed hereto delivered to the Administrative Agent and the Lenders by the Borrower pursuant to subsection 6.1(iii).
“Concession Guarantor” means BNU, in its capacity as guarantor pursuant to the Land Concession Guaranty regarding the Land Concession Contract.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) capitalized interest and non-cash interest to the extent deducted in calculating Consolidated Net Income, (d) provision for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income, (e) total depreciation expense, to the extent deducted in calculating Consolidated Net Income and total depreciation expense in respect of the Gaming Assets, (f) total amortization expense (including amortization of the land premium paid pursuant to the Land Concession Contract), to the extent deducted in calculating Consolidated Net Income, (g) total pre-opening and developmental expense, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on the Borrower’s financial statements, (h) non-recurring charges and expenses taken in such period, of up to $15,000,000 in the aggregate in any Fiscal Year, (i) non-cash items reducing Consolidated Net Income (including non-cash corporate expenses) and (j) Gaming Net Proceeds (to the extent earned by the Company in such period and actually received by the Borrower within such period or within 5 Business Days after the end of such period), less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Loan Parties in conformity with Applicable Accounting Standards; provided that, for purposes of determining compliance with the covenants set forth in section 7.6, the Consolidated Adjusted EBITDA attributable to the operation of the Project prior to the first anniversary of the first Quarterly Date following the Substantial Operations Date shall be calculated on the basis of the three full Fiscal Quarters following the Substantial Operations Date, multiplied by 4/3. Any equity contributions made by the Sponsor or any of its Affiliates (other than any Loan Party) to the Borrower (other than contributions which are Gaming Net Proceeds, which are covered by clause (j) of the preceding sentence) and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Borrower during any quarter and during a period of fifteen days following such quarter, may at the written election of the Borrower (and, to the extent the Depository Agreement is then in effect, the deposit of such amounts, to the extent consisting of cash equity contributions, into the Borrower Equity Account) be included in Consolidated Adjusted EBITDA for such quarter solely for purposes of calculations under subsection 7.6; provided that the Borrower may not include such cash equity contributions and proceeds in the calculation of Consolidated Adjusted EBITDA (a) if any Event of Default or Potential Event of Default has occurred and is continuing at the time such cash contribution is made (other than, during the 15-day period following the end of the relevant Fiscal Quarter, an Event of Default or Potential Event of Default caused by a breach of subsection 7.6), (b) in an amount in excess of the amount required to cause the Borrower to be in compliance with subsection 7.6, (c) more than twice in each four consecutive Fiscal Quarter period of the Borrower and (d) more than four times in the aggregate (any such cash equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”). Any loans repaid with any such cash contribution or proceeds in the same Fiscal Quarter or four-Fiscal-Quarter period, as the case may be, in which such cash contribution or proceeds is counted as Consolidated Adjusted EBITDA shall not be deemed to have been repaid for purposes of determining compliance with subsections 7.6A or 7.6B. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.

“Consolidated Capital Expenditures” means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower) by the Borrower and each other Loan Party during that period that, in conformity with Applicable Accounting Standards, are included in additions to “property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and each other Loan Party plus (b) to the extent not covered by clause (a) of this definition, any expenditures by the Borrower or any other Loan Party during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary plus (c) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company) by the Company in respect solely of the Casino Facilities (including the purchase or acquisition of Gaming Assets) during the period that, in conformity with Applicable Accounting Standards, is normally included in additions to “property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Person making such expenditures; provided, however, that any expenditures for Project Costs (whether by the Borrower or the Company) shall not be included in Consolidated Capital Expenditures, and any expenditures required to be made for fixtures, furniture and equipment by the Loan Parties pursuant to the Shangri-La Management Agreement or Sheraton Management Agreement (or any replacement of either such agreement) for which reserves are taken (including “book entry” reserves) shall not be included in the Consolidated Capital Expenditures until such reserved amounts are actually expended; provided, further, that expenditures made with Net Loss Proceeds not required to be applied to prepay Loans pursuant to Section 2.4 or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing at the time of such expenditure or shall otherwise result therefrom, made with the proceeds of equity contributions to the Borrower from the Parent or Sponsor shall not be included in Consolidated Capital Expenditures.
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and each other Loan Party on a consolidated basis and (without duplication) the total assets of the Company with respect to the Casino Facilities, in each case, that may properly be classified as current assets in conformity with Applicable Accounting Standards, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and each other Loan Party on a consolidated basis and (without duplication, but only to the extent incurred directly related thereto) the total liabilities of the Company with respect to the Casino Facilities, in each case, that may properly be classified as current liabilities in conformity with Applicable Accounting Standards, excluding, in each case, the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA (excluding any Specified Equity Contribution received by the Borrower except as provided in this parenthetical and including, at all times following the later of the Project Final Completion Date and March 31, 2013, 35% of any Specified Equity Contribution received by the Borrower to be counted in Consolidated Adjusted EBITDA pursuant to the provisions of the definition thereof), plus (b) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures (net of any proceeds of (x) any related financings with respect to such expenditures and (y) any sales of assets used to finance such expenditures) and Project Costs (to the extent not paid with proceeds from the Facilities or the sources described in clauses (a) and (c) of the definition of Equity), (b) Consolidated Cash Interest Expense, (c) provisions for federal, state, local and foreign income or complementary tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case of the Borrower and each other Loan Party and payable in cash with respect to such period, (d) cash Investments made in reliance on and in accordance with subsection 7.3, (e) any cash fees and expenses incurred in connection with a financing to the extent added back to Consolidated Net Income during such period in order to arrive at Consolidated Adjusted EBITDA, (f) cancellation of Indebtedness income to the extent included in Consolidated Net Income for such period, (g) aggregate amounts deposited during such period into the Borrower Equity Account pursuant to Section 2.2.3 of the Depository Agreement (if then in effect), (h) total pre-opening and developmental expense to the extent added to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period, (i) non-recurring charges and expenses to the extent added to Consolidated Net Income in the calculation of Consolidated Adjusted EBITDA during such period pursuant to clause (h) of the definition thereof and (j) scheduled principal repayments of Consolidated Total Debt (excluding, for the avoidance of doubt, any principal amount prepaid or redeemed prior to its scheduled payment date (including by acceleration, the occurrence of any contingency or otherwise)).
“Consolidated Interest Coverage Ratio” means, as of any Quarterly Date, the ratio computed for the period consisting of the Fiscal Quarter as to which such Quarterly Date relates and each of the three immediately preceding Fiscal Quarters of (a) Consolidated Adjusted EBITDA (for all such Fiscal Quarters or annualized) to (b) the sum (for all such Fiscal Quarters) of, without duplication, (i) capitalized interest to the extent paid during such period and (ii) Consolidated Interest Expense.
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with Applicable Accounting Standards but excluding (x) capitalized interest paid at any time if not paid in cash and (y) payment-in-kind interest) of the Borrower and each other Loan Party on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and each other Loan Party (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortization of debt issuance costs and deferred financing fees including any amounts referred to in subsection 2.3 payable to the Agents or Lenders, and any fees and expenses payable to the Agents or Lenders in connection with this Agreement, in each case, on or prior to the Closing Date. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Interest Expense shall include the Consolidated Interest Expense of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and each other Loan Party on a consolidated basis for such period taken as a single accounting period determined in conformity with Applicable Accounting Standards and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Restricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any other Loan Party by such Person during such period (but net of any applicable taxes payable in connection therewith), (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Borrower or any other Loan Party or that Person’s assets are acquired by the Borrower or any other Loan Party, (c) any after-tax gains or losses attributable to (i) Asset Sales, (ii) returned surplus assets of any Pension Plan or (iii) the disposition of any Securities or the extinguishment of any Indebtedness of any Loan Party, (d) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (e) any net extraordinary gains or net extraordinary losses and (f) any costs, amortization or charges associated with any amendments, modifications or supplements to any agreement relating to Indebtedness (including any of the Loan Documents); provided, further, that no effect shall be given to any non-cash minority interest in any Loan Party permitted hereunder for purposes of computing Consolidated Net Income.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and each other Loan Party (other than any Shareholder Subordinated Indebtedness and Indebtedness and the guarantees thereof incurred pursuant to Section 7.1(xi)), determined on a consolidated basis in accordance with Applicable Accounting Standards.
“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
“Construction Component” means any of the Resort Component or the FF&E Component.
“Construction Consultant” means Hanmi Parsons Co., Ltd., or any other person designated from time to time under the Depository Agreement by the Administrative Agent to serve as the Construction Consultant.
“Construction Consultant Engagement Agreement” means Schedule of Work No. 3 to that certain Due Diligence Services Agreement dated as of October 1, 2005 among The Goldman Sachs Group, Inc. and HanmiParsons Company Ltd.
“Construction Contracts” means, collectively, the contracts entered into, from time to time, between any Loan Party, on the one hand, and any Contractor, on the other hand, for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Project.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.
“Contract Amendment Certificate” means a Contract Amendment Certificate substantially in the form of Exhibit L-4.
“Contract Consents” means the consents, executed by the applicable Loan Party and third party, to the collateral assignment by the Loan Parties of the Material Contracts (other than the Gaming Contracts, the Land Concession Contract, any shareholder agreement, any usufruct agreements or any Organizational Document), as required by the terms of the Loan Documents, substantially in the form of Schedule B to the Assignment of Rights or otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided that, with respect to each Hotel Management Agreement with a Person that is not an Affiliate of the Borrower, the Sponsor or the Parent, the Contract Consent shall also be executed by the Administrative Agent and shall contain “non-disturbance” provisions for the benefit of the manager that are reasonably satisfactory to the Administrative Agent.
“Contractors” means any architects, engineers, consultants, designers, contractors, sub-contractors, suppliers, vendors, laborers or any other Persons engaged by the Borrower in connection with the design, engineering, installation and construction of the Project.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Conversion/Continuation Notice” means a notice substantially in the form of Exhibit B-3 annexed hereto delivered to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.
“Cost Consultant” means Rider, Levett & Bailey or any replacement cost consultant reasonably acceptable to the Administrative Agent.
“Costs to Equity Ratio” means, on any date of determination, the ratio of (a) the Total Project Costs which have been paid through such date of determination, to (b) the Equity as of such date of determination.
“Cotai” means the area of reclaimed land between the islands of Taipa and Coloane in Macau SAR.
“Cotai Plan” means the plan for the development of the Cotai Strip submitted to Macau SAR, the current form of which as of the date hereof is set forth in the diagram attached as Exhibit P showing the approximate placement of the land parcels along the Cotai Strip as designated by Macau SAR, as such Plan may be modified in a non-material manner from time to time upon notice of any such modification to the Administrative Agent.
“Cotai Strip” means the land located at Cotai in Macau SAR.
“Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, or the extension of any expiration date of any existing Letter of Credit, by the Issuing Lender of such Letter of Credit.
“DBS” is defined in the preamble.
“Debt Service” means (a) with respect to the Facilities, all scheduled or mandatory principal repayments, interest, fees, expenses and premium (if any) and other amounts payable or accrued from time to time under the Credit Agreement and any other Loan Documents, and (b) with respect to FF&E Facilities, all interest, fees and expenses payable or accrued from time to time under the FF&E Facilities.
“Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.

“Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application (in accordance with subsection 2.11) of any voluntary or mandatory prepayments of the Loans in accordance with the terms of subsection 2.4B(i) or subsection 2.4B(iv) or by a combination thereof) or such Defaulting Lender shall have paid all amounts due from it under subsection 9.4, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.
“Defaulted Loan” means any Revolving Loan or Term Loan or portion of any unreimbursed payment under subsection 2.10D or 3.3C not made by any Lender when required thereunder.
“Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Depository Agent” means The Bank of Nova Scotia, in its capacity as the depository agent under the Depository Agreement and its successors in such capacity.
“Depository Agreement” means the Depository Agreement by and among the Administrative Agent, the Depository Agent and the Borrower, in substantially the form of Exhibit I, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent in Dollars of such amount, determined by the Administrative Agent either (i) pursuant to Section 1.4 using the Exchange Rate at the time in effect under the provisions of such Section 1.4 or, (ii) if explicitly specified herein, using the applicable Closing FX Rate.
“Dollars”, “USD” and the sign “$” mean the lawful money of the United States.

“Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of any Loan Party, the Project, or appurtenant to any Site which benefits or burdens the Project.
“Eligible Affiliate Purchaser” means the Borrower or any of its Affiliates.
“Eligible Assignee” means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a finance company, insurance company, bank or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; and (iv) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Act) which (other than an Eligible Affiliate Purchaser) extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; (b) any Approved Fund; (c) any Lender and any Affiliate of any Lender; and (d) solely for purposes of subsection 10.1I, an Eligible Affiliate Purchaser; provided that, except as contemplated by subsection 10.1I, no Loan Party or Affiliate of any Loan Party shall be an Eligible Assignee (it being understood that the Eligible Affiliate Purchasers may acquire up to 20% of the Term Loans by assignment or otherwise pursuant to subsection 10.1I); provided further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino or other gaming operation located in Singapore, Macau SAR, the United Kingdom or the States of Nevada, New Jersey, Pennsylvania or Michigan or any other jurisdiction in which Parent or any of its Subsidiaries has obtained or applied for a gaming license (or is an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or other gaming operation shall not constitute ownership thereof for the purposes of this definition), (ii) Person that owns or operates a trade show, convention, exhibition or conference center in Singapore, Macau SAR, the United Kingdom or Las Vegas or Clark County, Nevada, or the States of New Jersey, Pennsylvania or Michigan, or any other jurisdiction in which the Parent or any of its Subsidiaries owns, operates or is developing a convention, trade show, conference center or exhibition facility (or an Affiliate of such a Person) (provided that a passive investment constituting less than 10% of the common stock of any such casino or trade show, convention, exhibition and conference center facility shall not constitute ownership for the purpose of this definition), or (iii) union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union or a union does not own 10% or more of the assets of such fund), shall be an Eligible Assignee, and provided further that no Person denied an approval or a license, or found unsuitable under the Nevada Gaming Laws or any other applicable gaming laws applicable to Lenders shall be an Eligible Assignee. Notwithstanding the foregoing, the Borrower may in its sole and absolute discretion waive the restrictions set forth in clauses (i), (ii) and (iii) of the second proviso above as to any Person that would otherwise be an Eligible Assignee by notifying the Administrative Agent in writing of such waiver. Notwithstanding the foregoing, the Borrower hereby acknowledges that none of the Lenders as of the Closing Date and their Affiliates shall be subject to the restrictions set forth in clauses (i), (ii) and (iii) of the second proviso above.

“Eligible FF&E Equipment” means the fixtures, furniture and equipment permitted to be financed under FF&E Facilities, as described on Exhibit X-2 annexed hereto (as such exhibit may be updated from time to time by the Borrower with the consent of the Administrative Agent (in consultation with the Construction Consultant), which consent shall not be unreasonably withheld).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Borrower or any of its ERISA Affiliates.
“Enforcement Notice” is defined in Section 8.
“Environmental Assessment” means, collectively (i) that certain Environmental Audit Report dated as of December 4, 2009 prepared by ERM, and (ii) any future Environmental Assessments or Equator Principles Review Reports prepared pursuant to the terms of this Agreement.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Instrumentality or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all applicable current or future statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Permits, international and transnational treaties or legislation (including without limitation, the Equator Principles (as the same exist as of the date of this Agreement (subject to subsection 6.7A(ii)) and any other such treaties or legislation identified as applicable in the Environmental Assessment), or any other applicable requirements of any Government Instrumentalities relating to (a) environmental matters, including those relating to any Hazardous Environmental Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any of their Properties, including without limitation Macau Environmental Law (Law No. 2/91/M), Law on Aquatic Property (Law No. 6/86M), the Regulation on Noise Pollution Control (Decree Law No. 54/94/M), Regulation on Control of and Reduction on Use of Chemicals that would affect the Ozone Layer (Decree Law No. 62/95), Regulations on Approval for List of Ozone-Depletion Chemical Materials (Dispatch No. 78/GM/95), Regulation on Water Supply and Discharge in Macau (Decree Law No. 46/96/M), Regulation on Marine Pollution (Decree Law No. 35/97/M), General Regulation regarding Public Areas (Administrative Regulation No. 28/2004), Regulation on Solid Waste and Hygiene in Macau City, Designation of an Environmental Protection Zone on Coloane Island (Decree Law No. 33/81/M), Regulation on Protection of Building, Landscape and Cultural Property (Decree Law No. 56/84/M), Regulation on Prevention of Pollution Criminal (Macau Criminal Code approved by Decree Law No. 58/95/M), each as amended or supplemented, any analogous present or future state or local statutes, laws, and any regulations promulgated pursuant to any of the foregoing.

“Environmental Management Plan” means that certain Environmental Management Plan prepared by ERM, dated as of November 11, 2009, and a part of the Environmental Assessment.
“Equator Principles” means those certain principles and standards (including the preamble, materials incorporated by reference and exhibits thereto) voluntarily adopted by certain banks and other financial institutions, all as set forth more fully at www.equator-principles.com/principles.shtml, as the same exist on the date of this Agreement, including without limitation, the following World Bank and International Finance Corporation (“IFC”) guidelines, policies and handbooks: Environmental, Health, and Safety General Guidelines (April 30, 2007) and Environmental, Health, and Safety Guidelines for Tourism and Hospitality Development (April 30, 2007), to the extent properly determined to be applicable to the Project by an Environmental Assessment.
“Equity” means (a) cash capital contributed to the Borrower including, without limitation, by way of subscription, “supplementary payments” or capital contributions (whether or not resulting in additional paid-in capital), other than contributions that are Gaming Net Proceeds, (b) Gaming Net Proceeds and cash revenues of any Loan Party to the extent used to pay Project Costs and/or (c) proceeds of Shareholder Subordinated Indebtedness received by the Borrower (to the extent the principal amount of any such Shareholder Subordinated Indebtedness has not yet been repaid).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the conditions for imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA with respect to any Pension Plan.
“ERM” means Environmental Resources Management.
“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.
“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate is determined) having a term equal to such Interest Period.

“Event of Default” is defined in Section 8.
“Event of Force Majeure” means, with respect to any Active Phase, any event that causes a delay in the construction of such Active Phase and is outside Loan Party’s reasonable control but only to the extent (a) such event does not arise out of the negligence or willful misconduct of any Loan Party and (b) such event consists of an act of God (such as tornado, flood, hurricane, etc.); fires and other casualties; strikes, lockouts or other labor disturbances (except to the extent taking place only at any Site); riots, insurrections or civil commotions; embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the date hereof, but only to the extent caused by another act, event or condition covered by this clause (b); sabotage; vandalism; act, omissions to act, or failures to timely act by the Regulatory Consultant; act, omissions to act, or failures to timely act by any Governmental Instrumentality without justifiable cause (unless any Loan Party should, in the exercise of due diligence and prudent judgment, have anticipated such act, omission or failure and provided each Loan Party shall have timely and properly submitted all applications, documents and other information required under applicable Legal Requirements to request or initiate such action); the requirements of law, statutes, regulations and other Legal Requirements enacted after the date hereof (unless any Loan Party should, in the exercise of due diligence and prudent judgment, have anticipated such enactment); orders or judgments; or any similar types of events, provided that the Company has sought to mitigate the impact of the delay. In no event shall lack of funds be considered an Event of Force Majeure.
“Event of Loss” means, with respect to any Collateral (whether a tangible or intangible asset, or real or personal property), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.
“Excess Asset Sale Proceeds” is defined in subsection 2.4B(iii)(a).
“Excess Loss Proceeds” is defined in subsection 2.4B(iii)(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” shall mean the best spot rate of exchange available to the Administrative Agent using commercially reasonable efforts as between any two currencies on a particular date, which determination shall be conclusive absent manifest error; provided that upon the request of the Borrower, the Administrative Agent will provide the Borrower with appropriate documentation demonstrating the exchange rates received by the Administrative Agent with respect to the applicable transaction; and provided, further, however, that with respect to the calculation of outstanding amounts (but not with respect to funding or repayment) under Swing Line Loans and Letters of Credit denominated in HK Dollars or Patacas, the reference Exchange Rate shall be determined as follows: (a) with respect to HK Dollars, the middle HKD/USD rate as announced daily by the Hong Kong Treasury Market Association and shown on the Reuter’s HKDFIX page at 11:15 A.M. Hong Kong time on the applicable date (the “Mid HKD/USD Rate”), and (b) with respect to Patacas, the product (to the nearest four decimal points) of (i) the Mid HKD/USD Rate and (ii) the middle MOP/HKD rate as announced daily by the Monetary Authority of Macau and shown on the Reuter’s AMCM page at 11:00 A.M. Hong Kong time. For example, assume that on a determination date the Mid HKD/USD Rate is 7.7587, and the AMCM page for that date shows MOP/HKD at 1.029 — 1.031 (whereas the mid rate would be 1.030). Thus the applicable reference rate for MOP/USD would be calculated to be 7.7587 x 1.0300 = 7.9915.

“Excluded Information” is defined in subsection 10.1I(iii).
“Excluded Subsidiary” means (i) Cotai Ferry Company Limited, Venetian Travel Limited, Cotai Retail Concepts Limited and Venetian Retail Limited, each a Macau corporation, (ii) Zhuhai Cotai Logistics Services Co., Ltd., a wholly foreign-owned enterprise company organized under the laws of the People’s Republic of China, (iii) any Subsidiary that is designated as an Excluded Subsidiary by the Borrower as provided in the next sentence and (iv) any Subsidiary of an Excluded Subsidiary. So long as such designation would not result in a Potential Event of Default or Event of Default occurring and continuing, the Borrower may designate any Subsidiary of the Borrower (including any Subsidiary of the Borrower acquired or formed after the date hereof) to be an Excluded Subsidiary by providing written notice of such designation to the Administrative Agent; provided that neither such Subsidiary nor any of its Subsidiaries may (i) own any capital stock or Indebtedness of, or own or hold any Lien on any property or assets of any kind of, the Borrower or any Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated, (ii) be liable with respect to any Contingent Obligations for, or create, incur, assume or otherwise permit any Lien on or with respect to any of its properties or assets of any kind to secure, any Indebtedness of any other Person (other than another Excluded Subsidiary) or (iii) participate, or be expected to participate, in any material respect, in the development, construction, operation or management of the Project.
“Expiration Time” with respect to any Offer, as defined in the applicable Offer Documents.
“Facilities” means the TLF I Facility, the TLF II Facility, the Revolving Credit Facility and any New Term Loan Facility.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“FF&E Component” means the fixtures, furniture and equipment financed by the FF&E Facilities, as described in Exhibit X-1 annexed hereto (and updated from time to time pursuant to subsection 6.17D).
“FF&E Deposit Loans” means any Loans the proceeds of which are applied to fund advances or deposits with respect to assets that later become Specified FF&E pursuant to the terms of the Depository Agreement.
“FF&E Documents” means the credit agreement or other similar document governing any FF&E Facility, and any intercreditor agreement related to any FF&E Facility.
“FF&E Facility” means any credit facility, vendor financing, mortgage financing, purchase money obligation, capital lease or similar arrangement incurred to finance or refinance Specified FF&E pursuant to subsection 7.1(ix) or (xiv).
“Final Completion Certificates” means, collectively, the Final Completion Certificates for an Active Phase in the form of Exhibits W-5 through W-8 annexed hereto to be delivered by the Borrower and each Certifying Consultant, respectively.
“Final Completion Conditions” means, with respect to any Active Phase, that (a) the Completion Date for such Phase shall have occurred, (b) such Phase (excluding tower 6B in the case of Phase 1) shall have received a permanent Occupancy Certificate from the Building Department (and copies of such certificates shall have been delivered to the Administrative Agent and the Construction Consultant), (c) the Borrower shall have delivered to the Administrative Agent and the Construction Consultant its Final Completion Certificate certifying that (i) all Project Punchlist Items relating to such Phase have been completed, and (ii) the Borrower has settled with the Contractors and the Subcontractors performing work or providing services relating to such Phase all claims for payments and amounts due under the Construction Contracts relating to such Phase (other than, in the case of Phase 1 only, Retainage Amounts and other amounts that are being withheld from the Contractors and Subcontractors in accordance with the provisions of the Construction Contracts), respectively, and the Lien Release Parties (other than those providing engineering, design, advisory or consulting services or those providing and/or installing Eligible FF&E) shall have delivered unconditional releases in the form of Exhibit U-1 or, in the case of Phase 1 only, conditional releases in the form of Exhibit U-2, (or, in each case, another form reasonably satisfactory to the Administrative Agent) with respect to all final payments; provided, however, that (x) the Borrower shall not be required to provide such acknowledgements of payments and unconditional releases from any Lien Release Party with a value or contract price of less than $500,000 (subject to an aggregate limit of $25,000,000 for all Active Phases, after which acknowledgement and releases shall be provided from each Lien Release Party regardless of the value or contract price of the work, services or materials being performed or provided by such Person (copies of which shall have been delivered to the Construction Consultant)), (d) the Certifying Consultants shall have delivered their Final Completion Certificates, (e) the Borrower shall have delivered to the Administrative Agent an “as built survey” of such Phase, and (f) the definitive registration with the Macau Land and Building Registration Department for the Land Concession Contract shall have occurred; provided, however, that the foregoing clause (f) shall not apply with respect to Phase 1.

“Final Completion Date” means, with respect to any Active Phase, the date on which the Final Completion Conditions for such Phase have been satisfied.
“Final Plans and Specifications” means, with respect to any particular work or Improvement for an Active Project, the Plans and Specifications which (a) have received final approval from all Governmental Instrumentalities required to approve such Plans and Specifications prior to completion of the work or Improvements; and (b) contain sufficient specificity to permit the completion of the work or Improvement.
“Financial Institution” means, collectively (i) The Bank of Nova Scotia, in its capacity as “Financial Institution” under the US Collateral Account Agreement and any Hong Kong Collateral Account Agreement, (ii) BOC, in its capacity as “Bank” under any Macau Collateral Account Agreement and (iii) any other financial institution from time to time party to a Collateral Account Agreement.
“Financial Plan” is defined in subsection 6.1(xii).
“First Priority” means, with respect to any Lien created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens, which Liens are not senior to, or pari passu with, the Liens in favor of the Secured Parties unless specifically permitted to have a higher or same priority in the definition of Permitted Liens or which are given such priority by operation of law) to which such Collateral is subject.
“First Sale” is defined in subsection 7.10(xx).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year.
“Floating Charge” means each Floating Charge, substantially in the form of Exhibit E-1, executed by any Loan Party in favor of the Collateral Agent.
“Foreign Security Agreements” means the Mortgage, the Assignment of Rights, the Pledge Over Gaming Equipment and Utensils, the Macau Collateral Account Agreement, the Assignment of Insurances, the Pledge over Intellectual Property Rights, the Power of Attorney, the Livranças, the Livrança Side Letter, the Floating Charge, each Hong Kong Collateral Account Agreement, any New Mortgage entered into pursuant to subsection 7.21B and all other instruments or documents governed by the laws of a jurisdiction other than the United States or any subdivision thereof, delivered by a Loan Party pursuant to any of the Loan Documents in order to grant to the Collateral Agent, on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.
“Former Lender” is defined in subsection 10.7(a).

“Free Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment (minus any increase in Cage Cash and plus any decrease in Cage Cash, in each case from the first day of such period to the last day of such period), minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures permitted by the terms of this Agreement (net of (x) any proceeds of (1) any related financings with respect to such expenditures and (2) any sales of assets used to finance such expenditures and (y) any Project Costs), (b) Consolidated Cash Interest Expense permitted to be paid by the terms of this Agreement (excluding Cash Interest Expense paid from the Interest Escrow Account), (c) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including, without limitation, the Term Loans but excluding any Contingent Obligations) of the Loan Parties made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the applicable Loan Party would not be able to reborrow all or any of the amount so prepaid), (d) federal, state, local and foreign income Tax, franchise Tax and state and similar Taxes imposed in lieu of income Taxes, in each case of the Loan Parties and payable in cash with respect to such period, (e) any cash fees and expenses incurred in connection with a financing to the extent added to Consolidated Net Income during such period in order to arrive at Consolidated Adjusted EBITDA and (f) to the extent included in clause (i)(a) or (i)(b) of this definition, all Cash and Cash Equivalents required to be kept in the Operating Accounts or other bank accounts pursuant to any Hotel Management Agreement; provided, however, that the Administrative Agent shall be satisfied, in its sole discretion, that the Borrower’s calculation of Free Cash Flow is reasonable.
“Free Cash Flow Contribution Termination Date” means the date upon which the aggregate of the amounts on deposit in the Borrower Equity Account, the Local Currency Loans Account and the Project Loans Disbursement Account, the Cash Management Account, the Sales Deposit Account, and the Asset Sales Proceeds Sub-Account, and all Anticipated Earnings thereon, equal or exceed the sum of: (a) one hundred and twenty percent 120% of the aggregate Remaining Costs, plus (b) the aggregate of the Required Minimum Contingencies.
“Free Cash Flow Monthly Contribution Amount” means, with respect to the applicable calendar month, an amount (if positive) equal to: (a) all Cash and Cash Equivalents then on deposit in Operating Accounts as of the last day of such month (excluding Cash and Cash Equivalents generated by an equity contribution or the borrowing of any indebtedness and, from and after the Opening Date of any Phase (or portion thereof), any Net Asset Sale Proceeds or Net Loss Proceeds (without giving effect to clause (ii) of the definition thereof) arising from such Phase); minus (b) Cash outflows reasonably estimated by the Borrower to be paid by the Borrower and the other Loan Parties during the next thirty (30) calendar days immediately succeeding such calendar month in accordance with the Loan Documents; minus (c) an amount for reserves equal to five percent (5%) of the revenues generated by the Project during such calendar month; in each case, subject to the satisfaction of the Depository Agent which shall not be unreasonably withheld; and minus (d) all Cash and Cash Equivalents required to be kept in the Operating Accounts or other bank accounts pursuant to any Hotel Management Agreement.
“Funding Date” means the date of the funding of a Loan or the issuance of a Letter of Credit.

“Funds Defaulting Lender” means any Lender who (i) defaults in its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C, (ii) has notified the Borrower or the Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C or its Pro Rata Share of any payment under subsection 9.4, (iii) has failed to confirm that it will comply with its obligation to fund any Loan or its portion of any unreimbursed payment under subsection 2.10D, subsection 3.1C or subsection 3.3C or its Pro Rata Share of any payment under subsection 9.4 within three Business Days after written request for such confirmation from Administrative Agent (which request may only be made after all conditions to funding have been satisfied); provided that such Lender shall cease to be a Funds Defaulting Lender pursuant to this clause (iii) upon receipt of such confirmation by Administrative Agent, or (iv) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under subsection 2.10D, subsection 3.1C, subsection 3.3C or subsection 9.4 or any other amount that is de minimis) due under any Loan Document within three Business Days of the date due, unless, in the case of clauses (i), (ii), (iii) and (iv) above, such amount is the subject of a good faith dispute.
“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States.
“Galaxy” means Galaxy Casino Company Limited.
“Gaming Account Agreement” means that certain Gaming Account Agreement among the Company, the Borrower, the Administrative Agent and BOC substantially in the form of Exhibit E-18.
“Gaming Assets” has the meaning set forth in the Gaming Facilities Agreement.
“Gaming Concession Consent” means the consent, dated as of May 25, 2006, among Macau SAR, the Company and Scotia Capital, as collateral agent in respect of the Gaming Sub-Concession Contract, as amended, supplemented or otherwise modified from time to time.
“Gaming Concession Contract” means the collective reference to (i) the Gaming Sub-Concession Contract; (ii) the Supplements to Gaming Sub-Concession Contract; and (iii) any other amendments or supplements to the Gaming Sub-Concession Contract and/or the Supplements to Gaming Sub-Concession Contract.
“Gaming Contracts” means the Gaming Facilities Agreement and the Gaming Account Agreement.
“Gaming Contracts Approval Letter” means that certain letter dated May 5, 2010 from the Gaming Inspection and Coordination Bureau of the Macau SAR authorizing the Pledge over Gaming Equipment and Utensils and the assignment of income by the Company in favor of the Borrower pursuant to the Gaming Contracts.

“Gaming Facilities Agreement” means that certain Casino Facilities Agreement between the Company and the Borrower substantially in the form of Exhibit E-17.
“Gaming License” means every license, franchise or other authorization of the Company to own, lease, operate or otherwise conduct gaming activities (including the operation of “casinos”) in Macau, including all such licenses and authorizations granted pursuant to the Gaming Concession Contract, and other applicable US, Macanese, or other federal, state, foreign or local laws.
“Gaming Net Proceeds” means all Monthly Transfer Amounts (as defined in the Gaming Facilities Agreement) transferred by VML to VOL pursuant to Section 3.5 of the Gaming Facilities Agreement.
“Gaming Sub-Concession Contract” means that certain sub-concession contract, dated December 19, 2002 (together with all amendments, supplements, modifications and all other ancillary agreements and documents related thereto), between Galaxy and the Company.
“General Disbursement Account” is defined in the Depository Agreement.
“Governmental Acts” is defined in subsection 3.5A.
“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any Macau governmental official acting under authority of the Macau SAR, any zoning authority, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority, the Macau Gaming Authority or any other applicable gaming authorities) or any arbitrator with authority to bind a party at law.
“GSLP” is defined in the preamble.
“Guarantor” means the Sponsor and each Loan Party other than the Borrower.
“Guaranty” means the Guaranty, dated as of the date hereof, executed and delivered by each Guarantor substantially in the form of Exhibit F.
“Hard Costs” means the Project Costs set forth in the Project Budget under the “Construction Costs” Line Item Category.
“Hazardous Environmental Activity” means any past, current, proposed or threatened activity, event or occurrence at the Properties (a) involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing, or (b) that has or would reasonably be expected to have a significant adverse effect on human health, natural resources or the environment.

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Instrumentality or which may or could pose a hazard to the health of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.
“Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
“HIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a HIBOR Rate Loan, (a) the applicable rate designated as “FIXING@11:00” (or any other designation which may from time to time replace that designation or, if no such designation appears, the arithmetic average (rounded up, to four decimal places) of the displayed rates for the relevant period) appearing under the heading “HONG KONG INTERBANK OFFERED RATES (HK DOLLAR)” on the Reuters Screen HIBOR1=R Page, or (b) (if no such rate is available for HK Dollars or for the Interest Period for that HIBOR Rate Loan) the arithmetic mean of the rates per annum (rounded to the nearest 1/100 of 1%) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the Hong Kong interbank market, at or about 11:00 a.m. (Hong Kong time) on such Interest Rate Determination Date for the offering of deposits in HK Dollars for a period comparable to the Interest Period for that HIBOR Rate Loan; provided that if any Reference Bank does not notify such a rate to the Administrative Agent for any relevant period, the HIBOR Rate for such period shall be determined on the basis of the rates notified by the other Reference Banks so long as there is at least one Reference Bank providing such a rate.
“HIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the HIBOR Rate as provided in subsection 2.2A.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hong Kong Dollar Sub-Account” is defined in the Depository Agreement.
“HK Dollars” or “HKD” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.
“HKD Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the HK Dollar Loans executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Hong Kong Collateral Account Agreements” means that certain Disbursement Collateral Account Agreement, to be entered into among the Borrower and the Administrative Agent, in substantially the form of Exhibit E-15-I, and that certain Operating Collateral Account Agreement, to be entered into among each of the Loan Parties and the Administrative Agent, in substantially the form of Exhibit E-15-II.
“Hotel Management Agreement” means any of the Shangri-La Management Agreement, the Sheraton Management Agreement and the Traders Hotel Management Agreement (or any replacement of any of them in accordance with this Agreement).
“ICBC” is defined in the preamble.
“IFC” means the World Bank and International Finance Corporation.
“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Boards (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
“Improvements” means the buildings, fixtures and other improvements to be situated on each Site.
“In Balance” means that, at the time of calculation, using the Exchange Rate in effect on the date of such calculation, (and after deducting from Available Funds an amount equal to the amount of costs incurred but not paid): (1) the Available Funds equal or exceed the sum of: (a) the aggregate Remaining Costs for the Project, plus (b) the aggregate of the Required Minimum Contingencies for the Project; (2) for each and every month until the then anticipated Project Final Completion Date, the Liquid Available Funds anticipated to be in place at the beginning of such month equals or exceeds the Anticipated Monthly Project Costs anticipated to be expended (as opposed to incurred) during such month for all Projects; and (3) if the calculation is made in connection with a requested Advance, the aggregate amount of the requested Advance shall not exceed the aggregate amount of Liquid Available Funds at such time.
“Included Taxes” is defined in subsection 2.7B(i).

“Increased Amount Date” is defined in subsection 2.9A.
“Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with Applicable Accounting Standards, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), and (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness. Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with Applicable Accounting Standards, or (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, or (iv) for purposes of determining compliance with the covenants set forth in subsection 7.6, Indebtedness permitted by subsection 7.1(xi), or (v) Indebtedness which would otherwise arise from the capitalization of “payment-in-kind” interest that is capitalized (excluding any portion paid in cash (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings)) in accordance with the terms of the applicable debt instrument (and for the avoidance of doubt, the principal amount of any Indebtedness incurred (including by way of contemporaneous borrowings or set-off or netting against any such contemporaneous borrowings) to pay any such interest shall not be excluded from Indebtedness pursuant to this clause (v)), or (vi) any completion guaranties, keepwell agreements or any similar arrangements that are customary or “market standard” in project or construction financing, including fraud and environmental indemnities.
“Indemnified Liabilities” is defined in subsection 10.3A.
“Indemnitees” is defined in subsection 10.3A.
“Independent Financial Advisor” means an accounting, appraisal or investment banking or financial advisory firm of nationally or internationally recognized standing that is not an Affiliate of the Sponsor.
“Initial Borrowing Date” means the date on which all conditions set forth in Section 4.1B and, to the extent applicable to the funding of the Loans, Section 4.2, have been satisfied and the initial funding of the Loans occurs.
“Initial Borrowing Date Certificate” means a certificate delivered by an authorized officer of the Borrower on the Initial Borrowing Date, substantially in the form of Exhibit C-1.

“Insolvency Defaulting Lender” means any Lender who (i) has been (or any direct or indirect parent of such Lender becomes) adjudicated as, or determined by any Governmental Instrumentality having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes (or any direct or indirect parent of such Lender becomes) the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes (or any direct or indirect parent of such Lender becomes) the subject of an appointment of a receiver, intervenor, conservator, trustee, custodian, administrator, assignee for the benefit of creditors generally or similar reason under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Instrumentality of any equity Securities in such Lender or a parent company thereof.
“Insurance Advisor” means Kornreich NIA or any other Person designated from time to time by the Administrative Agent in its sole discretion (subject to the provisions of the Depository Agreement) to serve as the Insurance Advisor under the Depository Agreement.
“Insurance Advisor’s Certificate” means a certificate in the form of Exhibit L-3.
“Insurance Report” is defined in subsection 4.1B(xv).
“Insurance Requirements” means all material terms of any insurance policy required pursuant hereto.
“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Date, and (b) with respect to any Loan that is a Eurodollar Rate Loan or a HIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that (i) until the first Quarterly Date in March 2013, “Interest Payment Date” for any six-month Interest Period shall be both (x) the date three months after the first day of such Interest Period and (y) the last day of such Interest Period, and (ii) in the case of any Interest Period that extends beyond a Quarterly Date, beginning with the Quarterly Date in March 2013, “Interest Payment Date” shall also include such Quarterly Date.
“Interest Period” is defined in subsection 2.2B.
“Interest Rate Determination Date” means, with respect to any Interest Period (a) for Eurodollar Rate Loans, two London Business Days prior to the first day of such Interest Period, and (b) with respect to HIBOR Rate Loans, the first day of such Interest Period.
“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.

“IP License” means the Intellectual Property License Agreement among SCL IP Holdings, LLC and the Borrower, substantially in the form of Exhibit J.
“Issuance Notice” means a notice substantially in the form of Exhibit B-2 annexed hereto delivered by the Borrower to the Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.
“Issuing Lender” means each of BOC, ICBC and BNU, in its capacity as Issuing Lender or any other Lender which agrees or is otherwise obligated to issue a Letter of Credit, determined as provided in subsection 3.1B(ii).
“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit D-2, delivered pursuant to the terms of Section 2.9.
“Joint Venture” means a joint venture, partnership or other similar arrangement entered into on terms reasonably satisfactory to the Administrative Agent, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Judgment Currency” is defined in Section 10.25.
“Judgment Currency Conversion Date” is defined in Section 10.25.
“Land Concession Contract” means the land concession contract, as published in the Official Bulletin on May 12, 2010, to be entered into between Macau SAR and the Borrower pursuant to which Macau SAR will lease the Site to the Borrower.
“Land Concession Guaranty” means any guaranty by a third party required by the government of Macau SAR pursuant to the terms of the Land Concession Contract.
“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question, including the Macau Gaming Law and the requirements of the Gaming Concession Contract and the Land Concession Contract.
“Lender” and “Lenders” is defined in the preamble, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.
“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by the Issuing Lenders for the account of the Borrower or any other Loan Party pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not yet reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).
“Lien Release Parties” means, with respect to any particular Phase, each Contractor and Selected Subcontractor performing work and/or providing services or materials with respect to such Phase. For the purposes of this definition, “Selected Subcontractor” shall mean Subcontractors selected by the Borrower.
“Line Item” means each of the individual line items set forth in the applicable Anticipated Cost Report for an Active Phase.
“Line Item Category” means, with respect to the Project (or any Phase thereof), each of the following Line Item Categories of the Project Budget:
(i)	Consultant fees;
(ii)	Construction Costs;
(iii)	FF&E;
(iv)	Pre-Opening Costs;
(v)	Land Premium Lease;
(vi)	Suspension and Termination Costs; and
(vii)	Financing Fees, Legal Costs and Miscellaneous Expenses.
“Liquid Available Funds” mean, from time to time, as of any determination date, the sum of (a) the aggregate of the amounts on deposit in the Borrower Equity Account, the Supplemental Equity Contribution Account (up to the maximum amount permitted to be on deposit therein pursuant to Section 2.2.5 of the Depository Agreement), the Cash Management Account, the General Disbursement Account, the Asset Sales Proceeds Sub-Account, the Sales Deposit Account (but only to the extent such funds are not subject to refund for any reason (other than due to a Loan Party’s breach or failure to perform or satisfy a condition) and are otherwise available to the Loan Parties to be used for construction of the Project under the agreement governing such deposit and applicable Legal Requirements), and the Local Currency Loans Accounts, plus (b) to the extent that a Commitment Termination Event has not occurred or the Commitments have not otherwise been terminated in accordance with the terms of the Credit Agreement, the aggregate of the unutilized available Commitments under the Facilities (to the extent permitted to be used to pay Non-Casino Project Costs), plus (c) the aggregate of the amounts available to be drawn under all FF&E Facilities (but not more than the aggregate amount of Project Costs for Eligible FF&E Equipment included in the Anticipated Monthly Project Costs (if such determination is made pursuant to clause (2) of the definition of “In Balance”) or in the requested Advance (if such determination is made pursuant to clause (3) of the definition of “In Balance”)).

“Livrança Side Letter” means that certain side letter substantially in the form of Exhibit E-13, to be executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Livranças” means the HKD Livrança, the USD Livrança and the MOP Livrança.
“Loan” or “Loans” means one or more of the Term Loans, the New Term Loans, the Swing Line Loans, the Revolving Loans or the New Revolving Loans or any combination thereof.
“Loan Documents” means this Agreement, the Notes, the Livranças, the Livrança Side Letter, any applications for, or reimbursement agreements or other agreements executed by the Borrower in favor of an Issuing Lender relating to the Letters of Credit, the Guaranty, each Rate/FX Protection Agreement, the Collateral Documents, the Depository Agreement, the Sponsor Agreement and each other agreement that expressly states by its terms that it is a Loan Document; provided, however for the purposes of Section 5, subsections 8.1, 8.4, 8.5 and 10.6, Rate/FX Protection Agreements shall not be considered to be a Loan Document.
“Loan Party” means the Borrower and each Restricted Subsidiary which is a party to the Guaranty and each Restricted Subsidiary which hereafter executes and delivers a supplement to the Guaranty and the Security Agreement in accordance with subsection 6.11A, and “Loan Parties” means all such Persons, collectively.
“Local Currency Loans Accounts” is defined in the Depository Agreement.
“London Business Day” means any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of England, or is a day on which banking institutions located in England are authorized or required by law or other governmental action to close, that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Macau Collateral Account Agreements” means the Pledge Over Onshore Accounts, substantially in the form of Exhibit E-3-I or E-3-II hereto, as the case may be, to be executed by any Loan Party in favor of the Collateral Agent.
“Macau Gaming Authority” means the Gambling Inspection and Coordination Bureau (or Direcção de Inspecção e Coordenação de Jogos).
“Macau Gaming Law” means the Law 16-2001, as amended from time to time, and Administrative Regulation No 26/2001, as amended from time to time, and other laws promulgated by any Governmental Instrumentality of the Macau SAR and applying to gaming operations in the Macau SAR.

“Macau SAR” means the Macau Special Administrative Region of the People’s Republic of China.
“MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.
“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Market Disruption Event” is defined in subsection 2.6F.
“Market Disruption Lenders” is defined in subsection 2.6F.
“Material Adverse Effect” means (a) a material adverse effect upon either (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of (A) the Borrower or (B) the Sponsor and the Loan Parties, taken as a whole, or (ii) the Project, taken as a whole, (b) the material impairment of the ability of the Borrower, the Sponsor or any Loan Party to observe or perform the Obligations, or of the Administrative Agent or the Lenders to enforce the Obligations or any of their respective rights or remedies under the Loan Documents, (c) the material impairment of the ability of the Borrower or the Company to observe or perform their respective obligations and liabilities, or, in the case of the Borrower, to enforce its rights or remedies, under any Gaming Contract, (d) the material impairment of the ability of the Company to observe or perform its obligations under the Gaming Sub-Concession Contract, or (e) the material impairment of the ability of the Borrower to achieve the Completion Date of each Phase by the applicable Outside Completion Deadline.
“Material Construction Contracts” means, collectively, the Architectural Services Agreements, and each other Construction Contract that constitutes a Material Contract.
“Material Contract” means (a) the Land Concession Contract, the Gaming Concession Contract, the Gaming Contracts and the IP License, (b) Shangri-La Management Agreement, the Sheraton Management Agreement and the Traders Management Agreement, (c) the Architectural Services Agreement, (d) any other (i) Construction Contract with a total contract amount in excess of $25,000,000, and (ii) Project Document (that is not a Construction Contract) with a total contract amount in excess of $50,000,000, and (e) any other Project Document (other than any Project Documents covered by clauses (a), (b), (c) and (d) above) to which the Borrower or any of its Subsidiaries are a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means the fifth anniversary of the earlier of (a) the 30th day after the date hereof and (b) the Initial Borrowing Date.

“Maximum Offer Amount” means with respect to any Offer Document, the aggregate stated principal amount of Term Loans that an Eligible Affiliate Purchaser is willing to purchase, as specified in such Offer Document.
“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, Moody’s shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“MOP Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the MOP-denominated Loans to be executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Mortgage” means the Mortgage, substantially in the form of Exhibit E-6, executed by the Borrower in favor of the Collateral Agent.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Multi-Use Sublimit” means $150,000,000.
“Net Asset Sale Proceeds” means the aggregate cash proceeds received by the Borrower or any other Loan Party in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), and any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by any Loan Party), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Loan Party to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of such Asset Sale, (c) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with Applicable Accounting Standards against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Borrower or any other Loan Party, and (d) in the case of Asset Sales permitted pursuant to subsection 7.7(xviii) only, (i) any amounts required to be paid as purchase consideration to a party providing a substantially simultaneous financing for the purchase of such assets intended to be sold, and (ii) any amounts required by such subsection 7.7(xviii) to be deposited into the Project Loans Disbursement Account.
“Net Loss Proceeds” means the aggregate cash proceeds received by the Borrower or any other Loan Party in respect of any Event of Loss, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Borrower or any other Loan Party) and amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted or required by the terms of such Indebtedness to be otherwise reinvested in other assets of the Borrower or such Restricted Subsidiary to the extent so reinvested) which is prior to the Liens, if any, of Lenders under the Collateral Documents on the asset or assets (including Specified FF&E) that are the subject of the Event of Loss. Notwithstanding the foregoing, (i) all proceeds of so-called “liquidated damages” and “business interruption” insurance policies, and (ii) proceeds of up to $2,000,000 per Fiscal Year, shall not be Net Loss Proceeds.

“Net Loss Proceeds Sub-Account” is defined in the Depository Agreement.
“Net Proceeds” is defined in subsection 2.4B(iii)(d).
“Net Proceeds Amount” is defined in subsection 2.4B(iii)(e).
“Net Termination Proceeds” means the aggregate cash proceeds received by the Borrower or any other Loan Party in respect of any termination payment pursuant to the Land Concession Contract, net of the direct costs incurred in connection with the recovery of such Net Termination Proceeds and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of the Borrower or any other Loan Party) and any reserves required in accordance with Applicable Accounting Standards or by Macau SAR or any Governmental Instrumentality of Macau SAR against liabilities associated with such termination.
“New Mortgage” is defined in subsection 7.21B.
“New Revolving Loan Commitments” is defined in subsection 2.9A.
“New Revolving Loan Lender” is defined in subsection 2.9A.
“New Revolving Loan” is defined in subsection 2.9C.
“New Term Loan Commitments” is defined in subsection 2.9A.
“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
“New Term Loan Facility” is defined in subsection 2.9B.
“New Term Loan Lender” is defined in subsection 2.9A.
“New Term Loan Maturity Date” means the date that New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
“New Term Loan” is defined in subsection 2.9D.
“Non-Casino Project Costs” means Project Costs, excluding any Project Costs relating to the equipping or fit out of the Casino Facilities or any other casino or gaming area.

“Non-Project Cost Revolving Loans” means any Revolving Loans, the proceeds of which are used for, and only for, working capital and general corporate purposes of the Loan Parties (including Project Costs other than amounts payable under any Construction Contracts).
“Non-Project Cost Term Loans” means any TLF II Loans, the proceeds of which are used for, and only for, working capital and general corporate purposes of the Loan Parties (including Project Costs other than amounts payable under any Construction Contracts).
“Non-Recourse Financing” means Indebtedness (a) for which none of the Loan Parties provides credit support pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, or is directly or indirectly liable (in each case, other than as permitted pursuant to Section 7.3), (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Excluded Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness hereunder) of any Loan Party to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) in connection with which the agent or other representative of the lenders under such Non-Recourse Financing has entered into an intercreditor, standstill, or similar agreement, reasonably satisfactory in form and substance to the Administrative Agent.
“Notes” means one or more of the TLF I Notes, TLF II Notes, Revolving Notes, Swing Line Notes, notes evidencing New Term Loans, or any combination thereof.
“Obligation Currency” is defined in Section 10.25.
“Obligations” means (a) all loans, advances, debts, liabilities and obligations owed by the Borrower, any other Loan Party and the Sponsor under the Credit Agreement or any other Loan Document to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest (including post-petition interest in any proceeding under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or any similar law for the relief of debtors applicable under the laws of China, Macau SAR or Hong Kong SAR), fees, expenses, principal, premium, if any, indemnification or otherwise; (b) any and all sums advanced or payable by the Administrative Agent or the Collateral Agent in order to preserve the Collateral or preserve any Secured Party’s security interest in the Collateral in connection with exercising any right under the Collateral Documents or the Assignment of Reinsurances; and (c) in the event of any proceeding for the collection or enforcement of the Obligations after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Agent of its rights under the Collateral Documents or the Assignment of Reinsurances, together with reasonable attorneys’ fees and court costs.
“OCBC” is defined in the preamble.
“Occupancy Certificate” means the Licenças de Ocupação — Utilização issued by Macau SAR pursuant to applicable Legal Requirements for the Project.

“Offer” is defined in subsection 10.1I(ii).
“Offer Document” means the offer document setting forth one or more Offers, with accompanying annexes setting forth the outline of auction mechanics (on terms substantially the same as those set forth in Exhibit S, with such changes as may be approved by the Auction Manager), and the form of sale offer for Lenders to submit their bids, posted on IntraLinks/IntraAgency or another substantially equivalent website by the Administrative Agent to the Lenders, as such Offer Document may be amended or modified from time to time pursuant to and in accordance with the terms and conditions of subsection 10.1I.
“Officers’ Certificate” means, as applied to any corporation or other legal entity, a certificate executed on behalf of such Person by its chairman of the board (if an officer), director or its president or one of its vice presidents or by its general counsel or secretary or by its chief financial officer, Senior Vice President-Finance, Vice President-Finance, or its treasurer (in their capacity as such officer) or by an authorized attorney or other authorized signatory.
“Official Bulletin” means the Official Bulletin of the Government of Macau SAR.
“Opening Date” means with respect to each Phase, the date on which such Phase is open to the general public and the Opening Date Conditions shall have been satisfied.
“Opening Date Certificates” means, collectively, the Opening Date Certificates in the form of Exhibits W-9 through W-10 annexed hereto to be delivered by the Borrower, the Insurance Advisor and the Construction Consultant.
“Opening Date Conditions” means, collectively, with respect to each Phase, the following:
(a) the Administrative Agent shall have received from the Borrower its Opening Date Certificate for such Phase, pursuant to which the Borrower certifies that:
(i) the construction of such Phase and all infrastructure and any improvements required to be constructed in connection with opening such Phase to the general public shall have been completed (except for Project Punchlist Items) substantially in accordance with the Final Plans and Specifications for such Phase;
(ii) all furnishings, fixtures and equipment necessary to use and occupy the various portions of such Phase (including the casino (in the case of Phase 1 only) and all common areas) for their intended purposes shall have been installed and shall be operational;
(iii) such Phase shall be served by, and shall be equipped to accept water, gas, electric, sewer, sanitary sewer, storm drain and other facilities and utilities necessary to use such Phase and each portion thereof for its intended purposes, which utility services are provided by public or private utilities over utility lines, pipes, wires and other facilities that run solely over public streets or private property (in the case of private property, pursuant to recorded easements); and

(iv) (1) an Occupancy Certificate shall have been issued with respect to the entirety of such Phase (other than tower 6B in the case of Phase 1), (2) each other material Permit required to be obtained prior to opening and occupancy shall have been obtained, and (3) all infrastructure and other improvements comprising part of such Phase required to be constructed under applicable Legal Requirements in connection with opening such Phase to the general public shall have been completed (except for Project Punchlist Items);
(b) in the case of Phase 1, Macau SAR shall have granted final authorization and categorization of the such Phase as an area in which operation of casino games of chance or other forms of gaming may be carried out in accordance with Article 9 of the Gaming Sub-Concession Contract;
(c) the Construction Consultant shall have certified to the Administrative Agent and the other Lenders, as and to the extent set forth on its Opening Date Certificate, that the Opening Date Conditions have been satisfied with respect to such Phase;
(d) completion of the remaining work on such Phase shall be such that it will not materially interfere with or disrupt the operation of any Active Phase (including both any Active Phase which has previously achieved Final Completion and such Phase) for its intended purposes;
(e) the failure to complete the remaining work on such Phase would not materially interfere with or disrupt the operation of any Active Project (including both any Active Phase which has previously achieved Final Completion and such Phase) for its intended purposes; and
(f) the Borrower (or, with respect to Phase 1 in respect of the Casino Facilities only, the Company) shall have available staff to operate such Phase in accordance with industry standards;
(g) in the case of Phase 1 only, the Administrative Agent shall have received evidence reasonably satisfactory to it that all of Venetian Cotai’s rights and obligations under each of the Shangri-La Hotel Management Agreement and Traders Hotel Management Agreement (as such management agreements may have been replaced) are duly and validly held by (including by way of assignment) the Borrower;
(h) the Administrative Agent shall have received a Contract Consent in respect of each Hotel Management Agreement, duly executed by each of the parties thereto;
(i) the Company shall have obtained from the Macau Gaming Authority evidence reasonably satisfactory to the Administrative Agent that each area within the Project where gaming activities are anticipated to be conducted shall be designated as a “gaming area” and that no space shall be designated as a “casino” at or within the Project for purposes of the Macau SAR’s reversion/reclamation rights under the Gaming Sub-Concession Contract.

provided, however, only (i) the following portions of the Project shall be required to be open and to have satisfied the requirements of clauses (a)(i) through (iv) and (f) above: (x) the mall common areas or 1,000 hotel rooms in the applicable Phase (or 500 hotel rooms in the case of Phase 2) and (y) 2,500 gaming “positions” in the casino (with positions being calculated as one for each position at an electronic gaming machine, one position for each slot machine and seven positions for each live gaming table), and (ii) completion of the remaining work on the Project shall not materially interfere with or disrupt the operation of the foregoing portions of the Project that are open for business; provided, further, that clauses (g) and (h) above shall not apply to any Hotel Management Agreement that is terminated and not replaced, with a Person that is not an Affiliate of the Borrower, the Sponsor or the Parent, in accordance with the terms of this Agreement.
“Operating Account” means one or more deposit accounts established by the Borrower (and governed by a Collateral Account Agreement between the Borrower and the applicable Financial Institution), into which certain operating revenues of the Project and cash contributions (including, without limitation, by way of subscription, “supplementary payments” or capital contributions (whether or not resulting in additional paid-in capital)) that are Gaming Net Proceeds will be deposited.
“Operating Costs” means all actual cash costs incurred by the Loan Parties (and, to the extent directly related to the Casino Facilities, by the Company) and related to the actual operations of any Phase or any portion thereof in the ordinary course of business (as opposed to construction and development and pre-opening), including, without limitation, costs incurred for labor, consumables, utility services, repairs and replacements of fixtures, furniture and equipment or other components of such Phase from and after the Opening Date of such Phase other than the portions of such Phase not yet open, any capital expenditures from and after the Opening Date of such Phase (as such Phase may be amended pursuant to amendments to the Plans and Specifications in accordance with the provisions hereof) to the extent such expenditures are not related to completion of construction of such Phase, amounts paid by the Borrower under the Gaming Facilities Agreement and all other operation-related costs (including Debt Service to the extent not characterized as Project Costs under clause (b) or (c) of the definition thereof, and including payments with respect to other Indebtedness).
“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.
“Operative Documents” means the Loan Documents, the FF&E Documents, if any, and the Project Documents.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws or articles of association, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents including, in the case of the Company and, if applicable, any other Macau entity, its usufruct agreements.

“Other Indebtedness” means (a) the Indebtedness of any Loan Party incurred under any FF&E Document and (b) Permitted Unsecured Indebtedness.
“Outside Completion Deadline” means December 31, 2013, as the same may from time to time be extended pursuant to subsection 7.19B.
“Outside Opening Deadline” means August 1, 2012, as the same may from time to time be extended pursuant to subsection 7.19B.
“Outside Substantial Operations Deadline” means December 31, 2012, as the same may from time to time be extended pursuant to subsection 7.19B.
“Parent” means Las Vegas Sands Corp., a Nevada corporation.
“Patacas” or “MOP” means the lawful currency of Macau SAR.
“Patriot Act” is defined in subsection 5.9.
“Payment and Funding Office” means (a) for payments and fundings in Dollars and HK Dollars, the office of the Administrative Agent located at The Bank of Nova Scotia, 25th Floor, United Centre, 95 Queensway, Hong Kong (Attention: Philip Ng/Maggie Lim;  Fax: 852.2527.2527), and for payments and fundings in Patacas, at such other office of the Administrative Agent or a third party or sub-agent, as applicable, as shall be designated by the Administrative Agent to the Borrower prior to the Initial Borrowing Date or (b) such other office of the Administrative Agent or of a third party or sub-agent, as appropriate, as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrower and each Lender.
“Payment and Performance Bond” means any payment or performance bond delivered under any Construction Contract in favor of the Borrower, any other Loan Party, the Administrative Agent or the Collateral Agent and supporting the Contractor’s obligations under any such Construction Contract.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.
“Percentage” means, as the context may require, any Lender’s RL Percentage, TLF I Percentage or TLF II Percentage.
“Permit Schedule” is defined in subsection 5.17B.
“Permits” means all material authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Project in accordance with the Project Documents, the Plans and Specifications, the Project Budget, and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including approvals required under the Gaming Concession Contract, the Land Concession Contract or Environmental Laws) required for or in connection with the construction, ownership, use, occupation and operation of the Project and the transactions provided for in this Agreement and the other Operative Documents.

“Permitted Asset Dispositions” means (i) the sale or disposition of any retail mall space and any apartments, complementary accommodations or condominium units constructed in the Project (including any sale of equity in connection with the sale or disposition of such retail mall space, apartments, accommodations or condominium units) and (ii) the sale or disposition (other than an AH Transfer) of Phase 3 (or any portion thereof) or any rights thereto.
“Permitted Bonds” has the meaning specified in subsection 7.1(xvi).
“Permitted Bond Issuance” has the meaning specified in subsection 7.1(xvi).
“Permitted Bond Ratable Share” means, at any date, the percentage equivalent to a fraction (i) the numerator of which is the then outstanding principal amount of Permitted Bonds and (ii) the denominator of which is the sum of (a) the numerator plus (b) the aggregate principal amount of all Term Loans.
“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 430(k) of the Code or by Section 303(k) of ERISA and any such Liens expressly prohibited by any applicable terms of any of the Collateral Documents):
(i) Liens granted in favor of the Secured Parties and the holders of Indebtedness (and their representatives) incurred pursuant to a Permitted Bond Issuance pursuant to the Collateral Documents and the Assignment of Reinsurances;
(ii) Liens existing on the Closing Date and described in, and with the priority set forth in, Schedule 7.2 annexed hereto;
(iii) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3 and which may be prior to the Liens granted in favor of the Secured Parties;
(iv) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the construction of the Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by Applicable Accounting Standards, shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the construction of the Project, the Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof and which may be prior to the Liens granted in favor of the Secured Parties;

(v) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the construction of the Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as may be required by Applicable Accounting Standards, shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the construction of the Project, the Borrower has bonded such Lien within a reasonable time after becoming aware of the existence thereof (or with respect to which the Borrower has obtained a title insurance endorsement insuring against losses arising therewith) and which may be prior to the Liens granted in favor of the Secured Parties;
(vi) any attachment or judgment not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
(vii) easements, rights-of-way, avigational servitudes, restrictions, encroachments, and other defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Loan Party or result in a material diminution in the value of any Collateral as security for the Obligations and which may be prior to the Liens granted in favor of the Secured Parties;
(viii) leases permitted under subsection 7.7(vi) and (viii) and any leasehold mortgage in favor of any party financing the lessee under any lease permitted under subsection 7.7(vi), provided that none of the Loan Parties is liable for the payment of any principal of, or interest, premiums or fees on, such financing and which may be prior to the Liens granted in favor of the Secured Parties;
(ix) Liens arising from filing UCC financing statements or the Macanese equivalent relating solely to leases permitted by this Agreement;
(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and which may be prior to the Liens granted in favor of the Secured Parties;

(xi) licenses of patents, trademarks and other intellectual property rights granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary and which may be prior to the Liens granted in favor of the Secured Parties;
(xii) Liens incurred in connection with Hedging Agreements in respect of any Indebtedness; provided that such Liens only extend to the collateral securing such Indebtedness with the same priority thereto;
(xiii) Liens on Specified FF&E securing obligations in respect of an FF&E Facility permitted to be incurred hereunder (including any mortgage, deed of trust, or similar encumbrance, granted pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, on real property as may be necessary under applicable law to create a Lien on Specified FF&E that may constitute a “fixture” appended to such real property) and which may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
(xiv) Liens securing Indebtedness permitted pursuant to subsections 7.1(viii), 7.1(ix) and 7.1(xiv), which Liens may be prior to, or free and clear of, the Liens granted in favor of the Secured Parties;
(xv) Liens on property of a Person existing at the time such Person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, the Borrower or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with the Borrower or such Restricted Subsidiary;
(xvi) Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling a Loan Party to maintain self-insurance or to participate in other specified insurance arrangements or any attachment or judgment Lien not constituting an Event of Default under subsection 8.8 and which may be prior to the Liens granted in favor of the Secured Parties;
(xvii) leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and which may be prior to the Liens granted in favor of the Secured Parties;

(xviii) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and which may be prior to the Liens granted in favor of the Secured Parties;
(xix) Liens on property existing at the time of acquisition thereof by the Borrower or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
(xx) Liens on the interests of the Borrower in the Land Concession Contract and the Property interest granted thereunder (and any balances, accounts or deposits with BNU), granted in favor of the Concession Guarantor and/or other guarantors of payments under the Land Concession Contract (or to the Collateral Agent on behalf of the Concession Guarantor and/or such other guarantors) securing obligations in an aggregate amount of no more than $5,000,000 at any one time pursuant to the Collateral Documents or pursuant to other documentation reasonably satisfactory in form and substance to the Collateral Agent;
(xxi) Liens on the Collateral junior in priority to the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by Section 7.1(xv);
(xxii) Liens on the Collateral that are pari passu with the Liens created by the Collateral Documents pursuant to an intercreditor agreement entered into as contemplated by Section 7.1(xvi);
(xxiii) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(xxiv) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;
(xxv) Liens in favor of the Financial Institution under (and as provided in) the US Collateral Account Agreement; and
(xxvi) Liens required pursuant to clause (b) of the proviso in subsection 7.7(xx).
“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or any other Loan Party (a) for which no installment of principal matures earlier than twelve months after the Maturity Date, (b) pursuant to documentation containing redemption and other prepayment events, interest rates, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights and other material terms that are on market terms (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Requisite Lenders and (c) that has been subordinated (including, without limitation, with respect to payments of principal and interest) by the lender thereof pursuant to a subordination agreement in substantially the form of Exhibit G, as such subordination agreement may be modified or replaced at the request of such lender and the Borrower; provided that, if either the Administrative Agent or Collateral Agent determines, acting reasonably, that the proposed terms of such modified or replaced subordination agreement are different in any material respect to the terms set forth in Exhibit G, then the Requisite Lenders shall have approved such materially different terms in the subordination agreement.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Borrower or any other Loan Party (a) for which no installment of principal matures earlier than twelve months after the Maturity Date, (b) in support of which no Liens are granted, whether on any Collateral or any other assets of any Loan Party, and (c) for which the payment of principal and interest is pari passu in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights and other material terms reasonably satisfactory to the Administrative Agent.
“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
“Phase” means Phase 1 or Phase 2, as applicable.
“Phase 1” means (i) the Casino Facilities, (ii) the design, development, financing, construction, ownership and operation and maintenance of tower “5A” (consisting of the Traders Hotel and the Shangri-La Hotel), tower “6A” (consisting of the first Sheraton Hotel tower), conference rooms and meeting facilities, a theater and certain retail facilities and (iii) the design, development, financing, construction (up to the completion of structural works and excluding Phase 2) and ownership of tower “6B” (consisting of the second Sheraton Hotel) and certain retail facilities.
“Phase 2” means the internal fit-out and operation and maintenance of tower “6B” (consisting of the second Sheraton Hotel) and certain retail facilities.
“Phase 3” means the design, development, financing, construction, ownership, operation and maintenance of tower “5B” (consisting of the hotel and mixed use tower on the Site that is currently contemplated to be St. Regis branded).
“Plans and Specifications” means, with respect to the Project, all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Project that are listed on Exhibit Y annexed hereto as the same may be (a) finalized in a manner consistent with the standards set forth in Exhibit Z annexed hereto and (b) amended in accordance with subsection 7.18.
“Pledge Over Gaming Equipment and Utensils” means that certain Pledge Over Gaming Equipment and Utensils substantially in the form of Exhibit E-7, to be executed by the Company in favor of the Collateral Agent.

“Pledge Over Intellectual Property Rights” means the Pledge Over Intellectual Property Rights, substantially in the form of Exhibit E-5, to be executed by any Loan Party in favor of the Collateral Agent.
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Power of Attorney” means that certain power of attorney substantially in the form of Exhibit E-14, to be executed by each Loan Party in favor of the Collateral Agent.
“Pre-Closing Borrower Equity Contribution” means the amount certified by the Borrower on the Initial Borrowing Date as having been spent for out-of-pocket costs and expenses associated with the design, development and construction of the Project since November 1, 2009 up to and including the Initial Borrowing Date.
“Pre-Closing Settlement Amount” means the amount of the “Suspension and Termination Costs” Line Item category in the Project Budget as of the Closing Date.
“Pre-Existing Construction Contract” means all Construction Contracts that have been executed and delivered to the Syndication Agents as of the date hereof.
“Pre-Opening Expenses” means, with respect to any Active Phase, any costs and expenses included in the “Pre-Opening Expenses” Line Item Category of the Project Budget with respect to such Phase.
“Prepayment Account” means a deposit account established and maintained by the Administrative Agent at the Payment and Funding Office in the name of the Borrower, and under the control of the Administrative Agent, into which certain amounts required to be used to prepay Loans pursuant to the terms hereof may be temporarily deposited, together with any potential breakage costs associated with such prepayments.
“Primary Gaming Concession Contract” means the concession contract for the operation of games of chance and other games in casinos in Macau SAR, dated June 26, 2002, between Macau SAR and Galaxy.
“Prime Rate” means (i) with respect to Loans denominated in U.S. Dollars, the rate that the Administrative Agent announces from its New York office from time to time as its Dollar prime lending rate and (ii) with respect to Loans denominated in HK Dollars or Patacas, the rate that the Administrative Agent announces from its Hong Kong office from time to time as its HK Dollar generally applicable prime lending rate, in each case as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Proceedings” is defined in subsection 6.1(ix).
“Process Agent” is defined in subsection 10.18B.

“Project” means Phase 1 and Phase 2.
“Project Budget” means the budget and drawdown schedule for the Project delivered by the Borrower on the Initial Borrowing Date and meeting the requirements of subsection 4.1B(xii)(b), as the same may from time to time be amended from time to time pursuant to subsection 7.19(A).
“Project Completion Date” means the date both Phase 1 and Phase 2 have achieved their respective Completion Dates.
“Project Cost Revolving Loans” means any Revolving Loans any proceeds of which are intended to be used to fund Non-Casino Project Costs.
“Project Cost Term Loans” means any Term Loans the proceeds of which are intended to be used to fund Non-Casino Project Costs.
“Project Costs” means all costs (other than working capital and general corporate expenses) incurred, or to be incurred, in accordance with the Project Budget, in connection with the development, design, engineering, procurement, installation, construction, equipping, fitting out and opening of the Project (including the Casino Facilities), which costs shall include (without duplication), but shall not be limited to: (a) all costs incurred under Construction Contracts, (b) Debt Service (including the mandatory prepayment of the Loans under subsection 2.4B(iii)(i)) prior to the first Opening Date, (c) reasonable financing, closing and administration costs related to each Active Phase until the Completion Date of such Phase including, but not limited to, insurance costs, guarantee fees, legal fees and expenses, financial advisory fees and expenses, technical fees and expenses (including, without limitation, fees and expenses of the Construction Consultant and the Insurance Advisor), commitment fees, management fees, agency fees (including, without limitation, fees and expenses of the Administrative Agent and the Collateral Agent), interest, taxes (including value added tax but excluding gaming taxes and other amounts payable under the Gaming Concession Contract), and other out-of-pocket expenses payable by the Loan Parties under all documents related to the financing and administration of the Project until the Project Final Completion Date, (d) the costs of acquiring Permits for each Active Phase prior to the Final Completion Date of such Phase, (e) costs incurred in settling insurance claims in connection with Events of Loss at each Active Phase and collecting Net Loss Proceeds relating thereto at any time prior to the Final Completion Date of such Phase, and (f) all amounts expected to be payable by the Loan Parties (as opposed to any third party developer) under the Land Concession Contract for the period from the execution date thereof through the Opening Date for Phase 1, and at such times as such payments are due or anticipated to be due in accordance with the then applicable monthly Project Sources and Uses Schedule; provided that “Project Costs” shall not include Operating Costs for any Phase from and after the Opening Date for such Phase.
“Project Documents” means, collectively, the Construction Contracts, the Gaming Contracts, the Architect Services Agreements, the Land Concession Contract, and the contracts and other arrangements entered into from time to time between the Borrower or a Loan Party and any contractor or other third party for performance of services or sale of goods in connection with the design, engineering, installation, construction, management, operation or development of the Project (other than the Loan Documents and any FF&E Documents), as the same may be amended from time to time in accordance with the terms and conditions of subsection 7.13 or 7.17.

“Project Final Completion Date” mean the date both Phase 1 and Phase 2 have achieved their respective Final Completion Dates.
“Project Loans Disbursement Account” is defined in the Depository Agreement.
“Project Punchlist Completion Amount” means, with respect to any Active Phase from time to time after the Completion Date of such Phase, the estimated cost to complete all remaining Project Punchlist Items relating to such Phase if the owner of such Phase were to engage independent, reputable and appropriately experienced and licensed contractor(s) to complete such work and no other work certified by the Borrower and the Construction Consultant with respect to each Advance from and after the Completion Date for such Phase in their respective certificates in the form of Exhibits C and D to the Depository Agreement.
“Project Punchlist Items” means, with respect to any Active Phase, minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of any portion of such Phase for its intended purposes or the ability of the owner or master lessee, as applicable, of any portion of such Phase (or any tenant thereof) to perform work that is necessary or desirable to prepare such portion of such Phase for such use or occupancy; provided that, in all events, “Project Punchlist Items” shall include (to the extent not already completed), without limitation, the items set forth in the defects lists to be delivered under any Material Construction Contract for such Phase and all items that are listed on the “punchlists” furnished by the Building Department in connection with, or after, the issuance of such Phase’s temporary Occupancy Certificate as those that must be completed in order for the Building Department to issue such Phase a permanent Occupancy Certificate.
“Project Report” means a report of the Construction Consultant delivered to the Administrative Agent and the Borrower stating, among other things, that (a) the Construction Consultant has reviewed the Construction Contracts, the Plans and Specifications, and other material information deemed reasonably necessary by the Construction Consultant for the purpose of evaluating whether the Projects can be constructed and completed in the manner contemplated by the Operative Documents and (b) based on its review of such information, the Construction Consultant is of the opinion that the Project can be constructed in the manner contemplated by the Project Documents and, in particular, that the Project can be constructed and completed substantially in accordance with the Construction Contracts and the Plans and Specifications within the parameters set by the Project Schedule and the Project Budget.
“Project Schedule” means the schedule for construction and completion of the Project (including each Phase thereof) delivered by the Borrower on the Initial Borrowing Date and meeting the requirements of subsection 4.1B(xii)(c), as the same may from time to time be amended pursuant to subsection 7.19(B).

“Project Sources and Uses Schedule” means the Project Sources and Uses Schedule delivered by the Borrower on the Closing Date and meeting the requirements of subsection 4.1B(xii)(d), as amended from time to time in accordance with subsection 6.21.
“Projected Free Cash Flow Credit Amount” means, at any given time and in each case, the aggregate amount of Free Cash Flow projected to be generated by the Borrower and the other Loan Parties from the Project as set forth on the then current Project Sources and Uses Schedule; provided that at the time of determination the Borrower is able to satisfy (i) the conditions precedent to Advances with respect to each Phase under Section 3.1 of the Depository Agreement (other than Section 3.1.3 of the Depository Agreement), for the period commencing with the then Anticipated Opening Date of such Phase (or, if later, the then current calendar month) through and including the month in which the Project Final Completion Date then is anticipated to occur.
“Properties” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party.
“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the TLF I Commitment or the TLF I Loans of any Lender, the percentage obtained by dividing (i) the TLF I Exposure of that Lender by (ii) the aggregate TLF I Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the TLF II Commitment or the TLF II Loans of any Lender, the percentage obtained by dividing (i) the TLF II Exposure of that Lender by (ii) the aggregate TLF II Exposure of all Lenders, (c) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, (d) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (i) the New Term Loan Exposure of that Lender with respect to that Series by (ii) the aggregate New Term Loan Exposure of all Lenders with respect to that Series, and (e) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the TLF I Exposure of that Lender plus the TLF II Exposure of that Lender plus the Revolving Loan Exposure of that Lender plus the New Term Loan Exposure of that Lender by (ii) the sum of the aggregate TLF II Exposure of all Lenders plus the aggregate TLF II Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders plus the aggregate New Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (a), (b), (c) and (e) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
“Quarterly Date” means March 31, June 30, September 30 and December 31.
“Rate/FX Protection Agreement” means, collectively, any Hedging Agreement entered into by the Borrower or any other Loan Party under which the counterparty of such Hedging Agreement is (or at the time such Hedging Agreement was entered into, was) a Lender, an Agent, or an Affiliate of an Agent or a Lender; provided that such Hedging Agreement relates to (a) interest rate risk with respect to Indebtedness secured by a First Priority Lien or (b) any currency exchange risk.

“Rating Agency” is defined in the definition of “Cash Equivalents”.
“Realized Savings” means, with respect to the Project:
(a) with respect to each of the “Construction Costs” and “FF&E” Line Item Categories in the Project Budget, a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which results from a decrease in the anticipated cost to complete the work contemplated by such Line Item Category which the Borrower is able to demonstrate to the reasonable satisfaction of the Construction Consultant, including as a result of a Scope Change which (A) complies with the requirements of subsection 7.18 and (B) results, to the reasonable satisfaction of the Construction Consultant, in a quantifiable decrease in materials, supplies, or required services or the expected cost thereof.
(b) with respect to the “Consultants” Line Item Category in the Project Budget, a decrease in the anticipated cost to complete the services contemplated by such Line Item Category which the Borrower is able to demonstrate to the reasonable satisfaction of the Construction Consultant;
(c) with respect to the “Pre-Opening Costs” Line Item Category in the Project Budget, a decrease of up to 25% in the cost anticipated to be incurred to complete the work contemplated by such Line Item Category if the Borrower certifies that it does not intend to spend more than the reduced amount and that such reduced amount is an appropriate amount for such Line Item Category;
(d) with respect to the “Suspension and Termination Costs” and “Financing Fees, Legal Costs and Miscellaneous Expenses” Line Item Categories in the Project Budget, a decrease in the anticipated cost to complete the services or to pay the fees and costs contemplated by such Line Item Category which the Borrower is able to demonstrate to the reasonable satisfaction of the Administrative Agent; and
(e) with respect to any other Line Item Category other than “Contingency” Line Item Category, the amount by which the total cost allocated to such Line Item Category exceeds the total cost incurred by the Borrower to complete all aspects of the work contemplated by such Line Item Category (as confirmed by the Construction Consultant) which amount, if any, may not be established until the Borrower has actually completed all such work;
in each case, which is documented by the Borrower in a Realized Savings Certificate in the form of Exhibit L-5, duly executed and completed with all exhibits and attachments thereto. No Realized Savings shall be obtainable with respect to the “Unallocated Contingency” Line Item Category in the Project Budget until the Project Final Completion Date (provided that the amount of such Line Item Category may be reduced pursuant to the definition of Required Minimum Contingency in accordance with subsection 7.19A.

“Recalculation Date” means each of the following: (a) the first Business Day of each calendar month; (b) each date of issuance of a Letter of Credit denominated in HK Dollars or Patacas; (c) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof; (d) each date of any payment by the Issuing Bank under any such Letter of Credit; (e) the date of any payment or conversion of any Loan denominated in HK Dollars or Patacas; and (f) the date any Revolving Loans are made to repay Refunded Swing Line Loans.
“Reference Banks” means, in relation to (i) the Adjusted Eurodollar Rate, the principal London offices of Barclays Bank PLC, BNP, Citi and UBS or such other Lender(s) that are Lenders as of the date hereof and the date of its appointment hereunder that may be appointed by the Administrative Agent in consultation with the Borrower; provided that any such other Lender(s) so appointed provides quotes in the London interbank market for Dollar deposits in the ordinary course of business for the offering of Dollar deposits as of the date of such appointment, and (ii) the HIBOR Rate, the principal office in Hong Kong of BNP, Citi and UBS or such other Lender(s) that are Lenders as of the date hereof and the date of its appointment hereunder that may be appointed by the Administrative Agent in consultation with the Borrower; provided that any such other Lender(s) so appointed provide quotes for HK Dollar deposits in its ordinary course of business for the offering of HK Dollar deposits as of the date of such appointment.
“Refinancing Fees” means with respect to any extension, refinancing, defeasance, renewal, replacement, substitution, refunding, repurchase, repayment or redemption of Indebtedness, or any tender for or call of Indebtedness, any reasonable fees, expenses, premiums, make-whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.
“Refunded Swing Line Loans” is defined in subsection 2.10D.
“Register” is defined in subsection 2.1D(i).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Regulatory Consultants” means Macau Professional Services.
“Reimbursement Date” is defined in subsection 3.3B.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Relevant Contracts” is defined in subsection 8.12(iii).
“Relevant Fiscal Year” means the first full Fiscal Year next succeeding the Fiscal Year in which the Trigger Date occurs, and each subsequent Fiscal Year thereafter.

“Remaining Costs” means, with respect to each Active Phase at any given time, the difference between (a) the aggregate amount of “Total Anticipated Costs” set forth in column 8 of the Summary Anticipated Cost Report for such Phase as in effect from time to time and (b) the aggregate amount of “Project Costs Incurred” set forth in column 10 of the Summary Anticipated Cost Report for such Phase.
“Required Minimum Contingency” means: (a) from time to time prior to the Project Completion Date, the amount allocated to the “unallocated contingency” Line Item category in the Project Budget as of the Closing Date less ten percent (10%) of such amount, amortized on a double declining basis from the Closing Date through the then-estimated Project Completion Date; provided that, on the Initial Borrowing Date (but not any day thereafter) the “unallocated contingency” Line Item category set forth in the Project Budget shall be no less than five percent (5%) of the Hard Costs set forth in the Project Budget; and (b) from time to time after the Project Completion Date, 150% of the Project Punchlist Completion Amount.
“Required Scope Change Approval” means, with respect to each proposed Scope Change for any Active Phase, the consent of the Administrative Agent, such consent not to be unreasonably withheld (or, with respect to any Scope Change that will increase the Project Costs by more than $50,000,000 (or that together with all other previously implemented Scope Changes as to which Required Scope Change Approval was required, will increase the Project Costs by more than $150,000,000), the consent of the Requisite Lenders, such consent not to be unreasonably withheld).
“Requisite Class Lenders” means, at any time of determination, (i) for the TLF I Lenders, Lenders holding more than 50% of the aggregate TLF I Exposure of all Lenders; (ii) for the Class of Lenders having TLF II Exposure, Lenders holding more than 50% of the aggregate TLF II Exposure of all Lenders; (iii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders, and (iv) for the Lenders having New Term Loan Exposure with respect to any Series of new Term Loans, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Series.
“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders.
“Resort Component” means all portions of a Project other than, at any time while an FF&E Facility is in place, the FF&E Component being financed with such FF&E Facility.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of the Borrower now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of the Borrower now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of the Borrower now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Excluded Subsidiary, whether existing on the Closing Date or subsequently formed or acquired.
“Retainage Amounts” means at any given time amounts which have accrued and are owing under the terms of a Construction Contract for work or services already provided but which at such time (and in accordance with the terms of the applicable Construction Contract) are being withheld from payment to any Contractor, until certain subsequent events (e.g., completion benchmarks or expiration of warranty period) have been achieved under the applicable Construction Contract.
“Revolving Credit Facility” is defined in subsection 2.1A(iii).
“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to the Borrower pursuant to subsection 2.1A(iii) and “Revolving Loan Commitments” means such commitments of all the Lenders in the aggregate.
“Revolving Loan Commitment Amount” means $250,000,000, as such amount may be reduced pursuant to the terms of this Agreement.
“Revolving Loan Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event or (b) the date that is one month prior to the fifth anniversary of the Closing Date.
“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and the aggregate outstanding principal amount of the Revolving Loans made by that Lender, (b) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender, and (c) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any repayments thereof with Revolving Loans by other Lenders); provided that for purposes of the foregoing clauses (a), (b) and (c), the Revolving Loan Commitment and Revolving Loans of each Revolving Loan HK Dollar Lender and each Revolving Loan Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“Revolving Loan Dollar Lender” means a Lender that has a Revolving Loan Commitment denominated in Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no Revolving Loan Dollar Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan Dollar Lender on Schedule 2.1 and (ii) in any currency other than Dollars.
“Revolving Loan HK Dollar Lender” means a Lender that has a Revolving Loan Commitment denominated in HK Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no Revolving Loan HK Dollar Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan HK Dollar Lender on Schedule 2.1 and (ii) in any currency other than HK Dollars.

“Revolving Loan Lender” means each Revolving Loan Dollar Lender, Revolving Loan HK Dollar Lender and Revolving Loan Pataca Lender.
“Revolving Loan Pataca Lender” means a Lender that has a Revolving Loan Commitment denominated in Patacas, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no Revolving Loan Pataca Lender shall be obligated to fund Revolving Loans (i) in an aggregate amount exceeding the amount set forth for such Revolving Loan Pataca Lender on Schedule 2.1 and (ii) in any currency other than Patacas.
“Revolving Loans” is defined in subsection 2.1A(iii).
“Revolving Note” means a promissory note of the Borrower payable to any Revolving Loan Lender, substantially in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“RL Percentage” means, relative to any Lender, the applicable percentage (based on the aggregate Revolving Loan Commitment of such Lender expressed in Dollars using the Closing FX Rates) relating to Revolving Loans set forth opposite its name on Schedule 2.1 hereto under the Revolving Loan Commitment column or set forth in an Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B or by cancellations and terminations of Revolving Loan Commitments in accordance with this Agreement. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.
“Safe Harbor Scope Change” means, with respect to each Phase, any Scope Change if, after giving effect thereto, such Phase will be within or shall exceed the “standards” for such Phase set forth on Exhibit Z, which Exhibit shall be proposed by the Borrower and reasonably approved by the Administrative Agent and the Construction Consultant on or prior to the later of the Initial Borrowing Date and the recommencement of construction of the applicable Phase.
“Sales Deposit Account” is defined in the Depository Agreement.
“Scope Change” means, with respect to each Active Phase, any change in the Plans and Specifications for such Phase or any other change to the design, layout, architecture or quality of such Phase from that which is contemplated upon the later of the Initial Borrowing Date and the recommencement of construction of such Phase (unless such change is required by Legal Requirements, design deficiencies or errors or otherwise reasonably necessary (as confirmed by the Construction Consultant) in order to achieve Completion of such Phase for its intended purposes and in accordance with the standards set forth in Exhibit Z (to the maximum extent reasonably possible considering the Legal Requirements, deficiencies or errors requiring such change)), including, without limitation, (a) additions, deletions or modifications to the “Work” or the “Development” (as defined in any Contract relating to such Phase), and (b) modifications to the “Construction Documents” (as defined in the Architect Services Agreement) to the extent the same constitute an “Additional Service” under the Architect Services Agreement.

“Scotia Capital” is defined in the preamble.
“Secured Parties” means, collectively, the Lenders, each Issuing Lender, the Agents and each counterparty to a Rate/FX Protection Agreement that is (or at the time such Rate/FX Protection Agreement was entered into, was) a Lender or an Agent or an Affiliate thereof entered into by the Borrower.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Security Agreement executed and delivered by the Borrower and each Guarantor that is a Restricted Subsidiary, substantially in the form of Exhibit E-2 annexed hereto.
“Selected Subcontractor” has the meaning set forth in the definition of Lien Release Parties.
“Series” is defined in subsection 2.9B.
“Settlement Confirmation” is defined in subsection 10.1B(i).
“Settlement Service” is defined in subsection 10.1C.
“Shangri-La Hotel” means the hotel that is currently contemplated to be Shangri-La branded, to be operated, maintained and managed pursuant to the Shangri-La Management Agreement, or any other branded hotel and, if applicable, related management agreement that replaces the Shangri-La Hotel and Shangri-La Management Agreement, respectively.
“Shangri-La Management Agreement” means the Hotel Management Agreement dated as of October 28, 2005 between Shangri-La International Hotel Management Limited and Venetian Cotai Limited (which is expected to be assigned to the Borrower) which provides for, among other things, the operation, maintenance and management of a Shangri-La-branded hotel by Shangri-La International Hotel Management Limited or an Affiliate thereof.
“Shared Services Agreement” means that certain Shared Services Agreement dated as of November 8, 2009 among the Parent and the Sponsor.

“Shareholder Subordinated Indebtedness” means Permitted Subordinated Indebtedness held by the Parent or any of its Subsidiaries (other than a Loan Party) that has a maturity date after the Maturity Date, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
“Sheraton Hotel” means the hotel that is currently contemplated to be Sheraton branded, to be operated, maintained and managed pursuant to the Sheraton Management Agreement, or any other branded hotel and, if applicable, related management agreement that replaces the Sheraton Hotel and Sheraton Management Agreement, respectively.
“Sheraton Management Agreement” means the Sheraton Macao Hotel Operating Agreement dated as of March 1, 2007 between Sheraton Overseas Management Co. and the Borrower which provides for, among other things, the operation, maintenance and management of a Sheraton-branded hotel by Sheraton Overseas Management Co. or an Affiliate thereof.
“Site 5 & 6” means the real property designated as such on the Cotai Plan as it may be modified in a non-material manner in accordance with the Cotai Plan, which is leased to the Borrower pursuant to the Land Concession Contract, and on which the Project will be developed.
“Site” means Site 5 & 6.
“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Equity Contribution” has the meaning set forth in the definition of Consolidated Adjusted EBITDA.

“Specified FF&E” means any furniture, fixtures, equipment and other personal property that is financed or refinanced with the proceeds from an FF&E Facility, including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components, attachments, accessions, accessories, manuals, installation kits and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than Gaming Licenses and the IP License), manufacturers’ and other warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property (including any rights in any third-party developed software or firmware (it being understood that if the Borrower or any of its Affiliates makes any addition, improvement or modification to any such third-party developed software or firmware, such third-party developed software or firmware shall not be disqualified from being “Specified FF&E”, but such addition, improvement, or modification shall not be considered “Specified FF&E” to the extent that either (i) the Borrower or such Affiliate retains ownership of such improvement or modification or (ii) the applicable software license otherwise permits the Borrower or any Affiliate to retain such ownership), any trademark licenses and any other intellectual property solely related to any such property or other items of Specified FF&E); and to the extent not otherwise included, all proceeds (including insurance and condemnation proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including cash collateral and collateral accounts) and such other collateral reasonably determined by the Administrative Agent in its reasonable discretion. Specified FF&E may not be financed with the proceeds of any borrowings made under this Agreement (other than temporary funding with the proceeds of FF&E Deposit Loans, provided such Loans are reimbursed with proceeds of loans under the relevant FF&E Facility, and other than costs related to transportation, installation and sales taxes).
“Sponsor” means Sands China Ltd., a Cayman Islands corporation.
“Sponsor Agreement” means that certain Sponsor Agreement, dated as of the date hereof, by and among the Sponsor, the Administrative Agent and the Collateral Agent, substantially in the form of Exhibit M hereto.
“Standby Letter of Credit” means any standby letter of credit, bank guaranty or similar instrument issued for the purpose of supporting (a) Indebtedness of the Borrower or any other Loan Party in respect of industrial revenue or development bonds or financings, (b) workers’ compensation liabilities of the Borrower or any other Loan Party, (c) the obligations of third party insurers of the Borrower or any other Loan Party arising by virtue of the laws of any jurisdiction requiring the third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of the Borrower or any other Loan Party, (e) performance, payment, deposit or surety obligations of the Borrower or any other Loan Party, in any case if required by Legal Requirement (including if required by any Governmental Instrumentality or otherwise necessary in order to obtain any Permit related to the Project) or in accordance with custom and practice in the industry, (f) Legal Requirements in connection with the development of the Project and (g) for general corporate purposes of the Borrower or any other Loan Party; provided that Standby Letters of Credit (other than those referred to in clauses (e) and (f) above) may not be issued for the purpose of supporting (i) trade payables or (ii) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of Bankruptcy Code).
“Subcontractor” means any direct or indirect subcontractor of any tier under any Construction Contract.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.
“Substantial Operations Date” means the date upon which all of the following conditions shall have been satisfied with respect to the Project, as certified by the Borrower (and confirmed by the Construction Consultant): (i) the Opening Date for Phase 1 and Phase 2 shall have occurred with respect to the portions of such Phase described in clauses (ii) and (iii) of this definition; (ii) at least 5,000 hotel rooms shall be substantially complete and available for occupancy; (iii) a sufficient number of restaurant seats shall be open for business to support the general public’s use of the portions of Phase 1 and Phase 2 that are then open or available for occupancy for their intended purposes; and (iv) at least 5,000 gaming positions shall be open to the public (with positions being calculated at one for each position at an electronic gaming machine, one position for each slot machine and seven positions for each live gaming table).
“Substitute Lender” is defined in subsection 10.7(a).
“Summary Anticipated Cost Reports” means anticipated cost reports for each Active Phase substantially in the form of Exhibit V-2 annexed hereto and which provide the information indicated therein segregated by Line Item Category for such Phase in the Project Budget.
“Supplemental Equity Contribution Account” is defined in the Depository Agreement.
“Supplements to Gaming Sub-Concession Contract” means (i) the Memorandum from Macau SAR (executed by The Secretary for Economy and Finance), dated December 23, 2002, pursuant to which the Gaming Sub-Concession Contract was deemed no longer dependent on the Primary Gaming Concession Contract, (ii) the letter dated December 19, 2002, executed by the government of Macau SAR, authorizing the transfer of rights under the concession agreement to the Company pursuant to the terms of the Gaming Sub-Concession Contract, and (iii) the letter dated December 19, 2002, executed by the government of Macau SAR, confirming its rights and obligations with respect to the Gaming Sub-Concession Contract.
“Supplier Joint Venture” means any Person that supplies or provides materials or services to any Loan Party or any contractor in relation to the Project and in which a Loan Party or one of its Restricted Subsidiaries has Investments.
“Swing Line Lender” means each of BOC and ICBC, in its capacity as Swing Line Lender.
“Swing Line Loans” is defined in subsection 2.1A(iv).

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, substantially in the form of Exhibit A-5 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto, and if such Person shall for any reason no longer perform the function of a securities rating agency, S&P shall be deemed to refer to any other rating agency designated by the Borrower with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by (x) the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located, (y) any jurisdiction in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business, or (z) any other jurisdiction as a result of a present or former connection between that Person and such jurisdiction (other than any connection arising solely from that Person having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document), in each case on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).
“Tax Credit” means a credit against, relief or remission for, or repayment of any, Included Taxes.
“Term Loan Facilities” means TLF I and TLF II.
“Term Loan Facility I” or “TLF I” means the term loan facility to be made available to the Borrower pursuant to subsection 2.1A(i).
“Term Loan Facility II” or “TLF II” “ means the term loan facility to be made available to the Borrower pursuant to subsection 2.1A(ii).
“Term Loans” means, collectively, the TLF I Loans, the TLF II Loans and any New Term Loans.
“Termination Date” means the date on which all payment Obligations then due and payable have been repaid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized or otherwise secured on terms and conditions satisfactory to the Issuing Lender of such Letter of Credit) and all Commitments shall have terminated.
“TLF Commitments” means the TLF I Commitment and the TLF II Commitment.

“TLF I Commitment” means the commitment of a Lender to make TLF I Loans to the Borrower pursuant to subsection 2.1A(i) and “TLF I Commitments” means such commitments of all Lenders in the aggregate.
“TLF I Commitment Amount” means $750,000,000.
“TLF I Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event, (b) the date on which the full amount of the TLF I Loans available to be borrowed has been borrowed and (c) the date that is 60 days after the date of this Agreement or if such day is not a Business Day, the next succeeding Business Day.
“TLF I Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the TLF I Commitment Termination Date, the sum of that Lender’s TLF I Commitment and the aggregate outstanding principal amount of the TLF I Loans made by that Lender and (b) after the TLF I Commitment Termination Date, the outstanding principal amount of the TLF I Loans made by that Lender; provided that, for purposes of the foregoing clauses (a) and (b), the TLF I Commitment and TLF I Loans of each TLF I HK Dollar Lender and each TLF I Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“TLF I Dollar Lender” means a Lender that has a TLF I Commitment denominated in Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF I Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF I Dollar Lender on Schedule 2.1 and (ii) in any currency other than Dollars.
“TLF I HK Dollar Lender” means a Lender that has a TLF I Commitment denominated in HK Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF I HK Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF I HK Dollar Lender on Schedule 2.1 and (ii) in any currency other than HK Dollars.
“TLF I Lender” means each TLF I Dollar Lender, TLF I HK Dollar Lender and TLF I Pataca Lender.
“TLF I Pataca Lender” means a Lender that has a TLF I Commitment denominated in Patacas, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF I Pataca Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF I Pataca Lender on Schedule 2.1 and (ii) in any currency other than Patacas.
“TLF I Loan” is defined in subsection 2.1A(i).
“TLF I Note” means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-2 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding TLF I Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“TLF I Percentage” means, relative to any Lender, the applicable percentage (based on the aggregate TLF I Commitment of such Lender expressed in Dollars using the Closing FX Rates) relating to TLF I Loans set forth opposite its name on Schedule 2.1 hereto under the TLF I Commitment column or set forth in a Assignment Agreement under the TLF I Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B or by cancellations and terminations of TLF I Commitments in accordance with subsection 10.1I. A Lender shall not have any TLF I Commitment if its percentage under the TLF I Commitment column is zero.
“TLF II Commitment” means the commitment of a Lender to make TLF II Loans in the currencies set forth in Schedule 2.1 to the Borrower pursuant to subsection 2.1A(ii) and “TLF II Commitments” means such commitments of all Lenders in the aggregate.
“TLF II Commitment Amount” means $750,000,000.
“TLF II Commitment Termination Date” means the earlier of (a) the occurrence of a Commitment Termination Event, (b) the date on which the full amount of TLF II Loans available to be borrowed has been borrowed and (c) the date that is 18 months after the date of this Agreement or if such day is not a Business Day, the next succeeding Business Day.
“TLF II Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the TLF II Commitment Termination Date, the sum of that Lender’s TLF II Commitment and the aggregate outstanding principal amount of the TLF II Loans made by that Lender and (b) after the TLF II Commitment Termination Date, the outstanding principal amount of the TLF II Loans made by that Lender; provided that, for purposes of the foregoing clauses (a) and (b), the TLF II Commitment and TLF II Loans of each TLF II HK Dollar Lender and each TLF II Pataca Lender shall be expressed in Dollars using the applicable Closing FX Rate.
“TLF II Dollar Lender” means a Lender that has a TLF II Commitment denominated in Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF II Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF II Dollar Lender on Schedule 2.1 and (ii) in any currency other than Dollars.
“TLF II HK Dollar Lender” means a Lender that has a TLF II Commitment denominated in HK Dollars, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF II HK Dollar Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF II HK Dollar Lender on Schedule 2.1 and (ii) in any currency other than HK Dollars.
“TLF II Lender” means each TLF II Dollar Lender, TLF II HK Dollar Lender and TLF II Pataca Lender.
“TLF II Pataca Lender” means a Lender that has a TLF II Commitment denominated in Patacas, as set forth on Schedule 2.1. Notwithstanding anything to the contrary in this Agreement, no TLF II Pataca Lender shall be obligated to fund (i) in an amount exceeding the amount set forth for such TLF II Pataca Lender on Schedule 2.1 and (ii) in any currency other than Patacas.

“TLF II Loan” is defined in subsection 2.1A(ii).
“TLF II Note” means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-3 annexed hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding TLF II Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
“TLF II Percentage” means, relative to any Lender, the applicable percentage (based on the aggregate TLF II Commitment of such Lender expressed in Dollars using the Closing FX Rates) relating to TLF II Loans set forth opposite its name on Schedule 2.1 hereto under the TLF II Commitment column or set forth in an Assignment Agreement under the TLF II Commitment column, as such percentage may be adjusted from time to time pursuant to Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to subsection 10.1B or by cancellations and terminations of TLF II Commitments in accordance with subsection 10.1I. A Lender shall not have any TLF II Commitment if its percentage under the TLF II Commitment column is zero.
“Total Project Costs” means the aggregate Project Costs for the Project.
“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Lender for any amount drawn under any Letter of Credit, but not yet so applied), plus (b) the aggregate principal amount of all outstanding Swing Line Loans, plus (c) the Letter of Credit Usage.
“Traders Hotel” means the hotel that is currently contemplated to be Traders branded, to be operated, maintained and managed pursuant to the Traders Management Agreement, or any other branded hotel and, if applicable, related management agreement that replaces the Traders Hotel and Traders Management Agreement, respectively.
“Traders Management Agreement” means the Hotel Management Agreement for Traders Hotel dated as of October 28, 2005 between Shangri-La International Hotel Management Limited and Venetian Cotai Limited (which is expected to be assigned to the Borrower) which provides for, among other things, the operation, maintenance and management of a Traders-branded hotel by Shangri-La International Hotel Management Limited or an Affiliate thereof.
“Transaction Costs” means the fees, costs and expenses payable by the Borrower on or before the Initial Borrowing Date in connection with this Agreement, the other Loan Documents, and the initial Credit Extension hereunder.
“Transactions” is defined in subsection 4.1B(viii).

“Trigger Date” means the last day of the second full Fiscal Quarter immediately following the Fiscal Quarter in which the Substantial Operations Date occurs.
“UBS” is defined in the preamble.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.
“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.
“US Collateral Account Agreement” means that certain Disbursement Collateral Account Agreement, to be entered into among the Borrower, the Collateral Agent and the Administrative Agent, in substantially the form of Exhibit E-4 hereto.
“USD Livrança” means that certain promissory note substantially in the form of Exhibit E-12, regarding the Loans (other than the Loans denominated in HKD or MOP) to be executed by the Borrower, and endorsed by each Guarantor, in favor of the Collateral Agent.
“Venetian Cotai” means Venetian Cotai Limited, a Macau corporation.
“VML Credit Agreement” means that certain Credit Agreement dated as of May 25, 2006 among VML US Finance LLC, as Borrower, Venetian Macau Limited, as the Company, each other Loan Party, the Administrative Agent, Banco Nacional Ultramarino, S.A. and Sumitomo Mitsui Banking Corporation as co-documentation agents, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc. or their respective affiliates, collectively, as co-syndication agents, joint lead arrangers and joint bookrunners, and each of the other agents and arrangers from time to time party thereto and the financial institutions from time to time party thereto, as the same has been and may be amended, amended and restated, supplemented, or otherwise modified from time to time.
“Withdrawal Period” is defined in subsection 10.7(b).
1.2 Accounting Terms; Utilization of Applicable Accounting Standards for Purposes of Calculations Under Agreement.
Except as otherwise expressly provided in this Agreement (including the last sentence of this subsection 1.2), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Applicable Accounting Standards. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (x) of subsection 6.1 shall be prepared in accordance with Applicable Accounting Standards as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)) except for those exceptions from Applicable Accounting Standards that are called for by the requirements of those subsections. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3, except that where material changes to the application of Applicable Accounting Standards have occurred after the Closing Date, Applicable Accounting Standards as in effect as of the Closing Date will be applied. For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Excluded Subsidiary; provided that the parties acknowledge that such definition of “consolidated” is not in accordance with Applicable Accounting Standards.
1.3 Other Definitional Provisions and Rules of Construction.
A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.
C. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
D. Any reference to an “Exhibit” (other than a reference to Exhibits C-5, F, L-1, M and N, which Exhibits shall be in agreed form on the Closing Date) shall be to such Exhibit in form and substance to be agreed between the Arrangers and the Borrower no less than five (5) Business Days prior to the Initial Borrowing Date, as evidenced by an instrument executed by the Administrative Agent and the Borrower and attaching the agreed form of each such Exhibit.
Any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, supplemented or otherwise modified from time to time, but only to the extent in accordance with subsection 7.13 or 7.17 (to the extent applicable).
1.4 Exchange Rates.
Not later than 1:00 p.m. (Eastern time) on each Recalculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Recalculation Date with respect to Patacas and HK Dollars to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rate so determined shall become effective on the relevant Recalculation Date, shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting any amounts between Dollars and Patacas or HK Dollars, as the case may be.

Not later than 5:00 p.m. (Eastern time) on each Recalculation Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalent of the principal amounts of the Loans denominated in HK Dollars and Patacas then outstanding and (ii) notify the Lenders and the Borrower of the results of such determination. For purposes of determining compliance under Section 7 with respect to any amount in Patacas or HK Dollars, as the case may be, such amount shall be deemed to equal the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence. Notwithstanding anything else in this Agreement, the maximum amount of Indebtedness, Liens, Investments and other basket amounts that the Borrower and the Restricted Subsidiaries may incur under Section 7 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Liens, Investments and other basket amounts, solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, Liens, Investments and other basket amounts by the Borrower and the Restricted Subsidiaries under Section 7 the exchange rate of currencies shall be measured as of the date of calculation.
Section 2. Amounts and Terms of Commitments and Loans.
2.1 Commitments; Making of Loans; the Register; Notes.
A. Commitments. Subject to the terms and conditions of this Agreement, each Lender hereby severally agrees to make the Loans described in this subsection 2.1A.
(i) TLF I Loans. From time to time on any Business Day occurring on and after the Closing Date but on or prior to the TLF I Commitment Termination Date, each TLF I Lender agrees that it will severally make loans (relative to such Lender, its “TLF I Loans”) as follows:
(a) in the case of each TLF I Dollar Lender, in an amount equal to such Lender’s TLF I Percentage of the aggregate amount of the borrowing of the TLF I Loans requested by the Borrower to be made on such day;
(b) in the case of each TLF I HK Dollar Lender, in an amount equal to such Lender’s TLF I Percentage of the aggregate amount of the borrowing of the TLF I Loans requested by the Borrower to be made on such day, in HK Dollars based on the Closing FX Rates for the conversion of Dollars into HK Dollars; and
(c) in the case of each TLF I Pataca Lender, in an amount equal to such Lender’s TLF I Percentage of the aggregate amount of the borrowing of the TLF I Loans requested by the Borrower to be made on such day, in Patacas based on the Closing FX Rates for the conversion of Dollars into Patacas.
No amounts paid or prepaid with respect to TLF I Loans may be reborrowed. No TLF I Lender shall be permitted or required to make any TLF I Loan if, after giving effect thereto, the aggregate outstanding principal amount of all TLF I Loans of such TLF I Lender would exceed such Lender’s TLF I Percentage of the then existing TLF I Commitment Amount. Each Lender’s TLF I Commitment shall expire on the TLF I Commitment Termination Date.

(ii) TLF II Loans. From time to time on any Business Day occurring on and after the Closing Date but on or prior to the TLF II Commitment Termination Date, each TLF II Lender agrees that it will severally make loans (relative to such Lender, its “TLF II Loans”) as follows:
(a) in the case of each TLF II Dollar Lender, in an amount equal to such Lender’s TLF II Percentage of the aggregate amount of the borrowing of the TLF II Loans requested by the Borrower to be made on such day;
(b) in the case of each TLF II HK Dollar Lender, in an amount equal to such Lender’s TLF II Percentage of the aggregate amount of the borrowing of the TLF II Loans requested by the Borrower to be made on such day, in HK Dollars based on the Closing FX Rates for the conversion of Dollars into HK Dollars; and
(c) in the case of each TLF II Pataca Lender, in an amount equal to such Lender’s TLF II Percentage of the aggregate amount of the borrowing of the TLF II Loans requested by the Borrower to be made on such day, in Patacas based on the Closing FX Rates for the conversion of Dollars into Patacas.
No amounts paid or prepaid with respect to TLF II Loans may be reborrowed. No TLF II Lender shall be permitted or required to make any TLF II Loan if, after giving effect thereto, the aggregate outstanding principal amount of all TLF II Loans of such TLF II Lender would exceed such Lender’s TLF II Percentage of the then existing TLF II Commitment Amount. Each Lender’s TLF II Commitment shall expire on the TLF II Commitment Termination Date.
(iii) Revolving Loans. From time to time on any Business Day occurring on or after the Closing Date but prior to the Revolving Loan Commitment Termination Date, each Revolving Loan Lender agrees that it will severally make loans (relative to such Lender, its “Revolving Loans”) as follows:
(a) in the case of each Revolving Loan Dollar Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Revolving Loans requested by the Borrower to be made on such day;
(b) in the case of each Revolving Loan HK Dollar Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Revolving Loans requested by the Borrower to be made on such day, in HK Dollars based on the Closing FX Rates for the conversion of Dollars into HK Dollars; and
(c) in the case of each Revolving Loan Pataca Lender, in an amount equal to such Lender’s RL Percentage of the aggregate amount of the borrowing of the Revolving Loans requested by the Borrower to be made on such day, in Patacas based on the Closing FX Rates for the conversion of Dollars into Patacas.

On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Lender’s RL Percentage of the Letter of Credit Usage, would exceed such Lender’s RL Percentage of the then existing Revolving Loan Commitment Amount and in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect. Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be repaid in full no later than that date. All Loans made or committed to be made under this subsection, collectively, the “Revolving Credit Facility”.
(iv) Swing Line Loans. At any time prior to the Revolving Loan Commitment Termination Date, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make loans (the “Swing Line Loans”) to the Borrower, in Dollars, Patacas or HK Dollars as requested by the Borrower, in the aggregate amount (together with the aggregate of the Letter of Credit Usage) up to but not exceeding the Multi-Use Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Loan Commitments exceed the Revolving Loan Commitments then in effect. Amounts borrowed pursuant to this subsection 2.1A(iv) may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.
B. Borrowing Mechanics. Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and Swing Line Loans which shall be governed by the provisions of subsection 2.10), shall be in an aggregate minimum amount of (y) $15,000,000 and integral multiples of $5,000,000 in excess of that amount in the case of Term Loans and (z) $1,000,000 and integral multiples of $500,000 in the case of Revolving Loans; it being understood that each amount set forth in the foregoing clauses (x) and (y) shall apply to the requested aggregate amount of all TLF I Loans, TLF II Loans or Revolving Loans, as applicable, to be made on such Funding Date (calculated using the Dollar Equivalent (based on the applicable Closing FX Rates) in the case of Loans denominated in HK Dollars and Patacas).

Whenever the Borrower desires that the Lenders make Term Loans or Project Cost Revolving Loans (other than (i) Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and (ii) Swing Line Loans which shall be governed by the provisions of subsection 2.10), the Borrower shall deliver to the Administrative Agent a Borrowing Notice; provided, that, (x) other than in the case of the Initial Borrowing Date, the Borrower may not deliver any Borrowing Notice except on or after the date all conditions set forth in Section 4.1 have been satisfied and (y) in the case of the Initial Borrowing Date, the Borrower shall have satisfied all conditions set forth in Section 4.1B no later than three (3) Business Days prior to the date that is proposed to be the Initial Borrowing Date. Each such Borrowing Notice must be received by the Administrative Agent prior to 3:00 p.m., Eastern time, at least five Business Days prior to the requested Funding Date and must specify (i) the amount and type of Project Cost Term Loans, Non-Project Cost Term Loans, or Project Cost Revolving Loans, as the case may be, to be borrowed, (ii) the requested Funding Date and (iii) in the case of Eurodollar Rate Loans and in the case of the HIBOR Rate Loans, the length of the initial Interest Period therefor. Each relevant Lender will make the amount of its share of each borrowing as is required hereunder and under the Depository Agreement available to the Administrative Agent in immediately available Dollars, Patacas or HK Dollars, as applicable.
Whenever the Borrower desires that the Lenders make Non-Project Cost Revolving Loans (other than (i) Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, and (ii) Swing Line Loans which shall be governed by the provisions of subsection 2.10), it shall deliver to the Administrative Agent a Borrowing Notice no later than 3:00 p.m. (Eastern time) at least five Business Days in advance of the proposed Funding Date. The Borrowing Notice shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of Non-Project Cost Revolving Loans requested, (iii) whether such Revolving Loans that are denominated in Dollars shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans and in the case of the HIBOR Rate Loans, the initial Interest Period requested therefor. Each relevant Lender will make the amount of its share of each borrowing as is required pursuant to and subject to the applicable requirements of Section 2 available to the Administrative Agent in immediately available Dollars, Patacas or HK Dollars, as applicable. The Borrower shall notify the Administrative Agent prior to the funding of any such Revolving Loans in the event that any of the matters to which the Borrower is required to certify in the applicable Borrowing Notice is no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrower of the proceeds of any such Revolving Loans shall constitute a recertification by the Borrower, as of the applicable Funding Date, as to the matters to which the Borrower is required to certify in the applicable Borrowing Notice.
Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Borrowing Notice for a Eurodollar Rate Loan or a HIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.
All proceeds of TLF I Loans not otherwise used to pay Transaction Costs on the Initial Borrowing Date shall be deposited in the Project Loans Disbursement Account or Local Currency Loans Accounts, as applicable. All proceeds of TLF II Loans that are Project Cost Term Loans, and Project Cost Revolving Loans, shall be deposited in the Project Loans Disbursement Account or Local Currency Loans Accounts, as applicable. All proceeds of Non-Project Cost Revolving Loans and Non-Project Cost Term Loans shall be deposited in the Operating Accounts, as directed by the Borrower.

C. Lending of Funds. All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by the Administrative Agent of a Borrowing Notice pursuant to subsection 2.1B, the Administrative Agent shall notify each Lender of the proposed borrowing. Each applicable Lender shall make the amount of its Loan available to the Administrative Agent not later than 11:00 a.m. (local time) on the applicable Funding Date, in same day funds in Dollars, Patacas or HK Dollars, as applicable, by wire transfer (together with the applicable SWIFT confirmation or Federal Funds Wire Confirmation) at the applicable Payment and Funding Office, and the Administrative Agent shall make such funds (a) in the case of Project Cost Term Loans (other than proceeds of TLF I Loans made on the Initial Borrowing Date that are applied to pay Transaction Costs) and Project Cost Revolving Loans, available no later than 1:00 pm (local time) on the applicable Funding Date by depositing such Project Cost Term Loans (other than proceeds of TLF I Loans made on the Initial Borrowing Date that are applied to pay Transaction Costs) and Project Cost Revolving Loans in the Project Loans Disbursement Account (and in so doing such Loans shall be deemed made available to the Borrower hereunder), and (b) in the case of all Non-Project Cost Term Loans and Non-Project Cost Revolving Loans, available to the Borrower no later than 1:00 p.m. (local time) on the applicable Funding Date by depositing such Non-Project Cost Term Loans and Non-Project Cost Revolving Loans in the Operating Accounts, as directed by the Borrower. Notwithstanding the foregoing, upon instruction of the Administrative Agent, Project Cost Term Loans denominated in Patacas or HK Dollars will instead be made available on the applicable Funding Date not later than 1:00 p.m. (local time) by direct deposit of such Loans by the Term Lenders into the relevant Local Currency Loans Accounts as designated by the Administrative Agent.
Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

D. The Register.
(i) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, as agent for the Borrower, at its address referred to in subsection 10.9, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(ii) The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitment and the Loans (in accordance with the provisions of subsection 10.1, and, for any Loans or Commitments denominated in HK Dollars or Patacas, including the Dollar Equivalent amount of such Loans and Commitments calculated using the Closing FX Rate) from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Loans of each Lender (and any cancellations of Term Loans pursuant to and in accordance with the terms and conditions of subsection 10.1I). Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party or the Sponsor in respect of any applicable Loans.
(iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of any Loan Party or the Sponsor in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(iv) The Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsections 10.1B(ii) or 10.1I(vi), as applicable. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

E. Notes. The Borrower agrees that, upon request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party or the Sponsor.
2.2 Interest on the Loans.
A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (i) in the case of Revolving Loans (but not including Swing Line Loans) or Term Loans denominated in Dollars, the Adjusted Eurodollar Rate or the Base Rate, or (ii) in the case of Revolving Loans (but not including Swing Line Loans) or Term Loans denominated in Patacas or HK Dollars, the HIBOR Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrower initially at the time a Borrowing Notice is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E, 2.6G and 2.7, the Loans shall bear interest at a rate per annum as follows:
(a) if a Base Rate Loan, then from the date of funding of such Loan at the sum of the Base Rate plus the Applicable Margin for such Loans; or
(b) if a Eurodollar Rate Loan, then from the date of funding of such Loan at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for such Loans; or
(c) if a HIBOR Rate Loan, then from the date of funding of such Loan at the sum of the HIBOR Rate plus the Applicable Margin for such Loans; or
(d) if a Swing Line Loan, then from the date of funding of such Loan at the the sum of either (i) in the case of Swing Line Loans denominated in Dollars, the Adjusted Eurodollar Rate for an Interest Period of one month or (ii) in the case of Swing Line Loans denominated in HK Dollars or Patacas, the HIBOR Rate for an Interest Period of one month, in each case plus the Applicable Margin for Revolving Loans.

All Eurodollar Rate Loans and HIBOR Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan or HIBOR Rate Loan.
B. Interest Periods. In connection with each Eurodollar Rate Loan or HIBOR Rate Loan, the Borrower may, pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at the Borrower’s option, either a one, two, three or six month period (or, with the consent of all relevant Lenders, nine or twelve months, or a period of less than one month if all relevant Lenders consent to such period); provided that:
(i) the initial Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or HIBOR Rate Loan, or on the Business Day specified in the applicable Conversion/Continuation Notice, in the case of a Loan converted to a Eurodollar Rate Loan or HIBOR Rate Loan;
(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan or HIBOR Rate Loan continued as such pursuant to a Conversion/Continuation Notice, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection 2.2B(v), end on the last Business Day of a calendar month;
(v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;
(vi) no Interest Period shall extend beyond a date on which the Borrower is required to make a scheduled payment of principal of the Loans or a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans or HIBOR Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Commitments then in effect over the aggregate principal amount of the Loans then outstanding equals or exceeds the principal amount required to be paid on the Loans or the permanent reduction of the Commitments that is scheduled to occur, on such date;
(vii) there shall be no more than 12 Interest Periods outstanding at any time;

(viii) in the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan or HIBOR Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month; and
(ix) the Borrower may not select an Interest Period of greater than one month until sixty days after the Closing Date (unless prior thereto the Co-Syndication Agents provide written notice that the syndication has been completed).
C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears (in the same currency as such Loan made to the Borrower) on each Interest Payment Date with respect to such Loan, shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.
D. Conversion or Continuation. Subject to the provisions of subsection 2.6, the Borrower shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $5,000,000 (or $1,000,000 in the case of Revolving Loans) and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan or HIBOR Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan or HIBOR Rate Loan, it being understood that each amount set forth in the foregoing clauses (i) and (ii) shall apply to the requested aggregate amount of such conversion or continuation, as applicable, to be so converted or continued (calculated using the Dollar Equivalent (based on the applicable Closing FX Rates) in the case of Loans denominated in HK Dollars and Patacas); provided, however, that except as provided in subsection 2.6F, a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.
The Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 3:00 p.m. (Eastern time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least five Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan or HIBOR Rate Loan). A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan or HIBOR Rate Loan, the requested Interest Period, (v) in the case of a conversion to a Eurodollar Rate Loan, or a continuation of a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing and (vi) in the case of a continuation of a HIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing or, if a Potential Event of Default or Event of Default has occurred and is continuing, the Borrower has not been notified in writing by the Administrative Agent that it may not continue such HIBOR Rate Loan. In lieu of delivering the above-described Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Conversion/Continuation Notice to the Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.
Except as otherwise provided in subsections 2.6B, 2.6C, 2.6F and 2.6G, a Conversion/Continuation Notice for conversion to, or continuation of, a Eurodollar Rate Loan or a HIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.
E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, all overdue amounts other than fees then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (and, in the case of any fees, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans and HIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in the interest rate is effective such Eurodollar Rate Loans and HIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
F. Computation of Interest and Commitment Fees. Interest on the Loans and commitment fees shall be computed on the basis of (i) a 360-day year, in the case of Eurodollar Rate Loans, and (ii) a 365-day year, in respect of Base Rate Loans, HIBOR Rate Loans and commitment fees, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, (i) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan during any period when such Loans may be assigned through a Settlement Service, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Eurodollar Rate Loan or HIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and (ii) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan or a HIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan or HIBOR Rate Loan, or, with respect to a Term Loan during any period when such Loans may be assigned through a Settlement Service, the current Interest Payment Date with respect to such Term Loan as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3 Fees.
A. Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for distribution to each (i) Revolving Loan Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the date of this Agreement to and excluding the Revolving Loan Commitment Termination Date equal to (x) the average of the daily excess of the Revolving Loan Commitments over the sum of (A) the aggregate principal amount of outstanding Revolving Loans but not the Letter of Credit Usage plus (B) the Letter of Credit Usage multiplied by (y) 1.50% per annum, (ii) each TLF I Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the date that is 30 days after the date of this Agreement to and excluding the TLF I Commitment Termination Date equal to the average of the daily unused TLF I Commitments multiplied by 2.00% per annum and (iii) each TLF II Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the date of this Agreement to and excluding the TLF II Commitment Termination Date equal to the average of the daily unused TLF II Commitments multiplied by 2.00% per annum, in each case such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed, to be paid to each Revolving Loan Lender, TLF I Lender and TLF II Lender in the same currency as its Revolving Loan Commitment, TLF I Commitment and TLF II Commitment, as the case may be, and to be payable quarterly in arrears on each Quarterly Date, commencing on the first such date to occur after the date of this Agreement, and on the Revolving Loan Commitment Termination Date, the TLF I Commitment Termination Date or the TLF II Commitment Termination Date, as applicable.
B. Annual Administrative Fee. The Borrower agrees to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Administrative Agent’s Fee Letter.
C. Collateral Agent’s Annual Fee. The Borrower agrees to pay to the Collateral Agent an annual fee in the amount and at the times set forth in the Collateral Agent’s Fee Letter.
D. Other Fees. The Borrower agrees to pay to the Agents and the Arrangers such other fees in the amounts and at the times as may be mutually agreed by them in writing.

2.4 Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.
The Borrower shall repay, in full, the unpaid principal amount of each Loan (in the same currencies as the Loans made to the Borrower) upon the applicable Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
A. Scheduled Payments of Term Loans.
The Borrower shall make principal payments on the Term Loans in the relevant currency in installments on each Quarterly Date for Term Loans commencing with the Quarterly Date on March 31, 2013 and shall pay (i) 5% of the initial aggregate principal amount of the Term Loans outstanding as of the TLF II Commitment Termination Date (and after giving effect to any Advance on such date) on each Quarterly Date in 2013, (ii) 7.50% of the initial aggregate principal amount of the Term Loans outstanding as of the TLF II Commitment Termination Date (and after giving effect to any Advance on such date) on each Quarterly Date in 2014 and (iii) the remainder of such principal amount on the Maturity Date; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid as set forth in the applicable Joinder Agreement; provided, further, that the scheduled installments of principal of the Term Loans above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv) or any cancellations in accordance with subsection 10.1I, and the final installment payable by the Borrower in respect of the Term Loans shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by the Borrower under this Agreement with respect to the Term Loans. Notwithstanding the foregoing, with respect to any Term Loans which are cancelled pursuant to and in accordance with subsection 10.1I, each of the installments of principal payments of the Term Loans due after the date of such cancellation shall be reduced by the aggregate stated principal amount of such cancelled Term Loans on a pro rata basis.
B. Prepayments and Unscheduled Reductions in Commitments.
(i) Voluntary Prepayments. The Borrower may, upon not less than one Business Day’s prior written or telephonic notice given to the Administrative Agent by 3:00 p.m. (Eastern time), in the case of Base Rate Loans (other than Swing Line Loans denominated in Patacas or HK Dollars), five Business Days’ prior written or telephonic notice given to the Administrative Agent by 3:00 p.m. (Eastern time), in the case of Eurodollar Rate Loans and HIBOR Rate Loans, and upon written or telephonic notice given to the Administrative Agent by 11:00 a.m. (local time) on the date of such prepayment with respect to Swing Line Loans denominated in HK Dollars, and in each case, if given by telephone, promptly confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or in the case of Swing Line Loans, in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount); provided, however, that with respect to any Eurodollar Rate Loan or a HIBOR Rate

Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrower shall pay any amount payable pursuant to subsection 2.6D; provided, further, that no such voluntary prepayments will be permitted (other than in respect of Revolving Loans or Swing Line Loans) until after the Trigger Date, or unless the Borrower demonstrates in an Officers’ Certificate that the Borrower is In Balance on a pro forma basis after giving effect to such prepayment (unless all principal, interest, fees and any other amounts outstanding under each of the Facilities are being prepaid and all outstanding Commitments are being cancelled at the same time). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein in the currency in which such loans were made to the Borrower unless such notice is in connection with a refinancing of the Loans in which case such notice may be conditioned upon consummation of such refinancing. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).
(ii) Voluntary Reductions of Commitments. The Borrower may, upon not less than five Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (A) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction, or (B) the TLF Commitments; provided that any such partial reduction of such Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, further, that no such voluntary commitment reductions will be permitted at any time prior to the Project Final Completion Date unless the Borrower demonstrates in an Officers’ Certificate that the Borrower is In Balance on a pro forma basis after giving effect to such reduction; provided that no such Officers’ Certificate shall be required if the Borrower terminates the Commitments in full and prepays the full amount of the principal, interest, fees and any other amounts outstanding under each of the Facilities at the same time. The Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv). Any Commitments terminated pursuant to this subsection 2.4B(ii) may not be reinstated.
(iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):
(a) Prepayments From Net Asset Sale Proceeds. If any Asset Sale is consummated on or after the Opening Date of the Project (or portion thereof) to which such assets being sold, transferred or otherwise disposed of relate, then no later than the fifth Business Day following the date of receipt by any Loan Party of any Net Asset Sale Proceeds in respect of such Asset Sale (other than Net Asset Sale Proceeds in respect of (i) the sale of any obsolete, worn out or surplus assets or assets no longer used or useful in the business of a Loan Party to the extent such Net Asset Sale Proceeds are reinvested in the business of the Loan Parties within 12 months of receipt and (ii) Permitted Asset Dispositions or Asset Sales permitted pursuant to subsections 7.7(xv), to the extent such Net Asset Sale Proceeds under clause (ii) are reinvested in assets of the Loan Parties constituting Collateral within 12 months of receipt), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided that if no Event of Default or Potential Event of Default has occurred and is continuing or will result from such Asset Sale and the Consolidated Leverage Ratio is, prior to giving effect to such prepayment, (i) greater than 3.0:1.0, only 75% of such Net Asset Sale Proceeds must be applied to prepayments; (ii) greater than 2.50:1.0 but less than or equal to 3.0:1.0, only 50 % of such Net Asset Sale Proceeds must be applied to prepayments; and (iii) less than or equal to 2.50:1.0, no such prepayment shall be required; provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(a) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Asset Sale Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided that to the extent such Net Asset Sale Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Asset Sale Proceeds”), such Excess Asset Sale Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(a). For purposes of this subsection 2.4B(iii)(a), (x) no Net Asset Sale Proceeds shall be deemed to have been received by a Loan Party as a result of any Asset Sale of a complementary accommodation, apartment or condominium unit at any Phase (including any sale of equity in connection with the sale or disposition of such apartments, accommodations or units) until such time as the final payment for such Asset Sale is received (and is not contractually subject to return or refund) by a Loan Party, and (b) no prepayment shall be required with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units (including any sale of equity in connection with the sale or disposition of such apartments, accommodations or units) until the aggregate amount of such Net Asset Sale Proceeds is in excess of $10,000,000 since the prior prepayment made with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units (including the above-described equity sales), and in no event shall any prepayments with respect to Net Asset Sale Proceeds received as a result of Asset Sales of complementary accommodations, apartment or condominium units (including the above-described equity sales) be required to be made more frequently than once per calendar month.
(b) Prepayments from Net Loss Proceeds. Subject to subsection 6.4C, the terms of the Gaming Facilities Agreement and applicable law, no later than the date on which Net Loss Proceeds are required to be applied to prepayment of Loans pursuant to the last sentence of this subsection 2.4B(iii)(b), the Borrower shall prepay the Loans in an amount equal to such Net Loss Proceeds; provided, however, so long as no Event of Default has occurred and is continuing, the Borrower or another Loan Party may use such Net Loss Proceeds to repair, restore and replace the property or asset with respect to which such Net Loss Proceeds were paid in order to compensate the Borrower or such other Loan Party for the Event of Loss which occurred thereto so long as such Net Loss Proceeds are used for such purposes within 12 months of the

Borrower’s receipt of such Net Loss Proceeds (or, if committed for such use by the Borrower, actually used for such purposes within 15 months of the Borrower’s receipt of such Net Loss Proceeds); provided further that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(b) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Loss Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided that to the extent such Net Loss Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Loss Proceeds”), such Excess Loss Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(b). To the extent such Net Loss Proceeds are not so reinvested, the Borrower will make a prepayment of the Loans within five Business Days of the end of such 12-or-15-month period, as the case may be; provided further, that no prepayment shall be required with any Net Loss Proceeds from any Event of Loss that, taken together with all other Events of Loss from and after the Closing Date as to which the Net Loss Proceeds were not used to prepay loans hereunder do not exceed $5,000,000 in the aggregate, so long as such Net Loss Proceeds are reinvested in assets of the Loan Parties used or useful in the business of the Loan Parties (which assets shall be pledged as Collateral to support the Obligations) within 12 months of the Borrower’s receipt of such Net Loss Proceeds.
(c) Prepayments from Net Termination Proceeds. No later than the fifth Business Day following the date of receipt by the Company or any other Loan Party of any Net Termination Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Termination Proceeds; provided that the amount of any prepayment otherwise required pursuant to the foregoing provisions of this subsection 2.4B(iii)(c) shall be reduced by an amount equal to the lesser of (x) the Permitted Bond Ratable Share of such amount and (y) the amount of the related Net Termination Proceeds which are required by the provisions of the Permitted Bonds to be applied or offered to be applied to the redemption or retirement of Permitted Bonds; provided further that to the extent such Net Termination Proceeds are not so applied to retire or redeem Permitted Bonds after an offer to do so has been made (“Excess Termination Proceeds”), such Excess Termination Proceeds shall be applied to repay Loans in accordance with this Section 2.4B(iii)(c).
(d) Prepayments Due to Incurrence of Debt. On the fifth Business Day following the date of receipt by the Borrower or any other Loan Party of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable fees, costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Borrower or any other Loan Party (other than any debt expressly permitted under subsection 7.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.

(e) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), the Borrower shall deliver to the Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds, Net Termination Proceeds or Net Proceeds, as the case may be, that gave rise to such prepayment. In the event that the Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers’ Certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.
(f) Prepayments Due to Residual Term Loan Proceeds. On the fifth Business Day following the Project Final Completion Date, pursuant to the terms of the Depository Agreement, any proceeds of Term Loans remaining in the Project Loans Disbursment Account or Local Currency Loans Accounts maintained under the Depository Agreement (collectively, “Completion Proceeds”) shall be applied to prepay the Loans; provided that no such prepayment shall be required if the Consolidated Leverage Ratio on such fifth Business Day after the Project Final Completion Date is, prior to giving effect to such prepayment, less than 2.50:1.0.
(g) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. The Borrower shall from time to time prepay Swing Line Loans and/or Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect; provided that no prepayments shall be required pursuant to this clause (g) due to fluctuations in the exchange rates of currencies, which is subject to clause (i) below.
(h) Prepayments Due to Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Relevant Fiscal Year, the Borrower shall, no later than 105 days after the end of such Relevant Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow, minus (ii) voluntary repayments of Consolidated Total Debt made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments) minus (iii) the aggregate principal amount of any Term Loans cancelled in accordance with subsection 10.1I; provided that for any Fiscal Year in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iii) calculating the Consolidated Leverage Ratio as of the last day of such Fiscal Year) shall be less than or equal to 3.5:1.0 but greater than 2.5:1.0, the Borrower shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow, minus (ii) voluntary repayments of Consolidated Total Debt made during such Fiscal Year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments) minus (iii) the aggregate principal amount of any Term Loans cancelled in accordance with subsection 10.1I; and provided, further that for any Fiscal Year in which the Consolidated Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to subsection 6.1(iii) calculating the Consolidated Leverage Ratio as of the last day of such four Fiscal Quarter period) shall be less than or equal to 2.5:1.0, the Borrower shall not be required to make the prepayments and/or reductions otherwise required hereby.

(i) Prepayments Due to Currency Fluctuations. The Administrative Agent shall calculate the Dollar Equivalent of the Total Utilization of Revolving Loan Commitments on each Recalculation Date. If such calculation reflects that, as of such Recalculation Date, the Dollar Equivalent of the Total Utilization of Revolving Loan Commitments exceeds an amount equal to one hundred and two percent (102%) of the Revolving Loan Commitment Amount then in effect, then, within two Business Days after notice of such calculation from the Administrative Agent to the Borrower, the Borrower shall prepay Swing Line Loans or Revolving Loans and/or cash collateralize outstanding Letters of Credit in an aggregate amount sufficient to reduce the Total Utilization of Revolving Loan Commitments as of such date of payment to an amount not exceeding one hundred percent (100%) of the Revolving Loan Commitment Amount then in effect; provided, that solely for purposes of measuring compliance with this subsection 2.4B(iii)(i), the amount of cash collateral delivered to the Collateral Agent pursuant hereto shall be deemed to have reduced the Revolving Loan Commitment Amount. Each such prepayment shall be applied to the Revolving Loans of Revolving Lenders in accordance with their respective Pro Rata Shares.
(iv) Application of Prepayments.
(a) Application of Voluntary Prepayments by Type of Loan and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied (1) as specified by the Borrower with respect to Revolving Loans or Swing Line Loans in the applicable notice of prepayment and (2) on a pro rata basis (in accordance with subsection 2.4B(iv)(c)) with respect to Term Loans; provided that in the event the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans and Revolving Loans to the full extent thereof on a pro rata basis and second to repay outstanding Term Loans on a pro rata basis (in accordance with subsection 2.4B(iv)(c)).
(b) Application of Mandatory Prepayments by Type of Loans. Any amount (the “Applied Amount”) required to be applied as a mandatory prepayment of the Term Loans pursuant to subsections 2.4B(iii)(a)-(f) or (h) shall be applied to first prepay the Term Loans on a pro rata basis to the full extent thereof and second, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans pro rata to the full extent thereof (without any reduction of Revolving Loan Commitments).
(c) Application of Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Any prepayments of Term Loan Facility pursuant to subsection 2.4B(i) or 2.4B(iii)(a)-(f) or (h) shall be applied pro rata to the Term Loans under both Term Loan Facilities and shall be applied to the scheduled installments thereof (x) in the case of payments pursuant to subsection 2.4(B)(i), in direct order of maturity and (y) in the case of payments pursuant to subsection 2.4B(iii), on a pro rata basis.

(d) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to subsection 2.6D.
C. General Provisions Regarding Payments.
(i) Manner and Time of Payment. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars, Patacas or HK Dollars, based on each Lender’s Percentage of outstanding TLF I Loans, TLF II Loans and Revolving Loans in each such currency (or, with respect to commitment fees under subsection 2.3A, each Lender’s Percentage of the Commitments under the applicable Facility in the currency of such Commitments), in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (local time) on the date due (or, if necessary, on the next preceding Business Day) at the applicable Payment and Funding Office for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Borrower hereby authorizes the Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.
(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to the Lenders’ respective Pro Rata Shares (subject to subsection 2.11). The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at its primary address set forth on Schedule 2.1 or at such other address as such Lender may request in writing, its Pro Rata Share of all such payments received by the Administrative Agent, and the commitment fees of such Lender and all other amounts due to such Lender, when received by the Administrative Agent pursuant to subsection 2.3 (subject to subsection 2.11). Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Conversion/Continuation Notice is withdrawn as to any Affected Lender or Market Disruption Lender or if any Affected Lender or Market Disruption Lender makes Base Rate Loans or Alternate HK Dollar Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or HIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.
(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.
2.5 Use of Proceeds.
A. Revolving Loans. The proceeds of the Revolving Loans (other than any New Revolving Loans), including any Swing Line Loans, shall be applied by the Borrower for working capital and general corporate purposes of the Loan Parties including to finance Phase 1 and Phase 2 (excluding any equipment for or interior design fit out of the Casino Facilities), including any investment or payment permitted hereunder and the financing of Non-Casino Project Costs.
B. Term Loans. The proceeds of the Term Loans (other than any New Term Loans) shall be applied by the Borrower to pay Transaction Costs, pay Non-Casino Project Costs (including land concession payments pursuant to the Land Concession Contract) and for working capital and general corporate purposes of the Loan Parties with respect to the hotels and other non-gaming portions of the Project, in each case incurred on or after November 1, 2009, or to repay Shareholder Subordinated Indebtedness that was used to pay such costs if and to the extent that the Equity (after giving effect to such repayment) applied (or retained for application) to pay such costs incurred on or after November 1, 2009 is not less than $500,000,000.
C. New Term Loans and New Revolving Loans. The proceeds of the New Term Loans and/or New Revolving Loans, if any, shall be applied by the Borrower to pay costs incurred in connection with Phase 3 or any other use agreed to by the Requisite Lenders.
D. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower, any other Loan Party or any of their Affiliates in any manner that would cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans and HIBOR Rate Loans.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans or HIBOR Rate Loans as to the matters covered:
A. Determination of Applicable Interest Rate. As soon as practicable after 11:00 a.m. (local time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans or HIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
B. Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans or HIBOR Rate Loans, that by reason of circumstances affecting the interbank Eurodollar or HK Dollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or HIBOR Rate, as the case may be, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be, until such time as Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans denominated in Dollars in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.
C. Illegality or Impracticability of Eurodollar Rate Loans or HIBOR Rate Loans. In the event that it becomes unlawful for a Lender to make, maintain or continue its Commitments or Loans, as contemplated by this Agreement, as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then, and in any such event, such Lender shall be an “Affected Lender” and it shall promptly give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (i) if the same is unlawful for such Affected Lender, the obligation of such Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans, HIBOR Rate Loans and Base Rate Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (ii) if it becomes unlawful for such Affected Lender to maintain its outstanding Loans, such Affected

Lender’s obligation to maintain its outstanding Loans (the “Affected Loans”) shall be terminated, its Commitments shall be terminated and its RL Percentage, TLF I Percentage and/or TLF II Percentage, as applicable, shall be reduced to zero, in each case, at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law (being no earlier than the last day of any applicable grace period permitted by law), whereupon such Affected Lender shall receive a prepayment in the amount of its outstanding Loans and cease to be a Lender under this Agreement, and (iii) the Borrower shall promptly pay to the Administrative Agent such additional amounts of cash as reasonably requested by any Issuing Lender or the Swing Line Lender to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit and Swing Line Loans then outstanding (such amount not to exceed such Affected Lender’s obligations under subsection 2.10D, subection 3.1C or subsection 3.3C). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or HIBOR Rate Loans in accordance with the terms of this Agreement.
D. Compensation For Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or HIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, as applicable, or a borrowing of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur as a result of the revocation by the Borrower of the related Borrowing Notice pursuant to subsection 2.6F, or a conversion to or continuation of any Eurodollar Rate Loan or HIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) and subsection 2.4B(iii)) or other principal payment (including pursuant to an assignment of Revolving Loans on any Increased Amount Date pursuant to Section 2.11) or any conversion of any of its Eurodollar Rate Loans or HIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans or HIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans or HIBOR Rate Loans when required by the terms of this Agreement. If at any time any prepayment is required that would give rise to any compensation pursuant to this subsection 2.6D under clause (ii) of the preceding sentence, and no Potential Event of Default or Event of Default has occurred and is continuing, then at the Borrower’s option upon five Business Days’ notice to the Administrative Agent, the applicable prepayment amount may be deposited irrevocably into the Prepayment Account in lieu of payment to the applicable Lenders. Such funds shall be held in the Prepayment Account until the last day of the applicable Interest Period, at which time the amount deposited in the Prepayment Account shall be further disbursed to the applicable Lenders. The deposit of amounts into the Prepayment Account shall not constitute a prepayment of principal and all principal to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate until actually prepaid.

E. Booking of Eurodollar Rate Loans or HIBOR Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans or HIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender, provided that as of the date of any such change in any Lender’s booking office for its Commitments or Loans hereunder or the effective date of any such assignment to an Affiliate of such Lender, such Lender or Affiliate is not entitled to claim an amount in excess of that which would have been payable to or for the account of original branch of such Lender or such Lender, as the case may be, in respect of Included Taxes pursuant to subsection 2.7B (but without prejudice to any obligation of the Borrower under this Agreement with respect to such Included Taxes occurring after the date of such change or assignment).
F. Market Disruption. If within one Business Day after the Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans or HIBOR Rate Loans the Administrative Agent receives notifications from a Lender, or Lenders, holding more than 50% of the aggregate principal amount of such Loans (any such Lender or Lenders, “Market Disruption Lenders”) that the cost to it or them of obtaining matching deposits in the London interbank market or the Hong Kong interbank market, respectively, would be in excess of the Adjusted Eurodollar Rate or the HIBOR Rate, as the case may be (a “Market Disruption Event”), then, the rate of interest for such Loans for such Interest Period shall be the percentage rate per annum which is the sum of (i) the Applicable Margin and (ii) the percentage rate per annum notified by the Lender of each such Loan to the Administrative Agent to be the cost to such Lender of funding such Loan from whatsoever source it may reasonably select (which cost shall take into account the Eurodollar Rate Reserve Percentage for such Interest Period). Upon receipt of notification from the Market Disruption Lenders, the Administrative Agent shall notify the Borrower in writing (which notice shall identify the Market Disruption Lenders) of the occurrence of such Market Disruption Event, and thereafter the Borrower may by telephonic notice to the Administrative Agent, at any time prior to the Business Day next preceding the date of such Borrowing or the first day of such Interest Period, as the case may be, revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or HIBOR Rate Loans, as applicable, or, failing that, will be deemed to have converted such request into a request for a Borrowing of (1) in the case of Loans denominated in Dollars, Base Rate Loans and (2) in the case of Loans denominated in HK Dollars or Patacas, Loans at the HIBOR Rate determined as the arithmetic mean of the rates quoted by Reference Banks in accordance with clause (b) in the definition of HIBOR Rate (or if the HIBOR Rate which gave rise to the Market Disruption Event was already determined in such manner, at the Alternate HK Dollar Rate) in the amount specified therein. If a Market Disruption Event occurs and the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing as substitute basis for determining the rate of interest for Eurodollar Rate Loans or HIBOR Rate Loans, as the case may be). Any alternative basis so agreed between the Administrative Agent and the Borrower shall, with the prior consent of all Lenders and the Borrower, be binding on all parties hereto.

G. Eurodollar Rate Loans and HIBOR Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan or, if so notified by the Administrative Agent, a HIBOR Rate Loan (provided that, if such notice has been given by the Administrative Agent, such HIBOR Rate Loan shall bear interest at the Alternate HK Dollar Rate), after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Borrowing Notice or Conversion/Continuation Notice given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.
2.7 Increased Costs; Taxes; Capital Adequacy.
A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Instrumentality, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any Governmental Instrumentality (whether or not having the force of law):
(i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;
(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans or HIBOR Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or HIBOR Rate, respectively); or
(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar or HK Dollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be prima facie evidence of the matters set forth therein. Notwithstanding anything to the contrary herein, the Borrower shall not be required to compensate any Lender pursuant to this subsection 2.7A for any Taxes, costs or reduced amounts incurred more than twelve (12) months prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such Taxes or increased costs or reduction in amounts received or receivable by such Lender and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such Taxes, increased costs or reductions are retroactive in effect, then the twelve-month period referred to above shall (if the period of retroactive effect includes any period prior to the first day of such twelve month period) be extended to include the period of retroactive effect thereof).
B. Withholding of Taxes.
(i) Payments to Be Free and Clear. All sums payable by the Borrower, any other Loan Party or the Sponsor under this Agreement and the other Loan Documents to any Agent or any Lender shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within (a) the United States or any political subdivision in or of the United States or (b) Macau SAR or any political subdivision in or of Macau SAR or (c) any other jurisdiction from or to which a payment is made or deemed made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as “Included Taxes”.
(ii) Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:
(a) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;
(b) the Borrower shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c) the sum payable by the Borrower, any other Loan Party or the Sponsor in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding or payment on amounts paid pursuant to this subsection 2.7B), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no deduction, withholding or payment been required or made; and
(d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Included Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(iii) Evidence of Reduction of or Exemption from Withholding Tax. (a) A Lender that is entitled to an exemption from or reduction of any Included Taxes imposed on payments made by the Borrower or any Guarantor pursuant to the Loan Documents shall deliver to the Administrative Agent for transmission to the Borrower, promptly upon request to such Lender by the Borrower, such properly completed and executed documentation provided by the Borrower and prescribed by applicable law and such other information reasonably requested that is necessary to reduce or eliminate such Tax. Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii) if such Lender is not legally able to do so. For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).
(b) Each Lender required to deliver any documentation or other information pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such documentation or other information, that (i) whenever a lapse in time or change in circumstances renders documentation or other information about such Lender obsolete or inaccurate in any material respect, then such Lender shall inform the Borrower and shall at the request of the Borrower, or (ii) if the Borrower otherwise requests, promptly (1) deliver to the Administrative Agent for transmission to the Borrower replacement documentation as provided by the Borrower which is properly completed and duly executed by such Lender, together with any other information reasonably required and that the Borrower informs such Lender of which is necessary in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Included Taxes imposed on payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such documentation or other information. For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).
(c) The Borrower or any Guarantor shall not be required to pay any additional amount to any Lender under subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii). For the avoidance of doubt, a Lender’s failure to provide information or documentation which it is not legally able to provide shall not affect its right to receive additional amounts pursuant to subsection 2.7B(ii).

C. Capital Adequacy Adjustment. If any Lender (which term shall include the Issuing Lender for purposes of this subsection 2.7C) shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Instrumentality charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Instrumentality, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
D. Replacement of Lenders due to Withholding Tax. Notwithstanding the foregoing, if any Lender becomes (x) an Affected Lender or (y) entitled to receive any additional amounts pursuant to subsection 2.7A or  2.7B(ii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, or an Affiliate of the Company to the extent such Affiliate is permitted as an Eligible Assignee); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to Section 2.6D) from the assignee or the Borrower (or such lesser amount agreed to by the parties), (ii) such assignee would, immediately after such assignment, not be entitled to receive any additional amounts pursuant to subsection 2.7B(ii) hereof (or, alternatively, would be entitled to receive reduced additional amounts pursuant to subsection 2.7B(ii) hereof than such assignor would have received but for such assignment), and (iii) no more than the greater of (a) twelve Lenders, and (b) the number of Lenders holding up to $50,000,000 in aggregate principal amount of the Loans may be so replaced pursuant to this subsection 2.7D in the aggregate after the Initial Borrowing Date.

E. Tax Credits. If a Lender or the Administrative Agent determines, in its sole discretion, that it has finally and irrevocably received a Tax Credit from a Governmental Instrumentality in respect of Included Taxes as to which the Borrower has paid additional amounts pursuant to this subsection 2.7, it shall within 60 days from the date of such determination, pay over the amount of such Tax Credit to the Borrower (but only to the extent of such indemnity payments or additional payments made by the Borrower under this subsection 2.7 with respect to such Included Taxes Taxes giving rise to such Tax Credit and to the extent the Administrative Agent or such Lender, as the case may be, determines in its sole discretion that it can do so without prejudice to the retention of the amount of such Tax Credit), net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such Tax Credit); provided, that the Borrower, upon request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Tax Credit to such Governmental Instrumentality. Notwithstanding anything in this Agreement to the contrary, this subsection 2.7 shall not be construed to require any Lender or the Administrative Agent to (i) make available its tax returns (or any other information which it deems to be confidential) to the Borrower or any other person, (ii) require the Administrative Agent or any Lender to claim any refund of any Included Taxes or (iii) interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it thinks fit.
2.8 Obligation of Lenders to Mitigate.
Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender or Issuing Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6 it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or Issuing Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or Letters of Credit office of such Lender or Issuing Lender or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender or Issuing Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or Letters of Credit office or in accordance with such other measures, as the case may be, would not otherwise adversely affect, in any material respect, such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or Letters of Credit office pursuant to this subsection 2.8 if such Lender or Issuing Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above unless the Loan Parties agree in writing to pay all such incidental costs on or prior to the date such costs would be incurred by such Lender. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.9 Incremental Facilities.
A. The Borrower may by written notice to the Co-Syndication Agents and the Administrative Agent elect to request from time to time (i) prior to the Revolving Loan Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (ii) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), denominated in Dollars, HK Dollars or Patacas pursuant to the terms of this Agreement, and in either case not less than $25,000,000 (or the equivalent thereof in HK Dollars or Patacas) individually (or such lesser amount which shall be approved by the Co-Syndication Agents and the Administrative Agent), which amount set forth in such notice may be a proposed range of new commitments that otherwise comply with the foregoing requirements; provided that such New Revolving Loan Commitments and New Term Loan Commitments, together with the aggregate principal amount of all secured Indebtedness outstanding pursuant to subsections 7.1(xv) and 7.1(xvi), shall be in an amount not in excess of $500,000,000 (or the equivalent thereof in HK Dollars or Patacas) in the aggregate. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as the case may be, shall be effective, which shall be a date not less than 10 Business Days (or such shorter time as is agreed upon by the Administrative Agent and each Co-Syndication Agent) after the date on which such notice is delivered to each Co-Syndication Agent and the Administrative Agent. When available, the Co-Syndication Agents will deliver a notice to the Borrower and each Lender and the Administrative Agent setting forth the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender” or a “New Revolving Loan Lender”, as applicable) to which the Co-Syndication Agents have allocated any portion of such New Revolving Loan Commitments or New Term Loan Commitments and the amounts of such allocations, and in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment.
B. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments and the related Credit Extensions; (2) both before and after giving effect to the making of any series of New Term Loans (a “Series”), each of the conditions set forth in Section 4.2 shall be satisfied; (3) the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 7.6 (provided that for the purpose of subsection 7.6B, the Consolidated Leverage Ratio shall not exceed 3.50:1.0) as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments; (4) the New Revolving Loan Commitments or New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Co-Syndication Agents and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in subsection 2.7B(iii); (5) the Borrower shall make any payments required pursuant to subsection 2.6D in connection with the New Revolving Loan Commitments or New Term Loan Commitments to any Lender (including any New Term Loan Lender or New Revolving Loan Lender); and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent or any Co-Syndication Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement (all New Term Loans or New Term Loan Commitments of any Series, a “New Term Loan Facility”).
C. On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
D. On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of such Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of such Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto. Proceeds of any Series of New Term Loans shall be deposited in the Project Loans Disbursement Account.
E. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the TLF I Loans. The terms and provisions (other than the amounts of commitment and other fees) of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the remaining weighted average life to maturity of the TLF I Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the TLF I Loans, (iii) the rate of interest and any applicable original issue discount applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the yield per annum with respect to the New Term Loans (consisting of the interest rate applicable to such New Term Loans plus any applicable original issue discount with respect thereto (which original issue discount shall be equated to interest rates based on an assumed four-year average life to maturity)) shall not be greater at any time than the interest rate then applicable to any TLF I Loans (on a pro forma basis for the borrowing of such New Term Loans) plus 0.25% per annum, unless the Applicable Margins with respect to the TLF I Loans are increased so as to comply with the provisions of this sentence. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Co-Syndication Agents and the Administrative Agent, to effect the provision of this subsection 2.9.
2.10 Swing Line Loans.
A. Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
B. Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent a Borrowing Notice no later than 11:00 a.m. (local time) on the proposed Funding Date.
C. The Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m. (local time) on the applicable Funding Date by wire transfer (together with the applicable SWIFT confirmation or Federal Funds Wire Confirmation) of same day funds in Dollars, Patacas or HK Dollars, as the case may be, where and as directed by the Borrower. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars, Patacas or HK Dollars, as the case may be, equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the Payment and Funding Office, or such other office of the Administrative Agent as may be designated in writing to the Borrower in the case of Swing Line Loans denominated in Patacas or HK Dollars.
D. With respect to any outstanding Swing Line Loans, if (i) such Swing Line Loans shall be outstanding for more than four Business Days, (ii) any Event of Default or Potential Event of Default shall occur and be continuing on a date such Swing Line Loans are outstanding, or (iii) the Swing Line Lender delivers to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (Eastern time) at least one Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Borrowing Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Funding Date in an amount equal to the Dollar Equivalent of the amount of such outstanding Swing Line Loans (in each case, the “Refunded Swing Line Loans”), each Revolving Loan Lender shall deposit in an account specified by the Swing Line Lender its Pro Rata Share of the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower in the amount of the Dollar Equivalent of such Pro Rata Share, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note issued by the Borrower to the Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders holding Revolving Commitments, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders.
E. Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party, the Sponsor or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Potential Event of Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or the Sponsor; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Potential Event of Default or Event of Default or (B) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.11 Defaulting Lender. Notwithstanding anything to the contrary contained herein, if any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including, but not limited to, any amendment, waiver or consent, provided that such Defaulting Lender’s consent shall be required in connection with any amendment, waiver, consent or other modification of this Agreement that would to the extent that such modification would increase the amount of or extend the maturity of such Defaulting Lender’s Commitments hereunder) with respect to any provision of the Loan Documents that requires the approval of Requisite Lenders or all affected lenders. During any Default Period with respect to a Defaulting Lender (a) fees shall cease to accrue on the unfunded portion of the commitment of such Defaulting Lender pursuant to subsection 2.3; (b) to the extent permitted by applicable law, any amounts that would otherwise be payable to such Defaulting Lender with respect to its Loans and Commitments under the Loan Documents (including, without limitation, voluntary and mandatory prepayments, interest and fees) may, in lieu of being distributed to such Defaulting Lender, at the written direction of Borrower to Administrative Agent, be retained by Administrative Agent and applied in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent and to collateralize indemnification and reimbursement obligations of such Defaulting Lender in an amount reasonably determined by Administrative Agent, second, to the payment of any amounts owing by such Defaulting Lender to the Swing Line Lender, third, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender, fourth, to the funding of any Loan in respect of which the Defaulting Lender has failed to fund its portion thereof as required by this Agreement, fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against the Defaulting Lender as a result of the Defaulting Lender’s breach of its obligations under this Agreement, and sixth, to the payment of the Term Loans and Revolving Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; (c) (i) such Defaulting Lender’s Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Loan Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Loan Commitment fee pursuant to subsection 2.3 with respect to such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (ii) such Defaulting Lender’s TLF Commitments and outstanding Term Loans shall be excluded for purposes of calculating the Term Loan commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Term Loan commitment fee pursuant to subsection 2.3 with respect to such Defaulting Lender’s TLF Commitment in respect of any Default Period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and (d) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.11, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this subsection 2.11. The rights and remedies against a

Defaulting Lender under this subsection 2.11 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto. Notwithstanding the foregoing, nothing contained in this subsection 2.11 shall alter in any way the Borrower’s obligations to repay any Defaulting Lender for Loans that it has actually funded. The Administrative Agent shall not be required to ascertain or inquire as to the existence of any Funds Defaulting Lender or Insolvency Defaulting Lender.
2.12 Removal of Defaulting Lender. Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; then, with respect to each such Defaulting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of subsection 10.1 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (x) on the date of such assignment, the Replacement Lender shall, unless otherwise agreed by such Terminated Lender, pay to such Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (2) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to subsection 2.3; (y) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to subsection 2.6D and subsection 2.7 or otherwise then due and payable to such Terminated Lender under any Loan Document as if it were a prepayment; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Lender unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or issued by a new Issuing Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with subsection 10.1. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with subsection 10.1 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to subsection 10.1. For the avoidance of doubt, any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 3. Letters of Credit.
3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.
A. Letters of Credit. The Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that an Issuing Lender issue Letters of Credit for the account of the Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Lenders shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that the Borrower shall not request that any Issuing Lender issue (and no Issuing Lender shall issue):
(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;
(ii) any Letter of Credit if, after giving effect to such issuance, the aggregate of the Letter of Credit Usage and the aggregate outstanding principal amount of the Swing Line Loans would exceed the Multi-Use Sublimit;
(iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit (unless the Issuing Lender agrees to issue a Letter of Credit with an expiration date which is more than one year from the date of its issuance); provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing at the time such Issuing Lender must elect whether or not to allow such extension;
(iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(v) any Letter of Credit denominated in a currency other than Dollars, HK Dollars or Patacas; provided further, that if any Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
B. Mechanics of Issuance.
(i) Notice of Issuance. Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice no later than 3:00 p.m. (Eastern time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuance Notice shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the currency and face amount of the Letter of Credit, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, (f) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit and (g) the applicable Issuing Lender; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.
The Borrower shall notify the applicable Issuing Lender (and the Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which the Borrower is required to certify in the applicable Issuance Notice is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit the Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which the Borrower is required to certify in the applicable Issuance Notice.
(ii) Determination of Issuing Lender. Upon receipt by the Administrative Agent of an Issuance Notice pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, the Administrative Agent shall deliver a copy of such Issuance Notice to all Issuing Lenders, requesting that the applicable Issuing Lender issue such Letter of Credit. Subject to satisfaction or waiver of the conditions contained in subsection 4.3, the Lender so requested to issue such Letter of Credit shall promptly issue such Letter of Credit, and shall be the Issuing Lender with respect thereto.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the applicable Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.
(iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Revolving Loan Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.
(v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to the Administrative Agent a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.
C. Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Loan Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.
3.2 Letter of Credit Fees.
The Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:
(i) with respect to each Standby Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit (or such lesser amount agreed to by the Issuing Lender) and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect and (z) the daily maximum amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Date and, if applicable, on the date of any termination or expiration of such Standby Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to each Commercial Letter of Credit, (a) without duplication of any amounts payable to the Issuing Lender pursuant to the Administrative Agent’s Fee Letter, a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Commercial Letter of Credit (or such lesser amount agreed to by the Issuing Lender) and (b) a letter of credit fee, payable to the Administrative Agent for the account of Lenders, equal to the product of (y) the Applicable Margin then in effect, and (z) the daily maximum amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each Quarterly Date and, if applicable, on the date of any termination or expiration of such Commercial Letter of Credit and computed on the basis of a 360-day year for the actual number of days elapsed; and
(iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined in Dollars (with the amount available to be drawn under each Letter of Credit denominated in HK Dollars or Patacas to be converted into Dollars for purposes of this subsection 3.2 at the Closing FX Rate) as of the close of business on any date of determination. Promptly upon receipt by the Administrative Agent of any amount described in clause (i)(b) or (ii)(b) of this subsection 3.2, the Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.
3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.
B. Reimbursement by the Borrower of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the Dollar Equivalent of the amount of such honored drawing. In the case of any such payment in Dollars of a Letter of Credit denominated in another currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 3:00 p.m. (local time) at least three (3) Business Days prior to the date such drawing is honored that the Borrower intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Notice to the Administrative Agent requesting the Revolving Loan Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing and the Revolving Loan Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further, that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the Dollar Equivalent of the amount of such honored drawing, the Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.
C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.
(i) Payment by Lenders. In the event that the Borrower shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the Dollar Equivalent of the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Loan Lender of the unreimbursed amount of such honored drawing and of such other Revolving Loan Lender’s respective participation therein based on such Revolving Loan Lender’s Pro Rata Share. Each Revolving Loan Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00p.m. (local time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Loan Lender fails to make available to such Issuing Lender on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From the Borrower. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of all payments subsequently received by such Issuing Lender from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.
D. Interest on Amounts Paid Under Letters of Credit.
(i) Payment of Interest by the Borrower. The Borrower agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.
(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender’s Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4 Obligations Absolute.
The obligation of the Borrower to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:
(i) any lack of validity or enforceability of any Letter of Credit;
(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Affiliates and the beneficiary for which any Letter of Credit was procured);
(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;
(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company or the Borrower;
(vi) any breach of this Agreement or any other Loan Document by any party thereto;
(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or
(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;
provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Issuing Lenders’ Duties.
A. Indemnification. In addition to amounts payable as provided in subsection 3.6, the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).
B. Nature of Issuing Lenders’ Duties. As between the Borrower and any Issuing Lender, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.
In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, the Borrower shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.
3.6 Increased Costs and Taxes Relating to Letters of Credit.
Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):
(i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;
(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender; or
(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;
and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, the Borrower shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to the Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be prima facie evidence of the matters set forth therein.

Section 4. Conditions to Credit Extensions.
The Lenders and the Issuing Lenders shall not be required to make any Credit Extensions, and the Borrower may not issue any Borrowing Notice, unless the Closing Date has occurred and the applicable conditions set forth below are satisfied (or waived) as of the date of the Borrowing Notice requesting the Credit Extensions (unless expressly provided otherwise in subsection 2.1B with respect to the Initial Borrowing Date or in Section 4.1) and on the proposed date of such Credit Extension.
4.1 Conditions to the Occurrence of the Closing Date and the Initial Borrowing Date.
A. The conditions to the occurrence of the Closing Date are:
(i) Loan Parties’ Documents. The Borrower shall have delivered to the Administrative Agent the following, each, unless otherwise noted, dated the Closing Date and with respect to the Company, each Loan Party and the Sponsor:
(a) copies of the Organizational Documents of such Person, certified by the Secretary of State or functional equivalent of its jurisdiction of organization if such certification is generally available dated a recent date prior to the Closing Date and in each other case, by such Person’s secretary or assistant secretary, including any usufruct agreements in respect of the Company and, if applicable, any Loan Party organized under the laws of Macau SAR;
(b) to the extent available, a good standing certificate from its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, commercial certificates issued by each of the Companies Register Bureau of Macau SAR confirming that such Person exists and that no bankruptcy or other proceedings customarily covered by such certificate have been filed against such Person, each dated a recent date prior to the Closing Date;
(c) resolutions of the Shareholders General Meeting and/or the Board of Directors and/or Declarations from the Director(s), as applicable, of such Person approving and authorizing the execution, delivery and performance of the Loan Documents being executed on or prior to the Closing Date (including the granting of the liens on the Collateral) to which it is a party, certified as of the Closing Date by the secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;
(d) signature and incumbency certificates of the officers of such Person authorized to execute the Loan Documents to which it is a party; and
(e) such other documents as Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Arrangers.
(ii) Guaranty. The Administrative Agent shall have received the Guaranty, duly executed and delivered by an Authorized Officer of each Guarantor.
(iii) Collateral Agency Agreement. The Collateral Agent shall have executed the Collateral Agency Agreement on behalf of the Secured Parties and received executed counterparts of the Collateral Agency Agreement from each other party thereto.

(iv) Sponsor Agreement. The Administrative Agent shall have received the Sponsor Agreement, duly executed and delivered by an Authorized Officer of the Sponsor.
(v) Closing Date Certificate. The Administrative Agent shall have received from the Borrower the Closing Date Certificate which shall include the Summary Anticipated Cost Report and the Anticipated Cost Report for the Project, as well as the Project Budget, Project Schedule and Project Sources and Uses Schedule required under subsection 4.1B(xii), all of which shall comply with the requirements of this Agreement and shall be in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and the Construction Consultant.
(vi) Consultant’s Certificate and Project Reports. Delivery to the Administrative Agent of the Construction Consultant’s Closing Date Certificate substantially in the form of Exhibit L-1, with respect to the Project Reports attached thereto, such certificate and Project Reports to be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
(vii) [RESERVED].
(viii) Base Case Model. Delivery to the Administrative Agent and the Arrangers of the financial model (the “Base Case Model”) which sets forth the base case financial projections and ratios in form and scope reasonably satisfactory to the Arrangers.
(ix) Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by the Arrangers and the Administrative Agent, acting on behalf of Lenders, and their respective counsel shall be reasonably satisfactory in form and substance to the Arrangers and the Administrative Agent and such counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
(x) Service of Process. The Administrative Agent shall have received a letter from Corporate Services Corporation or any other Person reasonably satisfactory to the Arrangers consenting to its appointment by each Loan Party and the Sponsor, in each case in form and substance acceptable to the Arrangers, as each such Person’s agent to receive service of process in New York, New York.
(xi) Litigation. Except as disclosed in writing to the Arrangers prior to the date hereof, there shall be no actions, suits, proceedings, arbitrations, litigations or investigations (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened against or affecting the Company or the Borrower or any of its Subsidiaries or any property of the Company or the Borrower or any of its Subsidiaries that, in the reasonable opinion of the Arrangers and the Administrative Agent, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or, in the case of the Company, a Company Material Adverse Effect.

(xii) Financial Statements. Delivery to the Lenders of the following financial statements and information: (i) the audited consolidated balance sheets of (a) the Sponsor and its Subsidiaries and (b) the Borrower as at each of December 31, 2009, December 31, 2008 and December 31, 2007 and the related consolidated statements of income, changes in equity and cash flows of (a) the Sponsor and its Subsidiaries, (b) the Company and its Subsidiaries, and (c) the Borrower for the Fiscal Year then ended; and (ii) the unaudited consolidated and (in the case of clause (a)) supplemental consolidating information regarding assets and liabilities of (a) the Sponsor and its Subsidiaries and (b) the Borrower as at March 31, 2010 and the related unaudited consolidated and (in the case of clause (a)) supplemental consolidating information regarding income, changes in equity and cash flows of (a) the Sponsor and its Subsidiaries and (b) the Borrower for such three-month period then ended.
(xiii) Shared Services Agreement. The Administrative Agent and the Arrangers shall have received a true and correct copy of the Shared Services Agreement, duly executed and delivered by an Authorized Officer of each of the Parent and the Sponsor.
(xiv) [RESERVED].
(xv) Construction Consultant Engagement Letter. Delivery to the Administrative Agent of the engagement agreement between the Construction Consultant and The Goldman Sachs Group, Inc. concerning the duties and obligations of the Construction Consultant regarding the Project in form, scope and substance satisfactory to the Administrative Agent and the Arrangers.
(xvi) Patriot Act. No less than five (5) days prior to the Closing Date, the Borrower shall have delivered to each Lender all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.
B. The obligations of the Lenders to make any Loans on the Initial Borrowing Date, shall be subject to the following conditions precedent:
(i) Notes. The Administrative Agent shall have received all Notes requested by Lenders prior to the Closing Date executed by the Borrower.
(ii) No Material Adverse Change. Since December 31, 2009, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(iii) Initial Borrowing Date Certificate. The Administrative Agent shall have received from the Borrower the Initial Borrowing Date Certificate, which shall include a certification that the Summary Anticipated Cost Report and the Anticipated Cost Report for the Project, as well as the Project Budget, Project Schedule and Project Sources and Uses Schedule delivered with the Closing Date Certificate continue to be in effect and accurate in all respects, or, if any such items delivered on the Closing Date are no longer accurate and/or in effect, deliver such items as in effect on the Initial Borrowing Date, all of which shall comply with the requirements of this Agreement and the Depository Agreement and shall be in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and the Construction Consultant.
(iv) Real Property; Mortgages. The Administrative Agent shall have received from the Borrower:
(a) Land Concession Contract. A true and correct copy of the Land Concession Contract, which shall be certified by an Authorized Officer of the Borrower as being in full force and effect and evidencing that the Borrower has been granted an exclusive lease over the Site by Macau SAR for a term of at least 25 years.
(b) Mortgage. A true and correct copy of the Mortgage covering the Site, executed and delivered by an Authorized Officer of the Borrower in favor of the Collateral Agent, which shall have been notarized, recorded, stamped and registered with the Macau Land and Building Registration Department, and shall be a valid, first priority Lien on the Site, free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens).
(c) Public Properties Register Bureau Certificate. A certificate issued by the Macau Land and Building Registration Department (together with an English translation) showing that the Borrower holds an exclusive lease over the Site pursuant to the Land Concession Contract and confirming no Liens have been recorded with respect to the Site or the Land Concession Contract (other than Permitted Liens).
(d) Registration. Evidence that the Land Concession Contract has been published in the Official Bulletin and registered as provisional with the Macau Land and Building Registration Department.
(v) Depository Agreement. The Administrative Agent shall have received the Depository Agreement, duly executed and delivered by an Authorized Officer of the Borrower, and shall have received from the Borrower:
(a) Establishing of Accounts. Evidence that each of the Accounts governed by the Depository Agreement shall have been established pursuant to the terms thereof, and that the Operating Accounts shall have been established; and
(b) Funding of Accounts. Evidence reasonably satisfactory to the Administrative Agent that (a) the Closing Borrower Equity Contribution has been deposited into the Borrower Equity Account, (b) the entire Pre-Closing Borrower Equity Contribution has either been used to pay for Project Costs in conformance with the Project Budget or deposited in the Borrower Equity Account, and (c) the aggregate amount of the Closing Borrower Equity Contribution and the Pre-Closing Borrower Equity Contribution is no less than $500,000,000.

(vi) Security Interests in Personal and Mixed Property. The Administrative Agent shall have received evidence reasonably satisfactory to it and the Arrangers that the Borrower shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of certain items described in clauses (d) and (e) below) that may be necessary or, in the reasonable opinion of the Collateral Agent or the Arrangers, desirable in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral relating to (i) the Project, and (ii) such other Collateral in which a security interest may be granted or perfected on the Initial Borrowing Date. Such actions shall include the following:
(a) Schedules to Collateral Documents. Delivery to the Collateral Agent of accurate and complete schedules to all of the applicable Collateral Documents;
(b) Instruments. Delivery to the Collateral Agent of all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent and the Collateral Agent) evidencing any Collateral;
(c) Collateral Account Agreements. Delivery to the Collateral Agent of (a) an executed US Collateral Account Agreement, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped and, as and to the extent required by the Gaming Sub-Concession Contract, delivered to the government of Macau SAR, (b) executed Macao Collateral Account Agreements, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall have been notarized and stamped, and (c) an executed Hong Kong Collateral Account Agreement, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, which shall be stamped, in each case in full force and effect granting the Collateral Agent a first priority security interest in the Accounts and the amounts from time to time on deposit therein. All actions necessary or desirable, including all filings, in the reasonable opinion of the Administrative Agent to create and, to the extent relevant under the applicable law governing each Collateral Account Agreement, perfect the security interests granted therein as a valid security interest over the Accounts having the priority contemplated therefor by this Agreement, and the Collateral Account Agreements shall have been completed;

(d) Lien Searches and UCC Termination Statements. Delivery to the Collateral Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement), and (c) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent and the Arrangers, of all Commercial and Moveable Property Registry filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search;
(e) UCC Financing Statements. Delivery to the Collateral Agent of UCC financing statements and, where appropriate, fixture filings and Patent and Trademark Office and/or Copyright Office filings (and equivalent filings with the intellectual property offices or registries in Macau SAR or any other foreign jurisdiction), duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of any Arranger, the Administrative Agent or the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including those listed on Exhibit Q;
(f) Foreign Security Agreements. Delivery to the Collateral Agent, with counterparts for each Lender, (a) the Pledge Over Gaming Equipment and Utensils (which document and the associated pledge list shall be registered with the Macau Companies Registry as soon as practicable and in any event no later than the initial purchase of any Gaming Assets by the Company in accordance with the Gaming Facilities Agreement), dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of the Company and filed with the Macau Gaming Authority, (b) the Livranças and the Livrança Side Letter, each dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of the Borrower and endorsed by an Authorized Officer of each Guarantor, (c) Powers of Attorney, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (d) an Assignment of Rights, dated as on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (e) Assignments of Insurances, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party, (f) Assignments of Reinsurances, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each insurer of the Loan Parties, (g) Pledges Over Intellectual Property Rights, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of each Loan Party organized under the laws of Macau SAR, and (h) Floating Charges, dated on or before the Initial Borrowing Date, duly executed and delivered by an Authorized Officer of the Borrower and registered with the Macau Companies Registry with regard to each corporate enterprise of each Loan Party; each of which items in clauses (a) through (h) shall have been notarized, stamped (to the extent required) and in appropriate form for filing with the government of Macau SAR;

(g) Notices of Security. Delivery to the Collateral Agent of copies of notices sent by “Certified Mail” to, and (in the case of clauses (a), (b), and (d), to the extent obtainable after using commercially reasonable efforts) on or prior to the Initial Borrowing Date, acknowledgments of such notices executed by, (a) each insurer providing an insurance policy assigned pursuant to an Assignment of Insurances, (b) each reinsurer providing a reinsurance policy assigned pursuant to an Assignment of Reinsurances, (c) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Macao Collateral Account Agreement, and (d) each Financial Institution holding any account of a Loan Party in which account an interest has been assigned pursuant to a Hong Kong Collateral Account Agreement in the form of Exhibit E-15-II;
(h) Intellectual Property License Agreement. Delivery to the Collateral Agent of the IP License, duly executed and delivered by an Authorized Officer of SCL IP Holdings, LLC and the Borrower; and
(i) Account Control Agreements. Delivery to the Collateral Agent of all account control agreements, duly executed and delivered by an Authorized Officer of the Borrower and the relevant Financial Institution, required pursuant to Section 5.14 of the Security Agreement on the Initial Borrowing Date.
(j) Acknowledgement and Contract Consents. Delivery to each of the Collateral Agent and the Administrative Agent of Contract Consents from each Contractor party to a Material Contract and each other Person party to a Material Contract (other than the Shangri-La Management Agreement, the Sheraton Management Agreement and the Traders Management Agreement) to the extent required by subsection 6.8 (to the extent not previously delivered by the Borrower) in effect on the Initial Borrowing Date, each of which Contract Consents shall be in form and substance reasonably satisfactory to the Collateral Agent.
(vii) Solvency Assurances. On the Initial Borrowing Date, the Lenders shall have received a Financial Condition Certificate from each of the Borrower and the Sponsor dated as of the Initial Borrowing Date, substantially in the form of Exhibits C-3 and C-4 hereto, respectively, and with appropriate attachments and otherwise reasonably satisfactory to the Arrangers and the Administrative Agent, demonstrating that, after giving effect to the transactions contemplated by this Agreement including the borrowing of the full amount of Commitments as and when contemplated hereunder, and the other Loan Documents, (i) the Borrower and (ii) the Sponsor and its Subsidiaries taken as a whole, will be Solvent.
(viii) Consummation of Transactions. The Arrangers shall have received evidence satisfactory to them that all actions necessary to consummate the transactions contemplated hereby shall have been taken in accordance with all Legal Requirements, and prior to the Initial Borrowing Date the Arrangers and the Administrative Agent shall be satisfied that (a) the maturity date of any Indebtedness for borrowed money set forth in Schedule 7.1 has been extended to a date reasonably satisfactory to them, (b) that no default or event of default shall be in existence thereunder, and (c) that the terms thereof shall provide for (1) no payment of principal until the date which is no earlier than six months after the Maturity

Date, (2) no Collateral, (3) subordination to the Obligations on terms reasonably satisfactory to the Arrangers and the Administrative Agent, (4) an interest rate no greater than the interest rate from time to time on term loans issued to VML US Finance LLC under its credit agreement as in effect on the Closing Date and (5) other terms reasonably satisfactory to the Arrangers and the Administrative Agent (collectively, the “Transactions”) and the terms and documentation of the foregoing Transactions shall be reasonably satisfactory in all respects to the Arrangers and the Administrative Agent and their respective counsel. Following consummation of the Transactions, all other Indebtedness and Contingent Obligations not permitted hereby of the Loan Parties shall have been repaid in full, all commitments relating thereto shall have been terminated, and all Liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Arrangers and the Administrative Agent.
(ix) Fees. The Borrower shall have paid to the Arrangers and the Administrative Agent, for distribution (as appropriate) to the Lenders, the fees payable on the Initial Borrowing Date referred to in subsection 2.3 and all other costs, expenses and fees owing to any Arranger or any Agent on the Initial Borrowing Date.
(x) Real Estate Appraisal. The Administrative Agent shall have received a FIRREA-compliant MAI Appraisal of all real property Collateral associated with the Project prepared by HVS International in form, scope and substance reasonably satisfactory to the Arrangers and the Administrative Agent, confirming the gross development value of the Project (on a completed basis) to be at least $5,000,000,000, and satisfying the requirements of any applicable laws and regulations.
(xi) Environmental. The Administrative Agent and the Arrangers shall have received copies of the final Environmental Assessment from ERM, in form, scope and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
(xii) Construction.
(a) Project Documents. The Administrative Agent and the Construction Consultant shall have received (a) true and correct copies of each Project Document relating to the Project that is a Material Contract in effect as of the Closing Date and any supplements or amendments thereto, including without limitation the Land Concession Contract, Construction Contracts that are Material Contracts, any operation and maintenance agreements that are Material Contracts, material Permits (or amendments to existing Permits and Material Contracts) then in effect, all of which shall be in form and substance reasonably satisfactory to each of the Administrative Agent and each Arranger (in consultation with the Construction Consultant), and shall include any risk mitigants required by the Administrative Agent and the Arrangers (which may include delay liquidated damages, specified pricing, insurance requirements and surety bonding), and shall have been duly authorized, executed and delivered by the parties thereto, and each such Material Contract shall be certified by an Authorized Officer of the Borrower as of the Closing Date as being true, complete and correct and in full force and effect, and shall have been duly filed, recorded, stamped and/or registered as necessary, (b) evidence satisfactory to each of the Administrative Agent and each Arranger, that (i) each such Project Document is with appropriately licensed vendors and is in full force and effect, (ii) no breach or default has occurred by the Company or any Loan Party under, and no breach or default has occurred by the Macau SAR of any material obligation under, the Gaming Concession Contract or the Land Concession Contract and (iii) no breach or default has occurred by the Borrower or any Loan Party, or, to the Borrower’s knowledge by any other party thereto, under any other Material Contract relating to the Project, in each case under this clause (iii) unless the same could not reasonably be expected to have a Material Adverse Effect, and (c) copies of all payment and/or performance bonds required under subsection 6.22 or otherwise delivered to or on behalf of the Borrower pursuant to any Construction Contracts or Subcontracts (as defined in the Depository Agreement).
(b) Project Budget. Delivery to each of the Administrative Agent, the Arrangers and the Construction Consultant of the Project Budget, in the form of Exhibit K-1 for all anticipated Project Costs related to the Project (including, without limitation, Projects Costs incurred prior to, as well as after, the Initial Borrowing Date, “Pre-Opening Expenses” and “Debt Service”), which includes a drawdown schedule for Advances necessary to achieve the Final Project Completion Date, broken down by Line Item Category and showing the Required Minimum Contingency (which budget and, drawdown schedule shall be consistent with the Project Sources and Uses Schedule then in effect). The Project Budget shall be reasonably satisfactory to the Administrative Agent and the Arrangers and to the Construction Consultant (as and to the extent certified to in the Construction Consultant’s Closing Date Certificate for the Project).
(c) Project Schedule. Delivery to each of the the Administrative Agent, the Arrangers and the Construction Consultant of the Project Schedule (including the schedule for construction and completion of each Construction Component of each Phase and the Project as a whole), in the form of Exhibit K-2, which demonstrates that the Opening Date for each Phase will occur on or before its Anticipated Opening Date, and that the Completion Date for each Phase will occur on or before its Anticipated Completion Date, and which is otherwise reasonably satisfactory to the Administrative Agent and the Arrangers and to the Construction Consultant (as and to the extent certified to in the Construction Consultant’s Closing Date Certificate for such Phase).
(d) Project Sources and Uses Schedule. Delivery to each of the Administrative Agent, the Arrangers and the Construction Consultant of the Project Sources and Uses Schedule in the form of Exhibit K-3 setting forth (a) the anticipated Free Cash Flow in each calendar month for the period commencing on the Initial Borrowing Date through and including the anticipated Project Final Completion Date; (b) the aggregate amount of Anticipated Monthly Project Costs (subject to the provisions of subsection 5.22) for the Project in each calendar month for the period commencing on the Initial Borrowing Date through and including the anticipated Project Final Completion Date; (c) a balanced statement of sources and uses of proceeds, Free Cash Flow and any other funds necessary to complete the Project; and (d) the anticipated aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in each calendar month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) for the period commencing with the first relevant Fiscal Year through and including the anticipated Project Final Completion Date; which Project Sources and Uses Schedule shall be reasonably satisfactory to the Administrative Agent, the Arrangers and the Construction Consultant, as and to the extent certified to in the Construction Consultant’s Closing Date Certificate.

(e) Project Plans and Specifications. Delivery to each of the Administrative Agent, the Arrangers and the Construction Consultant of the Project Plans and Specifications, which shall be reasonably satisfactory in form and substance to the Arrangers and the Administrative Agent in consultation with the Construction Consultant.
(f) Consultant’s Certificate and Project Reports. Delivery to the Administrative Agent of the Construction Consultant’s Initial Borrowing Date Certificate substantially in the form of Exhibit L-2, such certificate (including any attachments thereto) to be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers.
(g) Permits. (a) All material Permits described in Schedule 4.1B(xii)(g) shall have either (1) been received and shall be in full force and effect, and not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by the Closing Date) that could reasonably be expected to result in material modification or revocation, and all applicable appeal periods with respect thereto shall have expired without any action being taken by any applicable authority; or (2) subject to the consent of the Arrangers and the Administrative Agent (such consent not to be unreasonably withheld), will be received pending the expiration of any such applicable waiting period, and shall be reasonably expected to be obtained upon the termination of such waiting period, or (3) with respect to any of the Permits described in Schedule 4.1B(xii)(g) as not yet required to be obtained, no facts or circumstances exist which indicate that any such Permit will not be obtainable prior to the time that it becomes required; and (b) the Gaming Concession Contract shall be in full force and effect.
(h) Work Force. Delivery of a description of the proposed work force for the construction and operation and maintenance of the Project (including, without limitation, evidence that the Borrower and its Subsidiaries have obtained all necessary licenses and Permits required as of the Closing Date to permit the contractors then constructing the Project to obtain and/or employ workers/labor from mainland China or Hong Kong).
(i) Material Contracts. Delivery to each of the Administrative Agent and the Construction Consultant of (a) true and correct copies of each Material Contract then in effect relating to the Project and any supplements or amendments thereto (including, without limitation, any reciprocal easement agreements or other similar agreements that are Material Contracts; ground or other leases that are Material Contracts; the Land Concession Contract; the Material Construction Contracts; any operation and maintenance agreements that are Material Contracts and material Permits (or amendments to existing Permits)), all of which shall be in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Construction Consultant) and shall, in the case of Material Construction Contracts, include any risk mitigants reasonably required by the Administrative Agent (which may include delay liquidated damages, specified pricing, insurance requirements and surety bonding), shall have been duly authorized, executed and delivered by the parties thereto, and each such Material Contract shall be certified by an Authorized Representative of the Borrower as being true, complete and correct and in full force and effect (except as set forth on Schedule 5.8) and shall have been duly filed, recorded, stamped and/or registered as necessary, (b) evidence reasonably satisfactory to each of the Administrative Agent and the Depository Agent that (i) each such Material Contract is in full force and effect (except as set forth on Schedule 5.8), (ii) no breach or default has occurred by the Borrower, the Company or any Loan Party under, and no breach or default has occurred by the Macau SAR of any material obligation under, any Gaming Contract, the Gaming Concession Contract, the IP License or the Land Concession Contract, and (iii) no breach or default has occurred by the Borrower or any Loan Party, or, to the Borrower’s knowledge, by any other party thereto, of any material obligation under any other Material Contracts, in each case under this clause (iii) unless the same could not reasonably be expected to have a Material Adverse Effect, and (c) copies of all payment and/or performance bonds required under subsection 6.22 or otherwise delivered to the Borrower pursuant to any Construction Contracts or Subcontracts relating to the Project.
(j) Bid Contracts. The Borrower shall have executed lump sum, fixed price or guaranteed maximum price Construction Contracts in respect of at least five percent (5%) of the total costs reflected in the Project Budget for the “Construction Costs” Line Item Category incurred or to be incurred from and after November 1, 2009; and copies of all such Construction Contracts shall have been delivered to the Construction Consultant. The Borrower shall have certified that such Construction Contracts satisfy the requirements of this subsection 4.1(B)(xii)(j) and are consistent with the Project Budget, the Project Schedule and the Plans and Specifications for such Phases.
(k) Architectural Services Agreement. Delivery to the Administrative Agent of the Lead Consultant’s Agreement between the Borrower and Aedas (Macau) Limited.
(l) Consultants’ Initial Borrowing Date Certificates. Delivery to the Administrative Agent of (a) the Construction Consultant’s Initial Borrowing Date Certificate relating to the Project in the form of Exhibit L-2, together with an updated report as required by such exhibit and (b) the Insurance Advisor’s Initial Borrowing Date Certificate relating to the Project in the form of Exhibit L-3, together with an updated report as required by such exhibit.
(m) Availability of Services, Materials and Utilities. The Construction Consultant shall have become satisfied, as certified to in the Construction Consultant’s Initial Borrowing Date Certificate, that arrangements, which are reflected accurately in the Project Budgets for each of Phase 1 and Phase 2 shall have been or are reasonably expected to be made under the Project Documents relating to such Phase or otherwise on commercially reasonable terms for the provision of all services, materials and utilities necessary for the construction, operation and maintenance of each such Phase as contemplated by the Operative Documents and the Final Plans and Specifications for each such Phase.

(n) Surveys. The Borrower shall have delivered to the Administrative Agent a survey of the Site for Phase 1 and Phase 2 from the Cadastre and Cartography Bureau or copies of the description of such Site attached to the Land Concession Contract reasonably satisfactory in form and substance to the Administrative Agent.
(o) Releases. The Borrower shall have delivered or caused to be delivered to the Construction Consultant and the Administrative Agent:
(1) Unconditional Releases. Duly executed acknowledgments of payments and unconditional releases in the form of Exhibit U-1 (or, in the case of any Pre-Existing Construction Contract that requires the delivery of acknowledgements of payment and unconditional releases on a prescribed form, the form specified in such Pre-Existing Construction Contract) or otherwise in form and substance reasonably satisfactory to the Administrative Agent from the Lien Release Parties performing work and/or providing services (other than engineering, design, advisory or consulting) and/or providing and/or installing materials (other than Eligible FF&E), for all work, services and materials done, performed or furnished for the construction of the Project through the calendar month ending immediately prior to the Initial Borrowing Date except for claims for amounts due in respect of such work, services and materials the payment for which is being disputed in good faith, by appropriate means and with appropriate reserves through an allocation in the Anticipated Cost Report for the Project shall not exceed $100,000,000; provided, however, that (i) for purposes of determining whether such $100,000,000 limit has been exceeded, contested amounts relating to any Construction Contract that has been terminated (i) prior to the date hereof, to the extent that the reasonably expected aggregate settlement amount of such contested amounts under all such terminated contracts does not exceed the Pre-Closing Settlement Amount or (ii) after the date hereof without resulting in an Event of Default under subsection 8.12, shall not be counted; and (ii) the Borrower shall not be required to provide such acknowledgements of payments and unconditional releases from any Lien Release Party with a value or contract price of less than $500,000 (subject to an aggregate limit of $100,000,000, after which acknowledgements and releases shall be provided from each Lien Release Party regardless of the value or contract price of the work, services or materials being performed or provided by such Person); and
(2) Conditional Releases. Duly executed acknowledgments of payments and releases in the form of Exhibit U-2 (or, in the case of any Pre-Existing Construction Contract that requires the delivery of acknowledgements of payment and releases on a prescribed form, the form specified in such Pre-Existing Construction Contract) or otherwise in form and substance reasonably satisfactory to the Administrative Agent from the Lien Release Parties performing work and/or providing services (other than engineering, design, advisory or consulting) and/or providing materials and/or installing (other than Eligible FF&E), for all work, services and materials done, performed or furnished for the construction of the Project from the calendar month ending immediately prior to the Initial Borrowing Date through the Initial Borrowing Date, conditioned upon receiving payment from the proceeds of the requested Advance, except for claims for amounts due in respect of work, services or materials the payment for which is being disputed in good faith, by appropriate means and with appropriate reserves through an allocation in the Anticipated Cost Report for the Project which in the aggregate shall not exceed $100,000,000; provided, however, that (i) for purposes of determining whether such $100,000,000 limit has been exceeded, contested amounts relating to any Construction Contract that have been terminated (i) prior to the date hereof, to the extent that the reasonably expected aggregate settlement amount of such contested amounts under all such terminated contracts does not exceed the Pre-Closing Settlement Amount or (ii) after the date hereof without resulting in an Event of Default under subsection 8.12, shall not be counted; and (ii) the Borrower shall not be required to provide such acknowledgements of payments and conditional releases from any Lien Release Party with a value or contract price of less than $500,000 (subject to an aggregate limit of $100,000,000, after which acknowledgements and releases shall be provided from each Lien Release Party regardless of the value or contract price of the work, services or materials being performed or provided by such Person).
(xiii) Gaming Concession Contract. The Arrangers and the Administrative Agent shall have received certification by the Borrower as to the following matters in the Initial Borrowing Date Certificate:
(a) Capital Requirements. (A) The share capital of the Company is (and will be after giving effect to the Transactions) not less than 200,000,000 Patacas, as contemplated by Article 15(1) of the Gaming Sub-Concession Contract (or such other amount as may be required pursuant to Article 15(2)), (B) the Sponsor has signed and submitted (on behalf of itself and, if applicable, its Subsidiaries) to Macau SAR the statement contemplated by Article 34(4) of the Gaming Sub-Concession Contract, and (C) the Company has informed Macau SAR regarding the loans and security being provided by the Loan Documents and has provided copies of such documents to Macau SAR pursuant to Articles 34(2) and (3) of the Gaming Sub-Concession Contract.
(b) [RESERVED].
(c) [RESERVED].
(d) Document Submissions. (a) Copies of documents have been submitted to Macau SAR as required under Article 21(1) of the Gaming Sub-Concession Contract; (b) Macau SAR has approved the granting of the liens pursuant to the Loan Documents as contemplated by Article 42(1) of the Gaming Sub-Concession Contract; and (c) approval by Macau SAR of the Company’s delegation of management authority, including the appointment of the managing director, the scope of power of the managing director and the term of authorization (and the Arrangers and the Administrative Agent shall be reasonably satisfied with such delegation, appointment, scope and term).
(e) [RESERVED].

(f) Required Approvals. (a) All general transitional provisions of the Gaming Sub-Concession Contract have been satisfied, including the initial deposit of capital and commencement of business of the Sands Macao casino facilities as required by Article 96 thereof, the designation and approval of the managing director of the Company as required by Article 97 thereof, the execution of declarations by each shareholder, director and major employee to cooperate with the Government of Macau SAR as required by Article 99 thereof, the approval by the Government of Macau SAR of the Organizational Documents of the Company as required by Article 101 thereof, the existence of and approval by the Government of Macau SAR of applicable powers of attorney as required by Article 102 thereof, notification of other shareholder gaming operations as required by Article 103 thereof, notification of board composition as required by Article 104 thereof and notification of ownership structure as required by Article 105 thereof; (b) the Organizational Documents of the Company have not been amended without approval of the government of Macau SAR as required by Article 22 of the Gaming Sub-Concession Contract; and (c) the government of Macau SAR has made no request that any industrial property rights or intellectual property rights of the Company be assigned pursuant to Article 85 of the Gaming Sub-Concession Contract.
(xiv) Performance Bonds and Guarantees. Delivery to the Administrative Agent of evidence that all performance bonds, guarantees or similar items required by the Gaming Sub-Concession Contract or the Land Concession Contract then in effect have been provided to Macau SAR, and the Arrangers and the Administrative Agent shall be reasonably satisfied with such performance bonds, guarantees or similar items, the terms and providers thereof and the status of the recourse to the Loan Parties in respect thereof.
(xv) Insurance. The Borrower shall have insurance complying with the requirements of Section 6.4B in place and in full force and effect, and the Administrative Agent shall have received (i) the Insurance Advisor’s Certificate substantially in the form of Exhibit L-3, (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 45 days after the Closing Date) naming the Collateral Agent on behalf of the Lenders as an additional insured or loss payee, as its interests may appear, and otherwise in form and substance reasonably satisfactory to the Arrangers, (iii) a report (the “Insurance Report”) from the Insurance Advisor with respect to the insurance arrangements for the Project in form, scope and substance reasonably acceptable to the Administrative Agent and the Arrangers, and (iv) the engagement agreement among the Insurance Advisor, the Borrower and the Administrative Agent concerning the duties and obligations of the Insurance Advisor regarding the Project in form, scope and substance satisfactory to the Administrative Agent and the Arrangers.
(xvi) Security Agreement. The Collateral Agent shall have received, with counterparts for each Lender, the Security Agreement, duly executed and delivered by an Authorized Officer of each Loan Party.

(xvii) Opinions of Counsel. The Lenders and their respective counsel shall have received (i) originally executed copies of one or more written opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Sponsor, the Company and the Loan Parties, (ii) originally executed copies of one or more written opinions of Sá Carneiro & Pinheiro Torres, Advogados e Notários Privados, Macau counsel for the Sponsor, the Company and the Loan Parties, (iii) originally executed copies of one or more written opinions of Allen & Overy LLP, Hong Kong counsel for the Sponsor, the Company and the Loan Parties, and (iv) originally executed copies of one or more written opinions of Walkers, Cayman Islands counsel for the Sponsor, each in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and their respective counsel, dated as of (or a recent date prior to) the Initial Borrowing Date and setting forth substantially the matters in the opinions designated in Exhibits H-1 through H-4 hereto, respectively, and as to such other matters as the Administrative Agent or any Arranger may reasonably request (including, without limitation, an opinion satisfactory to the Administrative Agent that the Gaming Sub-Concession Contract is an autonomous document and that any failure by Galaxy to perform its obligations under its concession agreement with Macau SAR would not affect the duties, rights, liabilities or obligations of the Company under the Gaming Sub-Concession Contract). The Borrower hereby acknowledges and confirms that it has requested such counsel to deliver such opinions to the Lenders.
(xviii) [RESERVED].
(xix) Intercreditor Agreement. Delivery by the Borrower of a certified, true copy of the intercreditor agreement between the Administrative Agent and the administrative agent under the VML Credit Agreement, substantially in the form of Exhibit E-16 (including an acknowledgement that the terms and conditions of the Gaming Facilities Agreement and the Gaming Account Agreement are reasonably satisfactory to such administrative agent).
(xx) Gaming Contracts. The Gaming Contracts shall have been executed by all parties thereto in a form substantially similar to the forms attached hereto as Exhibit E-17 and E-18.
4.2 Conditions to Disbursements on or after the Initial Borrowing Date.
The obligation of any Lender to make any Loans and the obligation of the Swing Line Lender to make Swing Line Loans on or after the Initial Borrowing Date on any Funding Date are subject to the satisfaction (or waiver) of the following further conditions precedent:
A. Closing Date. The Closing Date shall have occurred.
B. Borrowing Request and Certification. The Administrative Agent shall have received before that Funding Date:
(i) in accordance with the provisions of subsection 2.1B, an originally executed Borrowing Notice (and, if applicable, Issuance Notice), in each case signed by the chief executive officer, the chief financial officer, Senior Vice President-Finance, Vice President-Finance, or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent;

(ii) an updated Business Registry certificate, which certificate does not show any material proceedings against the Company or the Borrower;
(iii) a certificate issued by the Macau Land and Building Registration Department showing that the Borrower holds the Site under lease pursuant to the Land Concession Contract; and confirming no Liens (other than Permitted Liens) have been created with respect to the Site or such land concession contracts;
(iv) with respect to any Material Contracts for Active Phases entered into or obtained or transferred since the date of the most recent Advance, the Administrative Agent shall have received (a) a Contract Consent in the form of Schedule B to the Assignment of Rights or otherwise in form and substance reasonably satisfactory to the Administrative Agent (but only if required under subsection 6.8), and (b) the Administrative Agent shall have received payment and performance bonds with respect to any Construction Contract (but only if required under subsection 6.22), each in form and substance reasonably satisfactory to the Administrative Agent (in consultation with the Construction Consultant).
C. Representations and Warranties; Other Conditions. As of such Funding Date:
(i) Each representation and warranty of (a) the Borrower, the Sponsor and the Loan Parties set forth in Section 5 hereof or in any of the other Loan Documents shall be true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date), and (b) to the Borrower’s knowledge, of each other party (other than the Borrower) to a Material Contract set forth in any of the Operative Documents, shall be true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date) unless in the case of representations referred to in clause (b) the failure of any such representation and warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect, in each case, as certified by the Borrower in the relevant Borrowing Notice;
(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Borrowing Notice that would constitute an Event of Default or a Potential Event of Default;
(iii) No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;
(iv) The making of the Loans requested on such Funding Date shall not violate any law applicable to the Loan Parties or Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

(v) There shall not be pending or, to the knowledge of the Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or the Borrower or any of its Subsidiaries or any property of the Company or the Borrower or any of its Subsidiaries that is required to be disclosed under, and has not been disclosed by the Borrower or the Company in writing pursuant to, subsection 5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of the Administrative Agent, would have a Material Adverse Effect;
(vi) The Costs to Equity Ratio shall be less than or equal to 2.0:1.0;
(vii) Each Operative Document shall be in full force and effect, without amendment since the respective date of its execution and delivery, and in a form which was approved by the Administrative Agent (to the extent such approval was required) except (a) in the case of any Construction Contract, as permitted pursuant to subsection 7.17, and (b) in the case of any other Operative Document, to the extent not prohibited under this Agreement, or to the extent the Borrower has entered into a replacement Operative Document to the extent permitted or required by this Agreement; and each certificate delivered by the Borrower with respect to any such document shall be true and correct in all material respects as certified by the Borrower in the relevant Borrowing Notice;
(viii) The Borrower shall have certified that:
(a) The Gaming Concession Contract and the Land Concession Contract are in full force and effect (except the Land Concession Contract shall be permitted to be “provisional” as required by applicable law until 180 days after the Project Final Completion Date) (as such deadline may be extended under the proviso to subsection 6.24)) and are not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by such Funding Date) that could reasonably be expected to result in material modification or revocation, and all applicable appeal periods with respect thereto shall have expired without any action being taken by any applicable Governmental Authority. No breach or default has occurred by (x) the Company or the Macau SAR of any material obligation under the Gaming Concession Contract, or (y) the Borrower or the Macau SAR of any material obligation under the Land Concession Contract; and
(b) All other material Permits described in Schedule 4.1B(xii)(g) for the Active Phases as required to have been obtained by the Borrower or any other Person by the date of such Advance shall have either (i) been received and shall be in full force and effect, and not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by such Funding Date) that could reasonably be expected to result in material modification or revocation, and all applicable appeal periods with respect thereto shall have expired without any action being taken by any applicable Governmental Authority; or (ii) subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld), been received pending the expiration of any such applicable waiting period, and shall be reasonably expected to be obtained upon the termination of such waiting period; or (iii) no facts or circumstances exist which indicate that any of the Permits for each such Active Phase described in Schedule 4.1B(xii)(g) as not yet required to be obtained will not be obtainable prior to the time that such Permit becomes required.

(ix) The Gaming Contracts are in full force and effect and are not subject to current legal proceedings that could reasonably be expected to result in revocation or termination thereof, and no breach or default has occurred by any party thereunder.
(x) The Borrower shall have paid or arranged for payment out of the requested Loans of all fees, expenses and other charges then due and payable by it under this Agreement or under the other Loan Documents or under any agreements between the Company and any of the Independent Consultants.
(xi) Insurance complying in all material respects with the requirements of subsection 6.4 shall be in place and in full force and effect.
(xii) All of the Collateral Documents required to have been executed on or prior to such Funding Date shall be in full force and effect and all actions necessary or desirable (including all filings) in the reasonable opinion of the Collateral Agent and the Administrative Agent party thereto for such Person to create and, to the extent relevant under the law governing such Collateral Document, perfect the security interests granted therein as a valid security interest over the Collateral thereunder having the priority contemplated therefor by this Agreement and the Collateral Documents shall have been completed unless perfection of such security interest is not required under Section 4.11(a), (b), (c) and (d) of the Security Agreement or the applicable Macau Security Document. All property, rights and assets required for the Active Phases shall be free and clear of all encumbrances except for Permitted Liens.
D. Maximum Cash Amount. In the case of any Revolving Loans requested after the later of the Project Final Completion Date and March 31, 2013, after giving effect to such Credit Extension, the aggregate Cash and Cash Equivalents of the Loan Parties (excluding (i) amounts on deposit in any accounts maintained under the Depository Agreement, (ii) Cage Cash and (iii) amounts needed for payables that are due within 90 days) will not exceed $100,000,000; provided that this subsection 4.2D shall not apply at any time when the Consolidated Leverage Ratio of the Company is less than or equal to 3.0:1.0.
4.3 Conditions to Letters of Credit.
The issuance of any Letter of Credit hereunder on or after the Closing Date is subject to the following conditions precedent:
A. Issuance Notice. On or before the date of issuance of such Letter of Credit, the Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Issuance Notice, in each case signed by the chief executive officer, the chief financial officer, the Senior Vice President-Finance, the Vice President-Finance or the treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

B. Other Conditions Precedent. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2C shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan.
C. Purpose of Issuance. The purpose for requesting such Letter of Credit shall be in accordance with the use of proceeds of the Revolving Loans under subsection 2.5A. Such Letter of Credit shall be required in the ordinary course of business of the Borrower and its Restricted Subsidiaries, and shall not be used in connection with financing any costs or expenses related to the Casino Facilities.
D. Issuing Bank Policy. The issuance of such Letter of Credit shall not violate the applicable Issuing Lender’s internal policies regarding the issuance of letters of credit.
Section 5. Representations and Warranties.
In order to induce the Lenders and Issuing Lenders to enter into this Agreement and to make Credit Extensions, the Borrower represents and warrants to each Lender that, on the Initial Borrowing Date and on each Funding Date each of the following statements and representations and warranties set forth in Section 5 (other than, in the case of Credit Extensions of Non-Project Cost Term Loans, Non-Project Cost Revolving Loans, TLF II Loans made on the date that is 18 months after the date of this Agreement (or, if such day is not a Business Day, the next succeeding Business Day) and Letters of Credit that are not being used for Project Costs, subsections 5.19, 5.21 and 5.22), are true, correct and complete.
5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
A. Organization and Powers. Each of the Loan Parties is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization as specified in Schedule 5.1A annexed hereto. Each of the Loan Parties has all requisite corporate, limited liability company or other entity power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby.
B. Qualification and Good Standing. Each of the Loan Parties is qualified to do business and in good standing in every jurisdiction (to the extent such concept exists in the relevant jurisdiction) where its assets are located and wherever necessary to carry out its business and operations, including registration of, each Loan Party that is a Macau company with the Companies Register Bureau of Macau SAR, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

C. Ownership of the Borrower. The equity interests in the Borrower are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitute Margin Stock.
D. Subsidiaries. All of the Subsidiaries of the Borrower are identified in Schedule 5.1D annexed hereto, as said Schedule 5.1D may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The equity interests of each of the Subsidiaries of the Borrower identified in Schedule 5.1D annexed hereto (as so supplemented) are duly authorized, validly issued and (if applicable), fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Each of the Subsidiaries of the Borrower identified in Schedule 5.1D annexed hereto (as so supplemented) is a corporation, limited liability company or other entity duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its respective jurisdiction of organization set forth therein, has all requisite corporate, limited liability company or other power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not reasonably be expected to have a Material Adverse Effect. Schedule 5.1D annexed hereto (as so supplemented) correctly sets forth the ownership of the Borrower and each of its Subsidiaries.
E. Rights to Acquire Equity. There are no options, warrants, convertible securities or other rights to acquire any equity interests in the Borrower or any Loan Party.
F. Conduct of Business. The Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.
5.2 Authorization of Borrowing, etc.
A. Authorization of Documents. The execution, delivery and performance of the Loan Documents and the Project Documents have been duly authorized by all necessary corporate or other entity action on the part of each Loan Party that is a party thereto.
B. No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents and the Project Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Project Documents do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Borrower or any of its Subsidiaries, (b) the Organizational Documents of the Borrower or any of its Subsidiaries or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries (including such obligations pursuant to the Gaming Contracts and the Land Concession Contract), (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of

Lenders and any Liens granted on the Land Concession Contract and the real property covered by such contract in favor of the Concession Guarantor), or (iv) require any approval of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries except, in the case of this clause (iv), for such approvals or consents which will be obtained on or before the Initial Borrowing Date, or are not yet required to be obtained pursuant to such Contractual Obligation and which the Borrower has no reason to believe cannot be obtained when required, and disclosed in writing to Lenders, and except, in the case of clauses (i)(a), (i)(c), (ii), (iii) and (iv), for such violations, conflicts, breaches, defaults, Liens, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
The execution, delivery and performance by the Company of the Pledge over Gaming Assets, the Gaming Concession Contract and the Gaming Contracts and the consummation of the transactions contemplated by the Pledge over Gaming Assets, the Gaming Concession Contract and the Gaming Contracts do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Company, (b) the Organizational Documents of the Company or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Company, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company (other than any Liens created under the Pledge over Gaming Assets in favor of the Collateral Agent on behalf of Lenders and any Liens granted on the Gaming Contracts in favor of the lenders and agents under the VML Credit Agreement), or (iv) require any approval of any Person under any Contractual Obligation of the Company except for such approvals or consents which will be obtained on or before the Initial Borrowing Date, or are not yet required to be obtained pursuant to such Contractual Obligation and which the Company has no reason to believe cannot be obtained when required, and disclosed in writing to Lenders, and except, in the case of clauses (i), (ii), (iii) and (iv), for such violations, conflicts, breaches, defaults, Liens, and approvals and consents the failure of which to obtain, would not reasonably be expected to have a Company Material Adverse Effect.
C. Governmental Consents. Other than as set forth on Schedule 5.2, the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.
D. Binding Obligation. Each of the Loan Documents and the Project Documents has been duly executed and delivered by Loan Parties that are parties hereto or thereto, as applicable, and is the legally valid and binding obligation of the Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law.

5.3 Financial Condition and Financial Plan.
All financial statements of the Borrower delivered to the Lenders on the Closing Date pursuant to subsection 4.1A were prepared in conformity with the Financial Reporting Standards issued by the Government of the Macao Special Administrative Region (except as described in subsection 1.2) and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the date hereof, except for obligations under the Operative Documents the Loan Parties do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the Loan Parties taken as a whole. Each Financial Plan provided to the Arrangers was prepared by the Borrower on the basis of good faith estimates and assumptions believed by the Borrower to be reasonable at the time made.
5.4 No Material Adverse Change; No Default; Etc.
A. No Material Adverse Change. Since December 31, 2009, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
B. No Default. No default or event of default by (x) any Loan Party under any Indebtedness in an aggregate principal amount in excess of $25,000,000 (other than the Obligations) or (y) the Company or any Loan Party under any Material Contract (other than the Gaming Concession Contract and the Land Concession Contract) to which it is a party (in the case of Material Contracts referred to in clause (y) except for (i) defaults under all such Material Contracts other than the Gaming Contracts which would not reasonably be expected to have a Material Adverse Effect and (ii) immaterial defaults under any Gaming Contract) has occurred and is continuing, or will be caused by the Borrowings to be made on the Funding Date to which this representation refers.
C. Existing Defaults. There is no Potential Event of Default or Event of Default.
D. Other Breaches, Defaults, etc. No breach or default has occurred by the Macau SAR, the Borrower or the Company of any material obligation under the Gaming Concession Contract or the Land Concession Contract. To the Borrower’s knowledge, no breach or default has occurred by any party other than the Borrower, the Company, the Macau SAR or a Loan Party under any Material Contract (other than the Gaming Concession Contract and the Land Concession Contract, which are covered by the preceding sentence and not this sentence), in each case unless the same could not reasonably be expected to have a Material Adverse Effect.
5.5 Title to Properties; Liens; Real Property.
A. Title to Properties; Liens. The Borrower and its Restricted Subsidiaries have (i) good marketable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) each Property of the Borrower or any other Loan Party and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate or real properties owned, leased, used or operated by the Borrower or any other Loan Party (exclusive of any retail and restaurant leases) regardless of whether the Borrower or such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of the applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles except to the extent that the failure of such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each Property, the material Easements thereto and the current use thereof comply in all material respects with all applicable Legal Requirements and with all Insurance Requirements. No taking or voluntary conveyance of all or part of any Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Instrumentality affecting the Project has been commenced or, to the Borrower’s knowledge, is contemplated with respect to all or any portion of any Property or Easement or for the relocation of roadways providing access thereto except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Borrower to the Administrative Agent from time to time, there are no current, pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting any Property or Easement, nor are there any contemplated improvements thereto that may result in such special or other assessments, in any case that could reasonably be expected to result in a Material Adverse Effect. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any material portion of the Property or the material Easements (other than those set forth in the Shangri-La Management Agreement, the Sheraton Management Agreement, the Traders Management Agreement, or any replacements thereof, the Land Concession Contract or arising by mandatory operation of law). Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no building or structure relating to or comprising a portion of the Project or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others.

5.6 Litigation; Adverse Facts.
Except as set forth on Schedule 5.6, as it may be supplemented from time to time, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, there are no such actions, suits, proceedings, arbitrations or governmental investigations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any of its Subsidiaries or the Company (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result (with respect to the Borrower or any of its Subsidiaries) in a Material Adverse Effect or (with respect to the Company) a Company Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result (with respect to the Borrower or any of its Subsidiaries) in a Material Adverse Effect or (with respect to the Company) a Company Material Adverse Effect.
5.7 Payment of Taxes.
Except to the extent permitted by subsection 6.3 or as set forth on Schedule 5.7, all Tax returns and reports of any Loan Party required to be filed by such Person have been timely filed, all taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon any Loan Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrower knows of no proposed Tax assessment against any Loan Party except for those with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor.
5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts.
A. None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.
B. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, all such Material Contracts are, to the knowledge of the Borrower, in full force and effect and no material defaults currently exist thereunder.

5.9 Governmental Regulation.
None of the Loan Parties is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other U.S. federal or state, or Macau SAR statute or regulation which may limit its ability to incur Indebtedness, or which may otherwise render all or any portion of the Obligations unenforceable. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, by any Loan Party for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.10 Securities Activities.
A. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
B. Following the application of the proceeds of each Credit Extension, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between any Loan Party and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.
5.11 Employee Benefit Plans.
A. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; and (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.
B. No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a liability in the aggregate amount of $25,000,000 or more.
C. Except to the extent required under Section 4980B of the Code or as set forth on Schedule 5.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates that would result in liability to any of the foregoing entities in excess of $25,000,000.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $25,000,000.
E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans does not exceed $25,000,000.
5.12 No Fees or Commissions.
No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to Agents and Lenders under subsection 2.3), and the Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability. Except as set forth on Schedule 5.12, no Loan Party has entered into any agreement or arrangement to pay any portion of its revenues from any Phase to any other Person, and to the Borrower’s knowledge no other Person has entered into any such agreement or arrangement on its behalf.
5.13 Environmental Protection.
Except as set forth in Schedule 5.13 annexed hereto or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i) none of the Borrower or any of its Restricted Subsidiaries nor any of their respective Properties or operations relating to the Project are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Environmental Activity;
(ii) there are, and to the Borrower’s knowledge, have been, no conditions, occurrences, or Hazardous Environmental Activities on any of the Properties which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries;
(iii) none of the Borrower or any of its Restricted Subsidiaries nor, to the Borrower’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Property, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials (or wastes derived therefrom) in a manner which would result in liability to the Borrower or any of its Subsidiaries;

(iv) the Projects are (and at all relevant times have been) in compliance in all material respects with Environmental Laws, including without limitation the Environmental Management Plan;
(v) to the Borrower’s knowledge, all factual information provided by the Borrower and its Restricted Subsidiaries to ERM in connection with the Environmental Assessment are true and correct in all material respects; and
(vi) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.
Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Environmental Activity, including any matter disclosed on Schedule 5.13, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
5.14 Employee Matters; Acts of God.
Except as disclosed in writing by the Borrower to the Administrative Agent from time to time, neither the business nor the Properties of the Borrower or its Subsidiaries, nor, to the knowledge of the Borrower, any other party to a Project Document that is a Material Contract, is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing by the Borrower to the Administrative Agent from time to time, there are no strikes, lockouts, stoppages, slowdowns or other labor disputes against the Company (with respect to the Casino Facilities only), the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company (with respect to the Casino Facilities only) and the Borrower and its Subsidiaries have not been in violation of any applicable Legal Requirement, except for violations that would not reasonably be expected to have a Material Adverse Effect, and all payments due from the Company (with respect to the Casino Facilities only), the Borrower and its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the Borrower, as applicable.
5.15 Solvency.
The Loan Parties, taken as a whole, are and, upon the incurrence of any Obligations by any Loan Party on any date on which this representation is made, will be, Solvent. The Borrower is and, upon the incurrence of any Obligations by the Borrower on any date on which this representation is made, will be, Solvent.

5.16 Matters Relating to Collateral.
A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by the Loan Parties, together with the actions taken on or prior to the Initial Borrowing Date pursuant to subsection 4.1 are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, as security for the Obligations, subject to exceptions contained herein, in the Security Agreement and the other Collateral Documents, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to the Collateral Agent for filing (but not yet filed), the recording of each Mortgage with the Macau Land and Building Registration Department, the registration of each Floating Charge with the Companies Registry in respect of each business ‘establishment’ maintained by any Loan Party from time to time, the filing of the Pledge Over Intellectual Property and the Pledge over Gaming Equipment and Utensils with the Companies’ Registry Bureau, the delivery of certain notices and receipt of certain Contract Consents as contemplated by the Assignment of Rights and as permitted hereunder not to be obtained, and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent. As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Exhibit Q is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents or the Assignment of Reinsurances.
B. Filings and Recordations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by the Loan Parties of the Liens purported to be created in favor of the Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or the Assignment of Reinsurances or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A or as set forth in Schedule 5.16B.
C. Absence of Third-Party Filings. Except such as may have been filed in favor of the Administrative Agent or the Collateral Agent as contemplated by subsection 5.16A or filed to perfect a Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.
D. Information Regarding Collateral. All information supplied to the Administrative Agent or the Collateral Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Sufficiency of Interests, Project Documents and Permits.
A. Sufficiency. Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, the Borrower owns (or holds under lease) all of the materials, has obtained or contracted to obtain all services and has entered into all documents and agreements necessary as of the date this representation is made or deemed made to develop, construct, complete, own and operate the Project, in accordance with all Legal Requirements and the Project Schedule and relevant Project Documents. The Administrative Agent has received a true, complete and correct copy of each of the Project Documents in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any). All conditions precedent to the obligations of the respective parties (other than the Company or any Loan Party) under the Project Documents have been satisfied, except for such conditions precedent (a) the failure of which to be satisfied could not reasonably be expected to have a Material Adverse Effect or (b) which by their terms cannot be met until a later stage in the construction or operation of the applicable Project, and the Borrower has no reason to believe that any such condition precedent (the failure of which to be satisfied could reasonably be expected to have a Material Adverse Effect) cannot be satisfied on or prior to the appropriate stage in the construction or operation of the applicable Project.
B. Permit Schedule. There are no material Permits that are required or will become required for the ownership, construction, financing or operation of the Project, the transactions contemplated hereby and the Credit Extensions hereunder, other than the Permits described on Schedule 4.1B(xii)(g) as such schedule may be amended from time to time in accordance with subsection 6.23A (the “Permit Schedule”). The Permit Schedule for the Project accurately states the stage in construction by which each such Permit is required to be obtained. Each material Permit described in the Permit Schedule as required to be obtained by each date that this representation is deemed to be made has either (i) been received and is in full force and effect, and not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by such date) that could reasonably be expected to result in material modification or revocation, and all applicable appeal periods with respect thereto have expired without any action being taken by any applicable Governmental Authority, or (ii) subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld), been received pending the expiration of any such applicable waiting or appeal period, and is reasonably expected to be obtained upon the termination of such waiting or appeal period. No fact or circumstance exists which indicates that any Permit described in the Permit Schedule not required to have been obtained by the date that this representation is deemed to be made will not be obtained prior to the time that it becomes required. Neither the Borrower nor, to Borrower’s knowledge, any other party involved in the Project is in violation of any condition in any Permit the effect of which could reasonably be expected to have a Material Adverse Effect. The Gaming Concession Contract and the Land Concession Contract are in full force and effect (except that the Land Concession Contract shall be permitted to be “provisional” as required by applicable law until 180 days after the Project Final Completion Date; provided, that if any destruction or damage to any material portion of the Project shall occur after the Project Final Completion Date, then the 180 day time period may be extended by the number of days reasonably necessary for the Borrower to repair or replace the relevant Project, as certified by the Borrower and confirmed by the Construction Consultant.

5.18 Accuracy of Information. None of the factual information (other than projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of any Loan Party in writing to any Arranger, the Administrative Agent, the Issuing Lender or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.
5.19 In Balance Requirement. As of each Funding Date and the date of each disbursement by the Depository Agent of funds from a Collateral Account (after giving effect to the requested Credit Extension or disbursement), the Borrower is In Balance.
5.20 Leasehold Title to the Site.
A. The Loan Parties have good leasehold title to the Site. The Loan Parties own all of the material property interests and have entered into all documents and agreements necessary to develop, construct, complete, own and operate Phase 1 and Phase 2 on the Site in accordance with all Legal Requirements and the Project Schedule for the Project and as contemplated in the Loan Documents, other than those services to be performed and materials and equipment to be supplied and/or constructed that can be reasonably expected to be commercially available when and as required. For the avoidance of doubt, this Section is not intended to address Permits, as the representations regarding Permits is addressed under Section 5.17.
B. As of the Closing Date and as of the date of each Advance thereafter, the Land Concession Contract creates a valid and subsisting leasehold interest in the Property and the Improvements covered thereby, subject only to Permitted Liens.
5.21 Project Budget; Anticipated Cost Reports; Project Sources and Uses Schedule.
A. The Project Budget for the Project (i) is, to the Borrower’s knowledge as of the date of submission, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (ii) as of the date of submission, is consistent with the provisions of the Operative Documents and the Loan Documents in all material respects, (iii) has been and will be prepared in good faith and with due care, (iv) as of the date of submission, sets forth, for each Line Item, the total costs anticipated to be incurred through the Final Completion Date of each Phase, (v) fairly represents the Borrower’s expectation as to the matters covered thereby as of its date and as of any revision date; and (vi) as of the date of submission, sets forth a total amount of Project Costs for the Project, including the Required Minimum Contingency, which is, collectively at such time, equal to or less than the Available Funds and which is equal to the aggregate amount of Anticipated Monthly Project Costs for the Project set forth on the Project Sources and Uses Schedule (as in effect from time to time).
B. The Summary Anticipated Cost Report (as in effect from time to time) for the Project:
(i) sets forth in column 3 thereof the amount allocated to each Line Item Category pursuant to the Project Budget for each Active Phase;
(ii) sets forth in column 8 thereof, for each Line Item Category, an aggregate amount no less than the aggregate amount set forth for such Line Item Category in the Project Budget less Realized Savings obtained with respect to such Line Item Category (and not reflected in the Project Budget);

(iii) fairly represents the expectations of the Loan Parties with respect to all Project Costs anticipated to be incurred through Final Completion of each Phase; and
(iv) is true and correct in all material respects.
C. The Anticipated Cost Report (as in effect from time to time) accurately reflects the detail underlying the Summary Anticipated Cost Report, segregated by Construction Component and by each Line Item described therein, and for each Active Phase sets forth in column 8 thereof, for each Line Item other than the “unallocated contingency” Line Item, an amount no less than the total anticipated costs to be incurred by the Loan Parties from the commencement through the completion of the work contemplated by such Line Item, as determined by the Borrower and approved by the Construction Consultant in the Construction Consultant’s certificate dated the date on which this representation is made or deemed made.
D. The Project Sources and Uses Schedule (as in effect from time to time) fairly represents the expectations of the Loan Parties with respect to all Anticipated Monthly Project Costs anticipated to be incurred through Project Final Completion Date, the Liquid Available Funds for each month and the Free Cash Flow for the Project included on the Project Sources and Uses Schedule and is true and correct in all material respects. The aggregate amount of Anticipated Monthly Project Costs for the Project set forth on the Project Sources and Uses Schedule is equal to the aggregate amount of Remaining Costs for all Line Item Categories set forth in column 11 of the Summary Anticipated Costs Report for the Project and for all Line Items set forth in column 11 of the Anticipated Cost Report for the Project (each, as in effect from time to time).
5.22 Project Schedule. To the Borrower’s knowledge, the Project Schedule for the Project accurately specifies in summary form the work that the Borrower and each Contractor propose to complete in each calendar month from the date of submission of the Project Schedule for each Phase through the Final Completion Date for each Phase, all of which is expected to be achieved.
5.23 Excluded Subsidiaries. As of the date hereof, the Borrower does not have any Subsidiaries other than the Excluded Subsidiaries. Except as set forth on Schedule 5.23, none of Venetian Travel Limited, Cotai Retail Concepts Limited and Venetian Retail Limited, each a Macau corporation, or Zhuhai Cotai Logistics Hotel Services Co., Ltd., a company organized under the laws of the People’s Republic of China, owns or leases any assets (real or personal, tangible or intangible (including intellectual property rights)) that are material to the business and operation of the Borrower or to the development, construction, operation and maintenance of the Project.

Section 6. Affirmative Covenants.
The Borrower covenants and agrees with each Lender and each Agent that, until the Termination Date, the Borrower shall (and the Borrower shall cause each other Loan Party to) perform all covenants set forth in this Section 6.
6.1 Financial Statements and Other Reports.
The Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with Applicable Accounting Standards. The Borrower will deliver to the Administrative Agent (which will promptly deliver to the Lenders):
(i) Quarterly Financials: as soon as available and in any event within 50 days after the end of each Fiscal Quarter (with respect to the first three Fiscal Quarters of any Fiscal Year),
(a) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, changes in equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer or Senior Vice President-Finance of the Borrower or the Sponsor, on behalf of the Borrower, that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and which include supplemental consolidating information relating to the Borrower, its Restricted Subsidiaries and its Excluded Subsidiaries; and
(b) a narrative report describing the operations of the Loan Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter in a form reasonably satisfactory to the Administrative Agent;
(ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year,
(a) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, changes in equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer or Senior Vice President-Finance of the Borrower or the Sponsor, on behalf of the Borrower, that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and which include supplemental consolidating information relating to the Borrower, its Restricted Subsidiaries and its Excluded Subsidiaries on which the Borrower’s independent certified public accountants will make the report described in clause (ii)(c) below;

(b) a narrative report describing the operations of the Borrower and its Subsidiaries for such Fiscal Year in a form reasonably satisfactory to the Administrative Agent; and
(c) in the case of such consolidated financial statements specified in clause (a) above, a report thereon of PriceWaterhouseCoopers or other independent certified public accountants of recognized international standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with Applicable Accounting Standards (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States of America. In addition, with regard to the supplemental consolidating information, such report will state that such information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole;
(iii) Officers’ and Compliance Certificates: together with each delivery of financial statements of the Borrower and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (i) and (ii) above, (a) an Officers’ Certificate of the Borrower stating that the signers, on behalf of the Borrower, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries (or Restricted Subsidiaries, as the case may be) during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower or any other Loan Party has taken, are taking and propose to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;
(iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements of the Borrower referred to in subsection 5.3, the consolidated financial statements delivered pursuant to clauses (i), (ii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to clauses (i), (ii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of the Borrower and its

Subsidiaries (or Restricted Subsidiaries, as the case may be) for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements for the Borrower and its Subsidiaries (or Restricted Subsidiaries, as the case may be) pursuant to clauses (i), (ii) or (xii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of the Borrower setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;
(v) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to clause (ii)(a) above, a written statement by the independent certified public accountants giving the report thereon (a) stating, in connection with their audit examination, nothing has come to their attention that would lead them to believe that any condition or event that constitutes an Event of Default or Potential Event of Default in-so-far as they are related to accounting matters exists, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (b) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to clause (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (iii)(b) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement insofar as they relate to accounting matters, provided that such accountants shall not be liable directly or indirectly by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;
(vi) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the consolidated financial statements of the Borrower and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;
(vii) Filings, Press Releases and Other Financial Reports: promptly upon their becoming available (unless otherwise publicly available on the Sponsor’s, Hong Kong Stock Exchange’s or the SEC’s website), copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of its Subsidiaries to their respective security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form in Hong Kong) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the United States Securities and Exchange Commission, or any similar Governmental Instrumentality and (c) all press releases and other statements made available generally by the Loan Parties to the public concerning material developments in the business of the Borrower and its Subsidiaries;

(viii) Events of Default, etc.: promptly upon any officer of any Loan Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed by the Borrower with the Hong Kong Stock Exchange if the Borrower were required to make such disclosures in a current report under applicable Hong Kong securities laws, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Borrower or any other Loan Party has taken, is taking and proposes to take with respect thereto;
(ix) Litigation or Other Proceedings: (a) promptly upon any officer of any Loan Party obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party, or any property of any Loan Party (collectively, “Proceedings”) not previously disclosed in writing by the Borrower to Lenders or (Y) any material development in any Proceeding that, in any case:
(1) has a reasonable possibility of giving rise to a Material Adverse Effect; or
(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;
written notice thereof together with such other information as may be reasonably available to the Loan Parties to enable the Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Borrower or any of its Subsidiaries equal to or greater than $20,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings;
(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Notices: with reasonable promptness, copies of (a) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; (b) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
(xii) Financial Plans: as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year beginning with the 2011 Fiscal Year, a consolidated plan and financial forecast for the Project for such Fiscal Year and each subsequent Fiscal Year through the Maturity Date (the “Financial Plan” for such Fiscal Years), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Years, together with a pro forma Compliance Certificate for the next ensuing Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (b) commencing with the Fiscal Year in which the Opening Date for Phase 1 is scheduled to occur, an operating plan and an operating budget for the relevant Fiscal Year setting out, on a monthly basis and in reasonable detail, (x) all operating costs and operating revenues, and (y) the excluded items in the definitions of operating costs and operating revenues, in each case which the Borrower estimates will fall due in that period together with all related technical and operational assumptions;
(xiii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year;
(xiv) Board of Directors: with reasonable promptness, written notice of any change in the members of the Board of Directors of the Sponsor or the Borrower;
(xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of the Borrower (other than a Subsidiary of an Excluded Subsidiary), in which case (a) within 45 days of the close of the calendar quarter during which such event occurs if such event occurs during any of the first three calendar quarters of the given year or (b) within 90 days of the close of the fourth calendar quarter of the given year if such event occurs during the fourth calendar quarter of such year), a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of the Borrower and (b) all of the data required to be set forth in Schedule 5.1D with respect to all Subsidiaries of the Borrower (it being understood that such written notice shall be deemed to supplement Schedule 5.1D for all purposes of this Agreement);

(xvi) Material Contracts: promptly, and in any event within ten Business Days after the Gaming Concession Contract or any Material Contract of any Loan Party is terminated or amended in a manner that is materially adverse to the Company (in the case of the Gaming Concession Contract) or any Loan Party or any new Material Contract is entered into, or upon becoming aware of any termination or material default by any party under a Material Contract, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;
(xvii) Search Reports: as promptly as practicable after the date of delivery to the Administrative Agent of any UCC financing statement or similar instrument delivered by any Loan Party pursuant to subsection 6.11, copies of completed UCC searches, Real Estate Registry Collateral searches, and/or Commercial and Moveable Property Registry Collateral searches, as applicable, evidencing the proper filing, recording and indexing of all such UCC financing statements and other instruments and listing all other effective financing statements and similar instruments that name any Loan Party as debtor, together with copies of all such filings not previously delivered to the Administrative Agent by or on behalf of such Loan Party;
(xviii) Notices under Operative Documents: (1) promptly upon receipt, copies of all notices provided to the Company (in the case of clause (b)(x) only and subject to applicable confidentiality agreements) or the Borrower or its Subsidiaries (a) pursuant to any Project Documents (other than Construction Contracts that are not Material Contracts) relating to material defaults or material delays, and (b)(x) pursuant to the Gaming Concession Contract or (y) the Land Concession Contract other than, in case of clause (x) or (y), in the ordinary course, and (2) promptly upon execution and delivery thereof, copies of all amendments to any of the Operative Documents (other than Construction Contracts that are not Material Contracts);
(xix) Concession Proceedings and Notices: to the extent not required by another clause of this subsection 6.1 and subject to applicable confidentiality agreements, promptly upon receipt, copies of all of the following received by the Company, the Borrower or any of the Borrower’s Restricted Subsidiaries: (a) notice of any default or consultations with Macau SAR as contemplated by paragraph A2 of the Gaming Concession Consent in relation to any termination, rescission, potential termination or potential rescission of the Gaming Sub-Concession Contract, (b) notice of any replacement or reinstatement of the Company or any unilateral discharge of the Gaming Sub-Concession Contract under article 79 of the Gaming Sub-Concession Contract, (c) notice of any negotiations with Macau SAR pursuant to article 83 of the Gaming Sub-Concession Contract, (d) any notice from Macau SAR pursuant to clause 3 of article 80 of the Gaming Sub-Concession Contract, (e) any notice from Macau SAR pursuant to clause 4 of article 80 of the Gaming Sub-Concession Contract, or (f) notice of any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001; and provide further information to the Administrative Agent regarding any proceedings relating thereto;

(xx) Construction Related Notices: promptly, upon acquiring notice or giving notice, or obtaining knowledge thereof, as the case may be, provide to the Construction Consultant and the Administrative Agent written notice of: (a) any event, occurrence or circumstance which reasonably could be expected to cause the Borrower to not be In Balance or render the Borrower incapable of, or prevent the Borrower from (1) achieving the Completion Date for any Active Phase on or before the Anticipated Completion Date for such a Project or (2) meeting any material obligation of the Borrower under the Material Contracts as and when required thereunder; (b) any proposed material change in the nature or scope of the Active Phases; or (c) any notice of any schedule delay or acceleration delivered under any Construction Contract that is a Material Contract and all remedial plans and updates thereof;
(xxi) Material Adverse Effect: promptly, upon acquiring notice or giving notice, or obtaining knowledge thereof, as the case may be, provide to the Administrative Agent written notice of any other event or development which could reasonably be expected to have a Material Adverse Effect;
(xxii) Material Contracts and Permits: deliver to the Administrative Agent and the Construction Consultant promptly, but in no event later than ten (10) days after the receipt thereof by the Borrower, copies of (a) all Material Contracts and material Permits relating to each Active Phase obtained or entered into by the Borrower after the Closing Date, (b) any amendment, supplement or other modification to any Permit relating to each Active Phase received by the Borrower after the Closing Date and (c) all material notices relating to the Active Phases received by or delivered to the Borrower from any Governmental Instrumentality;
(xxiii) Event of Loss: if any Event of Loss shall occur with respect to the Project or any part thereof, promptly upon discovery or receipt of notice thereof provide written notice thereof to the Collateral Agent and the Administrative Agent; and
(xxiv) Other Information: with reasonable promptness, such other information and data with respect to the Company (solely to the extent such information or data relates to the Casino Facilities) or the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Lender or Agent.
6.2 Corporate Existence, etc.
The Borrower will, and the Borrower will cause each other Loan Party to, at all times preserve and keep in full force and effect their corporate, limited liability company or other existence and all rights and franchises material to its business; provided, however, that the Borrower and any other Loan Party may merge, consolidate, liquidate or dissolve as permitted pursuant to subsection 7.7 of this Agreement and provided, further, that neither the Borrower nor any other Loan Party shall be required to preserve any such right or franchise if the Board of Directors of such Loan Party (or the managing member thereof, if applicable) shall determine (and shall so notify the Administrative Agent), that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Borrower, any other Loan Party or the Lenders.

6.3 Payment of Taxes and Claims; Tax Consolidation.
A. The Borrower will, and will cause each other Loan Party to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.
B. The Borrower will not, nor will it permit any other Loan Party to, file or consent to the filing of any combined, unitary or consolidated income Tax return with any Person (other than a Loan Party) unless the Borrower and/or each Loan Party, as applicable, shall have entered into, a tax sharing agreement with such Person, in form and substance reasonably satisfactory to the Administrative Agent.
C. If and to the extent that the Borrower or any other Loan Party makes a payment or distribution to any direct or indirect shareholder or member other than the Borrower or another Loan Party with respect to Taxes that are attributable to an Excluded Subsidiary or any Subsidiary thereof, then the Borrower will promptly cause such Excluded Subsidiary to reimburse the Borrower or such other Loan Party for such Taxes; provided, however, that such reimbursement shall not be required to the extent that the amount of such reimbursement is treated as an Investment permitted under subsection 7.3.
6.4 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.
A. Maintenance of Properties. The Borrower will, and the Borrower will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of each Loan Party and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Borrower determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to the Loan Parties or the Lenders. The Borrower will operate each Phase upon and after the Opening Date thereof (or, with respect to the Casino Facilities only, the Borrower will cause the Company to operate), at standards of operation at least equivalent to the standards of operation consistent with the Sponsor’s existing operating properties in Macao as of the Closing Date (or, if higher, in accordance with prudent industry practices in Macau SAR and in a manner not inconsistent with any Gaming License), in compliance with the terms of the Gaming Concession Contract (to the extent applicable) and in compliance with the terms of the Land Concession Contract.

B. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and each other Loan Party, and the Casino Facilities, as may from time to time customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained at all times after the Closing Date with regard to the Project the insurance coverages set forth on Exhibit O.
C. Application of Net Loss Proceeds. If Net Loss Proceeds are received by any Loan Party or, with respect to the Casino Facilities only, by the Company, (i) (x) prior to the Opening Date for Phase 2, the Borrower shall deposit (or, if such proceeds were received by the Company, shall deposit after receiving such Net Loss Proceeds from the Company in accordance with the Gaming Facilities Agreement) such Net Loss Proceeds in the Net Loss Proceeds Sub-Account and apply such Net Loss Proceeds as provided in the Depository Agreement or (y) after the Opening Date for Phase 2, the Borrower shall deposit (or, if such proceeds were received by the Company, shall deposit after receiving such Net Loss Proceeds from the Company in accordance with the Gaming Facilities Agreement) such Net Loss Proceeds in the Operating Accounts, and (ii) the Borrower shall apply (or, if such proceeds were received by the Company, shall apply after receiving such Net Loss Proceeds from the Company in accordance with the Gaming Facilities Agreement) such Net Loss Proceeds in accordance with subsection 2.4B(iii)(b) hereof. The Administrative Agent shall, and the Borrower hereby authorizes the Administrative Agent to, apply such Net Loss Proceeds to prepay the Loans to the extent provided in subsection 2.4B(iii)(b).
6.5 Inspection; Lender Meeting.
A. Inspection Rights. The Borrower shall, and the Borrower shall cause each other Loan Party and, solely with respect to the Casino Facilities, the Company to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Loan Parties and the Casino Facilities, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by the Administrative Agent (provided that any designated representatives of the Company and the Borrower may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
B. Lender Meeting. The Borrower will, upon the request of the Co-Syndication Agents, the Administrative Agent or Requisite Lenders, participate in a meeting of the Co-Syndication Agents, the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Sponsor’s corporate offices, or the Borrower’s corporate offices if requested by the Requisite Lenders (or at such other location as may be agreed to by the Company and the Administrative Agent) at such time as may be agreed to by the Co-Syndication Agents, the Company and the Administrative Agent.

6.6 Compliance with Laws, etc.; Permits.
A. The Borrower shall, and the Borrower shall cause each other Loan Party and all other Persons on or occupying any Properties (including the Company with respect to the Casino Facilities only) to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws, and any money laundering laws or regulations), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect. The Borrower shall, and the Borrower shall cause each other Loan Party to, only engage in activities permitted by their respective Organizational Documents.
B. The Borrower shall, and the Borrower shall cause each other Loan Party and the Company (with respect to the Casino Facilities only) to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
6.7 Environmental Covenant.
A. Compliance with Environmental Law.
(i) Except as provided in subsection 6.7A(ii), the Project shall at all times (after the commencement of and during construction, and during operation) comply in all material respects with (x) Environmental Laws and (y) the Environmental Management Plan.
(ii) In the event and to the extent that the Equator Principles applicable to the Projects materially change after the date of this Agreement, upon the Co-Syndication Agents’ or Administrative Agent’s written notice to the Borrower of such changes, the Borrower will and, with respect to the Casino Facilities only, the Borrower shall cause the Company to, use commercially reasonable efforts under the circumstances to cause the Project to comply in a commercially reasonable time frame with any such material changes to the Equator Principles; provided however, that in the event the Borrower and the Company cannot comply with the changes to the Equator Principles without expending greater than commercially reasonable efforts under the circumstances, then the Borrower and the Company need not attempt to comply with such changes to the Equator Principles, except that in such event the Borrower and the Company shall in their reasonable discretion mitigate any such noncompliance with such changes.

B. Additional Information. The Borrower agrees that the Co-Syndication Agents or the Administrative Agent may, from time to time and in their reasonable discretion, (i) retain, at the Borrower’s expense, an independent professional consultant to review or conduct any environmental audits, investigations, analyses and reports relating to environmental matters (including, without limitation, the Equator Principles) in respect of the Project or proposed action of the Company (solely to the extent such proposed action would affect the Casino Facilities only) or the Borrower or any of its Restricted Subsidiaries prepared by or for the Company or the Borrower or any of its Restricted Subsidiaries, (ii) request the Borrower to provide additional environmental information regarding the Project, in form and substance reasonably acceptable to the Co-Syndication Agents or Administrative Agent, as the case may be, and (iii) conduct its own investigation of any Property; provided that, in the case of any Property no longer owned, leased, operated or used by the Company or the Borrower or any of its Restricted Subsidiaries, the Borrower shall only be obligated to use its diligent efforts to obtain permission for the Co-Syndication Agents’ or the Administrative Agent’s professional consultant to conduct an investigation of such Property. The Borrower acknowledges that the Co-Syndication Agents have retained ERM for purposes of this subsection 6.7B as of the date hereof. For purposes of conducting such a review and/or investigation, the Borrower hereby grants to the Co-Syndication Agents and the Administrative Agent and their respective agents, employees, consultants and contractors the right to enter into or onto any Properties currently owned, leased, operated or used by the Borrower or any of its Restricted Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Property shall be conducted, unless otherwise agreed to by the Borrower and the Co-Syndication Agents or the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Property or to cause any damage or loss to any property at such Property. The Borrower, the Co-Syndication Agents and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Co-Syndication Agents or the Administrative Agent pursuant to this subsection 6.7B will be obtained and shall be used by the Co-Syndication Agents, the Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents. Each of the Co-Syndication Agents and the Administrative Agent each agree to deliver a copy of any such report to the Borrower with the understanding that the Borrower acknowledges and agrees that (x) it will indemnify and hold harmless the Administrative Agent, the Co-Syndication Agents and each Lender from any costs, losses or liabilities relating to the Company’s or the Borrower’s use of or reliance on such report, (y) none of the Co-Syndication Agents, the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to the Borrower, none of the Co-Syndication Agents, the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.
C. Environmental Disclosure. The Borrower will deliver to the Administrative Agent and Lenders:
(i) Environmental Audits and Reports. As soon as practicable following receipt thereof (or receipt by any Loan Party), copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Company (solely to the such analyses and reports relate to the Casino Facilities only) or the Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Property or with respect to any Environmental Claims.

(ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release or material noncompliance with Environmental Law required to be reported to any Government Instrumentality under any applicable Environmental Laws, (b) any remedial action taken by the Company (solely to the extent such remedial action affects the Casino Facilities only), any Loan Party or any other Person in response to (1) any Hazardous Environmental Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, or (c) any noncompliance with the Environmental Management Plan; provided, however, that as to immaterial noncompliance, the Borrower may provide such written notice in the auditing procedures identified in the Environmental Management Plan.
(iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by the Company (solely with respect to the Casino Facilities only) or the Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any material Release required to be reported to any Government Instrumentality, and (c) any request for information from any Governmental Instrumentality that suggests such agency is investigating whether Company or the Borrower or any of its Restricted Subsidiaries may be potentially responsible for costs arising out of any Hazardous Materials Activity.
(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to (1) expose the Borrower or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Borrower or any of its Restricted Subsidiaries to maintain full force and effect all material Permits required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(v) Annual Reports. Within ninety (90) days after the end of each Fiscal Year of the Borrower, an annual monitoring report assessing compliance with the Environmental Management Plan, the applicable Environmental Laws, and subsection 6.7A or, as the case may be, detailing any non-compliance, and setting out the action being taken to correct such non-compliance.

(vi) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.
D. Borrower’s Remedial Actions Regarding Environmental Laws and Hazardous Environmental Activities. The Borrower shall promptly undertake, and shall cause each of its Restricted Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions reasonably necessary to remove, remediate, clean up or abate any Hazardous Environmental Activity on, under or about any Property to the extent required by Environmental Laws, including without limitation (i) any material violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim or (ii) any violation of the Environmental Management Plan. In the event the Borrower or any of its Restricted Subsidiaries undertake any such action, the Borrower or such Restricted Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Instrumentality except when, and only to the extent that, the Borrower’s or such Restricted Subsidiary’s liability with respect to such Hazardous Environmental Activity is being contested in good faith by the Borrower or such Restricted Subsidiary.
E. Actions with Respect to Environmental Claims and Violations of Environmental Laws. The Borrower shall promptly take, and the Sponsor shall cause the Company (solely with respect to the Casino Facilities) and each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (a) cure any violation of applicable Environmental Laws by the Company (solely with respect to the Casino Facilities) or the Borrower or its Restricted Subsidiaries and (b) make an appropriate response to any Environmental Claim against the Company (solely with respect to the Casino Facilities only) or the Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder.
F. Actions with Respect to Categorization of the Projects. Except where accompanied by material compliance with all applicable Environmental Laws, neither the Borrower, the Company (solely with respect to the Casino Facilities) nor any Restricted Subsidiary shall take any action, enter into any transaction, agreement or proposal or otherwise cause or permit any third person to take any action, that could reasonably be expected to result in (i) a change in the categorization (as determined by ERM or other qualified independent consultant reasonably acceptable to the Borrower and Arranger or Administrative Agent) of the Project (or combination thereof) from a Category “B” project under the Equator Principles to a “Category A” project thereunder.
6.8 Material Contracts.
A. Compliance with Obligations. The Borrower shall, and the Borrower shall cause each other Loan Party to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights, as applicable, under all Project Documents and Material Contracts (other than the Land Concession Contract) except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

B. Contract Consents. The Borrower (i) shall cause each Person party to a Construction Contract that is a Material Contract, and (ii) shall use commercially reasonable efforts to cause each Person party to any other Material Contract (other than the Hotel Management Agreements), to deliver a Contract Consent to the Administrative Agent regarding the collateral assignment of such Material Contract, upon execution of such Material Contract or within a reasonable period of time thereafter (or, if executed prior to Closing at Closing); provided that the Borrower may decline to cause or to use commercially reasonable efforts to cause to be delivered Contract Consents for Material Contracts (other than any Construction Contracts) comprising no more than 20% of the value of all Contracts deemed “Material Contracts” solely due to clauses (d) and (e) of the definition thereof.
6.9 Discharge of Liens.
A. Removal by the Borrower. In the event that, notwithstanding the covenants contained in subsection 7.2, a Lien which is not a Permitted Lien may encumber any Collateral or any portion thereof, the Borrower shall promptly (and shall cause its Subsidiaries to promptly) discharge or cause to be discharged by payment to the lienor or Lien claimant or promptly secure removal by bonding, guaranty, deposit or otherwise within 60 days after the date of notice thereof; provided that compliance with the provisions of this subsection 6.9 shall not be deemed to constitute a waiver of the provisions of subsection 7.2. The Borrower shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Collateral. Each Loan Party shall fully preserve the Lien and the priority of each Collateral Document without cost or expense to the Administrative Agent, the Collateral Agent or the Lenders.
B. Removal by the Agent. If any Loan Party fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of Lien as described above, which is not being contested by a Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 60 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of Lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or Lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien. The Borrower agrees that all costs and expenses expended or otherwise incurred pursuant to this subsection 6.9 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrower in accordance with the terms hereof.

6.10 Further Assurances.
A. Assurances. Without expense or cost to the Administrative Agent, the Collateral Agent, or the Lenders, the Borrower shall, and shall cause each other Loan Party to, from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens (including the priority thereof), and to assure, convey, assign, transfer and confirm unto the Collateral Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which any Loan Party may be or may hereafter become bound to convey or to assign to the Administrative Agent or the Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents or to clarify or confirm any documents delivered or required to be delivered hereunder or thereunder. Promptly upon a reasonable request Borrower shall, and shall cause each other Loan Party to, execute and deliver, and hereby authorizes the Collateral Agent to execute and file in the name of such Loan Party, to the extent the Collateral Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral. In addition, promptly upon the creation of any new corporate enterprise of any Loan Party, the applicable Floating Charge shall be registered with the Macau Companies Registry with regard to such new corporate enterprise.
B. Filing and Recording Obligations. The Borrower shall pay or cause to be paid all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of or enforcement under any Loan Document, including any instrument of further assurance described in subsection 6.10A, and shall pay or cause to be paid all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of or enforcement under any Collateral Document or any other Loan Document or the Assignment of Reinsurances, or any leases or subleases entered into in connection with the Project (except to the extent already recorded) or memoranda thereof, including any instrument of further assurance described in subsection 6.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document or the Assignment of Reinsurances, including any instrument of further assurance described in subsection 6.10A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document or the Assignment of Reinsurances, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lender office for funding or booking its Loans hereunder is located. If Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and the Borrower shall reimburse all amounts in accordance with the terms hereof.

C. Costs of Defending and Upholding the Lien. The Administrative Agent or the Collateral Agent may, upon at least five days’ prior notice to the Borrower, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent, the Collateral Agent or the Lenders in which the Administrative Agent, the Collateral Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent or the Collateral Agent reasonably determines should be instituted to protect the interest or rights of the Collateral Agent and the Lenders in any Collateral or under any Loan Document. The Borrower agrees that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent or the Collateral Agent shall be paid by the Borrower or reimbursed to the Administrative Agent or the Collateral Agent, as the case may be, promptly after demand.
D. Costs of Enforcement. The Borrower agrees to bear and shall pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders in accordance with the terms of subsection 10.2 for all sums, costs and expenses incurred by the Administrative Agent or the Collateral Agent and the Lenders (including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or the Assignment of Reinsurances or any sale of all or any portion of the Collateral.
E. Acknowledgements of Security. To the extent any acknowledgements referred to in subsection 4.1B(vi)(g) are not obtained on or before the Initial Borrowing Date the Borrower shall use commercially reasonable efforts to procure such acknowledgements and deliver same to the Collateral Agent as promptly as reasonably practicable following the Initial Borrowing Date.
6.11 Future Subsidiaries or Restricted Subsidiaries.
A. Execution of Guaranty and Collateral Documents. In the event that on or after the Closing Date any Person becomes a Subsidiary of the Borrower, the Borrower will promptly notify Administrative Agent of that fact (provided that if such Person is a Subsidiary of an Excluded Subsidiary, then the Borrower is required to notify the Administrative Agent of such fact as follows: (a) if such fact occurs during any of the first three calendar quarters of any given year, within 45 days of the close of the calendar quarter during which such fact occurs; or (b) if such fact occurs during the last calendar quarter of any given year, within 90 days of the close of such calendar quarter), and (i) in such event (provided such Subsidiary is not an Excluded Subsidiary) or (ii) in the event that any Excluded Subsidiary becomes a Restricted Subsidiary pursuant to subsection 6.11C, the Borrower will cause such Restricted Subsidiary, promptly upon such designation (a) to execute and deliver to the Collateral Agent a supplement to the Guaranty, the Security Agreement, the Livranças, and the Livrança Side Letter, (b) to execute and deliver to the Collateral Agent an Assignment of Rights, a Macau Collateral Account Agreement, an Assignment of Insurances, a Pledge Over Intellectual Property Rights (if such Person is organized under the laws of Macau SAR) and a Power of Attorney, and if such new Restricted Subsidiary has any interests in real property, a Mortgage, in each case, filed with the Macau Gaming Authority, notarized, stamped and in appropriate form for filing with the government of Macau SAR if applicable, (c) to deliver an Assignment of Reinsurances from each insurer of such Person, (d) execute and deliver to the Administrative Agent a joinder to the Depository Agreement, and (e) to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the assets of such Restricted Subsidiary which constitute Collateral.

B. Subsidiary Charter Documents, Legal Opinions, Etc. In the case of any new Restricted Subsidiary being acquired, formed, or designated pursuant to subsection 6.11A, the Borrower shall deliver to the Administrative Agent, together with such Loan Documents, (i) certified copies of such new Restricted Subsidiary’s Organizational Documents, together with a good standing certificate or foreign law equivalent, if any, from the jurisdiction of its incorporation or formation (as applicable) and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, or, in the case of each Macau corporation, a commercial certificate issued by the Companies Register Bureau of Macau SAR (such commercial certificates (together with an English translation) confirming that such Person exists and is operating and that no bankruptcy or other proceedings customarily covered by such certificate have been filed against such Person, each to be dated a recent date prior to their delivery to the Administrative Agent); (ii) a copy of such new Restricted Subsidiary’s Bylaws or limited liability company agreement, as applicable, (or, in the case of a Macau entity, any usufruct agreements, if applicable) certified by its corporate secretary or an assistant secretary (or their equivalent) as of a recent date prior to their delivery to the Administrative Agent; (iii) a certificate executed by the secretary or an assistant secretary of such new Restricted Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors or managing member of such new Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such new Restricted Subsidiary executing such Loan Documents; and (iv) an opinion of counsel to such new Restricted Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and, to the extent available, good standing of such new Restricted Subsidiary, (b) the due authorization, execution and delivery by such new Restricted Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such new Restricted Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
C. Designation of Excluded Subsidiaries as Restricted Subsidiaries. The Borrower may designate (by providing written notice of such designation to the Administrative Agent) any Excluded Subsidiary to be a Restricted Subsidiary under this Agreement; provided that (i) no Potential Event of Default or Event of Default has occurred or would occur as a result of such designation, (ii) all requirements of subsections 6.11A and 6.11B are met, (iii) the requirement of subsection 5.19 would be satisfied after giving effect to such designation, (iv) such designation could not reasonably be expected to cause a Material Adverse Effect to occur, (v) prior to such designation, the Administrative Agent has been afforded a reasonable opportunity to review (a) any shareholder agreements or similar instruments relating to such Excluded Subsidiary (in the event such Excluded Subsidiary is not wholly-owned) and is reasonably satisfied with the rights held by any minority shareholder therein, and (b) any management agreements or similar arrangements relating to such Excluded Subsidiary and related non-disturbance agreements with the hotel management company party thereto, and is reasonably satisfied with the terms of such arrangements (the Administrative Agent hereby agreeing that it will execute and deliver such satisfactory non-disturbance agreements), including that such agreements shall be in full force and effect with no material defaults thereunder, (vi) there shall be no Liens on any assets of such Excluded Subsidiary that would not constitute Permitted Liens upon its designation as a Restricted Subsidiary, and (vii) such Excluded Subsidiary shall have no Indebtedness as of the date of such designation other than such Indebtedness as would be permitted pursuant to the terms hereof.

6.12 FF&E.
A. Deposit Reimbursements. No later than the tenth Business Day following the date of receipt by the Borrower of any proceeds from loans under the relevant FF&E Facility in respect of Specified FF&E for which the Lenders have made an FF&E Deposit Loan, the Borrower will cause an amount of such proceeds equivalent to the principal amount of such FF&E Deposit Loan to be deposited into the Project Loans Disbursement Account.
B. Timely FF&E Drawings. The Borrower covenants and agrees to use commercially reasonable efforts to make draws from time to time on the relevant FF&E Facility as soon as reasonably practicable thereunder to purchase, finance or refinance any Specified FF&E for which the Borrower has made FF&E Deposit Loans. The Borrower further agrees that prior to repaying an FF&E Deposit Loan, it will use commercially reasonable efforts to maintain the eligibility of the Specified FF&E for which the Borrower has made FF&E Deposit Loans as collateral under the relevant FF&E Facility, if any.
6.13 Interest Rate Protection.
No later than 120 days following the Closing Date the Borrower shall enter into one or more Rate/FX Protection Agreements, each for a term ending on or after the third anniversary of the Initial Borrowing Date and otherwise in form and substance reasonably satisfactory to the Co-Syndication Agents and the Administrative Agent with respect to an aggregate notional amount of not less than 50% of the aggregate outstanding principal amount of TLF I Loans and TLF II Loans.
6.14 Deposits of Revenues and Other Amounts.
The Borrower shall promptly deposit into an Operating Account upon receipt thereof (including upon receipt by the Borrower pursuant to the Gaming Contract with respect to operating revenues, Net Loss Proceeds, Net Termination Proceeds and Net Sale Proceeds relating to the Casino Facilities): (a) all operating revenues received unless required by subsection 6.26B to deposit such revenue in the Borrower Equity Account, (b) all Net Loss Proceeds received until such time as such Net Loss Proceeds are applied as required by subsection 2.4B(iii)(b), unless required by subsection 6.4C to be deposited in the Net Loss Proceeds Sub-Account, (c) all Net Termination Proceeds received until such time as such Net Termination Proceeds are applied as required by subsection 2.4B(iii)(c), (d) all Net Asset Sale Proceeds received until such time as such Net Asset Sale Proceeds are applied as required by subsection 2.4B(iii)(a), unless required by Section 2.2.1 of the Depository Agreement to be deposited in the Asset Sales Proceeds Sub-Account or by Section 2.3.8 of the Depository Agreement to be deposited in the Sales Deposit Account, and (e) all Completion Proceeds received pursuant to subsection 2.4B(iii)(f).

6.15 Diligent Construction.
A. The Borrower shall take or cause to be taken all action, make or cause to be made all contracts, pay all Project Costs and do or cause to be done all things necessary to construct the Project diligently in accordance with the Plans and Specifications for the Project, the Loan Documents and the Land Concession Contract.
B. The Borrower shall use all commercially reasonable efforts to cause the Completion Date of each Active Phase to occur no later than the Anticipated Completion Date for such Phase.
6.16 Plans and Specifications. The Borrower shall provide to the Administrative Agent and the Construction Consultant copies of, and maintain at the Site, a complete set of, Plans and Specifications, as in effect from time to time.
6.17 Construction Consultant. The Borrower shall:
A. Cooperate with the Construction Consultant in the performance of the Construction Consultant’s duties hereunder and under the Construction Consultant Engagement Agreement. Without limiting the generality of the foregoing, the Borrower shall take reasonable steps (i) to cause each Contractor to communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Construction Consultant, (ii) authorize the Contractors and the Subcontractors to communicate directly with the Construction Consultant regarding the progress of the work, (iii) provide the Construction Consultant with access to the Site and, subject to required safety precautions, the construction areas, (iv) provide the Construction Consultant with reasonable working space and access to telephone, copying and telecopying equipment at the Site, and (v) otherwise facilitate the Construction Consultant’s review of the construction of the Projects, the deliverables required hereunder, and the preparation of the certificates required hereby.
B. Pay or cause to be paid to the Construction Consultant out of the Advances made hereunder all amounts required hereunder and under the Construction Consultant Engagement Agreement.
C. In addition to any other consultation required hereunder, following the end of each quarter, upon the reasonable request of the Administrative Agent, consult with any such Person regarding any adverse event or condition identified in any report prepared by the Construction Consultant.
D. Deliver to the Construction Consultant, no less than every calendar month, an Anticipated Cost Report (including any updates to the FF&E Component), as in effect from time to time.

6.18 Construction within Lot Lines. Other than with respect to any immaterial portion of the Project that is inadvertently constructed outside the Site, the Borrower shall construct or cause to be constructed the Project within the Site.
6.19 Compliance with Material Contracts. The Borrower shall comply duly and promptly, in all material respects, with its obligations, and enforce all of its respective rights, under all Material Contracts, except where the failure to comply or enforce such rights, as the case may be, could not reasonably be expected to have a Material Adverse Effect.
6.20 Utility Easement Modifications. The Borrower shall immediately commence and diligently proceed to cause all utility or other easements that would materially interfere with the construction or maintenance of the Improvements within any Active Phase to be removed as expeditiously as possible. In any event, the Borrower shall remove such easements before they interfere in any material respect with the prosecution of the work involved with any Active Phase.
6.21 Project Sources and Uses Schedule.
A. Commencing with the last day of the month in which the three-month anniversary of the Closing Date occurs and every three months thereafter, the Borrower shall compare (a) to the extent applicable, the projected Free Cash Flow shown on the Project Sources and Uses Schedule for such three-month period to the actual Free Cash Flow generated by the Project included in the Project Sources and Uses Schedule during such three-month period, (b) the projected Anticipated Monthly Project Costs for each Active Phase shown on the Project Sources and Uses Schedule to the actual aggregate amount of Project Costs paid for each Active Phase during such three-month period, (c) the then projected amount of Project Costs to be expended in any future month to the amount of Project Costs anticipated to be expended during such month as shown on the Project Sources and Uses Schedule; and (d) to the extent applicable, the projected aggregate amount of the Consolidated Excess Cash Flow shown on the Project Sources and Uses Schedule as to be applied to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) to the actual aggregate amount of the Consolidated Excess Cash Flow applied to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) during such three-month period; and (e) the then projected aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in any future month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) through and including the anticipated Project Final Completion Date to the aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in each such month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) as shown on the Project Sources and Uses Schedule to the extent applicable. In the event that (i) the actual aggregate amount of Free Cash Flow generated by the Projects included on the Project Sources and Uses Schedule during such three-month period is less than the projected Free Cash Flow shown on the Project Sources and Uses Schedule during such three-month period or (ii) the actual aggregate amount of Project Costs incurred by the Loan Parties through such date are more than the aggregate projected Anticipated Monthly Project Costs set forth in the Project Sources and Uses Schedule or (iii) Project Costs anticipated to be paid in any future month are more than the projected Anticipated Monthly Project Costs for such month as reasonably confirmed by the Construction Consultant or (iv) the actual aggregate amount of the Consolidated Excess Cash Flow applied to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) is greater than the projected aggregate amount of the Consolidated Excess Cash Flow shown on the Project Sources and Uses Schedule as to be applied to the mandatory prepayment of the Loans pursuant to Section 2.4B(iii)(h) during such three-month period or (v) the then projected aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in any future month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) through and including the anticipated Project Final Completion Date is greater than the aggregate amount of the Consolidated Excess Cash Flow anticipated to be applied in each such month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) as shown on the Project Sources and Uses Schedule (in each case for clause (i), (ii), (iii), (iv) or (v), except for de minimis amounts), then the Borrower shall revise the Project Sources and Uses Schedule within 45 days after the Borrower’s determination of such shortfall or excess (x) to reflect such actual Free Cash Flow or Project Costs or mandatory prepayments and (y) to reflect the projected Free Cash Flow or Anticipated Monthly Project Costs or mandatory prepayments that are, at such time, prepared in good faith and based upon reasonable assumptions and that are reasonably satisfactory to the Administrative Agent in consultation with the Construction Consultant. After such 45-day period but only until such time as the Project Sources and Uses Schedule has been revised to the reasonable satisfaction of the Administrative Agent, the Projected Free Cash Flow Credit Amount shall not be included in the definition of the “Available Funds” or for the purposes of determining whether the Borrower is In Balance. The Borrower shall be required to amend the Project Sources and Uses Schedule from time to time in accordance with clauses (x) and (y) above, and the Borrower shall, with the reasonable consent of the Administrative Agent, be permitted to amend such schedule, upon obtaining knowledge of any material misstatement or omission therein (including with respect to the timing of Advances thereunder) or in the event (i) the projected aggregate amount of Project Costs reasonably anticipated to be paid for each Active Phase during any month are less than the Anticipated Monthly Project Costs set forth on the Project Sources and Uses Schedule for such month; (ii) the Free Cash Flow reasonably anticipated to be generated by the Project included on the Project Sources and Uses Schedule during any month is greater than the projected Free Cash Flow shown on the Project Sources and Uses Schedule for such month; or (iii) the projected aggregate amount of the Consolidated Excess Cash Flow anticipated to be paid during any month to the mandatory prepayment of the Loans pursuant to subsection 2.4B(iii)(h) is less than the projected aggregate amount of the Consolidated Excess Cash Flow shown on the Project Sources and Uses Schedule for such month.
B. Within thirty (30) calendar days after any Event of Loss relating to any Phase, the Borrower shall revise the Project Sources and Uses Schedule to reflect (a) if the Free Cash Flow generated by such Phase is then included on the Project Sources and Uses Schedule, the anticipated Free Cash Flow to be generated by such Phase after taking into consideration such Event of Loss, and (b) all Project Costs anticipated to be paid in any future month for such Phase, as reasonably confirmed by the Construction Consultant, which updated Project Sources and Uses Schedule shall be reasonably satisfactory to the Administrative Agent. After such thirty (30) Day period and until such time as the Project Sources and Uses Schedule has been revised to the reasonable satisfaction of the Administrative Agent, the Projected Free Cash Flow Credit Amount shall be calculated without giving effect to any revenues related to such Phase, which revenues shall not be counted for the purposes of determining whether the Borrower is In Balance.

6.22 Payment and Performance Bonds; Retainage. The Borrower shall:
A. Cause each Contractor to provide a Payment and Performance Bond in an amount equal to ten percent (10%) of the contract price (or expected aggregate amount to be paid in the case of “cost-plus” contracts) to secure its obligations under each Construction Contract relating to an Active Phase (but excluding all adjustments to the contract price or expected aggregate amount on account of change orders) (in each case, excluding (A) any Contractor providing and/or installing Eligible FF&E; (B) any Contractor party to a Construction Contract with a contract price (or expected aggregate amount to be paid in the case of “cost-plus” contracts) of less than $5,000,000 (but excluding all adjustments to the contract price or expected aggregate amount on account of change orders); (C) any Contractor providing engineering, design, advisory or consulting services; (D) any Contractor who has withheld from its payments at least twenty percent (20%) of each payment until such time as the amount retained shall equal ten percent (10%) of the contract value (provided that, for the purposes of determining such contract value, no adjustments shall be made on account of change orders); and (E) any Contractor providing a parent guaranty or alternative credit support reasonably approved by the Administrative Agent, and any other Contractor reasonably approved by Administrative Agent (in consultant with the Construction Consultant)), within the later of: (i) fifteen (15) days after execution of such Construction Contract (or sixty (60) days, if such agreement is initially evidenced by a letter of acceptance and such Payment and Performance Bond is to be issued by a Macau bank) and (ii) the date construction activity by such Contractor with respect to such Active Phase commences. Each such Payment and Performance Bond shall name the Collateral Agent as additional obligee (or shall give the Collateral Agent rights and protections substantially equivalent to being an additional obligee) and shall be in form and substance reasonably acceptable to the Administrative Agent (acting in consultation with the Construction Consultant); provided that any Payment and Performance Bond in an aggregate amount of less than $30,000,000 shall not be required to name the Collateral Agent as additional obligee (or give the Collateral Agent such rights and protections). Promptly after receipt thereof, deliver the originals of each such Payment and Performance Bond to the Collateral Agent, with a copy to the Administrative Agent and the Construction Consultant;
B. Withhold from each Contractor (in each case, excluding any Contractor providing and/or installing Eligible FF&E; any Contractor party to a Construction Contract with a contract price (or expected aggregate amount to be paid in the case of “cost-plus” contracts) of less than $1,000,000; any Contractor providing engineering, design, advisory or consulting services; and any other Contractor reasonably approved by Administrative Agent (in consultant with the Construction Consultant)), a retainage equal to at least ten (10%) percent of each payment made to such Contractor pursuant to its respective Construction Contract until such time as the amount retained shall equal five (5.0%) percent of the contract value (without making any adjustments to the contract value on account of change orders); provided, however, that at such time as the applicable Contractor shall have substantially completed the work under its respective Construction Contract then the retainage withheld may be further reduced from five (5%) percent to two and one half (2.5%) percent of the contract value (provided that, for the purposes of determining such contract value, no adjustments shall be made on account of change orders); provided, still, further that at such time as the warranty period applicable to the work under the respective Construction Contract shall have expired, then the retainage withheld may be reduced from two and one half (2.5%) percent to zero (0%) percent of the contract value, (without taking into account change orders, if any). For the avoidance of doubt, the parties acknowledge that retainage amounts withheld under subsection 6.22A in lieu of a Payment and Performance Bond shall count for purposes of determining whether the retainage requirements of this subsection have been met.

6.23 Updates to Schedules.
A. Permit Schedule. Schedule 4.1B(xii)(g) shall be updated from time to time by the Borrower in response to changes in Legal Requirements and as otherwise reasonably requested by the Administrative Agent or Construction Consultant. Each update shall be effective upon the delivery of the revised, updated Schedule 4.1B(xii)(g) to the Administrative Agent and the Construction Consultant.
B. Material Construction Contracts Schedule. Schedule 5.8 shall be updated by the Borrower as a condition precedent to the commencement of Phase 2, and such update shall be effective concurrently with the commencement of Phase 2.
6.24 Definitive Registration of Land Concession Contract. Within 180 days after the Final Project Completion Date, the Borrower shall cause the definitive registration with the Macau Land and Building Registration Department for the Land Concession Contract; provided that, if any destruction or damage to any material portion of the Project shall occur after the Final Project Completion Date, then the 180 day time period may be extended by the number of days reasonably necessary for the Borrower to repair or replace the relevant Project, as certified by the Borrower and confirmed by the Construction Consultant.
6.25 Final Gaming Authorization and Categorization. With respect to any Active Phase containing a gaming area or casino, the Borrower shall (or shall cause the Company to) obtain final authorization and categorization from Macau SAR of such gaming area or casino as an area in which operation of casino games of chance or other forms of gaming may be carried out in accordance with Article 9 of the Gaming Sub-Concession Contract as soon as reasonably practicable (but in no event later than 30 days after the Occupancy Certificate is issued with respect to such Active Phase containing a gaming area or casino).
6.26 In Balance Deposits.
A. At such times, if ever, as the Borrower shall not be In Balance, either: deposit or cause to be deposited in the Borrower Equity Account or, at the Borrower’s election but subject to the maximum amount permitted to be deposited therein pursuant to the Depository Agreement, the Supplemental Equity Contribution Account, in cash, funds in an amount that would cause the Borrower to be In Balance.
B. Within thirty (30) days after the end of each calendar month until the later of (i) the Substantial Operations Date and (ii) the Free Cash Flow Contribution Termination Date, the Borrower shall deposit or cause to be deposited in the Borrower Equity Account, in cash, the Free Cash Flow Monthly Contribution Amount for such month. For the avoidance of doubt, the Borrower agrees that, from time to time, if the conditions to the Free Cash Flow Termination Date are not then satisfied, then the provisions of this subsection 6.26(B) shall require the Borrower to continue to deposit or cause to be deposited in the Borrower Equity Account, in cash, the Free Cash Flow Monthly Contribution Amount until such time as the Borrower has again satisfied the conditions in clause (i) and clause (ii) above (including the Remaining Costs and the Required Minimum Contingency in the calculations).

Section 7. Borrower’s Negative Covenants.
The Borrower covenants and agrees with each Lender and each Agent that until the Termination Date, the Borrower shall (and the Borrower shall cause the other Loan Parties to) perform all of the covenants set forth in this Section 7.
7.1 Indebtedness.
The Borrower shall not, and shall not permit any other Loan Party to create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
(i) Indebtedness in respect of the Obligations;
(ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.1;
(iii) Permitted Unsecured Indebtedness up to an aggregate principal amount outstanding of $50,000,000;
(iv) Contingent Obligations permitted by subsection 7.4 and upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;
(v) Indebtedness owed to any Loan Party; provided that all such intercompany Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a promissory note in form and substance reasonably satisfactory to the Administrative Agent and an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
(vi) Indebtedness owed by any Loan Party to another Loan Party constituting an Investment permitted under subsection 7.3; provided such Indebtedness is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent and an intercompany subordination agreement in form and substance reasonably satisfactory to the Collateral Agent;
(vii) Shareholder Subordinated Indebtedness (including any such Indebtedness incurred for purposes of contributing to Consolidated Adjusted EBITDA as contemplated by the definition of Consolidated Adjusted EBITDA);

(viii) to the extent that such incurrence does not result in the incurrence by any Loan Party of any obligation for the payment of borrowed money of others, Indebtedness of a Loan Party incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers, and (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding; provided that such Indebtedness described in clause (x) was incurred in the ordinary course of business of the Loan Parties and all such Indebtedness pursuant to this subsection 7.1(viii) does not exceed in an aggregate principal amount outstanding under this clause at any one time $125,000,000; provided that such amount shall be reduced to $75,000,000 after the Project Final Completion Date;
(ix) the incurrence by any Loan Party of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations), in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of the Loan Parties or the construction, installation, purchase or lease of real or personal property or equipment (including Specified FF&E) (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, $50,000,000 plus any Refinancing Fees;
(x) Indebtedness arising from any agreement entered into by any Loan Party providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale permitted pursuant to subsection 7.7;
(xi) to the extent constituting Indebtedness, the contractual payments required to be made from time to time to Macau SAR under the Land Concession Contract and Indebtedness associated with any guarantees of such payments;
(xii) to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (a) with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding, (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and not for speculative purposes, or (c) for the purpose of fixing or hedging commodities risk in connection with commodities to which a Loan Party has actual exposure in connection with Project Costs and not for speculative purposes;

(xiii) the incurrence by any Loan Party, at any time after the Substantial Operations Date, of Permitted Subordinated Indebtedness; provided that to the extent that such Permitted Subordinated Indebtedness is incurred prior to March 31, 2013, 10% of the proceeds therefrom shall be used to prepay the Loans in accordance with subsection 2.4B(i) on or before the Interest Payment Date next succeeding the date that such Loan Party receives such proceeds; provided further that the Borrower or such Loan Party uses the proceeds of such Indebtedness to (a) finance Investments permitted hereunder (other than Investments in Excluded Subsidiaries), (b) purchase assets constituting Collateral under the Loan Documents or (c) to repay the Loans; provided further that interest in respect of such Permitted Subordinated Indebtedness shall be at market rates for similar Indebtedness prevailing at the time of the incurrence of such Permitted Subordinated Indebtedness as determined by the Borrower in good faith;
(xiv) Indebtedness represented by FF&E Facilities entered into pursuant to the terms hereof, which may include HVAC-related Indebtedness (and Contingent Obligations in respect thereof) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding (plus any Refinancing Fees), reduced by any permanent repayments of principal made thereon (except in connection with a refinancing thereof);
(xv) the Borrower may from time to time issue senior unsecured notes or senior notes secured by any Lien on the Collateral, and the Guarantors may issue unsecured guarantees thereof or guarantees thereof secured by a secured Lien on the Collateral; provided that (i) the aggregate principal amount of notes issued pursuant to this subsection 7.1(xv), together with secured Indebtedness incurred pursuant to subsection 7.1(xvi), the New Revolving Loan Commitments and the New Term Loan Commitments, does not exceed $500,000,000 in the aggregate at any time outstanding, (ii) the maturity date of and the date any scheduled installment of principal is due on such notes issued pursuant to this subsection 7.1(xv), shall not be prior to the latest Maturity Date of any Loan at the time of issuance of such notes, (iii) after giving pro forma effect to any such issuance, the Consolidated Leverage Ratio is not greater than 3.0:1.0 and (iv) the proceeds of notes issued pursuant to this subsection 7.1(xv) shall be used solely to pay for costs incurred in connection with Phase 3 and reasonable and customary transaction fees and expenses related to the issuance of such notes. Any holder of Indebtedness incurred pursuant to this subsection 7.1(xv) may accede to the Collateral Agency Agreement; provided that, the parties to the Collateral Agency Agreement may agree to minor and immaterial amendments to the Collateral Agency Agreement to accommodate any such holder of Indebtedness; provided further that in the event that any such holder of Indebtedness does not agree to acceding to the Collateral Agency Agreement, the Collateral Agent may enter into a material amendment to the Collateral Agency Agreement or enter into another intercreditor agreement in customary form under then current market conditions, in each case in form and substance reasonably satisfactory to the Requisite Lenders. In addition, the Collateral Agent is hereby authorized and directed to enter into any intercreditor agreement in customary form under then current market conditions and reasonably satisfactory to the Requisite Lenders and any amendments to the Collateral Documents as may be reasonably requested by the Borrower in order to facilitate such an issuance of second priority secured notes, which execution and delivery shall be conditioned upon receipt of the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request;

(xvi) the Borrower may issue from time to time, and the Guarantors may guarantee, senior secured or unsecured notes (“Permitted Bonds”) that rank pari passu with the Loans (“Permitted Bond Issuance”); provided that: (i) the maturity date of and the date any scheduled installment of principal is due on such Permitted Bonds shall not be prior to the latest Maturity Date of any Loan at the time of issuance of such Permitted Bonds, (ii) after giving pro forma effect to any such issuance, the Consolidated Leverage Ratio is not greater than 3.0:1.0, (iii) the aggregate principal amount of secured Permitted Bonds issued pursuant to all such Permitted Bond Issuances, together with secured Indebtedness incurred pursuant to subsection 7.1(xv), the New Revolving Loan Commitments and the New Term Loan Commitments, does not exceed $500,000,000 in the aggregate at any time outstanding and (iv) the proceeds of Permitted Bonds issued pursuant to this subsection 7.1(xvi) shall be used solely to pay for costs incurred in connection with Phase 3 and reasonable and customary transaction fees and expenses related to such Permitted Bond Issuance. Any holder of Indebtedness incurred pursuant to this subsection 7.1(xvi) shall accede to the Collateral Agency Agreement; provided that, the parties to the Collateral Agency Agreement may agree to minor and immaterial amendments to the Collateral Agency Agreement to accommodate any such holder of Indebtedness; provided further that in the event that any such holder of Indebtedness does not agree to acceding to the Collateral Agency Agreement, the Collateral Agent may enter into a material amendment to the Collateral Agency Agreement or enter into another intercreditor agreement in customary form under then current market conditions, in each case in form and substance reasonably satisfactory to the Requisite Lenders. In addition, the Collateral Agent is hereby authorized and directed to enter into any amendments to the Collateral Documents as may be reasonably requested by the Borrower in order to facilitate such an issuance of Permitted Bonds, which execution and delivery shall be conditioned upon receipt of the Collateral Agent of such certifications, opinions of counsel and other confirmations as the Collateral Agent may reasonably request; and
(xvii) the Borrower may from time to time incur Indebtedness for obligations of the Borrower at any time outstanding under the Gaming Facilities Agreement (including account payables to the Company pursuant to and in accordance with the Gaming Facilities Agreement) to the extent such obligations constitute Indebtedness.
7.2 Liens and Related Matters.
A. Prohibition on Liens. The Borrower shall not, and the Borrower shall not permit any other Loan Party to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute under any local or foreign law, except Permitted Liens.
B. Equitable Lien in Favor of Lenders. If a Loan Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, such Loan Party shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien which is not a Permitted Lien.

C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular permitted Indebtedness or leases or to be sold pursuant to an executed agreement with respect to an Asset Sale, no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than (i) as provided herein or in the other Loan Documents, (ii) as provided in an FF&E Facility and the guarantees and collateral documents relating thereto, (iii) as contained in the Gaming Concession Contract, any Gaming Contract or as otherwise required by applicable law or any applicable rule or order of Macau SAR or the Macau Gaming Authority, (iv) as set forth in any agreement relating to Indebtedness permitted to be secured by a Permitted Lien pursuant to clause (xx) of the definition thereof or (v) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xv) and 7.1(xvi) hereof.
D. No Restrictions on Subsidiary Distributions and Investments. The Borrower will not, and will not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any of their Restricted Subsidiaries’ capital stock owned by a Loan Party, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any other Loan Party, (iii) make loans or advances to, or investments in, any Loan Party, or (iv) transfer any of its property or assets to the Borrower, other than in each case (a) as provided herein or in the other Loan Documents, (b) as provided in any FF&E Facility and any related collateral documents and guarantees, or in any agreement relating to Permitted Subordinated Indebtedness or in any intercompany subordination agreement or Indebtedness permitted to be incurred pursuant to subsection 7.1(iii) or (ix), (c) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (d) purchase money obligations for property or Capital Lease obligations for property or equipment, including Specified FF&E, acquired or leased in the ordinary course of business that impose restrictions of the nature set forth in clause (iv) above on the property so acquired, (e) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such Joint Ventures or covered by such joint venture agreements, (f) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (g) customary restrictions imposed by asset sale or stock purchase agreements relating to a permitted Asset Sale or other sale of assets by any Loan Party, (h) with respect to restrictions of the type set forth in clause (iv) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsections 7.1(v) or (vi) so long as such restrictions only extend to the assets secured by such Permitted Liens, (i) as set forth in any agreement relating to Indebtedness permitted pursuant to subsections 7.1(xv) and 7.1(xvi) hereof, (j) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions, refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (i) above (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s management, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (k) as contained in the Gaming Concession Contract, Gaming Facilities Agreement or as otherwise required by any Legal Requirement of Macau SAR or any other gaming authority.

7.3 Investments; Joint Ventures; Formation of Subsidiaries.
The Borrower shall not, and shall not permit any other Loan Party to make or own any Investment in any Person, including any Joint Venture, or otherwise form or create any Restricted Subsidiary, other than as set forth in this subsection 7.3:
(i) the Loan Parties may make and own Investments in Cash Equivalents; provided that proceeds of the Loans (other than Term Loans denominated in Patacas) may not in any case be invested in Cash Equivalents denominated in any currency other than Dollars and/or HK Dollars and, for Term Loans denominated in Patacas, in Patacas;
(ii) Investments existing on the Closing Date and described in Schedule 7.3;
(iii) Investments (including the formation or creation of a Subsidiary) by any Loan Party in any other Loan Party;
(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;
(v) receivables owing to the Borrower or any other Loan Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or such Loan Party deems reasonable under the circumstances;
(vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vii) the Loan Parties may invest in any Excluded Subsidiary, Joint Venture or Supplier Joint Venture any cash or other property contributed to the Loan Parties either (x) in exchange for common equity of the Borrower or the Borrower’s direct or indirect parent or (y) in the form of Shareholder Subordinated Indebtedness by the Parent or any of its Affiliates, in each case for such purpose;
(viii) the Loan Parties may make Consolidated Capital Expenditures permitted by subsection 7.14 and Project Costs permitted or required by this Agreement;

(ix) at any time after March 31, 2013, and so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, the Loan Parties may make cash Investments in Excluded Subsidiaries or Joint Ventures consisting of (a) Cash and Cash Equivalents of up to $50,000,000 in the aggregate and (b) guarantees of up to $50,000,000 in the aggregate of Indebtedness of, or performance by, any Excluded Subsidiaries or Joint Ventures, provided that the Consolidated Leverage Ratio is less than 3.0 to 1.0 after giving effect to each such Investment; provided further that notwithstanding the foregoing, the Loan Parties may not make Investments in Joint Ventures pursuant to this clause (ix) in excess of $25,000,000 in the aggregate;
(x) the Loan Parties may make Investments in Excluded Subsidiaries or Joint Ventures, not to exceed (a) $25,000,000 in the aggregate prior to the Substantial Operations Date and (b) $50,000,000 in the aggregate (including Investments made pursuant to clause (a)) at any time on or after the Substantial Operations Date;
(xi) at any time after the Substantial Operations Date occurs, so long as no Potential Event of Default or Event of Default shall have occurred or be continuing, and so long as the Consolidated Leverage Ratio is less than or equal to 3.0 to 1.0 after giving effect to each such Investment, the Loan Parties may make cash Investments in the Excluded Subsidiaries in an aggregate amount at any time outstanding not to exceed the sum of (1) 25% of (A) the Consolidated Net Income of the Loan Parties for the period (taken as one accounting period) from the Opening Date to the end of the Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to subsection 7.5(ii) to shareholders or members other than the Borrower, plus (2) without duplication, 100% of the aggregate net cash proceeds received by the Borrower since the Initial Borrowing Date from capital contributions or the issue or sale of equity Securities (excluding any such proceeds used for investments pursuant to clause (vii) above or clause (xix) below) or debt Securities of the Borrower that have been converted into or exchanged for such equity Securities of the Borrower (other than equity Securities or such debt Securities of the Borrower sold to a Loan Party), plus (3) to the extent not otherwise included in the Loan Parties’ Consolidated Net Income, 100% of the cash dividends or distributions or the amount of cash principal and interest payments received since the Initial Borrowing Date by a Loan Party from any Excluded Subsidiary or in respect of any Joint Venture in which an Investment was made pursuant to any clause of this subsection 7.3, until the entire amount of the Investment in such Excluded Subsidiary or Joint Venture has been received, and 50% of such amounts thereafter; provided in each case that such cash proceeds have not been committed or used for any other purpose; provided, further, however, that in the event that the Loan Parties convert an Excluded Subsidiary to a Restricted Subsidiary, the Loan Parties may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to this subsection 7.3 at the time of such Investment;
(xii) any payment made by the Borrower or any other Loan Party (a) pursuant to and in accordance with the Gaming Facilities Agreement (to the extent any such payment constitutes an Investment) or (b) otherwise in connection with the Casino Facilities as long as permitted under this subsection 7.3 (excluding the provisions of this clause (xii));

(xiii) the Loan Parties may hold investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Loan Parties or in satisfaction of judgments;
(xiv) the Loan Parties may incur any Indebtedness permitted under subsection 7.1 and any Contingent Obligation permitted under subsection 7.4 to the extent such Indebtedness or Contingent Obligation constitutes an Investment;
(xv) any Loan Party may make loans or advances to employees or directors or former employees or directors of any Loan Party in an amount not to exceed $2,000,000 in the aggregate outstanding at any time;
(xvi) the Loan Parties may make other Investments, not to exceed (a) $25,000,000 in the aggregate prior to the Substantial Operations Date and (b) $50,000,000 in the aggregate (including Investments made pursuant to clause (a)) at any time on or after the Substantial Operations Date;
(xvii) the Borrower may make all payments to the Company contemplated by the Gaming Facilities Agreement (to the extent any such payment constitutes an Investment);
(xviii) Investments in restaurant, retail or entertainment venues at the Site in an aggregate amount not to exceed $50,000,000; and
(xix) the Loan Parties may make Investments with the proceeds of the substantially concurrent sale or issues of equity securities of the Borrower.
Notwithstanding anything to the contrary in this subsection 7.3, any cash Investments in the form of debt made in any Excluded Subsidiary shall be made in the form of intercompany loans from a Loan Party to such Excluded Subsidiary evidenced by a promissory note, which shall be pledged to the Collateral Agent as Collateral for the Obligations.
7.4 Contingent Obligations.
The Borrower shall not, and shall not permit any other Loan Party to create or become or remain liable with respect to any Contingent Obligation, except:
(i) any Loan Party may become and remain liable with respect to Contingent Obligations under Rate/FX Protection Agreements or other Hedging Agreements;
(ii) the Loan Parties may become and remain liable with respect to Contingent Obligations (a) for Indebtedness permitted under subsection 7.1 to the extent a Loan Party is permitted to incur such Indebtedness under subsection 7.1 or (b) for other obligations of wholly-owned Restricted Subsidiaries;
(iii) the Loan Parties may become and remain liable for customary indemnities under the Project Documents;

(iv) Investments permitted under subsection 7.3 to the extent they constitute Contingent Obligations;
(v) the Loan Parties may become liable for Contingent Obligations made on behalf of Excluded Subsidiaries and Joint Ventures in an amount, when aggregated (without duplication) with the amount of Investments made in Cash and Cash Equivalents pursuant to subsection 7.3(ix)(a) and Contingent Obligations incurred pursuant to this clause, not to exceed $50,000,000 at any time, so long as both before and after giving effect to the incurrence of such Contingent Obligation, no Potential Event of Default or Event of Default has occurred or is continuing; provided that, notwithstanding the foregoing, the Loan Parties may not become liable for Contingent Obligations made on behalf of Joint Ventures in excess of $25,000,000 in the aggregate;
(vi) the Loan Parties may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of the Loan Parties in respect of all such Contingent Obligations shall at no time exceed $10,000,000;
(vii) Contingent Obligations for reimbursement of the Concession Guarantor or other guarantors of payment under the Land Concession Guaranty;
(viii) the Borrower may become and remain liable with respect to Contingent Obligations pursuant to the terms of the Gaming Facilities Agreement to the extent that the Borrower’s obligations therein constitute Contingent Obligations.
7.5 Restricted Payments.
The Borrower shall not, and shall not permit any other Loan Party to declare, order, pay, make or set apart any sum for any Restricted Payment, except Restricted Payments referred to below:
(i) the Loan Parties may, (x) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, make regularly scheduled or required payments of interest in respect of any Permitted Subordinated Indebtedness of the Loan Parties in accordance with the terms of, and only to the extent required by the agreement pursuant to which such Permitted Subordinated Indebtedness was issued and (y) make payments of interest as and when due and payable (by capitalizing such interest, or, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, in cash) pursuant to the terms of the Shareholder Subordinated Indebtedness;
(ii) Restricted Subsidiaries may make Restricted Payments to the Borrower or other Restricted Subsidiaries;
(iii) to the extent such payments would be restricted payments, the Borrower may make regularly scheduled or required payments to Macau SAR pursuant to any Land Concession Contract in accordance with the terms thereof as such are in effect on the Closing Date or as amended pursuant to the terms hereof;

(iv) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, at any time after the earlier of (x) the date of the initial principal payment due under subsection 2.4A and (y) the Trigger Date, the Borrower may pay dividends in respect of its common stock (a) in an amount up to $150,000,000 in the aggregate for the period of the four consecutive Fiscal Quarters then ended in the Fiscal Quarter in which such dividend is made if, after giving effect to such payment, the Consolidated Leverage Ratio is less than or equal to 3.0 to 1.0 but greater than 2.5 to 1.0, and (b) in an amount up to $250,000,000 in the aggregate for the period of the four consecutive Fiscal Quarters then ended in the Fiscal Quarter in which such dividend is made if, after giving effect to such payment, the Consolidated Leverage Ratio is less than or equal to 2.5 to 1.0;
(v) the Borrower may reimburse its Affiliates for any payments of Project Costs (and other expenses of the Restricted Subsidiaries) or deposits into Accounts made by such Affiliates in accordance with Sections 2.2.5 and 3.2 of the Depository Agreement, subject to the conditions of such reimbursements set forth therein;
(vi) the Borrower may make any payments to the Company it is required to make pursuant to the terms of the Gaming Facilities Agreement to the extent that such payments constitute Restricted Payments;
(vii) in connection with any Specified Equity Contribution, the Borrower may make a Restricted Payment within five Business Days after delivery of financial statements for any Fiscal Quarter or Fiscal Year pursuant to subsection 6.1 in an amount not to exceed the amount, if any, by which (A) equity contributions made by the Parent or any of its Affiliates (other than any Loan Party) to the Borrower (other than cash contributions (including, without limitation, by way of subscription, “supplementary payments” or capital contributions (whether or not resulting in additional paid-in capital)) that are Gaming Net Proceeds) and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Borrower during (or within 15 days after the end of) such Fiscal Quarter or the last Fiscal Quarter of such Fiscal Year, exceeds (B) such Specified Equity Contribution; and
(viii) the Loan Parties may redeem or repurchase any equity interests in the Loan Parties held by minority shareholders or any Indebtedness of the Borrower and its Subsidiaries to the extent such ownership by minority shareholders is no longer required by any Legal Requirement imposed by Macau SAR or any applicable gaming authority in order to preserve a Gaming License.

7.6 Financial Covenants.
A. Minimum Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

Minimum
Full Fiscal Quarter following	Consolidated Interest
the Trigger Date	Coverage Ratio
First, Second, Third and Fourth	3.50:1.0
Fifth, Sixth, Seventh and Eighth	3.75:1.0
Ninth and thereafter	4.00:1.0
B. Maximum Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such period:

Maximum
Consolidated
Full Fiscal Quarter following	Leverage
the Trigger Date	Ratio
First and Second	4.25:1.0
Third and Fourth	4.00:1.0
Fifth and Sixth	3.75:1.0
Seventh, Eighth, Ninth and Tenth	3.50:1.0
Eleventh and thereafter	3.25:1.0
7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions.
The Borrower shall not, and the Borrower shall not permit any other Loan Party to, alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Loan Party, or merge or consolidate, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, abandon, lease or sub-lease (as lessor or sublessor), license or sublicense, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned, leased, licensed or hereafter acquired (other than inventory or goods in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:
(i) as permitted under the terms of this Agreement or any other Loan Document;
(ii) the Loan Parties may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Loan Parties in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral or (ii) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Loan Parties shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;

(iii) the Loan Parties may incur Liens permitted under subsection 7.2;
(iv) the Loan Parties may have an Event of Loss;
(v) the Restricted Subsidiaries or the Borrower may issue equity Securities to any other Restricted Subsidiary or the Borrower and the Borrower, so long as such issuance would not trigger a Change of Control, may issue equity Securities to any Person;
(vi) the Loan Parties may (a) enter into leases or licenses to use in the ordinary course of business with respect to any space (including any “complementary accommodations”) on or within a Project or (b) be a party to any lease or license to use in effect on the Closing Date, each of which lease of, or license to use, real property is set forth on Schedule 7.7 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement); provided that, in the case of clause (a), (1) no Event of Default or Potential Event of Default shall exist and be continuing at the time of entering into such lease or license to use or would occur after or as a result of entering into such lease or license to use (or immediately after any renewal or extension thereof at the option of the Loan Parties), (2) such lease or license to use will not materially interfere with, impair or detract from the operation of the business of the Loan Parties, (3) such lease or license to use is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease or license to use, taken as a whole, is commercially reasonable and fair to the Loan Parties in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions, convention centers or shopping venues or other applicable venues, (4) no gaming or casino operations may be conducted on any space that is subject to such lease or license to use other than by the Company and only in accordance with the Gaming Concession Contract and all other applicable Legal Requirements and compliance by the Loan Parties with the other terms of this Agreement, (5) no lease may provide that the Loan Parties may subordinate their fee, condominium or leasehold interest to any lessee or any party financing any lessee (other than lenders financing residential interests in complementary accommodations, to the extent of the interest being financed), and (6) the tenant under such lease or license to use shall provide the Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit R hereto (unless the terms of such lease are substantially identical or more favorable to the Loan Parties than such exhibit with regard to the matters set forth therein) with such changes as the Administrative Agent may approve, which approval shall not be unreasonably withheld or delayed;
(vii) any Restricted Subsidiary may be merged or consolidated with (or liquidated or dissolved into) any other Restricted Subsidiary, or so long as the Borrower is the surviving entity, the Borrower;
(viii) (a) subject to clause (4) of subsection 7.7(vi) above, the Borrower may sell, lease, license or otherwise transfer assets to a Restricted Subsidiary and any Restricted Subsidiary may sell, lease, license or otherwise transfer assets to any other Restricted Subsidiary or to the Borrower, and (b) the Loan Parties may sell, lease, license or otherwise transfer assets to Excluded Subsidiaries and Joint Ventures to the extent permitted by Section 7.3;

(ix) the Loan Parties may license or sublicense trademarks and trade names in the ordinary course of business;
(x) licenses and sublicenses of intellectual property in the ordinary course of business;
(xi) the Loan Parties may sell receivables for fair market value in the ordinary course of business;
(xii) the Loan Parties may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales due to clause (iii) in the parenthetical clause of the definition thereof;
(xiii) subject to subsection 7.11, the Loan Parties may make Asset Sales of assets having a fair market value not in excess of $25,000,000 in the aggregate; provided in each case that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof in the judgment of the Administrative Agent; and (2) at least 75% of the consideration received shall be cash or Cash Equivalents;
(xiv) the Borrower may sell construction equipment having a fair market value not in excess of $4,000,000 in the aggregate prior to or during the first year following the Project Final Completion Date;
(xv) the Borrower may transfer, on terms reasonably satisfactory to the Administrative Agent, immaterial portions of the Site to the government of Macau SAR (so long as such transfer does not impair in any material way the ability of the Borrower to construct, develop, open, manage and/or operate any Active Phase in accordance with the terms of Exhibit Z annexed hereto) upon the written request of the government of Macau SAR and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes;
(xvi) the Loan Parties may transfer any assets leased or acquired with proceeds of any financing permitted under subsection 7.1 and secured by a Permitted Lien to the lender or lessor providing such financing upon default, expiration or termination of such financing;
(xvii) the Loan Parties may sell or abandon immaterial assets not necessary for the development, construction, operation or maintenance of any Active Phase;
(xviii) the Loan Parties may sell or transfer assets pursuant to a sale-leaseback transaction permitted by subsection 7.8; provided that if the sale of any asset subject to such sale-leaseback transaction is consummated at a time when the Depository Agreement is in effect, the Net Asset Sale Proceeds (without giving effect to clause (d)(ii) of the definition thereof) of such sale shall be promptly deposited into the Asset Sales Proceeds Sub-Account;

(xix) any Loan Party may sell its interest in a Joint Venture or a Supplier Joint Venture;
(xx) the Loan Parties may make Permitted Asset Dispositions; provided that (a) no Event of Default or Potential Event of Default shall exist and be continuing at the time of the consummation of such Permitted Asset Disposition or would occur as a result thereof, (b) the Administrative Agent shall have received reasonably satisfactory evidence that reciprocal easement arrangements, condominium by-laws or deeds of mutual covenant, reasonably satisfactory in form and substance to the Administrative Agent, shall have been entered into between the Loan Parties and the purchaser of such asset or shall otherwise be effective to govern such asset and run in favor of the Loan Parties as reasonably required by the Administrative Agent, (c) the Administrative Agent shall have received a certificate of the Borrower that such Permitted Asset Disposition will not (other than to a de minimis extent) increase the risk of any loss of or reversion under the Gaming Concession Contract or the Land Concession Contract, and (d) the proceeds of any such Permitted Asset Disposition shall be applied in accordance with the terms of this Agreement;
(xxi) any Loan Party may sell its interest in an Excluded Subsidiary; provided any such sale of an Excluded Subsidiary that is engaged in the ownership, maintenance or operation of ferries that provide transportation to Macau, shall only be consummated so long as such sale would not be materially detrimental to the business and operations of any Loan Party and otherwise would not and could not reasonably be expected to result in a Material Adverse Effect; and
(xxii) any conveyance of horizontal property pursuant to subsection 7.21.
7.8 Sales and Lease-Backs.
The Borrower shall not, and shall not permit any other Loan Party to become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any Loan Party has sold or transferred or is to sell or transfer to any other Person or (ii) which any Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person in connection with such lease, except that any Loan Party may enter into sale-leaseback transactions (a) with assets of a type or types otherwise permitted to be financed pursuant to subsection 7.1(ix) or with an FF&E Facility (including with respect to HVAC equipment) permitted by subsection 7.1(xiv) whether or not obtained by a Loan Party with the proceeds of an FF&E Facility or otherwise, (b) in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Indebtedness outstanding under subsections 7.1(ix) and 7.1(xiv) (without duplication), not to exceed $250,000,000, and (c) on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding tenor, rental amounts and other terms, and including, unless waived by the Administrative

Agent, concurrently with the execution by the lender or lessee under such sale-leaseback transaction, the entering into of an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution); provided that, at any time when the Depository Agreement is in effect, the ability of any Loan Party to enter into sale-leaseback transactions in an aggregate principal amount with respect to such leases at any one time outstanding that exceeds $50,000,000, shall be subject to the additional requirement that the assets subject to such sale-leaseback are acquired contemporaneously with, or within 180 days prior to, such financings or the applicable fundings thereunder.
7.9 Sale or Discount of Receivables.
The Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the fair market value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.
7.10 Transactions with Shareholders and Affiliates.
The Borrower shall not, and shall not permit any other Loan Party to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Borrower or with any Affiliate of the Borrower, except that the Loan Parties may enter into and permit to exist:
(i) transactions that are on terms that are not less favorable to such Loan Party than those that might be obtained at the time from Persons who are not such an Affiliate (a) if the Borrower has delivered to the Administrative Agent (1) with respect to any transaction involving an amount in excess of $5,000,000, an Officers Certificate certifying that such transaction complies with this subsection 7.10, (2) with respect to any transaction involving an amount in excess of $10,000,000, a resolution adopted by a majority of the directors of the applicable Loan Party approving such transaction and an Officers Certificate certifying that such transaction complies with this subsection 7.10, at the time such transaction is entered into or (3) with respect to any such transaction that involves aggregate payments in excess of $25,000,000 or that is a loan transaction involving a principal amount in excess of $25,000,000, an opinion as to the fairness of the financial terms to the applicable Loan Party from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into or (b) with respect to any transaction for the exchange of amounts denominated in Dollars, HK Dollars or Patacas for amounts denominated in any other of such currencies between the Borrower and the Company, if (1) no fees are payable between the Borrower and the Company and (2) the rate of exchange for such transaction is determined as set forth on Schedule 7.10(i);
(ii) the Shared Services Agreement, as in effect on the Closing Date or as amended, supplemented or modified pursuant to subsection 7.13 or 7.17; provided that the terms thereof, taken as a whole, are on commercially reasonable terms;

(iii) any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by a Loan Party with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors of such Loan Party in its reasonable determination;
(iv) loans or advances to employees of the Loan Parties permitted under subsection 7.3(vi) or (xv);
(v) transactions (a) under or pursuant to the Project Documents and (b) between or among Loan Parties not expressly prohibited hereunder;
(vi) Shareholder Subordinated Indebtedness to the extent otherwise permitted by this Agreement;
(vii) issuances of Securities by the Loan Parties;
(viii) Investments in, and licenses and other agreements with, Joint Ventures and Supplier Joint Ventures permitted hereunder;
(ix) Investments permitted by subsection 7.3, Contingent Obligations permitted by subsection 7.4 and Restricted Payments permitted by subsection 7.5;
(x) transactions consummated on the Closing Date in connection with the Refinancing and the Transactions;
(xi) reciprocal easement and other similar agreements (including condominium rules) required or permitted to be entered into pursuant to the Loan Documents;
(xii) (i) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use intellectual property of the Loan Parties) and (ii) any other agreements with an Excluded Subsidiary not specifically prohibited by subsection 7.16, provided the terms of such other agreement under clause (ii) or any amendment to such agreement are no less favorable to the Loan Parties than those that would have been obtained in a comparable transaction by such Loan Party with an unrelated Person;
(xiii) any agreement not specifically prohibited hereunder by an Excluded Subsidiary to pay management fees to a Loan Party directly or indirectly;
(xiv) transactions permitted by subsection 7.7;
(xv) the IP License and the transactions contemplated thereby;
(xvi) purchases of materials or services from a Supplier Joint Venture by a Loan Party in the ordinary course of business on arm’s length terms;
(xvii) transactions set forth on Schedule 7.10;

(xviii) the Gaming Contracts and all transactions under or pursuant to such agreements;
(xix) shared services arrangements and/or agreements among Loan Parties, the Company and Excluded Subsidiaries and/or owners, developers and managers of other projects on the Cotai Strip so long as the liabilities and obligations of any Loan Parties thereunder are on commercially reasonable terms and do not represent more than such Loan Parties’ pro rata share of the services provided as determined by the Loan Parties and certified to the Administrative Agent;
(xx) the contemplated transfer (the “AH Transfer”) by the Borrower of all or substantially all or a portion of the Phase 3 tower to a wholly-owned Excluded Subsidiary in exchange for such Excluded Subsidiary granting to the Borrower (or being obligated to grant to third parties selected by the Borrower) the “right of use” for each apart hotel unit in such tower, provided that (a) notwithstanding any provision to the contrary in the Collateral Documents, such tower or applicable portion thereof will remain as Collateral until shares in such Excluded Subsidiary, and a “right of use” with respect to one or more apartments, have been sold to a third party on arms-length terms (the first such sale, the “First Sale”); (b) simultaneously with the AH Transfer, all of the direct equity interests in such Excluded Subsidiary shall be pledged to the Collateral Agent, on behalf of the Secured Parties, as security for the Obligations pursuant to pledge documents that (1) provide for the release of such pledge on equity interests that are sold to third parties on arms-length terms and (2) are in all other respects reasonably satisfactory to the Administrative Agent; (c) the AH Transfer must comply with all of the requirements set forth in subsection 7.7(xx) above, with the reference in clause (d) of such subsection to “proceeds” being deemed to be a reference to all of the proceeds from the sale of equity interests in such Excluded Subsidiary and “rights of use” for such apartments; (d) the organizational documents of such Excluded Subsidiary shall be reasonably satisfactory to the Administrative Agent; and (e) no later than the closing date of the First Sale, the third-party manager of the such tower or applicable portion thereof (if any) shall have entered into a “subordination and non-disturbance agreement” with the Administrative Agent on terms reasonably satisfactory to the Collateral Agent; and
(xxi) transactions contemplated by subsection 7.21.
7.11 Disposal of Subsidiary Stock.
Except in connection with (i) a Restricted Payment permitted by subsection 7.5(iv) or (ii) a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer, or other disposition) permitted by subsection 7.7(vii), (viii), (xii), (xiii), (xx) or (xxi), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of the Borrower or any of its Subsidiaries, except (i) to qualify directors if required by applicable law and (ii) to the extent required by any Legal Requirement imposed by Macau SAR or the Macau Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License.

7.12 Conduct of Business.
The Borrower shall not, and shall not permit any other Loan Party to, engage in any business activity except those business activities engaged in on the Closing Date by such Person and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Loan Parties; provided that no Loan Party shall engage in the business of developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment or project other than the Project, activities reasonably related or ancillary thereto, and any activity that is a reasonable extension, development or expansion thereof, or as otherwise specifically set forth in this Agreement.
7.13 Certain Restrictions on Entering Into and Assigning Certain Documents.
A. Assignments of Material Contracts and Permits; New Material Contracts or Permits. The Borrower shall not, and the Borrower shall not permit any other Loan Party to, assign or transfer all or a portion of its rights under, any Permit or Material Contract or enter into new Material Contracts or Permits (it being understood that any Material Contracts which are covered by clause B, C or D below shall also be subject to the restrictions set forth therein) without, in each case, obtaining the prior written consent of Requisite Lenders if in any such case, such assignment, transfer or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect, other than, in the case of Material Contracts: (i) entering into new, or assigning existing Construction Contracts as permitted by, and in accordance with the terms of, subsection 7.13E or 7.17; (ii) entering into new usufruct agreements in form and substance reasonably satisfactory to the Administrative Agent (including in connection with the formation of any new Subsidiary of the Borrower); (iii) amendments to usufruct agreements entered into pursuant to the preceding clause (ii) to provide for the repurchase of equity interests held by minority shareholders no longer required to comply with Legal Requirements of Macau SAR; (iv) entering into transactions relating to FF&E Facilities permitted by subsection 7.13B; (v) entering into Land Concession Guaranties and similar items required by any Land Concession Contract, which are on terms (including the provisions regarding recourse to the Loan Parties) and with providers reasonably satisfactory to the Administrative Agent; (vi) entering into shared services agreements in the ordinary course of business permitted by subsections 7.10(ii) or (xix); (vii) entering into contracts executed in connection with Permitted Asset Dispositions and other sales permitted hereunder, including sale contracts and any reciprocal easement agreements, shared services agreements, condominium governance arrangements or similar agreements entered into with the purchaser thereof; (viii) entering into the Gaming Contracts and any transactions related thereto, (ix) assignments of rights under the Land Concession Contract to the extent required in connection with any transactions permitted by subsection 7.21 and (x) subject to all other provisions regarding requirements to obtain consents, provide notices, or perform similar actions, entering into other new contracts reasonably related to carrying on operations contemplated by, and not specifically prohibited by, the Loan Documents on terms reasonably satisfactory to the Administrative Agent.

B. Documents Relating to Other Indebtedness. The Borrower shall not, and shall not permit any other Loan Party to, (i) enter into any FF&E Documents relating to FF&E Facilities other than as permitted by subsection 7.1(ix) or (xiv) and on terms reasonably satisfactory to the Administrative Agent, including the provisions regarding maturity, collateral, interest rates and other terms, and, unless waived by the Administrative Agent, the Administrative Agent shall enter into an intercreditor, standstill, or similar agreement reasonably satisfactory in form and substance to the Administrative Agent with the agent or other representative under the credit agreement or other similar documents governing an FF&E Facility (it being understood that the Administrative Agent shall have had a reasonable opportunity to review all such documentation prior to its execution) which agreement (to the extent any FF&E Deposit Loans are made) shall set forth procedures for releasing Liens of the Secured Parties on Specified FF&E as and when any FF&E Deposit Loans made to acquire such Specified FF&E are repaid and upon the use of a minimum proportion of funds under such FF&E Facility to reimburse such FF&E Deposit Loans, or (ii) amend or otherwise change the terms of any documents governing Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness (except in connection with a permitted refinancing thereof) or permit the termination thereof (other than in accordance with the terms thereof), or make any payment consistent with an amendment thereof or change thereto (except in connection with a defeasance or permitted refinancing thereof), if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional material rights on the holders of the Indebtedness or obligations evidenced thereby (or a trustee or other representative on their behalf) which would be materially adverse to any Loan Party or the Lenders.
C. Land Concession Contracts. The Borrower shall not, and shall not permit any other Loan Party to, enter into land concession contracts not in existence on the Closing Date (unless such Loan Party, contemporaneously with its entering into any such land concession contract or with such Land Concession Contract being provisionally registered with the Macau Land and Building Registration Department, grants to the Collateral Agent a valid, first priority Lien on such Loan Party’s rights, title and interests thereunder free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens), pursuant to a mortgage duly executed before, and notarized by, a Macau notary public by such Loan Party, and such Loan Party is diligently seeking to record, stamp and register such mortgage with the Macau Land and Building Registration Department), or assume any or all of the obligations of others in respect of a land concession contract held by a Person that is not a Loan Party.
D. Contract Consents. Except as permitted by subsection 7.17, the Borrower shall not, and shall not permit any other Loan Party to waive any of its material rights under, or assign or transfer all or a portion of its rights under, any Contract Consent without obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

E. Notwithstanding subsection 7.13(A), the Borrower may enter into Material Construction Contracts for an Active Phase consistent with the Plans and Specifications, the Project Schedule and the Project Budget for such Phase, as each is in effect from time to time. Each such Construction Contract shall be in writing, and each such Construction Contract that is a Material Construction Contract shall become effective when and only when: (i) the Borrower and the Contractor have executed and delivered the Construction Contract (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) the Borrower has submitted to the Administrative Agent an Additional Construction Contract Certificate together with all exhibits, attachments and certificates required thereby (including the Construction Consultant’s Certificate), each duly completed and executed; provided, however, that such submission of an Additional Construction Contract Certificate shall not be required for any Construction Contract with a contract price or value less than $25,000,000; (iii) if entering into such Construction Contract will result in an amendment to the Project Budget or extension of the Anticipated Opening Date (if any) or of the Anticipated Completion Date for such Phase, the Borrower has complied with the requirements of subsection 7.19; (iv) if entering into such Construction Contract will have the effect of a Scope Change, the Borrower has complied with the provisions of subsection 7.18; (v) if entering into such Construction Contract will cause the Borrower not to be In Balance, the Borrower has complied with the requirements of subsection 6.26; and (vi) if an Additional Construction Contract Certificate is required under clause (ii) above, the Administrative Agent has acknowledged receipt of the materials referenced in clause (ii) above, as contemplated in the Additional Construction Contract Certificate (which the Administrative Agent agrees to promptly do upon receipt of said material).
7.14 Consolidated Capital Expenditures.
A. The Borrower shall not, and shall not permit any other Loan Party to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount in excess of the Base Capital Expenditures Amount; provided that any portion of the Base Capital Expenditures Amount, if not expended in the period in which it is permitted, may be carried over for expenditure in (but only in) the next succeeding such period; provided further that any Consolidated Capital Expenditures incurred by any Loan Party in such subsequent period shall (x) first be applied against any such amount carried forward and (y) only after such carried forward amount is fully utilized, then be applied against the amount of the Base Capital Expenditures Amount allowed for such succeeding period.
B. Notwithstanding the foregoing, the Loan Parties may make or incur Consolidated Capital Expenditures (which Consolidated Capital Expenditures will not be included in any determination of the Base Capital Expenditures Amount expended under the foregoing clause (A)) (i) with the proceeds of equity contributions to the Loan Parties by any Person other than a Loan Party, provided that (x) no Event of Default or Potential Event of Default shall have occurred and be continuing when such Consolidated Capital Expenditure is made or incurred and (y) the applicable Loan Party notifies the Administrative Agent in writing that such proceeds (or applicable portion thereof) are to be used for Consolidated Capital Expenditures, (ii) with insurance or other similar proceeds received by the Borrower or any other Loan Party from any Event of Loss so long as such Consolidated Capital Expenditures are to replace, repair or restore any properties or assets in respect of which such proceeds were paid, or (iii) required to be made in accordance with applicable Macau law.
7.15 Fiscal Year.
No Loan Party shall change its Fiscal Year-end from December 31.

7.16 Excluded Subsidiaries.
The Borrower shall not permit, and shall not allow any other Loan Party to permit, at any time (i) any Excluded Subsidiary to have any Indebtedness other than Indebtedness which is non-recourse to the Loan Parties (except as permitted herein), (ii) any Excluded Subsidiary to acquire any assets from any Loan Party other than as permitted by the provisions of this Agreement, including the provisions described under subsection 7.3, (iii) any Excluded Subsidiary to own any equity interests in a Loan Party, or (iv) any Excluded Subsidiary to own or operate the Project, or possess any material license, franchise or right used in connection with the ownership or operation of any part of the Project (other than (x) the ownership, use or possession of any trademark, license or similar right that does not restrict the use of such trademark, license or similar right by the Loan Parties, and (y) derivative gaming or other rights under any Gaming License (including under the Gaming Sub-Concession Agreement), the loss of which by such Excluded Subsidiary could not reasonably be expected to have a Material Adverse Effect).
7.17 Waiver, Modification and Amendment.
A. The Borrower shall not (i) amend, modify, terminate, supplement or waive a right or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or give any consent under the Land Concession Contract unless such agreement, amendment, termination, supplement, waiver or consent is expressly permitted hereunder (including under subsection 7.13) or to the extent required in connection with any transactions permitted by subsection 7.21; (ii) amend, modify, terminate, supplement or waive a right or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or give any consent under any Permit, the effect of which could reasonably be expected to have a Material Adverse Effect without the consent of the Administrative Agent; (iii) amend, modify, supplement or waive, or consent to any amendment, modification, supplement or waive of any of the provisions of any Gaming Contract without the consent of the Administrative Agent acting at the direction of the Requisite Lenders, unless such amendment modification, termination, supplement or waiver is immaterial and the consent of the Administrative Agent and the Collateral Agent is not otherwise required by the terms of such Gaming Contract; and (iv) amend any Architectural Services Agreement or amend any other Material Contract in respect of any Active Phase, except in accordance with the procedures set forth in subsection 7.13(E), 7.17(C), 7.17(D) or 7.17(E) or as permitted by clauses (ii)-(vii) of subsection 7.13(A) above, below, in each case, without obtaining the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).
B. [RESERVED].
C. Notwithstanding subsection 7.17(A), the Borrower may from time to time, amend any Architectural Services Agreement or any other Construction Contract to change the scope of the work and the Borrower’s payment obligations thereunder. Any such amendment shall be in writing and shall identify with particularity all changes being made. Each such amendment shall be effective when and only when: (i) the parties to such amendment have executed and delivered the contract amendment (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) the Borrower has submitted to the Administrative Agent a Construction Contract Amendment Certificate together with all exhibits, attachments and certificates required thereby each duly completed and executed; provided, however, that such submission of a Contract Amendment Certificate shall not be required in connection with any individual change order to a Contract where the change order has a value of less than $5,000,000 or for any series of related change orders with an aggregate value of less than $5,000,000; (iii) if such amendment will result in an amendment to the Project Budget or extension of the Anticipated Opening Date (if any) or the Anticipated Completion Date for such Active Phase, the Borrower has complied with the requirements of subsection 7.19; (iv) if such amendment will change the scope of work or otherwise will have the effect of a Scope Change, the Borrower has complied with the provisions of subsection 7.18; (v) if such amendment will cause the Borrower not to be In Balance, the Borrower has complied with the requirements of subsection 6.26; and (vi) if an Additional Construction Contract Certificate is required under clause (ii) above, the Administrative Agent has acknowledged its receipt of the materials referenced in clause (ii) above, as contemplated in the Construction Contract Amendment Certificate (which the Administrative Agent agrees to promptly do upon receipt of said materials).
D. Notwithstanding this subsection 7.17, the Borrower may from time to time enter into or assign Material Contracts in respect of the Project as permitted by subsection 7.13.
E. Notwithstanding subsection 7.17(A), the Borrower may from time to time terminate (i) any Material Construction Contract in respect of any portion of the Project sold as part of any Permitted Asset Disposition; (ii) any other Material Construction Contract; or (iii) so long as a suitable replacement manager (which may be an Affiliate) with experience in operating and managing properties of similar size and standard as the applicable portion of the Project is engaged (unless the Borrower notifies the Administrative Agent that it intends to self-manage such portion), any Hotel Management Agreement, so long as, in the case of clauses (i) and (ii), such termination does not give rise to an Event of Default under subsection 8.12(iii)(a).
7.18 Scope Changes.
A. Without obtaining the Required Scope Change Approval, the Borrower shall not direct, consent to or enter into any Scope Change for any Active Phase if such Scope Change:
(i) will increase the amount of Project Costs, unless the Borrower complies with the requirements of subsection 6.26 and/or amends the Project Budget as provided in subsection 7.19 so that, after giving effect to the proposed Scope Change, the Borrower shall be In Balance; or
(ii) in the reasonable judgment of the Construction Consultant (based on its experience, familiarity and review of such Phase and representations provided by the Borrower, the Contractors and Subcontractors), (i) is not a Safe Harbor Scope Change; (ii) has a reasonable likelihood of delaying the Completion Date for such Phase beyond the Anticipated Completion Date for such Phase; (iii) has a reasonable likelihood of delays resulting in any material adverse modification or material impairment of the enforceability of any material warranty under any Construction Contract relating to the Project; (iv) is not permitted by a Material Contract or has a reasonable likelihood of materially adversely impacting such Phase; (v) has a reasonable likelihood of presenting a significant risk of the revocation or material adverse modification of any material Permit; or (vi) has a reasonable likelihood of causing the Project not to comply in any material respect with Legal Requirements (provided that the Construction Consultant shall be entitled to determine that no such violation of any Legal Requirement will occur on the basis of a certification by the Borrower to such effect unless the Construction Consultant is aware of any inaccuracies in such certification); or
(iii) in the reasonable judgment of the Insurance Advisor, could reasonably result in a material adverse modification, cancellation or termination of any insurance policy required to be maintained by the Borrower pursuant to subsection 6.4.
Prior to implementing any Scope Change, the Borrower shall submit an Additional Construction Contract Certificate or Construction Contract Amendment Certificate and otherwise comply with the provisions of subsection 7.13(E) or 7.17(C), as applicable.
B. The Borrower shall not accept (or be deemed to have confirmed) any “Certificate of Practical Completion” or “Certificate of Making Good Defects” (or certificate of similar impact to either of the foregoing) for any part of the “Works” relating to any “Section” of the Project or any notice of “Final Completion” of the Project or “Substantial Completion” issued by any Contractor under any similar certificate or notice issued by any Contractor under any other Construction Contract, in each case, without the written approval of the Administrative Agent (acting in consultation with Construction Consultant), which approval shall not be unreasonably withheld (provided that the Administrative Agent and the Construction Consultant shall act with due diligence and as promptly as reasonably possible in making its determination to approve or disapprove).
C. Agree with any Contractor on the amount of any bonus or incentive payments for performing work under budget or on or ahead of schedule, in each case, without the prior written approval of the Administrative Agent (acting in consultation with Construction Consultant), which approval shall not be unreasonably withheld or delayed.
7.19 Project Budget and Project Schedule Amendment. The Borrower shall not amend, modify, allocate, re-allocate or supplement or permit or consent to the amendment, modification, allocation, re-allocation or supplementation of, any of the Line Items, Line Item Categories or other provisions of the Project Budget or modify or extend the Anticipated Opening Date or the Anticipated Completion Date for any Active Phase, except as follows:
A. Permitted Budget Amendments.
(i) Concurrently with the implementation of any Scope Change for any Active Phase, the Borrower shall submit a Project Budget/Schedule Amendment Certificate in the form of Exhibit L-6 and amend the Project Budget for the Project in accordance with the provisions of subsection 7.19(A)(ii) below to the extent necessary so that the amount set forth therein for each Line Item shall reflect all Scope Changes that have been made to such Line Item. The Borrower may from time to time amend the Project Budget in accordance with the provisions of subsection 7.19(A)(ii) in order to increase, decrease or otherwise reallocate amounts allocated to specific Line Items or Line Item Categories included in the Project Budget; provided, however, that, after giving effect to such adjustment, the Project shall be capable of being completed in accordance with the Plans and Specifications for the Project and no such adjustment shall modify the Borrower’s obligation to complete the Project in accordance with the Plans and Specifications for the Project, and the Borrower shall remain In Balance.

(ii) (x) The Borrower shall implement any amendment to the Project Budget by delivering to the Administrative Agent a Project Budget/Schedule Amendment Certificate together with all exhibits, attachments and certificates required thereby, each duly completed and executed. The Project Budget/Schedule Amendment Certificate shall describe with particularity the Line Item, or Line Item Category increases, decreases, contingency allocations, and other proposed amendments to the Project Budget and shall otherwise conform to the requirements of this Agreement.
(y) Increases to the aggregate amount budgeted for any Line Item Category included in the Project Budget will only be permitted to the extent of (A) allocation of Realized Savings obtained in a different Line Item Category, (B) allocation of previously “unallocated contingency” included in the Project Budget (so long as after giving effect to such allocation the Unallocated Contingency Balance will equal or exceed the Required Minimum Contingency), or (C) allocation of new or previously unallocated Available Funds.
(iii) Decreases to any Line Item Category included in the Project Budget will only be permitted upon obtaining Realized Savings in such Line Item Category.
(iv) Increases and decreases to particular Line Items included in any particular Project Budget shall be permitted to the extent not inconsistent with the foregoing provisions of this paragraph or with subsection 7.19(A)(i) above, provided that increases to the “unallocated contingency” Line Item for the Project Budget shall only be permitted to the extent of (x) allocation of Realized Savings obtained in any Line Item Category or (y) an increase in Available Funds.
B. Permitted Schedule Amendments. The Borrower may, from time to time, amend the Project Schedule to extend the Anticipated Substantial Operations Date (but (except as permitted in the following sentence) not beyond the Outside Substantial Operations Deadline) or, for any particular Active Phase, to extend the Anticipated Opening Date or the Anticipated Completion Date for such Phase (but (except as permitted in the following sentence) not beyond the applicable Outside Opening Deadline (if any) or Outside Completion Deadline), by delivering to the Administrative Agent a Project Budget/Schedule Amendment Certificate (a) containing a revised Project Schedule reflecting the new Anticipated Opening Date, the new Anticipated Substantial Operations Date or the new Anticipated Completion Date of such Phase, as the case may be, and (b) complying with the provisions of subsection 7.19(A)(ii) above with respect to the changes in the Project Budget that will result from the extension of the Anticipated Opening Date, the Anticipated Substantial Operations Date or the Anticipated Completion Date of such Phase. If an Event of Loss or an Event of Force Majeure occurs with respect to any Phase, then the Borrower shall be permitted to extend the Outside Substantial Operations Deadline, the Outside Opening Deadline (if any) or the Outside Completion Deadline, as the case may be, to the extent that the Borrower certifies in writing, and the Construction Consultant confirms, to the Administrative Agent that such extension is reasonably necessary to overcome any delays caused by the Event of Loss or Event of Force Majeure and the Borrower remains In Balance, provided that no such extension may extend beyond three hundred sixty-five (365) calendar days.

C. Amendment Certificates. Upon submission of the Project Budget/Schedule Amendment Certificate to the Administrative Agent, together with all exhibits, attachments and certificates required pursuant thereto, each duly completed and executed, such amendment shall become effective hereunder, and the Project Budget for the Project and, if applicable, the Project Schedule (and, as specified in the Project Schedule, the Anticipated Opening Date, the Anticipated Completion Date, and the Outside Completion Deadline of any Phase), shall thereafter be as so amended.
7.20 Opening. The Borrower shall not cause or permit the Opening Date for any Phase to occur unless each of the Opening Date Conditions has been satisfied for such Phase and the Borrower and each Certifying Consultant has delivered its Opening Date Certificate to the Administrative Agent.
7.21 Horizontal Properties.
A. Creation. Borrower shall not subdivide, or create any “horizontal properties” within, the Site or the Project (i) except in respect of the Casino Facilities (or any portion thereof), to the extent required for the approvals set forth in the Gaming Contracts Approval Letter to remain effective, in which case the Borrower shall (or shall cause the Company to) ensure that the Mortgage is not cancelled, and the validity, enforceability and priority of the Mortgage is not affected, by reason of the creation of such horizontal property, through lack of authorization from the Macau Gaming Authority or any other relevant entity of the Government of Macau SAR, and such horizontal property remains subject to the Mortgage, by procuring any such required authorizations and (ii) except to the extent required in connection with an AH Transfer or a Permitted Asset Disposition (and then only if the applicable requirements of subsections 7.7(xx) and 7.10(xx) are satisfied) and, in the case of an AH Transfer except as otherwise provided in subsection 7.21B below, only if such horizontal property remains subject to the Mortgage until the First Sale and the Administrative Agent shall have received a legal opinion from Macau counsel to the Borrower to the effect that the Mortgage continues to be a valid, first priority Lien on such horizontal property, such horizontal propert remaining free and clear of all liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens) and otherwise in form and substance reasonably satisfactory to the Administrative Agent. The scope, characteristics, and description of any horizontal property created pursuant to the preceding sentence must be consistent with the applicable Plans and Specifications.

B. Separation of Mortgages. With regard to any horizontal property created pursuant to subsection 7.21A (other than in respect of the Casino Facilities or any portion thereof) in connection with an AH Transfer, if at any time the Administrative Agent reasonably deems it necessary or advisable to protect the interest of the Secured Parties in that horizontal property or any other Property which is required to be pledged to them as Collateral, the Borrower will deliver, promptly upon request of the Administrative Agent, (i) a mortgage (a “New Mortgage”) on such horizontal property substantially similar to the Mortgage and that is separate and distinct from the Mortgage, such New Mortgage to be duly executed by the Excluded Subsidiary to whom such horizontal property is transferred, in favor of the Collateral Agent and notarized, recorded, stamped and registered with the Macau Land and Building Registration Department and filed with the Macau Gaming Authority, and such New Mortgage shall be a valid, first priority Lien on such horizontal property, free and clear of al liens, encumbrances and exceptions to title whatsoever (other than Permitted Liens). In connection with any New Mortgage, the Borrower shall deliver or cause to be delivered to the Administrative Agent (a) resolutions of the Board of Directors of the applicable Excluded Subsidiary approving and authorizing the execution, delivery and performance of such New Mortgage and (b) opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent covering the same matters with respect to such New Mortgage as were covered by the legal opinion from Macau counsel to the Borrower delivered pursuant to subsection 4.1B(xvii)(ii) in respect of the Mortgage and such other matters as the Administrative Agent may reasonably request.
Section 8. Events of Default.
If any of the following conditions or events set forth in this Section shall occur (any such conditions or events collectively “Events of Default”):
8.1 Failure to Make Payments When Due.
Failure by the Borrower to pay any installment of principal on any Loan when due whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise within three Business Days after the date due if such failure to pay is due to technical administrative issues beyond the Borrower’s reasonable control; failure by the Borrower to pay when due any amount payable to an Issuing Lender in reimbursement of any drawings; or failure by the Borrower to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or
8.2 Default under Other Indebtedness or Contingent Obligations.
(i) Failure by any Loan Party or the Sponsor to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or any Non-Recourse Financing) or Contingent Obligations (other than with respect to a Non-Recourse Financing) with an aggregate principal amount of $25,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any Loan Party, the Sponsor or the Company (to the extent that such breach or default by the Company has had or could reasonably be expected to have a Company Material Adverse Effect) with respect to any other material term of (a) one or more items of such Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is, in the case of clause (a) or (b), to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be in each case at the end of any grace period provided therefor (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 Breach of Certain Covenants. Failure of the Loan Parties to perform or comply with any term or condition contained in subsection 2.5, 6.2 or 6.4B or Section 7 (other than subsections 7.17, 7.18 and 7.19) of this Agreement or the failure of any Eligible Affiliate Purchaser to perform or comply with any term or condition contained in subsection 10.1I(i)(w), 10.1I(i)(x), 10.1I(v), or 10.1I(i)(xi); or
8.4 Breach of Warranty.
Any representation, warranty, certification or other statement made by any Loan Party or the Sponsor in any Loan Document or in any statement or certificate at any time given by any Loan Party or the Sponsor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or
8.5 Other Defaults Under Loan Documents.
Any Loan Party or the Sponsor shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents (other than the Sponsor Support Agreement) (provided that with respect to the Contract Consents, such term shall be for the benefit of the Lenders or any Agent, as opposed to any other party thereto), other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (x) an officer of the Borrower, such Loan Party or the Sponsor becoming aware of such default or (y) receipt by the Borrower of written notice from Administrative Agent or any Lender of such default; or
8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.
(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Sponsor, the Company or any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Sponsor, the Company or any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, conservator or other officer having similar powers over the Sponsor, the Company or any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Sponsor, the Company or any Loan Party, for all or a substantial part of its property; or a warrant of attachment, distraint, execution or similar process shall have been issued against any substantial part of the property of the Sponsor, the Company or any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged (and in the case of the Company, any such event described in clause (i) or (ii) of this subsection 8.6 has had or could reasonably be expected to have a Company Material Adverse Effect); or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.
(i) The Sponsor, the Company or a Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any applicable jurisdiction, domestic or foreign, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Sponsor, the Company or a Loan Party shall make any assignment for the benefit of creditors; or (ii) the Sponsor, the Company or a Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and in each case a period of 30 days shall have elapsed; or (iii) the Board of Directors of the Sponsor, the Company or a Loan Party (or any committee thereof) or of its managing member shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (iii) (and in the case of the Company, any such event described in clause (i), (ii) or (iii) of this subsection 8.7 has had or could reasonably be expected to have a Company Material Adverse Effect); or
8.8 Judgments and Attachments.
Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Sponsor or any Loan Party or any of their respective assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
8.9 Dissolution.
Any order, judgment or decree shall be entered against the Sponsor, the Company or any Loan Party decreeing the dissolution or split up of such Persons (other than as permitted by subsection 7.7(vii)) and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
8.10 Change of Control.
A Change of Control shall occur; or

8.11 Failure of Guaranty; Repudiation of Obligations.
At any time after the execution and delivery thereof, (i) any Loan Document (other than the Collateral Documents and Rate/FX Protection Agreements) for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force or effect (other than in accordance with its terms with respect to the Sponsor, any Loan Party or all Loan Parties), or shall be declared null and void or unlawful by a Governmental Instrumentality of competent jurisdiction with respect to the Sponsor, any Loan Party or all Loan Parties, (ii) (x) any Collateral Document (other than the Assignment of Reinsurances) shall cease to be in full force and effect or (y) the Assignment of Reinsurances shall cease to be in full force and effect and is not replaced within 45 days thereafter (other than, in each of the foregoing clauses (x) and (y), by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document or the Assignment of Reinsurances in accordance with the terms hereof or thereof) with respect to any Loan Party or all Loan Parties or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction with respect to any Loan Party or all Loan Parties, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral (other than a de minimis portion thereof) for any reason other than the failure of the Collateral Agent or any Lender to take any action within its control except as otherwise contemplated in any Loan Document, (iii) the Sponsor or any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the Termination Date, (iv) any relevant Governmental Instrumentality, the Sponsor or any Loan Party shall contest the validity, perfection or priority of the Liens granted pursuant to any Loan Document in favor of the Collateral Agent, for benefit of the Lenders (which contest, in the case of the government of Macau SAR, shall be in writing and shall remain in effect for a period of 20 days), or (v) the subordination provisions in the Permitted Subordinated Indebtedness or any other instrument required under any provision of this Agreement to be subordinated to the Obligations shall cease to be enforceable against the holder thereof; or
8.12 Default Under or Termination of Project Documents.
Except in connection with a refinancing, repayment or defeasance thereof as permitted by the Loan Documents (and except as permitted by clause (iii) of subsection 7.17E), any of the Project Documents (other than the Land Concession Contract) shall, on or after the date hereof, terminate or be terminated or canceled or deemed invalid prior to its stated expiration date or fail to be in full force and effect prior to such date, or the Company (solely with respect to the Gaming Contracts) or the Borrower or any of the Borrower’s Restricted Subsidiaries or any counterparty thereto shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any Project Document and such counterparty shall not have been replaced by the Borrower; provided that:
(i) [RESERVED];
(ii) a default, termination, cancellation or invalidity under any Project Document that is not a Material Contract pursuant to clause (a) of the definition thereof shall constitute an Event of Default hereunder only to the extent such default, termination, cancellation or invalidity, together with all other then current defaults under and terminations of Project Documents, could reasonably be expected to cause a Material Adverse Effect;

(iii) a default, termination, cancellation or invalidity under any Construction Contract or the Architectural Services Agreement (the “Relevant Contracts”) shall constitute an Event of Default hereunder only in the following circumstances:
(a) any Loan Party or any other party thereto shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Relevant Contract, if the effect of such breach or default could reasonably be expected to have a Material Adverse Effect and such breach or default shall continue unremedied for 30 days after notice received by the Borrower from the Administrative Agent or the Collateral Agent; provided, however, that in the case of any such Relevant Contract, (1) if the breach or default is by a Loan Party and is reasonably susceptible to cure within 90 days but cannot be cured within 30 days despite the applicable Loan Party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such 30 day period (but in no event longer than 90 days) if remedial action reasonably likely to result in cure is promptly instituted within such 30 day period and is thereafter diligently pursued until the breach or default is corrected and (2) if the breach is by a party other than a Loan Party, then no Event of Default shall be deemed to have occurred as a result of such breach if the Borrower provides written notice to the Administrative Agent and the Collateral Agent during such 30 day period that such Loan Party intends to replace such Relevant Contract (or that replacement is not necessary) and (A) the applicable Loan Party obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent (in consultation with the Construction Consultant) for the affected party (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), (B) the applicable Loan Party enters into a replacement Relevant Contract in accordance with subsection 7.17 on terms reasonably satisfactory to the Company and the Loan Parties, within 60 days of such termination (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), and (C) such termination, after considering any replacement obligor and replacement Relevant Contract and the time required to implement such replacement, has not had and would not reasonably be expected to have a Material Adverse Effect; or
(b) any Material Construction Contract shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect, provided that no Event of Default shall be deemed to have occurred as a result of such termination if the Borrower provides written notice to the Administrative Agent and the Collateral Agent within 30 days after any of the Loan Parties becoming aware of such Material Construction Contract ceasing to be in full force or effect that the Borrower or the applicable Loan Party intends to replace such Material Construction Contract (or that replacement is not necessary) and (1) the Borrower or the applicable Loan Party obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent (in consultation with the Construction Consultant), for the affected party (if in the reasonable judgment of the Administrative Agent (in consultation with Construction Consultant ) a replacement is necessary), (2) the applicable Loan Party enters into a replacement Material Construction Contract in accordance with subsection 7.17 on terms reasonably satisfactory to the Borrower and the Loan Parties, within 60 days of such termination (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), and (3) such termination, after considering any replacement obligor and replacement Material Construction Contract and the time required to implement such replacement, has not had and would not reasonably be expected to have a Material Adverse Effect.

8.13 Loss of Leasehold Title.
Except as permitted by subsection 7.21, the Borrower shall cease to have a good and valid leasehold interest in and to any material portion of the Site for the Project, and all material parcels and subdivisions comprising thereof or located thereon, or shall cease to own the Improvements for the purpose of owning, constructing, maintaining and operating the Project in the manner contemplated by the Operative Documents; or
8.14 Abandonment.
The Borrower shall Abandon any Active Phase; or
8.15 Default Under or Termination of Permits.
Any Loan Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit (other than any Permits granted pursuant to the Gaming Concession Contract or the Land Concession Contract, which shall be subject to subsection 8.18 below) or any such Permit or any provision thereof shall be modified, revoked, cancelled, terminated, sequestered, suspended or otherwise fail to be in full force and effect and shall not have been reinstated within 15 Business Days, or any Governmental Instrumentality shall challenge or seek to modify, revoke, cancel, terminate, sequester or suspend any such Permit and shall not rescind such challenge or action with 15 Business Days if such failure to observe, satisfy or perform or such violation, breach, modification, revocation, cancellation, termination, sequestration, suspension or failure to be in full force and effect could reasonably be expected to have a Material Adverse Effect; or
8.16 Default Under or Repudiation of Sponsor Agreement.
The Sponsor shall contest the validity or enforceability of the Sponsor Agreement in writing or deny in writing that it has any further liability thereunder prior to the Termination Date, or the Sponsor shall breach any of its material obligations under the Sponsor Agreement (subject to the applicable grace periods contained therein) or any of the representations made by the Sponsor pursuant to the Sponsor Agreement shall have been untrue in any material respect at the time made; or

8.17 Expropriation; Change in Law.
There shall have occurred (i) any imposition of expropriatory or confiscatory taxes, or any nationalization, expropriation, modification, suspension, confiscation (except routine actions for rights-of-way and similar actions that do not and are not reasonably expected to materially interfere with the construction or operation of the Project) of the ownership or control of all of any material part of the Project or any Site on which the Project is situated or any material equity interests in the Sponsor, the Borrower or any other Loan Party that owns, operates or manages all or any portion of a Project, including any seizure, dissolution, redemption or rescission pursuant to Chapter V of Law No 16/2001, or (ii) the change in any tax law or imposition of any income or other tax by the government of Macau SAR on the operations of the Loan Parties, that could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Borrower, to have a Material Adverse Effect, or (iii) an extinguishment of any material rights benefiting, or imposition of any restrictions affecting, or change in any Legal Requirement of Macau SAR governing, affecting or impacting, the Gaming Concession Contract or the Land Concession Contract, or any of the Loan Parties or either of the Projects that would reasonably be expected to deprive the Lenders of any of their material rights or remedies in respect of this Agreement or the other Loan Documents (including rights under the security interests granted by or pursuant to this Agreement or the Collateral Documents or the Assignment of Reinsurances), or (iv) any governmental act or series of acts or change in any Legal Requirement of Macau SAR or delivery of any official governmental notice which (a) adversely affects, is inconsistent with, or challenges, the independence of the Gaming Sub-Concession Contract from the Primary Gaming Concession Contract (including the termination or revision of the Supplement to Gaming Sub-Concession Contract), or (b) could reasonably be expected, in the judgment of the Requisite Lenders, as evidenced in a notice provided by them to the Administrative Agent and the Borrower, to have a Material Adverse Effect; or
8.18 Default Under or Loss of Concessions.
(i) Any replacement or reinstatement of the Company, or any unilateral discharge of the Gaming Sub-Concession Contract, or any temporary administrative intervention, is made by Macau SAR pursuant to Article 79 of the Gaming Sub-Concession Contract;
(ii) Macau SAR takes any formal measure seeking the unilateral dissolution of the Gaming Sub-Concession Contract pursuant to Article 80 thereof or otherwise or Macau SAR gives notice pursuant to Article 80(3) of the Gaming Sub-Concession Contract;
(iii) the Administrative Agent considers the subject matter of any negotiations required to be notified to it pursuant to subsection 6.1(xix)(c) is such as could reasonably be expected to cause an entitlement of Macau SAR to unilaterally dissolve the Gaming Sub-Concession Contract pursuant to Article 80 thereof;

(iv) the Land Concession Contract is forfeited, terminated or rescinded or Macau SAR takes any formal measure seeking any forfeiture, termination or rescission of the Land Concession Contract;
(v) any transfer of equity interests in the Company is made or deemed made without approval of the government of Macau SAR as required by Article 16 of the Gaming Sub-Concession Contract; or
(vi) (A) the Gaming Concession Contract or the Land Concession Contract shall, on or after the date hereof, terminate or be forfeited, terminated, rescinded or canceled or deemed invalid prior to its stated expiration date or fail to be in full force and effect prior to such date, or any formal measure shall be commenced seeking to claim the same, (B) the Company (with respect to the Gaming Concession Contract) or the Borrower (with respect to the Land Concession Contract) shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) with respect to any material obligation under the Gaming Concession Contract or the Land Concession Contract or (C) the Macau SAR shall be in default of any material obligation under the Gaming Concession Contract or the Land Concession Contract and such default by the Macau SAR results in or could reasonably be expected to result in a Material Adverse Effect;
provided, (A) in the case of clause (ii), to the extent Macau SAR designates any cure or grace period in connection with any such notice, or (B) in the case of clause (v), to the extent Macau SAR designates any cure or grace period in connection with any such event or action, or (C) in the case of clause (iv), (vi) or (vii), to the extent a formal measure under such clause is comprised of a notice from Macau SAR to the Company or any Loan Party that specifically provides for a cure or grace period in connection therewith, or if the Company or the applicable Loan Party, in the case of each of clause (A), (B) and (C), is entitled to a grace or cure period by contract or operation of law, no Event of Default shall be deemed to have occurred under any of the clauses of this subsection 8.18 referred to in clause (A), (B) or (C) due to such circumstances until such cure or grace period has expired (if and for so long as (a) the circumstance, event or action giving rise to any action or event enumerated in any such clause of this subsection 8.18 is reasonably susceptible to cure by the Company or the applicable Loan Party within the designated cure or grace period, (b) the Company or the applicable Loan Party provides prompt notice to the Administrative Agent that it intends to cure such event or action and provides reasonably detailed information regarding the specific nature of such intended cure, and (c) the Company or the applicable Loan Party is actively pursuing such cure); or
8.19 Loss of Performance Bond or Guaranty.
Any loss, termination (other than in accordance with its terms), suspension, revocation, cancellation or invalidation of a guaranty or equivalent agreement or instrument in favor of Macau SAR in support of the obligations of any Loan Party, in each case without replacement thereof within 60 days on terms, with a counterparty, and pursuant to documentation, reasonably satisfactory in form and substance to the Administrative Agent (provided that such 60-day period shall be deemed to terminate immediately upon the occurrence of (a) any loss or revocation of the Gaming Sub-Concession Contract or the Land Concession Contract, or (b) a Material Adverse Effect that remains uncured for a period of 60 days, in each case caused by or arising out of such loss, termination, suspension, revocation, cancellation, invalidation or modification), or any call or drawing made by the Macau SAR under any such guaranty or equivalent agreement or instrument; or

8.20 Schedule; Completion; Delay of Substantial Operations.
(i) The Construction Consultant shall reasonably determine (based on its experience, familiarity and review of the Project and information and schedule provided by the Borrower) that the Opening Date for any Phase is likely to occur no earlier than 75 days after the Anticipated Opening Date (as extended pursuant to subsection 7.19) for such Phase (and such determination is not rescinded by the Construction Consultant within 15 days after the date the Construction Consultant notifies the Administrative Agent and the Borrower of such determination); or
(ii) The Borrower shall fail to achieve the Opening Date for Phase 1 on or before the Outside Opening Deadline (as extended pursuant to subsection 7.19), which failure is not cured within 10 days after notice thereof; or
(iii) The Construction Consultant shall reasonably determine (based on its experience, familiarity and review of the Project and information and schedule provided by the Borrower) that the Completion Date (as extended pursuant to subsection 7.19) for any Phase is likely to occur no earlier than 75 days after the Anticipated Completion Date for such Phase (and such determination is not rescinded by the Construction Consultant within 15 days after the date of the Construction Consultant notifies the Administrative Agent and the Borrower of such determination); or
(iv) The Borrower shall fail to achieve the Completion Date for both Phases on or before the Outside Completion Deadline (as extended pursuant to subsection 7.19), which failure is not cured within 10 days after the notice thereof; or
(v) The Substantial Operations Date shall not have occurred by the Outside Substantial Operations Deadline (as extended pursuant to subsection 7.19, including if an Event of Force Majeure has occurred), which failure is not cured within 10 days after the notice thereof; or
8.21 Failure to Demonstrate Balancing.
The failure, as of any date of determination, of the Borrower to be In Balance, if such failure shall continue for 30 consecutive days without being cured; or
8.22 Inability to Deliver Certificates.
Prior to the Project Final Completion Date, the failure for 60 consecutive days, of the Borrower to submit an Advance Request which is approved, unless the Borrower demonstrates to the reasonable satisfaction of the Administrative Agent (after consultation with the Construction Consultant) that the Borrower is In Balance; or

8.23 FF&E Proceeds.
The Borrower shall fail to deposit into the Project Loans Disbursement Account in accordance with Section 2.1.2(b) of the Depository Agreement, within 20 Business Days of the receipt thereof, the proceeds of draws under the FF&E Facilities with respect to FF&E Component items for the Project for which one or more Advances have been made pursuant to Section 2.1.2(b) of the Depository Agreement;
8.24 Delisting of Sponsor.
The suspension for more than ten consecutive trading days on the Hong Kong Stock Exchange or cessation of the listing of the Sponsor on the Hong Kong Stock Exchange shall have occurred prior to the Borrower demonstrating compliance with the Consolidated Leverage Ratio as tested at the end of the first full Fiscal Quarter following the Trigger Date;
8.25 Failure to Receive Gaming Net Proceeds.
The Borrower does not receive the Gaming Net Proceeds for any given month within the first five Business Days of the next succeeding month as provided in the Gaming Contracts, and such default shall not have been remedied before the end of such succeeding month; or
8.26 Employee Benefit Plans.
There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Sponsor, the Borrower, or any other Loan Party or any of their respective ERISA Affiliates, in excess of $25,000,000 during the term of this Agreement;
THEN (i) upon the occurrence of any Event of Default, the Administrative Agent may (or may cause the Collateral Agent to), or at the request of the Requisite Lenders shall, deliver a written notice to the Borrower stating that an Event of Default has occurred and, as of the date of such notice, is continuing (an “Enforcement Notice”), (ii) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lenders to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (iii) upon the occurrence and during the continuation of any Event of Default not referenced in clause (ii), the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrower, declare all or any portion of the amounts described in clauses (a), (b) and (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of the Issuing Lenders to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of the Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by the Administrative Agent, shall be held by the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent. Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to the Borrower, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrower, and such provisions shall not at any time be construed so as to grant the Borrower the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
Section 9. Agents and Arrangers.
9.1 Appointment.
A. Appointment of the Administrative Agent. Scotia Capital is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 (other than the second proviso to the first sentence of subsection 9.6, the second sentence of subsection 9.5, and the proviso clause of the last sentence of subsection 9.7) are solely for the benefit of the Administrative Agent and the Lenders; the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
B. Appointment of Collateral Agent. Simultaneously herewith, BOC is entering into the Collateral Agency Agreement, whereby the Collateral Agent will be appointed to act on behalf of the Administrative Agent and the Lenders solely with respect to the Collateral. Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Collateral Agency Agreement, and each Lender agrees to be bound by the terms of the Collateral Agency Agreement.

Upon execution of the Collateral Agency Agreement, each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to the Collateral shall be exercisable by and vest in the Collateral Agent to the extent, and only to the extent, necessary to enable the Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by the Collateral Agent shall run to and be enforceable by either the Administrative Agent or the Collateral Agent.
Should any instrument in writing from the Borrower or any other Loan Party be required by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Collateral Agent or the Administrative Agent. In case any Collateral Agent, or a successor thereto, shall resign or be removed, all the rights, powers, privileges and duties of such Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Collateral Agent.
9.2 Powers and Duties; General Immunity.
A. Powers; Duties Specified. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.
B. No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of the Borrower, any Lender or any person providing the Settlement

Service to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
C. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).
D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

E. Administrative Agent Determinations. To the extent the Administrative Agent is entitled or required to make any determinations under any intercreditor agreement, the Administrative Agent shall make such determinations upon the advice of Requisite Lenders.
F. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents (including the Collateral Agent) appointed by the Administrative Agent, the Collateral Agent and any such other sub-agent. The Administrative Agent, the Collateral Agent and any such other sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 9.2 and of subsection 9.4 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this subsection 9.2 and of subsection 9.4 shall apply to the Collateral Agent and any other such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to the Collateral Agent and each other sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.3 Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.
Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making of the Loans and the issuance of the Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and none of the Arrangers, Co-Syndication Agents or Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.
Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by the Borrower, and without limiting is obligation to do so, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
9.5 Successor Administrative Agent and Swing Line Lender.
The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (provided that such successor is or simultaneously therewith becomes a Lender). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.
9.6 Collateral Documents and Guaranty.
Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document, the Assignment of Reinsurances and each Guaranty as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that the Administrative Agent and the Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or the Assignment of Reinsurances, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral

Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Administrative Agent and the Collateral Agent may (and at the request of a Loan Party shall) execute any documents or instruments necessary to (i) release any Subsidiary from the Guaranty to the extent the stock of such Restricted Subsidiary is sold, transferred or otherwise disposed of in a transaction permitted under this Agreement or otherwise consented to by the Lenders in accordance with subsection 10.6 and (ii) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or any other Indebtedness secured by a Permitted Lien or pursuant to any intercreditor arrangement entered into by the Administrative Agent and an agent or lender under a FF&E Facility pursuant to the terms hereof or to which the Lenders have otherwise consented in accordance with subsection 10.6. In addition, in connection with the entering into of any such intercreditor arrangement between the Administrative Agent and an agent or lender under a FF&E Facility, the Administrative Agent and the Collateral Agent may, without the consent of the Lenders (other than such consent, if any, as may otherwise be required to enter into such FF&E Facility or intercreditor agreement) enter into such modifications to the Collateral Documents as are necessary to grant Liens on Specified FF&E in favor of the lenders under the relevant FF&E Facility to the extent such Liens are permitted hereunder, and to otherwise carry out the intent of this Agreement in relation to such Liens. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrower’s request and expense, the Collateral Agent shall (without recourse and without any representation or warranty) execute and deliver to the Borrower such documents (including UCC-3 termination statements) as the Borrower may reasonably request to evidence or effect such disposition or release. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Collateral Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Assignment of Reinsurances and each Guaranty may be exercised solely by the Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
9.7 Intercreditor Agreements and Depository Agreement.
Each Lender hereby further authorizes the Administrative Agent and the Collateral Agent, on behalf of and for the benefit of Lenders, to enter into the Depository Agreement, the Collateral Agency Agreement, the intercreditor agreement contemplated by subsection 4.1B(xix) (including any amendment thereto contemplated by subsection 7.21) and intercreditor agreements with any holders of any secured Indebtedness permitted to be incurred hereunder (including under subsection 7.1(xv) and (xvi)) or otherwise consented to by the Lenders in accordance with subsection 10.6, and each Lender agrees to be bound by the terms of the Depository Agreement, the Collateral Agency Agreement and each such intercreditor agreement.

Notwithstanding the foregoing, the Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Depository Agreement or, except as contemplated by the preceding sentence, any such intercreditor agreement without the prior consent of Requisite Lenders (or, if such amendment, modification, termination or waiver would result in a change that under subsection 10.6 would require the consent of all Lenders, then the prior consent of all Lenders); provided that, the Administrative Agent may waive the conditions herein and in the Depository Agreement sections set forth on Schedule 9.7, in each case without obtaining the prior consent of Requisite Lenders, so long as (a) the waiver of such condition could not reasonably be expected, in the reasonable judgment of the Administrative Agent, to have a materially adverse effect on the Lenders, and (b) substantially concurrently with the waiver of any such condition, the Administrative Agent shall deliver a notice to each Lender advising of such waiver and setting forth the specific condition being waived.
Section 10. Miscellaneous.
10.1 Assignments and Participations in Loans.
A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of the Borrower) in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement or Settlement Confirmation effecting such sale, assignment or transfer shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii) and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender; and provided further, that any such Eligible Assignee shall have complied with the requirements of subsection 2.7 including subsection 2.7(B)(iii), and provided further that the Eligible Assignee shall not be entitled to claim an amount in excess of that which would be payable to or for the account of the transferring Lender as of the effective date of any such sale, assignment or transfer in respect of Included Taxes pursuant to subsection 2.7B (but without prejudice to the right of any Lender or Affiliate to later assert any obligation of the Borrower under this Agreement with respect to any such Included Taxes occurring after the date of such sale, assignment or transfer).

B. Assignments.
(i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may in whole or in part (a) be assigned, in any amount to an Eligible Assignee that is a Lender, or an Affiliate of a Lender or another Lender or an Approved Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder), provided that the provisions of this clause (a) shall not apply to any Affiliate of the Borrower to the extent that such Affiliate becomes a Lender as a result of the provisions of subsection 10.1I, (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees (other than Affiliates of the Borrower) which are Affiliates, provided that related Approved Funds shall be treated as one assignor or assignee in determining compliance with such minimum assignment amount) to any other Eligible Assignee that is not at such time a Lender, an Affiliate of a Lender or an Approved Fund of a Lender with the giving of notice to the Borrower and the Administrative Agent; provided that if any assignment permitted by this clause (b) relates to (i) TLF I Commitments or TLF II Commitments (but not TLF I Loans or TLF II Loans) or (ii) Revolving Loans or Revolving Loan Commitments, then the Borrower shall have provided prior consent to such assignment, such consent not to be unreasonably conditioned, withheld or delayed and to be deemed given unless the Borrower has notified the assigning Lender of its objection to such proposed transfer within five (5) Business Days after its receipt of a request for such consent or (c) with respect to assignments of Term Loans to Affiliates of the Borrower pursuant to and in accordance with the terms and conditions of subsection 10.1I, be assigned in an aggregate amount of not less than the amount specified in subsection 10.1I(ii) with the giving of prompt notice to the Administrative Agent. To the extent of any such assignment in accordance with clause (a), (b) and (c) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $2,000 in respect of assignments, and in each case such documentation or other information, if any, with respect to Included Taxes as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a); provided, however, only one such fee shall be payable in connection with simultaneous assignments to or by two or more related Approved Funds, and in the event that the Administrative Agent, in its sole discretion, determines that the Term Loans after the TLF II Commitment Termination Date may be settled through a Settlement Service (defined below) pursuant to subsection 10.1C, only a written or electronic confirmation of such assignment issued by a Settlement Service (a “Settlement Confirmation”) shall be delivered with respect to assignments settled through the Settlement Service. Upon such execution, delivery, acceptance and recordation, from and after the Assignment Effective Date, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder (provided, that with regard to assignments occurring after the termination of syndication (as set forth in that certain Commitment Letter, dated as of January 12, 2010, among the Arrangers, the Sponsor and the Borrower), no assignee, including an assignee that is already a Lender hereunder at the time of the assignment, shall be entitled to receive any greater amount pursuant to Section 2.7B(ii)(c) hereof with respect to the assigned interest than that to which the assignor would have been entitled to receive had no such assignment occurred) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.10B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement or, if applicable, Settlement Confirmation covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.
(ii) Acceptance by the Administrative Agent; Recordation in Register. Upon its receipt of (x) an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee or Eligible Affiliate Purchaser, or (y) if applicable, a Settlement Confirmation representing that the assignee is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) if applicable, and any forms, certificates or other evidence with respect to income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7(B)(iii)(a), the Administrative Agent shall, if the Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement or, if applicable, Settlement Confirmation by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon (Eastern time) and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrower. The Administrative Agent shall maintain a copy of each Assignment Agreement and, if applicable, Settlement Confirmation delivered to and accepted by it as provided in this subsection 10.1B(ii). The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date”.

C. Settlement Service Mechanics. Except for assignments of Term Loans pursuant to and in accordance with the terms and conditions of subsection 10.1I, the Administrative Agent has the right, but not the obligation, to effectuate assignments of Term Loans on or after the TLF II Commitment Termination Date via an electronic settlement system acceptable to the Administrative Agent as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.1. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. The Administrative Agent’s and the Borrower’s consent shall be deemed to have been granted to the extent required pursuant to Section 10.1B(i) with respect to any transfer effected through the Settlement Service. Assignments and assumptions of Term Loans, as the case may be, shall be effected by such manual execution until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. Assignments and assumptions of Revolving Loans and Revolving Loan Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement at all times. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. Notwithstanding anything herein or in any Assignment Agreement to the contrary and so long as no Potential Event of Default or Event of Default has occurred and is continuing, payments in respect of the settlement of an assignment of any Term Loans, as the case may be, during periods when assignments may be settled through a Settlement Service (but not any Revolving Loan or Revolving Loan Commitment) and with respect to all unpaid interest and commitment fees if any, which have accrued on such Term Loans whether such interest and commitment fees accrued before or after the applicable Assignment Effective Date, shall be made in the manner provided for by the Settlement Service. Any and all fees payable to the Settlement Service shall be paid by the assigning Lender and/or its assignee which becomes a Lender hereunder and the Administrative Agent shall have no responsibility whatsoever for payment thereof.
D. Participations. The holder of any participation, other than an Affiliate or an Approved Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date or any scheduled date for principal payments under Section 2.4A of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrower hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of the Borrower to the participant and (b) the participant shall be considered to be a “Lender”.

E. Assignments to Federal Reserve Banks and Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) any Lender may pledge all or any portion of its Loans, Commitments, the other Obligations owed to such Lender, and its Notes, to its creditors or to its trustee (solely in its capacity as trustee) or other representative in support of its obligations to such creditor or trustee; provided that (i) no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or such creditor or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
F. Information. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.
G. Representations of Lenders. Each Lender listed on the signature pages hereof or succeeding to an interest in the Commitments and Loans, as the case may be, hereby represents and warrants as of the Closing Date, or as of the applicable Assignment Effective Date, or as of the date of the Joinder Agreement pursuant to which such Lender becomes a Lender hereunder that (i) it is an Eligible Assignee or Eligible Affiliate Purchaser; (ii) it has experience and expertise in the making of and/or investing in loans such as the Loans; and (iii) it will make its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement or, if applicable, a Settlement Confirmation shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement or, if applicable, Settlement Confirmation are incorporated herein by this reference; provided that the Borrower or any Affiliate of the Borrower that is an Eligible Affiliate Purchaser shall only be required to make the representations and warranties set forth in clause (i) of this subsection 10.1G, in addition to all other representations and warranties of such Affiliate contained in the Auction Assignment Agreement.
H. Subject to Gaming Authorities. Notwithstanding anything to the contrary in this Section 10.1, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any Loan or Letter of Credit made or issued by it, or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of any applicable Gaming Authorities, to the extent required by law and to the extent failure to obtain such approval could jeopardize the Gaming License or any other gaming licenses of the Company or any of its parents or Affiliates.
I. Assignments to Eligible Affiliate Purchasers.
(i) Notwithstanding anything to the contrary contained in this Section 10.1 or any other provision of any Loan Document, any Eligible Affiliate Purchaser may, pursuant to an Auction Assignment Agreement, purchase Term Loans solely on the terms and conditions set forth in this subsection 10.1I and the Outline of Auction Mechanics attached hereto as Exhibit S, so long as (v) no Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom, (w) such Eligible Affiliate Purchaser agrees to, and does in fact, on each Auction Purchase Effective Date, without receiving any payment or other consideration from Borrower in exchange therefor (including any accrued yet unpaid interest that may have been owing in respect of such cancelled Term Loans) if such Eligible Affiliate Purchaser is an

Affiliate of the Borrower, (1) immediately and irrevocably cancel, forever discharge and, in the case of an Eligible Affiliate Purchaser that is an Affiliate of the Borrower, forgive, the Term Loans purchased by and assigned to it in each Auction Loan Purchase for all purposes and (2) knowingly and voluntarily waive and relinquish (a) all of its interests, rights and obligations as the owner of such Term Loans and as a Lender under the Credit Agreement and the other Loan Documents for all purposes under the Credit Agreement and the other Loan Documents and (b) any rights it may have to invoke any such interests, rights and obligations or the provisions of the Credit Agreement and the other Loan Documents with respect to such Term Loans now or in the future, (x) such Eligible Affiliate Purchaser purchases the Term Loans that are the subject of such Auction Loan Purchase by transferring the agreed purchase price (including any accrued yet unpaid interest owing in respect of such cancelled Term Loans through but not including the applicable Auction Purchase Effective Date) directly to each assigning Lender, and (y) such Eligible Affiliate Purchaser has delivered to each of the Auction Manager and Borrower a certificate substantially in the form of Exhibit T (the “Auction Certificate”), dated as of each Auction Purchase Effective Date and signed by a duly authorized officer of such Eligible Affiliate Purchaser, certifying to the matters set forth in clauses (v) — (x) above.
(ii) Any Eligible Affiliate Purchaser may provide notice to the Auction Manager in the form of an Offer Document that it wishes to make one or more offers (each, an “Offer”) to Lenders to purchase outstanding Term Loans, with such Offer to be effected pursuant to Auction Assignment Agreements. Such Eligible Affiliate Purchaser shall have the right to purchase the Term Loans at a purchase price determined in accordance with the terms set forth in such Offer Document; provided that the aggregate stated principal amount of all Term Loans for which Offers are made in any Offer Document shall not be less than $25,000,000; provided, further, that the aggregate stated principal amount of all Term Loans assigned to any Eligible Affiliate Purchaser by a Lender pursuant to this subsection 10.1I(ii) in response to the Offers contained in a single Offer Document shall not be less than $1,000,000 in the aggregate for all tranches of Term Loans Offered by such Lender in such Offer Document, which amount shall be reduced to the extent necessary to reflect (1) the fact that such assignment includes all Term Loans held by the assigning Lender and (2) the proration of such Term Loans offered by the assigning Lender in the event a pro rata allocation is made as contemplated in the Offer Document.
(iii) In connection with any assignment pursuant to this subsection 10.1I, each of the assigning Lenders, on the one hand, and the Eligible Affiliate Purchaser, on the other hand, shall acknowledge and agree that, as of the Auction Purchase Effective Date, (A) each Auction Loan Purchase to which it is a party and the assignment related thereto are being made pursuant to and in accordance with the terms and conditions of this subsection 10.1I, (B) the other party to the Auction

Assignment Agreement currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to it and that may be material to a decision to participate in any Auction Loan Purchase or enter into the Auction Assignment Agreement or any of the transactions contemplated thereby (the “Excluded Information”), (C) it has independently and without reliance on the other party to the Auction Assignment Agreement made its own analysis and determined to enter into the Auction Assignment Agreement and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (D) the other party shall have no liability to it, and it hereby (to the extent permitted by law) waives and releases any claims it may have against the other party (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such other party contained in the Standard Terms and Conditions set forth in each of the Auction Assignment Agreements. Each of the assigning Lenders, on the one hand, and the Eligible Affiliate Purchaser, on the other hand, shall further acknowledge that the Excluded Information may not be available to Administrative Agent, the Auction Manager, the other Agents or the Lenders.
(iv) By submitting an Offer Document, an Eligible Affiliate Purchaser shall acknowledge and agree that it will make payment of the purchase price for the purchased Term Loans, as may be accepted for payment pursuant to the Offer Document, directly to the assigning Lender in accordance with the terms of the Offer Document.
(v) On each Auction Purchase Effective Date, the Eligible Affiliate Purchaser shall without receiving any payment or other consideration from Borrower in exchange therefor (including any accrued yet unpaid interest that may have been owing in respect of such cancelled Term Loans), (i) immediately and irrevocably cancel, forever discharge and, in the case of an Eligible Affiliate Purchaser that is an Affiliate of the Borrower, forgive, the Term Loans purchased by and assigned to it in each Auction Loan Purchase for all purposes and (ii) knowingly and voluntarily waive and relinquish (y) all of its interests, rights and obligations as the owner of such Term Loans and as a Lender under the Credit Agreement and the other Loan Documents for all purposes under the Credit Agreement and the other Loan Documents and (z) any rights it may have to invoke any such interests, rights and obligations or the provisions of the Credit Agreement and the other Loan Documents with respect to such Term Loans now or in the future. Such Eligible Affiliate Purchaser shall further acknowledge and agree that the cancellation of the Term Loans purchased by and assigned to it in each Auction Loan Purchase is an essential term of, and condition to, each Auction Loan Purchase and the assignment by the assigning Lenders of any Term Loans to such Eligible Affiliate Purchaser.
(vi) Assignment of any Auction Loan Purchases shall be effective upon receipt by the Auction Manager of a fully executed Auction Assignment Agreement effecting the assignment thereof and upon receipt by Administrative Agent of a copy thereof for recording in the Register. Each assignment shall be recorded in the Register by Administrative Agent on the Business Day the Auction Assignment Agreement is received by the Auction Manager, if received by 1:00 p.m. (New York City time), and on the following Business Day if received after such time. Prompt notice thereof shall be provided to such Eligible Affiliate Purchaser and a copy of such Auction Assignment Agreement shall be retained by Administrative Agent. The date of such recordation of a transfer shall be referred to herein as the “Auction Purchase Effective Date.”

(vii) Each of the assigning Lenders and the Eligible Affiliate Purchaser shall acknowledge and agree that, in addition to the purchase price of the purchased Term Loans that has been agreed between such assigning Lender and such Eligible Affiliate Purchaser, such Eligible Affiliate Purchaser shall pay directly to such assigning Lender all unpaid interest, if any, accrued on the purchased Term Loans to but excluding the Auction Purchase Effective Date applicable thereto. No interest shall accrue or be payable on such purchased Term Loans from and after the Auction Purchase Effective Date and any Term Loans owned by such Eligible Affiliate Purchaser shall immediately upon receipt of such Term Loans by such Eligible Affiliate Purchaser, without further action by any Person, be deemed cancelled and no longer outstanding for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, without limitation, (w) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document (including with respect to accrued interest), (x) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (y) the providing of any rights to such Eligible Affiliate Purchaser in its capacity as a Lender under this Agreement or any other Loan Document or (z) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document, and no such purchased Term Loan may be further assigned, transferred, contributed, conveyed or resold by such Eligible Affiliate Purchaser. Without limiting the foregoing, such Eligible Affiliate Purchaser (in its capacity as an Eligible Affiliate Purchaser) shall not, after the consummation of the transactions contemplated by the Auction Assignment Agreement, have or be entitled to any of the rights set forth in subsections 10.1B and 10.1D. Each of the Borrower and the Eligible Affiliate Purchaser shall expressly consent to the provisions of this paragraph.
(viii) For the avoidance of doubt, failure by the Eligible Affiliate Purchaser to make any payment to a Lender required by an Auction Assignment Agreement permitted by this subsection 10.I shall not constitute an Event of Default under subsection 8.3. For the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the Requisite Lenders in accordance with this Agreement.
(ix) The provisions of this subsection 10.1I shall not require any Eligible Affiliate Purchaser to undertake or consummate any Offer; provided that to the extent an Eligible Affiliate Purchaser undertakes to consummate any Offer, it shall, subject to the preceding conditions and the terms and conditions contained in the applicable Offer, purchase (and take all the necessary steps required herein to purchase) the principal amount of all validly tendered Term Loans at a price not to exceed the Applicable Threshold Price and in an aggregate amount up to the Maximum Offer Amount; provided, further, that to the extent no Lenders have validly tendered any Term Loans requested in an Offer or as otherwise agreed to by the Auction Manager, in its sole discretion, such Eligible Affiliate Purchaser may revoke, withdraw or amend the Offer for such Term Loans at least 24 hours before the Expiration Time. In addition, such Eligible Affiliate Purchaser may extend the Expiration Time of an Offer at least 24 hours before the Expiration Time, provided, however, that only one extension per Offer shall be permitted, which shall be for a period not exceeding five Business Days. Furthermore, if such Eligible Affiliate Purchaser has amended an Offer, the Auction Manager shall have the discretion to extend the applicable Expiration Time, upon notification to such Eligible Affiliate Purchaser, for an additional period to afford all Lenders the necessary time to consider such amendments.

(x) All Term Loans assigned to an Eligible Affiliate Purchaser shall be, as set forth above, immediately cancelled and, therefore, no Term Loans assigned to such Eligible Affiliate Purchaser pursuant to and in accordance with the terms and conditions of this subsection 10.1I may be further assigned, transferred, contributed, conveyed or resold by such Eligible Affiliate Purchaser.
10.2 Expenses.
Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Loan Parties (including any opinions requested by Lenders as to any legal matters arising hereunder) and of the Borrower’s and any Loan Party’s performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Arrangers, the Administrative Agent, the Collateral Agent and the Co-Syndication Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents (subject to the terms of the separate letter outlining the payment of legal fees and costs and expenses) and the reasonable legal, engineering and other fees, expenses and disbursements of counsel to the Administrative Agent and the Collateral Agent in connection with any consents, amendments, waivers or other modifications to any Loan Documents (whether or not effective or executed) and any other documents or matters requested by the Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable fees, expenses and disbursements of counsel to the Agents and of counsel providing any opinions that the Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Administrative Agent, Collateral Agent or their respective counsel) of obtaining and reviewing any appraisals provided for under any Loan Documents, any environmental audits or reports provided for under subsection 6.7D; (vi) all the actual and reasonable costs and expenses incurred in the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Agents and the Auction Manager in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by the Agents and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party or the Sponsor hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Loan Document) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity; Waivers.
A. In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to the Indemnitee’s selection of counsel after consultation with the Borrower), indemnify, pay and hold harmless the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and the Lenders and the officers, directors, employees, agents, sub-agents, trustees, advisors and affiliates of the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Arrangers and the Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction (but this provision shall not limit, negate or impair in any way the obligations of any Loan Party or the Sponsor to all other Indemnitees).
As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Confidential Information Memorandum and other information supplied by the Loan Parties and the Sponsor, any Operative Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) the statements contained in the engagement or commitment letter delivered by any Arranger, Agent or Lender to the Borrower with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3A may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
B. To the extent permitted by applicable law, no Loan Party shall assert, and the Borrower (on its own behalf and on behalf of the other Loan Parties) hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower (on its own behalf and on behalf of the other Loan Parties) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
10.4 Set-Off; Security Interest in Deposit Accounts.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Borrower hereby further grants to the Collateral Agent and each Lender a security interest in all deposits and accounts (other than any trust accounts) maintained with the Collateral Agent or such Lender as security for the Obligations.

10.5 Ratable Sharing.
The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this subsection 10.5 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender), (y) the application of cash collateral provided for in the proviso in subsection 3.1A(v) or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, including pursuant to subsection 10.1I.
10.6 Amendments and Waivers.
A. Subject to the proviso clause of the second sentence of subsection 9.7, no amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or other Loan Documents (other than the Contract Consents), and no consent to any departure by the Loan Parties or the Sponsor therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (or the Co-Syndication Agents or the Administrative Agent only if this Agreement or such Loan Document expressly so provides); provided:
(i) that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower and each Lender that would be directly affected thereby, do any of the following: (a) reduce or forgive the principal of, or interest on, the Loans or any fees hereunder (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E); (b) unless expressly permitted by any Loan Document, permit any Loan Party or the Sponsor to assign or delegate any of its rights or Obligations under the Loan Documents; (c) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in “Pro Rata Share” and “Requisite Lenders” on substantially the same terms as the Term Loan Commitments and the Term Loans and the Revolving Loan Commitments and the Revolving Loans); (d) change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; (e) postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or any fees hereunder; (f) release any Lien granted in favor of the Collateral Agent, 25% or more in fair market value of the Collateral other than in accordance with the terms of the Loan Documents (it being understood that the granting of additional Liens on Collateral is not a release of a Lien on such Collateral); (g) release any Guarantor from its obligations under the Guaranty, other than in accordance with the terms of the Loan Documents; (h) change in any manner the provisions contained in subsections 9.1, 10.5, 10.6 or 2.4C(iii); or (i) change in any manner the provisions contained in subsection 4.1 or, in the case of any Credit Extension on the Initial Borrowing Date only, subsection 4.2; provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment, modification, termination or waiver described in clauses (c) and (i);
(ii) that subject to clause (i) above and clause (iii) below, no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrower and the Requisite Class Lenders of each Class, do any of the following: alter the required application of any repayments or prepayments as between Facilities pursuant to Section 2.4 without the consent of the Requisite Class Lenders of each Facility which is being allocated a lesser repayment or prepayment as a result thereof (provided, the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Facilities, of any portion of such prepayment which is still required to be made is not altered); or amend the definition of “Requisite Class Lenders” (provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date);
(iii) that any such amendment, modification, termination, waiver or consent which increases the amount of the Commitment for any Lender shall be effective only if evidenced by a writing signed by or on behalf of such Lender; and
(iv) that any release of Liens on Collateral granted to the Collateral Agent with respect to less than 25% in fair market value of the Collateral shall only require the consent of the Requisite Lenders and the Collateral Agent.

B. In addition, (i) except as set forth in subsection 10.6A(i), any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and the Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note except that to the extent such amendment, modification, termination or waiver would not otherwise require the consent of all Lenders, only the holder of such Note or Notes up to the amount constituting Requisite Lenders shall be required hereunder, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent, (iv) no amendment, modification, termination or waiver of any provision hereof relating to the Swing Line Loans shall be effective without the written concurrence of the Swing Line Lender, (v) no amendment, modification, termination or waiver of any provision hereof relating to the Multi-Use Sublimit shall be effective without the written concurrence of the Swing Line Lender and the Issuing Lenders, and (vi) no amendment, modification, termination or waiver of subsections 10.2 and 10.3 and this subsection 10.6 directly affecting any Arranger or Co-Syndication Agent shall be effective without the written concurrence of such Arranger or Co-Syndication Agent.
C. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower.
D. Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder requiring the consent of all Lenders and consented to by Lenders having or holding at least a majority of the sum of the aggregate Loans and unused Commitment of all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 10.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 10.1 and (ii) payment by the Borrower of the registration fee set forth in subsection 10.1B(i), if applicable), all such Lender’s interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans (or such lesser amount as agreed to by such Lender), accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to subsection 2.6D) from the assignee or the Borrower and (ii) such assignment (together with any other assignments pursuant to this subsection 10.6D or otherwise) will result in such amendment being approved.

10.7 Certain Matters Affecting Lenders.
(a) If (i) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (ii) any other gaming authority with jurisdiction over the gaming business of the Company shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrower shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders or any other Eligible Assignee (including an Affiliate of the Company that qualifies as an Eligible Assignee, and subject to the prohibition on voting rights established in the definition thereof) that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. The Borrower shall bear the costs and expenses of any Lender required by any Nevada Gaming Authority to file an application for a finding of suitability in connection with the investigation of an application by the Company for a license to operate a gaming establishment, in connection with such application for a finding of suitability.
(b) Notwithstanding the provisions of subsection 10.7(a) or any other provision hereof, if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrower fail to find a Substitute Lender pursuant to subsection 10.7(a) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.
10.8 Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.
10.9 Notices.
A. Notices Generally. Any notice or other communication herein required or permitted to be given to the Sponsor or a Loan Party, Collateral Agent, Administrative Agent or Lender, shall be sent to such Person’s address as set forth on Schedule 10.9 or in any other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.9 or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to a Loan Party or the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to subsection 9.2F hereto as designated by Administrative Agent from time to time.

B. Electronic Communications.
(i) Subject to subsection 10.20, notices and other communications to the Agents and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and secure Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii) Any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.

(iv) Each Loan Party, each Lender, the Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications in accordance with Administrative Agent’s customary document retention procedures and policies.
Any notice given under or in connection with any Loan Document must be in English or accompanied by an English translation. All other documents provided under or in connection with any Loan Document must be in English or, if not in English, and if so required by the relevant Agent, accompanied by a certified English translation and, in this case, except with respect to the Foreign Security Agreements, the English translation shall prevail unless the document is a constitutional, statutory or other official document.
10.10 Survival of Representations, Warranties and Agreements.
A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.
B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6D, 2.7, 3.6, 10.2, 10.3, 10.4, 10.18, 10.19 and 10.25 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.
10.11 Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
10.12 Marshalling; Payments Set Aside.
Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.13 Severability.
In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.14 Obligations Several; Independent Nature of Lenders’ Rights.
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments or representations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, subject to the fourth sentence of subsection 9.6 and it shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purpose.
10.15 Headings.
Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
10.16 Applicable Law.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
10.17 Successors and Assigns.
This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all Lenders.
10.18 Consent to Jurisdiction and Service of Process.
A. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN THE CONTRACT CONSENTS), OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.9 OR TO ITS AGENT FOR SERVICE OF PROCESS SET FORTH IN SUBSECTION 4.1A(x);
(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.
B. Each Loan Party hereby irrevocably appoints Corporate Services Company (the “Process Agent”), with an office on the date hereof at 80 State Street, Albany, NY 12207-2543, as its agent to receive on its behalf and on behalf of its Properties, service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. No less than five (5) Business Days prior to the expiration of any such appointment in respect of any Loan Party, the Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that such appointment has been renewed or extended. Service upon the Process Agent shall be deemed to be personal service on the Loan Parties and shall be legal and binding upon the Loan Parties for all purposes notwithstanding any failure to mail copies of such legal process to the Loan Parties, or any failure on the part of the Loan Parties to receive the same. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law or any right to bring legal action or proceedings in any other competent jurisdiction, including judicial or non judicial foreclosure of real property interests which are part of the Collateral. The Loan Parties further agree that the aforesaid courts of the State of New York and of the United States of America for the Southern District of New York shall have exclusive jurisdiction with respect to any claim or counterclaim of the Loan Parties based upon the assertion that the rate of interest charged by or under this Agreement or under the other Loan Documents is usurious. To the extent permitted by applicable law, the Loan Parties further irrevocably agree to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Loan Parties at the addresses referenced in subsection 10.9, such service to be effective upon the date indicated on the postal receipt returned from the Loan Parties.
10.19 Waiver of Jury Trial.
EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
10.20 Confidentiality.
Each Agent (which term shall for the purposes of this subsection 10.20 include the Arrangers), and each Lender (which term shall for the purposes of this subsection 10.20 include the Issuing Lender) shall hold all non-public information regarding Borrower and its Affiliates and their businesses and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make

(i) disclosures of such information to other Lenders, each Agent, the other Loan Parties and the Sponsor, (ii) disclosures of such information to Affiliates of such Lender to its head office and other branches of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this subsection 10.20), (iii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this subsection 10.20 or other confidentiality provisions at least as restrictive as this subsection 10.20), (iv) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties or the Sponsor and their respective Affiliates received by such rating agency from any Agent or any Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, to the extent permitted by applicable law or court order, each Lender and each Agent shall notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. This subsection 10.20 shall supersede all previous agreements between the parties hereto relating to the confidentiality of information.
10.21 Usury Savings Clause.
Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.22 Counterparts; Effectiveness.
This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective as of the date hereof.
10.23 USA Patriot Act.
Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
10.24 Electronic Execution of Assignments.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.25 Judgment Currency.
The obligations of the Borrower hereunder and under the other Loan Documents to make payments in Dollars, in Patacas or in HK Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower, any other Loan Party or the Sponsor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the equivalent in such Obligation Currency of such amount (determined by the Administrative Agent pursuant to Section 1.4 using the applicable Exchange Rate with respect to such Obligation Currency), in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
10.26 English.
The English language shall be the only official and recognized language of this Agreement. If for any reason a translation of this Agreement is required, such translation shall in the event of any dispute be secondary to the original English version which shall take precedence.
10.27 Gaming Authorities.
The Arrangers, the Administrative Agent and each Lender agree to cooperate with the Macau Gaming Authority and any other applicable gaming authorities in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by the Macau Gaming Authority or any other gaming authority relating to the Arrangers, the Administrative Agent or any of the Lenders, or the Borrower or any of its Subsidiaries, or to the Loan Documents. Notwithstanding any other provision of the Agreement, the Borrower expressly authorizes each Agent and Lender to cooperate with the Macau Gaming Authority and such other gaming authorities as described above.

10.28 No Fiduciary Duty.
Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties or the Sponsor, their stockholders and/or their affiliates. The Borrower (on its own behalf and on behalf of the other Loan Parties) agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its stockholders or its affiliates, on the other. The Borrower (on its own behalf and on behalf of the other Loan Parties) acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. The Borrower (on its own behalf and on behalf of the other Loan Parties) acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower (on its own behalf and on behalf of the other Loan Parties) agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: VENETIAN ORIENT LIMITED
By:	/s/ Steven Craig Jacobs
	Name:	Steven Craig Jacobs
	Title:	Director

Notice Address:

The Venetian Macao Resort Hotel Executive Offices — L2 Estrada da Baía de N. Senhora da Esperança, s/n Taipa, Macau

Attention:	Luis Mesquita de Melo
Executive VP, General Counsel
Sands China Ltd.
Telephone:	(853) 8118-2588
Facsimile:	(853) 2888-3381

With a copy to:

Las Vegas Sands Corp. 3355 Las Vegas Boulevard South Las Vegas, NV 89109 Attn: General Counsel and Chief Financial Officer

Attention:	Gayle Hyman
Telephone:	(702) 733-5322
Facsimile:	(702) 733-5088

LENDERS: THE BANK OF NOVA SCOTIA, as Administrative Agent
By:	/s/ Annabella Guo
	Name:	Annabella Guo
	Title:	Director

Notice Address:

The Bank of Nova Scotia, San Francisco Representative Office 580 California Street, 21st Floor San Francisco, CA 94104

Attention:	Alan Pendergast
Telephone:	(415) 986-1100
Facsimile:	(415) 397-0791

With a copy to:

The Bank of Nova Scotia c/o GWS Loan Operations 720 King Street West, 2nd Floor Toronto, Ontario Canada M5V 2T3

Attention:	U.S. Agency Loan Operations
Facsimile:	(416) 350-5159

2

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender, an Arranger and a Co-Syndication Agent
By:	/s/ Eric Greenberg
	Name:	Eric Greenberg
	Title:	Managing Director

Notice Address:

Goldman Sachs Lending Partners LLC c/o Goldman, Sachs & Co. 200 West Street New York, New York 10004

Attention:	Elizabeth Fischer
Telephone:	(212) 902-1021
Facsimile:	(212) 902-3000

3

BNP PARIBAS, HONG KONG BRANCH, as a Lender, an Arranger and a Co-Syndication Agent
By:	/s/ Mary Hse
	Name:	Mary Hse
	Title:	Managing Director, Senior Banker, Coverage

By:	/s/ Didier Leblanc
	Name:	Didier Leblanc
	Title:	Head of Loan Syndication, Asia Pacific & Japan, Structured Finance

Notice Address:

BNP Paribas, Hong Kong Branch 63/F, Two International Finance Centre 8 Finance Street Central, Hong Kong

Attention:	Mary Hse / Joshua Lau
Telephone:	(852) 2909 8717 / (852) 2909 8722
Facsimile:	(852) 2970 0296

4

CITIGROUP GLOBAL MARKETS ASIA LIMITED, as an Arranger and a Co-Syndication Agent
By:	/s/ Benjamin Ng
	Name:	Benjamin Ng
	Title:	Managing Director

Notice Address:

Citigroup Global Markets Asia Limited 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

CITIBANK, N.A., HONG KONG BRANCH, as an Arranger and a Co-Syndication Agent
By:	/s/ Stephen K.K. Li
	Name:	Stephen K.K. Li
	Title:	Managing Director

Notice Address:

Citibank, N.A. Hong Kong Branch 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

CITIGROUP GLOBAL MARKETS ASIA LIMITED, as an Arranger and a Co-Syndication Agent
By:	/s/ Benjamin Ng
	Name:	Benjamin Ng
	Title:	Managing Director

Notice Address:

Citigroup Global Markets Asia Limited 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

CITIBANK, N.A., HONG KONG BRANCH, as an Arranger and a Co-Syndication Agent
By:	/s/ Stephen K.K. Li
	Name:	Stephen K.K. Li
	Title:	Managing Director

Notice Address:

Citibank, N.A. Hong Kong Branch 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

2

CITICORP FINANCIAL SERVICES LIMITED, as a Lender, an Arranger and a Co-Syndication gent
By:	/s/ Benjamin Ng
	Name:	Benjamin Ng
	Title:	Managing Director

Notice Address:

Citigroup Global Markets Asia Limited 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

CITIBANK, N.A., as a Lender
By:	/s/ Benjamin Ng
	Name:	Benjamin Ng
	Title:	Managing Director

Notice Address:

c/o Citibank, N.A. Hong Kong Branch 50th Floor, Citibank Tower Citibank Plaza, 3 Garden Road Central, Hong Kong

Attention:	William Chu / Ken Tsui
Telephone:	(852) 2868 8005 / (852) 2868 6339
Facsimile:	(852) 2868 6355 / (852) 2868 6355

3

UBS AG HONG KONG BRANCH, as an Arranger and a Co-Syndication Agent
By:	/s/ Bryan Liew
	Name:	Bryan Liew
	Title:	Executive Director

By:	/s/ Frances Wong
	Name:	Frances Wong
	Title:	Managing Director

Notice Address:

UBS AG Hong Kong Branch c/o UBS AG, Singapore Branch 5 Temasek Boulevard #18-00 Suntec Tower 5 Singapore 038985

Attention:	Banking Products Services
Joanna Cheong / Seah Poh Kwang
Telephone:	+65 6495-5617 / +65 6495-5616
Facsimile:	+65 6495-8609

UBS AG, SINGAPORE BRANCH, as a Lender
By:	/s/ Bryan Liew
	Name:	Bryan Liew
	Title:	Executive Director

By:	/s/ Frances Wong
	Name:	Frances Wong
	Title:	Managing Director

Notice Address:

UBS AG, Singapore Branch 5 Temasek Boulevard #18-00 Suntec Tower 5 Singapore 038985

Attention:	Banking Products Services
Joanna Cheong / Seah Poh Kwang
Telephone:	+65 6495-5617 / +65 6495-5616
Facsimile:	+65 6495-8609

BARCLAYS CAPITAL, as an Arranger and a Co-Syndication Agent
By:	/s/ Robin J Gibbons
	Name:	Robin J Gibbons
	Title:	Authorised Signatory

Notice Address:

Barclays Capital 42nd Floor, Citibank Tower 3 Garden Road Central, Hong Kong

Attention:	Robin J Gibbons / Dora Lee / Amy Wong
Telephone:	+852 2903 2345/ +852 2903 2347/ +852 2903 2766
Facsimile:	+852 2903 2799

BARCLAYS BANK PLC, as a Lender
By:	/s/ Robin J Gibbons
	Name:	Robin J Gibbons
	Title:	Authorised Signatory

Notice Address:

Barclays Bank PLC 1 Royal Mint Court London EC3N 4HH, United Kingdom

Attention:	Aloysius Lai/ Tracy Stratford
Telephone:	+44 203 134 7486/ +44 203 134 6866
Facsimile:	+44 207 516 3868/ +44 207 516 3869

cc Barclays Bank PLC, Hong Kong 42nd Floor, Citibank Tower 3 Garden Road Central, Hong Kong

Attention:	Robin J Gibbons/ Dora Lee/ Amy Wong
Telephone:	+852 2903 2345/ +852 2903 2347/ +852 2903 2766
Facsimile:	+852 2903 2799

2

BANK OF CHINA LIMITED, MACAU BRANCH, as a Lender and an Arranger
By:	/s/ Wu Jian Feng
	Name:	Wu Jian Feng
	Title:	Deputy General Manager

Notice Address:

Bank of China Limited, Macau Branch 13/F Bank of China Building Avenida Doutor Mario Soares Macau

Attention:	Mr. Sio Hong Leong/ Ms. Sio Keng Kuan
Telephone:	+853 879 21695/ +853 879 21646
Facsimile:	+853 879 21659

With a copy to:

Bank of China Limited, Macau Branch 17/F Bank of China Building Avenida Doutor Mario Soares Macau

Attention:	Mr. James Wong/ Ms. Wendy Sun
Telephone:	+853 879 21639/ +853 879 21623
Facsimile:	+853 879 21677

3

INDUSTRIAL AND COMMERCIAL BANK OF CHINA (MACAU) LIMITED, as a Lender and an Arranger

By:	/s/ Patrick Cheng Name: Patrick Cheng	/s/ David Chan David Chan
	Title: Deputy CEO	DGM

Notice Address:

Industrial and Commercial Bank of China (Macau) Limited Credit Management Department 18/F, Macau Landmark 555 Avenida de Amizade Macau

Attention:	Carol Lei (for Credit Matters)
Telephone:	+853 83982421
Facsimile:	+853 83982160

Attention:	David Chan/ Linda Chan (for Loan Admin. Matters)
Telephone:	+853 83982222/ +853 83982452
Facsimile:	+853 83982220

4

BANCO NACIONAL ULTRAMARINO, S.A., as a Lender and an Arranger
By:	/s/ Sam Tou /s/ Artur Santos
	Name:	Sam Tou/Artur Santos
	Title:	General Manager/Deputy Chief Executive Officer

Notice Address:

Banco Nacional Ultramarino, S.A. Avenida Almeida Ribeiro, 22 Macau

Attention:	Mr. Sam Tou/Mr. Vitor Rosário/Ms. Violet Choi
Telephone:	+853.83989188/+853.83989106/+853.83989134
Facsimile:	+853 28356867

DBS BANK LTD., as a Lender and an Arranger
By:	/s/ Edward Chan
	Name:	Edward Chan
Title:

By:	/s/ Mildred Seow Siok Eng
	Name:	Mildred Seow Siok Eng
	Title:	Senior Vice President

Notice Address:

DBS Bank Ltd. 6 Shenton Way, #42-00 DBS Building Tower One Singapore 068809

Attention:	Max Lim / Wee Kim Mei
Telephone:	+65 6878 6490 / +65 6878 8773
Facsimile:	+65 6324 4127

OVERSEA-CHINESE BANKING CORPORATION LIMITED, as a Lender and an Arranger
By:	/s/ Tan Lay Hoon
	Name:	Tan Lay Hoon
	Title:	Head Capital Markets OCBC Bank

Notice Address:

Oversea-Chinese Banking Corporation Limited 65 Chulia Street #10-00 OCBC Centre Singapore 049513

Attention:	Yeo Hwee Choo / Richard Lim
Telephone:	+65 6530 7644 / +65 6530 7666
Facsimile:	+65 6532 2623

2

TAI FUNG BANK LIMITED, as a Lender,
By:	/s/ Chui Kai Cheong; /s/ Lou Kit I
	Name:	Chui Kai Cheong; Lou Kit I
	Title:	Director & Vice President; Deputy General Manager

Notice Address:

Tai Fung Bank Limited 418 Alameda Dr. Carlos d’ Assumpcao Macau

Attention:	Mr. Ivan Lam / Ms. Rosanna Lou
Telephone:	+853 8797 0383 / +853 8797 0382
Facsimile:	+853 2875 2716

BANK OF COMMUNICATIONS CO., LTD., MACAU BRANCH as a Lender,
By:	/s/ Cheng Man Wang
	Name:	Cheng Man Wang
	Title:	Deputy General Manager

Notice Address:

Bank of Communications Co., Ltd. Macau Branch Room 1603-1608 16/F, AIA Tower, 251A-301 Avenida Commercial de Macau Macau

Attention:	Credit Management Department
Telephone:	(853) 8898 8210, 8898 8211
Facsimile:	(853) 2828 6686, 2828 6636

2

BANCO COMERCIAL PORTUGUÊS, S.A., MACAU BRANCH as a Lender,
By:	/s/ José João Barreiros Pãosinho
	Name:	José João Barreiros Pãosinho
	Title:	General Manager

Notice Address:

Banco Comercial Português, S.A. Macau Branch Avenida de Praia Grande No. 594, Edf. BCM, 12° Andar Macau

Attention:	A. Lau/ Helena Silva
Telephone:	+853 2878 6769
Facsimile:	+853 2878 6772

3

STATE BANK OF INDIA, HONG KONG BRANCH, as a Lender,
By:	/s/ K. Sridhar
	Name:	K. Sridhar
	Title:	Vice President (Syndication & Investments)

Notice Address:

State Bank of India, Hong Kong Branch 15th Floor, Central Tower 28 Queen’s Road Central, Hong Kong

Attention:	K. Sridhar / Arunava Basak
Telephone:	(852) 2521 6107 / (852) 2524 3004
Facsimile:	(852) 2868 1966

4

CHINA CONSTRUCTION BANK (MACAU) COPORATION LIMITED, as a Lender,
By:	/s/ Kenneth Cheong /s/ Rosita Lei
	Name:	Kenneth Cheong / Rosita Lei
	Title:	Managing Director / Vice President

Notice Address:

China Construction Bank (Macau) Corporation Limited No. 61, Avenida de Almeida Ribeiro Central Palaza, 20/F Macau

Attention:	1) Michael Choi 2) Berta Rodrigues
3) Joanne Tam 4) Rosita Lei
Telephone:	(853) 8895 5218 (853) 8895 5217
(853) 8895 5226 (853) 8895 5525
Facsimile:	(853) 8895 5234

5

WING LUNG BANK LTD., as a Lender,
By:	/s/ Ivan Chan
	Name:	Mr. Ivan Chan
	Title:	Head of Corporate Banking Department

By:	/s/ Virginia Eng
	Name:	Ms Virginia Eng
	Title:	Head of Hong Kong Corporates

Notice Address:

if related to credit matter: Wing Lung Bank Limited 16/F, Corporation Banking Dept. Wing Lung Bank Building 45 Des Voeux Rd Central, Hong Kong

Attention:	Ms. Virginia Eng / Mr. Frankie Poon
Telephone:	+852 2826 8304 / +852 2952 8867
Facsimile:	+852 2868 4786

if related to drawdown and facility administration matter:

Wing Lung Bank Limited Loans Operation Centre Room 1603, Bank Centre 636 Nathan Rd, Kowloon

Attention:	Mr. H.K. Chui / Ms. W.W. Yeung
Telephone:	+852 3518 5700 / +852 3518 5706
Facsimile:	+852 2868 2726

6